Form 10-K, Exhibit 13
period 1995-03-31
EAGLE BANCSHARES INC
filed 1995-06-29
CIK 783604

                                                                      EXHIBIT 13
________________________________________________________________________________

EAGLE BANCSHARES, INC.
1995 ANNUAL REPORT
________________________________________________________________________________


                               Table of Contents

Corporate Profile . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Management's Discussion and Analysis of
                 Consolidated Financial Condition and Results of Operations . . . . . . . . . . . . . . . . . . . . . . 3
         Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Segment Discussion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Comparison of Fiscal Years ended March 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Analysis of Earnings Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         The Provision for Loan Losses and Asset Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Other Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Income Tax Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Investment Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Real Estate Held for Development and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Deposits and Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Comparison of Fiscal Years ended March 31, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Comparison of Fiscal Years ended March 31, 1993 and 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Impact of Inflation and Changing Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Common Stock Prices and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Selected Quarterly Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Consolidated Financial Statements as of March 31, 1995, 1994
                 and 1993 together with Auditors's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


Form 10-K

A copy of Form 10-K, including financial statement schedules, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to:

Secretary
Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia 30084

________________________________________________________________________________

CORPORATE PROFILE
________________________________________________________________________________

Eagle Bancshares, Inc. ("Eagle", "Eagle Bancshares" or the "Company"), a unitary savings and loan holding company, was formed as a Georgia corporation in September 1985 to acquire 100% of the common stock of Tucker Federal Savings and Loan Association ("Tucker", "Tucker Federal", or the "Association").

         Tucker Federal is a federally chartered stock savings and loan association, which converted from mutual to stock form in March 1986. Tucker Federal was organized in 1956 and is headquartered in Tucker, Georgia. Its deposits are federally insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Tucker Federal has branch locations in Dekalb, Fulton, Cherokee and Gwinnett Counties, Georgia.

         Eagle Bancshares is primarily engaged in two interrelated businesses: mortgage banking and retail banking. This consists of taking deposits from the general public and making loans secured by first mortgage liens on residential and other real estate and consumer loans and commercial leases. In July 1989, Eagle Service Corporation, a wholly owned subsidiary of the Association, began originating and selling single family first mortgage loans as Atlanta Mortgage Services. In November 1992, Tucker Federal acquired the Prime Lending mortgage banking operations in Augusta, Savannah and Warner Robins, Georgia, and North Augusta, South Carolina.

         Eagle Real Estate Advisors, a wholly owned subsidiary of the Company, was formed in October 1991 as a real estate services subsidiary. Eagle Real Estate Advisors performs third party real estate brokerage and development activities and assists Tucker Federal and Eagle Bancshares in its real estate acquisition an disposition activities.

            ------------------------------------------------------------------------------
            SELECTED CONSOLIDATED FINANCIAL DATA
            ------------------------------------------------------------------------------
            (dollars in thousands except per share data)

                                                     Year Ending March 31,
            ------------------------------------------------------------------------------
                                             1995       1994      1993      1992      1991
            ------------------------------------------------------------------------------
            Net interest income          $ 16,711   $ 14,997  $ 12,200   $ 7,793   $ 5,819
            Provision for loan
              losses                          643      1,000       630       398       446
            Other income                    6,347      9,250     5,794     1,866     1,914
            Other expense                  16,035     14,740    11,026     6,833     6,214
            Income after tax                4,101      5,318     4,069     1,638       778
            Net income                      4,101      5,211     4,069     1,638       778
            ------------------------------------------------------------------------------

            PER SHARE DATA:
            Income after tax-
              primary(1)                 $   2.68   $   3.48  $   2.76   $  1.07  $   0.50
            Income after tax-fully
              diluted(1)                     2.68       3.47      2.76      1.07      0.50
            Net income-primary(2)            2.68       3.41      2.76      1.07      0.50
            Net income-fully
              diluted                        2.68       3.40      2.76      1.07      0.50
            Dividends                         .94        .62       .40       .10        NA
            Book value                      21.79      20.40     17.52     15.11     13.88
            ------------------------------------------------------------------------------

            FINANCIAL RATIOS (%)
            Net interest margin-
              taxable equivalent             4.79       4.80      4.12      2.80      2.12
            Return on average
              assets(1)                      1.08       1.62      1.32       .57       .27
            Return on average
              equity(1)                     12.71      18.76     16.68      7.46      3.68
            Equity to assets                 7.35       9.62      8.03      7.41      7.72
            Dividend payout                 35.07      18.18     14.49      9.35        NA
            ------------------------------------------------------------------------------

            ASSET QUALITY RATIOS (%)
            Non-performing assets/
              Total assets                   0.27       0.46      1.30      1.60      1.82
            Reserve for loan
              losses/
              Net loans plus
              reserves                       0.96       1.36      1.13      0.51      0.48
            Reserve for loan
              losses/
              Non-performing assets        276.03     229.70     57.70     18.45     15.00
            ------------------------------------------------------------------------------

            MARKET PRICE:
            High                         $ 26 1/2   $ 24 3/4  $ 18 1/2   $     9  $  7 1/4
            Low                            19 1/2     15 3/4     8             6     3 3/4
            ------------------------------------------------------------------------------

            AT MARCH 31,
            Total assets                 $457,317   $320,385  $321,597   $302,17  $279,860
            Loans, net(3)                 345,126    243,367   213,577   172,449   157,744
            Reserve for loan losses         3,362      3,349     2,420       892       763
            Non-performing assets           1,218      1,458     4,194     4,834     5,087
            Deposits                      286,315    244,297   228,633   219,825   206,132
            Borrowings                    119,953     30,750    47,500    55,992    48,694
            Shareholders' equity           33,636     30,832    25,823    22,376    21,604
            ------------------------------------------------------------------------------

            (1) Before extraordinary item and cumulative effect of accounting change.

            (2) Weighted average shares of common stock outstanding include dilutive effects for fiscal 1994 only.

            (3)  Includes loans receivable held for sale.

- --------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION

AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND

RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------
OVERVIEW

                  Eagle Bancshares, Inc.'s principal subsidiary, Tucker Federal Savings and Loan Association, is the largest thrift in the metropolitan Atlanta area and the third largest in Georgia in terms of asset size. Eagle Bancshares also has a wholly owned subsidiary, Eagle Real Estate Advisors, which provides third party real estate brokerage and development expertise.
                        Net income for fiscal 1995 was $4,101,000 versus
                  $5,211,000 for fiscal 1994, a decrease of 21 percent. This decrease is largely due to declining fees earned from mortgage banking operations and fewer gains on the sale of mortgage-backed securities. Earnings per share declined from $3.41 For the year ending March 31, 1994, to $2.68 For the year ending March 31, 1995. The Company achieved a return on average assets of 1.08 Percent for fiscal 1995 versus 1.62 Percent for fiscal 1994. Return on average equity was 12.71 Percent for fiscal 1995 versus 18.76 Percent for fiscal 1994.
                        The Board of Directors increased quarterly dividends
                  from $.22 Per share for the first quarter to $.25 Per share for the fourth quarter. Although this increase occurred during a year of declining earnings, management believes that the current 35 percent dividend payout ratio provides significant protection for this level of dividends in the future.
                        As a result of rising interest rates during fiscal
                  1995, the Company experienced a significant decline in mortgage banking activities in all of its markets. Management introduced alternate strategies to increase core earnings. These strategies included increasing assets by retaining permanent adjustable rate mortgages, maintaining steady construction and lease originations and investing in three real estate developments. In addition, during the year, as mortgage origination activity declined, management initiated two reductions in force in the mortgage banking segment.
                        The Company's total assets grew 43 percent from $320
                  million at March 31, 1994, to $457 million at March 31, 1995. This asset growth was accomplished primarily by electing to retain $83 million of adjustable rate mortgages for our portfolio. This growth was funded with additional advances from the Federal Home Loan Bank

- --------------------------------------------------------------------------------
                   ("FHLB") and deposits. During the year, deposits grew 17
                  percent from $244 million at March 31, 1994, to $286 million at March 31, 1995. Over the same period, the Company increased its advances from the Federal Home Loan Bank $86 million from $31 million at March 31, 1994, to $117 million at March 31, 1995. The balance of the asset growth was funded with the increase in shareholders' equity which grew from $31 million at March 31, 1994, to $34 million at March 31, 1995.
                        The result of these strategic actions was to increase
                  net interest income which somewhat mitigated the decline in mortgage banking fees. Net interest income grew from $14,997,000 in 1994 to $16,711,000 in 1995. The Company's net
                  interest margin remained virtually unchanged at 4.79 Percent; however, management expects the net interest margin to decline throughout fiscal 1996.
                        At March 31, 1995, non-performing assets represented
                  .27 Percent of total assets versus .46 Percent for the year ending March 31, 1994. At the same time, the reserve for loan losses stayed at $3.3 million which represented 276 percent of non-performing assets. At March 31, 1994, the reserve for loan losses stood at $3.3 million which represented 230 percent of non-performing assets.
                        Non-interest income declined $2.9 million from
                  $9,250,000 for fiscal 1994 to $6,347,000 for fiscal 1995.
                  This decline was primarily caused by the $2.9 million decline in mortgage production fees which fell from $6,100,000 in fiscal 1994 to $3,236,000 in fiscal 1995. These fees declined as a result of lower origination volume as well as intensified competition for mortgage originations.
                        Other expenses increased 8.8 Percent from $14,740,000
                  to $16,035,000. The increased expenses occurred across all categories including salaries and employee benefits, occupancy, data processing expenses and federal insurance premiums. The only declining category in other expenses was Tucker's provision for losses on real estate owned which was $136,000 in fiscal 1994 and $10,000 in fiscal 1995.
                        The ratio of shareholders' equity to total assets fell
                  from 9.62 Percent at March 31, 1994, to 7.35 Percent at March 31, 1995. This leveraging was necessary to maintain earnings levels by increasing. Net interest income. The level of excess risk based capital at Tucker also decreased from $12.5 million at fiscal year end 1994 to $7.9 million at fiscal year end 1995. This decline is attributable to growth in assets and dividends of $3.3 million paid to eagle which were invested in real estate held for development and sale. Management believes the $6.6 million of investments in real estate held for development and sale will exceed return on equity criteria and will have a positive impact on the earnings of the company in the future.

- --------------------------------------------------------------------------------

SEGMENT DISCUSSION
                                  Eagle has identified two lines of business
                          for the purposes of management reporting. These reports are compiled using management's best judgment to allocate revenues and expenses, and consequently this process is dynamic and subjective. The Company includes construction lending activities and the origination and sale of first mortgage loans in the mortgage banking segment. The cost of funds assigned to this segment is based on the average outstanding loan balance for the period at a rate based upon the Association's weighted average cost of funds adjusted for the risk associated with each type of loan. The retail banking segment retains loans for its portfolio and funds these loans through deposits and borrowings from the FHLB. The retail banking segment has shown significant growth during the year by retaining adjustable rate first mortgage loans in the portfolio.


RETAIL BANKING ACTIVITIES

                                  The retail banking group sells and services a
                          complete line of retail financial products for consumers and small businesses. This segment currently operates nine branch locations. Additionally, this segment includes management of all checking and item processing activities. In order to expand its retail franchise, the Company is currently nearing completion of a new branch location in Cherokee County, Georgia, called Towne Lake. Net income for this group increased substantially from $2.7 million for the year ending 1994 to $4.7 million for the year ending 1995. The identifiable assets associated with this segment also increased 57 percent from $287 million to $450 million. Capital expenditures of $2.3 million are allocated to this segment primarily for construction of the Association's new branch at Towne Lake in Cherokee County, Georgia, and investments in technology. Increased revenues of this area are a result of adding adjustable rate loans to the portfolio. This resulted in a return on average assets for the year of 1.27 percent for the Association's retail banking activities.

                           Line of Business Analysis
                          Net Income - Retail Banking
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits net income for the retail banking
                           segment for the previous three years.)

- --------------------------------------------------------------------------------

                           Line of Business Analysis
                            Assets - Retail Banking
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits assets for the retail banking
                           segment for the previous three years.)

                                  The Association competes for deposits with
                          many financial institutions that are larger and have greater financial resources. We attempt to identify specific needs of the target markets and design financial products and services to fill those needs. Currently, we offer a wide variety of insured savings programs and non-insured investment products. We provide a level of personal service to each customer that is not available in larger national financial institutions. Management believes the service we provide to our customers can provide a platform for the sale of a variety of services.

MORTGAGE BANKING SEGMENT - PRIMEEAGLE MORTGAGE

                           Line of Business Analysis
                        Net Income - PrimeEagle Mortgage
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits net income for the mortgage
                           banking segment for the previous three years.)


                                  Effective April 1, 1995, management formed a
                          new operating subsidiary, PrimeEagle Mortgage ("PrimeEagle") and consolidated all of the Association's real estate lending activities into this business unit. This division generates revenues by originating construction loans, permanent mortgage loans and Small Business Administration ("SBA") loans and then selling the permanent mortgage and SBA loans to investors. PrimeEagle originates single family mortgage loans from its thirteen retail mortgage origination offices in Atlanta, Augusta, Hinesville, Savannah, Warner Robins and Stockbridge, Georgia; Aiken, Columbia, North Augusta and Sumter, South Carolina; Chattanooga, Tennessee; and Jacksonville and St. Augustine, Florida.
                                  PrimeEagle's geographic expansion continues
                          to focus on emerging markets in the Southeast. Equally important, however, is finding experienced managers and highly trained staff to provide local market knowledge and superior customer service.

- --------------------------------------------------------------------------------

                           Line of Business Analysis
                          Assets - PrimeEagle Mortgage
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits assets for the mortgage banking
                           segment for the previous three years.)

                                  The Company provides construction financing
                          in each of its markets and obtains significant benefits by coordinating the efforts of our construction lending and permanent lending operations. Construction loans, which are generally floating rate and short-term, generate increased earnings in a rising interest rate market. For this reason the profitability of our construction financing activities increased significantly over the year. The Company's permanent mortgage products are primarily used for purchasing and refinancing single family homes. Non-interest revenues are also earned as a result of the Company's construction lending activities.
                                  Net income in this segment decreased 26
                          percent from $2.9 million in 1994 to $2.1 million in 1995. Identifiable assets increased 20 percent from $99 million at year end 1994 to $118 million at year end 1995. This produced a return on average assets for PrimeEagle Mortgage of 1.9 percent in fiscal 1995. Within this segment, however, net income generated from construction lending has increased while net income from traditional mortgage banking activities has decreased significantly. The decrease in mortgage banking income was a result of higher interest rates which effected the volume of mortgage originations in the Company's market areas. Additionally, as refinance activities declined the Company experienced significant competition and a resulting squeeze on its origination margin.
                                  PrimeEagle Mortgage also generates revenues
                          through fees for various services including loan application and origination as well as through the gain or loss on sale of loans to third parties and from the sale of mortgage servicing rights. Service release premiums are the largest component of mortgage production fees. Fluctuations in the value of servicing rights impact management's decision to retain or sell servicing. During fiscal 1995, the Company sold substantially all of its permanent loans on a servicing released basis.

- --------------------------------------------------------------------------------

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1995 AND 1994

ANALYSIS OF EARNINGS PERFORMANCE
                                  The Company's net income for its year ending
                          March 31, 1995, of $4,101,000 was $1.1 million below net income for 1994 of $5,211,000. Management consciously increased asset size and grew the Company to increase net interest income in order to make up for the decline in mortgage banking revenues. Net interest income is the largest component of net income and managing interest rate risk is fundamental to the banking industry. Tucker manages the inherently different maturity and re-pricing characteristics of its loans and deposits to achieve a desired interest rate sensitivity position and to limit the Company's exposure to interest rate risk. The Asset and Liability Committee ("ALCO") has primary responsibility for this. ALCO meets regularly to review interest rate sensitivity and liquidity positions of the Association. Funding positions are kept within predetermined limits designed to insure that the interest rate risk of the Association is properly managed.
                                  Management utilizes a simulation model to
                          measure interest rate risk and manage its exposure to interest rate risk. Mortgage-backed securities and fixed rate real estate loans are managed based upon estimated prepayment speeds for these categories, rather than contractual maturity. During periods when market rates generally rise, the Association experiences a widening net interest margin. In the case of falling interest rates, the Company experiences pressure on its net interest margin as the rates of interest earned on loans and investment assets tend to fall at a quicker pace than the rates paid on Tucker's deposits.

NET INTEREST INCOME

                              Net Interest Spread

                                    [GRAPH]

                          (The graph exhibits the Company's net interest spread
                           for the previous five years.)

                                  Net interest income is the difference between
                          interest income and interest expense. Eagle's net interest income was $16,711,000 for the year ending March 31, 1995, versus $14,997,000 for the year ending March 31, 1994. The primary reason for the increase in net interest income was the growth in the Company's loan portfolio.
                                  Two key ratios in the banking industry are
                          the spread (the difference between the yield on earning assets and the rate paid on interest bearing liabilities) and the net interest margin (net interest income as a percent of average total earning assets). The net interest margin remained stable during 1995 at 4.79 percent compared to 4.80

- --------------------------------------------------------------------------------

                          percent for 1994. The net interest spread also remained constant at 4.46 percent during 1995 compared to 4.43 percent during 1994. This was accomplished because the overall interest earned on interest earning assets increased 30 basis points from 8.81 percent during 1994 to 9.11 percent during 1995. Additionally, the cost of interest bearing liabilities increased 27 basis points from 4.38 percent during 1994 to 4.65 percent during 1995.
                                  The overall yield increased primarily because
                          the Company has a significant investment in construction loans tied to the prime rate of interest. The prime rate increased six times throughout the year. In addition, during the year the Company invested in securities which on a tax equivalent basis yield approximately 10.34 percent.
                                  The Association's cost of deposits increased
                          14 basis points from 4.20 percent during 1994, to
                          4.34 percent during 1995. A significant portion of the Association's growth was funded through advances from the Federal Home Loan Bank. Over fiscal 1995, the cost of advances increased from 5.23 percent during 1994 to 5.87 percent during 1995. During the fourth quarter, the Company began to experience pressure on the net interest margin as the cost of interest bearing liabilities increased. Management anticipates that the Company will continue to experience pressure on borrowing rates into the future and the net interest margin in fiscal 1996 is expected to continue to decline.

THE PROVISION FOR LOAN LOSSES AND ASSET QUALITY

                     -----------------------------------------------
                                 Provision for Loan Losses
                                        ($ in 000's)
                                              1993     1994     1995
                     -----------------------------------------------
                     Provision for Loan
                      Losses                $  630   $1,000   $  643
                     Net Charge-Offs          (630)     (71)    (630)
                     Reserve at Year End     2,420    3,349    3,362
                     -----------------------------------------------


                                  The Company decreased its provision for loan
                          losses from $1 million for fiscal 1994 to $643 thousand for fiscal 1995. This decrease was the result of management's continuing evaluation of the inherent risks in the Company's existing loan portfolio.
                                  The Association's policy is to maintain
                          reserves for loan losses at a level believed by management to be adequate to absorb potential losses. Management and the Association's Asset Classification Committee,

                            Reserve for Loan Losses
                               and Problem Assets
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the relationship between the
                           reserve for loan losses and problem assets for the previous five years.)

- --------------------------------------------------------------------------------

                          along with internal auditors and regulators, closely monitor total exposure to each market area and type of loan in determining the appropriate concentration of lending. Management considers numerous factors in determining the provision for loan losses including the estimated value of underlying collateral, the nature and volume of the portfolio, loan concentrations, specific loan problems, economic conditions that may affect the borrowers ability to repay and such other factors as, in management's judgment, deserve recognition under existing conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies require the Company to recognize additions to the reserve based on judgments with regard to information available to them at the time of their examination. Management is not aware of any loans classified for regulatory purposes as loss, doubtful or substandard that has not been disclosed which 1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrower to comply with the loan repayment terms.


                                 Problem Assets
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the composition of problem assets
                           for the previous five years.)


                                  Total problem assets which include
                          non-accrual loans, loans classified by the Asset Classification Committee and real estate owned increased from $1,458,000 at March 31, 1994, to $2,172,000 at March 31, 1995. At March 31, 1995, the
                          Association had non-accrual loans of $603,000 versus $787,000 at March 31, 1994. Interest income not recognized on these loans amounted to $40,000 during 1995, and $26,000 during 1994. Approximately 75 percent of all non-accrual loans were first mortgages on single family residential real estate. In addition, at March 31, 1995, Tucker's Asset Classification Committee classified $954,000 of loans as potential problem loans. At March 31, 1994, Tucker had no loans classified as potential problems. Real estate owned decreased to $615,000 at March 31, 1995, from $671,000 at March 31, 1994. Total problem assets as a percent of total assets have remained stable at .47 percent when compared to the prior year of .46 percent. The five year trend of total problem assets to total assets shown by the graph above exhibits the progress management has made in reducing problem assets. This decrease has been accomplished in a time of significant asset growth.

- --------------------------------------------------------------------------------

                       Loans Sold in the Secondary Market
                          and Mortgage Production Fees
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the relationship between loans
                           sold in the secondary market and mortgage production fees for the previous three years.)




OTHER INCOME
                                  Other income decreased from $9.3 million in
                          1994 to $6.3 million in 1995, a 31 percent decrease. The largest portion of Eagle's non-interest income is generated by mortgage banking activities and mortgage production fees. Mortgage production fees represented 66 percent of total other income for the year ending March 31, 1994, versus 51 percent for the year ending March 31, 1995. These fees are directly correlated to the volume of loans originated and sold. Loans sold in the secondary market decreased from $504 million during fiscal 1994 to $281 million in fiscal 1995. This declining trend was a result of rising interest rates which caused a decrease in refinances during fiscal 1995 and, therefore, lower permanent mortgage originations.
                                  During fiscal 1995, the Company recognized
                          gains of $891,000 on the sale of loans. This is primarily attributable to the sale of the guaranteed portions of SBA loans and the sale of multi-family loans acquired from the Resolution Trust Corporation. Service charges increased 30 percent from $460,000 to $597,000. This is primarily the result of the increase in the number of checking accounts and the fees generated by the Company's retail banking segment. During fiscal 1994, the Company recognized $959,000 of gains on the sale of certain mortgage-backed securities, compared to only $14,000 in fiscal 1995. Management does not rely on gains on the sale of mortgage-backed securities as a continuing source of income.

OTHER EXPENSES
                                  Sixty percent of the Company's other expenses
                          are salaries and employee benefits. For the fiscal year ending March 31, 1995, salaries and employee benefits increased seven percent from $8,966,000 to $9,629,000. This increase is caused by the additional processing required for the growth in loans and customers. The ratio of total assets to payroll dollars increased from $35.73 in assets per payroll dollar at March 31, 1994, to $47.49 of assets per payroll dollar for the year ending March 31, 1995.
                                  During the year, the Company added mortgage
                          banking offices in Columbia and Sumter, South Carolina, purchased property for additional branch sites and began construction of its Towne Lake Branch. The Company's net occupancy expense increased from $1,494,000 for the fiscal year ending March 31, 1994, to $1,889,000 for

- --------------------------------------------------------------------------------

                          the fiscal year ending March 31, 1995, as a result of rent escalation and increased property taxes. The Company's data processing expense continues to increase as a result of the growth in the number of checking accounts and the loan servicing portfolio. Management continues to make every effort to reduce controllable expenses.

INCOME TAX EXPENSE
                                  The effective income tax rate for 1995 was
                          35.7 percent compared to 37.5 percent for 1994. The major factor contributing to this decrease is the tax benefit received from certain investment securities. A complete analysis of income taxes can be found in
                          Note 8 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES


                                  The ALCO manages the Company's liquidity
                          needs. Under current regulations, the Association is required to maintain liquid assets at 5 percent or more of its net withdrawal deposits plus short term borrowings. For the month of March, 1995, the Association maintained an average liquidity level of
                          5.3 percent versus 9.5 percent for the month of March 1994. At March 31, 1995, the Company had commitments to originate fixed rate mortgage loans of approximately $3.3 million and commitments to originate variable rate mortgage loans of approximately $2.4 million with terms of up to thirty years and interest rates ranging from 6.5 percent to 11 percent. The Company had commitments to sell mortgage loans of approximately $41.2 million at March 31, 1995. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $7.1 million at March 31, 1995. The Company's funding sources for these commitments include deposits and FHLB advances.
                                  The Company's assets stood at $457,317,000 at
                          March 31, 1995, a 43 percent increase from $320,385,000 at March 31, 1994. The majority of the increase in assets was in loans receivable, investment securities and real estate held for development and sale. Substantially all of this growth was funded with growth in deposits and FHLB advances. The graph exhibits the composition of the Company's earning assets for the previous three years.

                               Earning Asset Mix
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the composition of the Company's
                           earning assets for the previous three years.)

- --------------------------------------------------------------------------------

INVESTMENT SECURITIES
                                  Beginning March 31, 1994, pursuant to
                          Statement of Financial Accounting Standard
                          ("SFAS")No. 115, the Company classified its securities in one of three categories: trading, available for sale, or held to maturity. Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. At March 31, 1995, the Company had no investment securities classified as trading securities.
                                  At March 31, 1995, the Company had total
                          investments in securities of $78,538,000 versus $55,566,000 at March 31, 1994. The investment securities portfolio at March 31, 1995, was comprised of $57,599,000 of investment securities held to maturity at amortized cost. Eagle has the ability and it is management's intent to hold these securities to maturity for investment purposes. In addition, the Company had $20,939,000 of investment securities available for sale at estimated market value at March 31, 1995. Investment securities available for sale had a net unrealized gain as shown in the Company's shareholders' equity section of $46,000 at March 31, 1995, versus $387,000 at March 31, 1994. Investment securities available for sale are primarily comprised of mortgage-backed securities and investments in equity securities, principally preferred stock. (See
                          Note 2 to the Consolidated Financial Statements for further information on investment securities.)
                                  During 1995, the Company's weighted average
                          yield (calculated on a taxable equivalent basis) for the aggregate investment portfolio was 8.18 percent versus 7.48 percent during 1994. The increase in yield is primarily due to the purchase of approximately $15 million of investments which have certain tax exempt qualities.

LOAN PORTFOLIO
                                  Net loans receivable increased 38 percent
                          from $219,726,000 at March 31, 1994, to $303,906,000
                          at March 31,1995. A large portion of the increase came in the area of adjustable rate real estate mortgage loans, which increased from $65,419,000 to $119,653,000 at March 31, 1994 and 1995, respectively. As stated elsewhere in this report, this 83 percent increase was attributable to management's decision to increase the Company's loan portfolio and the ability of our mortgage banking operations to originate adjustable rate mortgages. Additionally, the Company increased its construction loans from $126,754,000 at March 31, 1994, to
                          $154,512,000 at March 31, 1995.

- --------------------------------------------------------------------------------

                            1994 Loan Portfolio Mix
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the composition of the Company's
                           loan portfolio at March 31, 1994.)


                                  Disbursed real estate construction loans
                          represented approximately 32 percent of the net loans receivable. This percentage is relatively high when compared with the Association's peers. Management believes, however, that as a result of its relationships with established builders and its tight underwriting guidelines, we can effectively mitigate risk involved in construction lending. Finally, our expertise in the construction monitoring process significantly reduces the risk associated with construction lending through a closely monitored draw program and the knowledge of local market conditions. Additionally, our focus on first time and move-up homes also reduces credit risk as a result of the broad base of customers and the shorter construction cycles for this product. Shown above are graphs representing the Company's loan mix for the previous two years.

                            1995 Loan Portfolio Mix
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the composition of the Company's
                           loan portfolio at March 31, 1995.)


                                  Investments in commercial leases stood at
                          $32,582,000 at March 31, 1995 versus $29,364,000 at
                          March 31, 1994. A majority of these leases are to investment grade and middle market companies for computer and technology products. During the course of the year, the Company originated approximately $25 million and sold approximately $10 million in commercial leases recognizing a gain on sale of leases of $217,000.
                                  The average yield of the Company's loan
                          portfolio was 9.42 percent for 1995 versus 9.36 percent for 1994. The increase in yield on the Company's loan portfolio is principally attributable to the significant investment in construction loans which are tied to the prime rate of interest.

- --------------------------------------------------------------------------------

REAL ESTATE HELD FOR DEVELOPMENT AND SALE

                                  In fiscal 1995, the Company invested $6.6
                          million in real estate held for development and sale. The majority of this activity was conducted through the Company's subsidiary, Eagle Real Estate Advisors, Inc. The Company invested $3.6 million in a 325 lot subdivision development in Forsyth County and $1.5 million in a 48 lot subdivision in Cobb County. Additionally, the Company invested $1.5 million in a 60 unit affordable housing development in Fulton County. Management believes that profits and tax credits provided by these investments may significantly contribute to the Company's net income in the future.

                                 Liability Mix
                                  ($ in 000's)

                                    [GRAPH]

                          (The graph exhibits the composition of the Company's
                           liabilities for the previous three years.)


DEPOSITS AND BORROWINGS

                                  As the graph indicates, total deposits grew
                          17.2 percent from $244 million at March 31, 1994, to $286 million at March 31, 1995, and borrowings increased from $30.8 million to $119.9 million over the same period. Core deposits increased 15.8 percent from $223 million at March 31, 1994, to $258 million at March 31, 1995. Core deposits include demand deposits, regular savings, money market accounts and certificates of deposit less than $100 thousand. The Association uses traditional marketing methods to attract new customers. Its deposit network is served out of nine branch locations in the Northeast metropolitan Atlanta counties of DeKalb, Gwinnett and Fulton. The trend in consolidation of financial institutions in metro Atlanta and the desire of customers to deal with an independent local financial institution continues to provide attractive deposit sources for Tucker Federal. In addition, in April 1994, the Association purchased $22.1 million of the insured deposits of a branch of Southern Federal Savings and Loan Association from the Resolution Trust Corporation for a deposit premium of $1.5 million. This deposit premium will be amortized over a period of ten years using an accelerated method of amortization.
                                  A majority of the Company's growth in
                          deposits came in the area of time deposits with a maturity of one year or less. Over the course of the year, the weighted average interest rate on the Company's total deposits increased 14 basis points from 4.20 percent for 1994 to 4.34 percent for 1995. A continued rising trend in interest rates could cause the Company's cost of deposits to continue to escalate in fiscal 1996. As a result of the maturities of the Association's certificates of deposit, changes in the cost of Tucker's deposits generally lags the movement in general market interest rates by three

- --------------------------------------------------------------------------------

                          to six months. Therefore, management believes the cost of deposits will continue to increase through a portion of fiscal year 1996.
                                  The Federal Home Loan Bank system functions
                          as a reserve credit facility for thrift institutions and certain other member home financing institutions. Other borrowings at March 31, 1995, consist primarily of FHLB advances of $117,143,000, a 281 percent increase over the prior year. During the year, Tucker borrowed approximately $250 million from the FHLB and repaid approximately $161 million of FHLB advances. At March 31, 1995, the Company had approximately $109 million of FHLB advances and other borrowings due within one year. For further information on the Company's borrowings, see Note 7 to the Consolidated Financial Statements.

CAPITAL
                                  Shareholders' equity increased 9.09 percent
                          from $30,832,000 at March 31, 1994, to $33,636,000 at
                          March 31, 1995. The primary source of growth in shareholders' equity during fiscal 1995 was the retention of net income. The Company's consolidated statement of stockholders' equity details changes to this account for the years ending March 31, 1995, 1994 and 1993.
                                  The Federal Deposit Insurance Corporation
                          Improvement Act of 1991 ("FDICIA") established five capital categories for financial institutions. The Office of Thrift Supervision placed each thrift into one of five categories; well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. These classifications are based on the Association's level of risk based capital, leverage ratios and its supervisory ratings. FDICIA defines "well capitalized" banks as entities having a risk based capital ratio of 10 percent or higher, a tier one risk based capital ratio of 6 percent or higher and a leveraged ratio of 5 percent or higher. At March 31, 1995, the Association is classified as "well capitalized" under the FDICIA regulations.
                                  Shown in the table are the Association's
                          regulatory capital requirements, Tucker's actual capital and the level of surplus capital by category. The Association has historically maintained capital substantially in excess of the minimum requirement.

                 AT MARCH 31, 1995                    OTS Requirement          Tucker Federal's Capital         Excess Capital
                                                      ---------------          ------------------------         --------------
                                                  Dollars      % of Assets     Dollars      % of Assets     Dollars     % of Assets
                                                  -------      -----------     -------      -----------     -------     -----------
                 Tangible capital                $ 6,768          1.5%        $29,616          6.6%       $22,848          5.1%
                 Core capital                     13,600          3.0%         29,616          6.6%        16,016          3.6%
                 Risk-based capital               25,093          8.0%         32,977         10.5%         7,884          2.5%

                          In fiscal 1995, the Association utilized excess capital through asset growth and paid over the course of the year $3,300,000 in dividends to the Company. A major portion of those dividends were invested in real estate held for development and sale. Additionally,

- --------------------------------------------------------------------------------

                          $1,446,000 of these funds were paid to the Company's shareholders in the form of cash dividend payments. Management's objectives are to maintain a level of capitalization which meets regulatory requirements, is sufficient to take advantage of profitable growth opportunities and promotes depositor and investor confidence.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1994 AND 1993
RESULTS OF OPERATIONS

                                  Income before extraordinary item and
                          cumulative effect of change in accounting principle increased 31 percent to $5.3 million from $4.1 million in 1993. Return on average assets before extraordinary item and cumulative effect of change in accounting principle for 1994 was 1.62 percent and return on average equity before extraordinary item and cumulative effect of change in accounting principle was 18.76 percent. This compares to return on average assets of 1.32 percent and return on average equity of 16.68 percent for 1993.
                                  Record net income in fiscal year 1994 can be
                          attributed to a 23 percent increase in net interest income and a 60 percent increase in other income. The increase in net interest income is a result of an improved net interest margin. The increase in other income is primarily attributable to an 81 percent increase in mortgage production fees generated by record origination volume at the Company's mortgage banking segment. Other expenses increased 34 percent and the provision for loan losses increased 59 percent over 1993.
                                  The Company adopted the provision of
                          Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" and has reported the cumulative effect of that change in method of accounting for income taxes of $320,000 in the consolidated statements of income for the year ended March 31, 1994. During the third quarter of fiscal 1994, the Association repaid $7.5 million of 8.45 percent Federal Home Loan Bank advances. This transaction is reflected in the 1994 financial statements as an extraordinary item. The prepayment penalty, net of state and federal income taxes, was $427,000. Net income (after extraordinary item and cumulative effect of the change in accounting principle) was $5.2 million, reflecting a 28 percent increase over 1993 net income. Income before extraordinary item and cumulative effect of change in accounting principle per primary share was $3.48 compared to $2.76 in 1993. Net income per primary share (after extraordinary item and cumulative effect of the change in accounting principle) was $3.41 reflecting a 24 percent increase over 1993 net income per share. Income before extraordinary item and cumulative effect of change in accounting principle per fully diluted share was $3.47 compared to $2.76 in 1993. Net income per fully diluted share (after extraordinary item and cumulative effect of the

- --------------------------------------------------------------------------------

                          change in accounting principle) was $3.40 reflecting a 23 percent increase over 1993 net income per fully diluted share.

NET INTEREST INCOME
                                  The general decline in market interest rates
                          contributed to a 45 basis point decline in the yield on interest earning assets from 9.26 percent in fiscal 1993 to 8.81 percent in fiscal 1994 and a 114 basis point decline in the cost of interest bearing liabilities from 5.52 percent to 4.38 percent. The decrease in the cost of interest bearing liabilities is also attributable to attracting additional deposits and repaying some higher cost borrowings. The increase in interest received on loans is primarily attributable to the Company's ability to expand its loan portfolio through originations of residential construction, short term leases and, to a lesser extent, adjustable rate permanent mortgage loans. In this way, the Company is able to improve its spread while reducing exposure to rising interest rates due to the short term rate commitments these loans represent.
                                  The net interest margin improved in 1994 to
                          4.80 percent from 4.12 percent in 1993. Net interest income increased by $2.8 million. Correspondingly, spread improved from 3.74 percent in 1993 to 4.43 percent in 1994.
                                  Interest on mortgage-backed securities
                          decreased as a result of management's sale of selected mortgage-backed securities during fiscal 1994. Management's decision to sell those securities was based primarily on the trend of rapid prepayments that were being experienced as a result of record mortgage refinances. Total investment securities decreased from $87.9 million to $55.6 million and, as a result, interest on mortgage-backed and investment securities declined from $8.1 million for 1993 to $5.6 million for 1994.
                                  Interest expense declined $2.7 million from
                          $15.2 million in 1993 to $12.5 million in 1994. This is a result of two factors; first the trend of declining interest rates and second, the repricing of the Association's deposits at lower rates and the repayment of other borrowings at higher rates.

PROVISION FOR LOAN LOSSES
                                  During 1994, the Company increased the
                          provision for loan losses 59 percent to $1.0 million from $630,000 in 1993. The increase in the provision was a result of management's continuing evaluation of the change in the Company's loan mix. At March 31, 1994, the reserve for loan losses as a percentage of average loans outstanding was 1.4 percent. Charge-offs improved in fiscal 1994 and were $104,000 versus $635,000 in fiscal 1993. As a result of the decrease in charge-offs and increase in the provision, the reserve for loan losses increased $930,000 from $2.42 million at March 31, 1993, to
                          $3.35 million at March 31, 1994. In fiscal 1994, charge-offs net of

- --------------------------------------------------------------------------------

                          recoveries represented .03 percent of average loans receivable versus .33 percent for fiscal 1993.

OTHER INCOME
                                  Other income increased 60 percent to $9.3
                          million from $5.8 million primarily due to the increase in mortgage production fees. Mortgage production fees increased 81 percent to $6.1 million in 1994 from $3.4 million in 1993. This trend was directly attributable to increased permanent loan origination volume, which rose to over $500 million in 1994 from $287 million in 1993.
                                  In fiscal 1994, the Company sold
                          approximately $13.6 million of mortgage-backed securities from its available for sale portfolio and recognized $959,000 in gains on the sales. Management's decision to sell those securities was based primarily on the rapid prepayments that were being experienced as a result of record mortgage refinances. Management does not rely on the sale of loans and mortgage-backed securities as a continuing source of income.

OTHER EXPENSES
                                  In 1994 other expenses increased from $11.0
                          million to $14.7 million, primarily due to an increase in salaries and related expense of $2.7 million from 1993 to 1994. The increase reflects additional personnel and higher performance bonuses due to stronger earnings in 1994.

INCOME TAX EXPENSE
                                  The effective income tax rate for 1994 was
                          37.5 percent compared to the effective rate for 1993 of 35.8 percent. The major factor contributing to this increase is the payment of state income taxes during the year at a rate of 6 percent, as all state net operating loss carry forwards were fully utilized in 1993.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1993 AND 1992

RESULTS OF OPERATIONS
                                  Net income increased in fiscal 1993 by 148.4
                          percent to $4.1 million compared to $1.6 million in fiscal 1992. This improvement is due principally to an improvement in the interest rate spread and increased mortgage production fees. In November 1992, Tucker acquired the assets and hired the employees of the Prime Lending Division of Southern Federal. Net interest income increased 56.6 percent from $7.8 million in fiscal 1992 to $12.2 million in fiscal 1993. Additionally, mortgage production fees improved
                          260.2 percent from $937,000 in fiscal 1992, to $3.4
                          million in fiscal 1993, due to increased loan origination volume at Atlanta Mortgage Services and the acquisition of the Prime Lending Division.

- --------------------------------------------------------------------------------

NET INTEREST INCOME
                                  Net interest income increased in fiscal 1993
                          by $4.4 million compared to fiscal 1992. The yield on interest earning assets decreased by 29 basis points while the cost of interest bearing liabilities decreased by 163 basis points. The reason for the decrease in yield on interest earning assets was the continued decline in market rates. The improvement in the Association's interest rate spread is primarily attributable to management's ability to obtain lower cost deposits and advances, the greater diversity of the investment and loan portfolio and the repayment of the Company's collateralized mortgage obligations. The Association's interest rate spread improved from 240 basis points for the year ended March 31, 1992 to 374 basis points for the fiscal year ended March 31, 1993. This was attributable to the minor decrease in the rate earned on interest earning assets from 9.55 percent in fiscal year 1992 to 9.26 percent in fiscal 1993, compared to the substantial decrease in the cost of interest bearing liabilities, which decreased from 7.15 percent in fiscal year 1992 to 5.52 percent in fiscal year 1993. This was caused primarily by the 159 basis point decrease in cost of deposits from 1992 to 1993.

PROVISION FOR LOAN LOSSES
                                  The provision for loan losses totaled
                          $630,000, in fiscal 1993 compared to $398,000 in
                          fiscal 1992. The increase in the provision in fiscal 1993 was a result of management's continuing evaluation of the change in the Company's loan mix and the increase in levels of non-performing assets and charge-offs. At March 31, 1993, the reserve for loan losses as a percentage of average loans outstanding was 1.3 percent versus .6 percent at March 31, 1992. Charge-offs, net of recoveries, totaled $630,000 in fiscal 1993, up from $269,000 in fiscal 1992. In fiscal 1993, charge-offs net of recoveries represented .33 percent of average loans outstanding during the period versus .16 percent for fiscal year 1992.

OTHER INCOME
                                  Other income increased 210.5 percent from
                          $1.9 million in fiscal 1992 to $5.8 million in fiscal 1993. The reasons for the increase in other income include higher mortgage production fees and gains on the sales of loans and mortgage-backed securities. The addition of the Prime Lending Division during the year coupled with the high demand for refinancing has resulted in higher fee income. During fiscal 1993, the Company sold mortgage-backed securities with a principal balance of approximately $14.0 million. The Association recognized a gain on the sale of those securities of $892,000 for fiscal 1993. The Association recognized no gains on sale of loans and mortgage-backed securities for fiscal 1992.

- --------------------------------------------------------------------------------

OTHER EXPENSES
                                  Other expenses increased 61.4 percent from
                          $6.8 million for fiscal year 1992, to $11.0 million for fiscal year 1993. The majority of this increase relates to salaries and employee benefits. This increase is attributable to the addition of 80 employees of the Prime Lending Division. Additionally, during the year, management set aside $489,000 as a provision for future losses on the disposition of real estate owned. The provision for real estate owned is charged to operations when a decline in the value occurs.

INCOME TAX EXPENSE

                                  The effective income tax rate for fiscal 1993
                          was 35.8 percent compared to 32.5 percent in fiscal 1992. This effective income tax rate was impacted by several factors including the disparity between the tax and book loan loss provisions.

IMPACT OF INFLATION AND CHANGING PRICES

                                  The financial statements and related data
                          presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING PRONOUNCEMENTS

                                  SFAS No. 114, "Accounting by Creditors for
                          Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," will be required to be adopted by the Company during its fiscal year beginning April 1, 1995. SFAS Nos. 114 and 118 require impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of collateral-dependent. The Company has not yet determined the actual impact of SFAS Nos. 114 and 118 on its financial statements. However, based on the Company's current accounting policies related to providing for losses on problem loans and its present level of non-performing loans, the Company's management does not believe that the impact of SFAS Nos. 114 and 118 will be significant to the financial statements.

- --------------------------------------------------------------------------------

                                  In May 1995, the Financial Accounting
                          Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 addresses the accounting for purchased and originated mortgage serving rights and is effective for fiscal years beginning after December 15, 1995. The Company's management is currently evaluating the impact SFAS No. 122 will have on its financial statements.


COMMON STOCK PRICES AND DIVIDENDS

                                  Since September 2, 1986, the Company's stock
                          has been included in the National Association of Securities Dealers Automated Quotation (NASDAQ)
                          National Market System, under the symbol "EBSI".
                                  As of June 9, 1995, there were 632
                          stockholders of record. This does not reflect the
                          number of persons or entities who hold their stock in nominee or "street name" through various brokerage firms. The following table presents quarterly information, for the fiscal years indicated, of the high and low closing sales prices of Eagle Bancshares, Inc. common stock reported by the NASDAQ National Market System.

                 ---------------------------------------------------------------------------------------------------------------
                     Common Stock Prices               Fiscal 1995                 Fiscal 1994                 Fiscal 1993
                                                    High          Low           High          Low           High          Low
                 ---------------------------------------------------------------------------------------------------------------
                 First Quarter                    $24 1/4       $22 1/4       $18 1/2       $15 3/4       $ 9 1/2            $8
                 Second Quarter                    26 1/2        23            20 1/2        15 3/4        15                 9
                 Third Quarter                     25 1/2        19 1/2        22            19 1/2        13 1/2            12
                 Fourth Quarter                    24 1/4        20 1/4        24 3/4        21            18 1/2            13
                ---------------------------------------------------------------------------------------------------------------

DIVIDENDS
                                  During fiscal year 1995, the Company's Board
                          of Directors declared four quarterly dividends totaling $.94 per share annually. The first quarter dividend of $.22 was declared June 28, 1994, to shareholders of record July 11, 1994. The second quarter dividend of $.23 was declared September 27, 1994, to shareholders of record October 7, 1994. The third quarter dividend of $.24 was declared December 27, 1994, to shareholders of record January 9, 1995. The fourth quarter dividend of $.25 was declared March 28, 1995, to shareholders of record April 7, 1995.
                                  During fiscal year 1994, the Company's Board
                          of Directors declared four quarterly dividends totaling $.62 per share annually. The first quarter dividend of $.11 was declared June 8, 1993, to shareholders of record July 5, 1993. The second quarter dividend of $.14 was declared September 21, 1993 to shareholders of record October 4, 1993. The third quarter dividend of $.17 was declared December 27, 1993, to shareholders of record January 10, 1994. The fourth quarter dividend of $.20 was declared March 15, 1994, to shareholders of record April 4, 1994.
                                  During fiscal year 1993, the Company's Board
                          of Directors declared four quarterly dividends totaling $.40 per share annually. The first quarter dividend of $.10 was declared June 8, 1992, to shareholders of record July 10, 1992. The second quarter

- --------------------------------------------------------------------------------

                          dividend of $.10 was declared October 30, 1992, to shareholders of record October 30, 1992. The third quarter dividend of $.10 was declared November 30, 1992, to shareholders of record January 5, 1993. The fourth quarter dividend of $.10 was declared March 23, 1993, to shareholders of record April 9, 1993.
                                  The ability of the Company to pay cash
                          dividends to shareholders is directly dependent upon the ability of the Association to pay cash dividends to the Company. There are regulatory limitations on the ability of the Association to pay cash dividends to the Company. Despite these restrictions management expects to continue to pay dividends for the foreseeable future.

SELECTED QUARTERLY FINANCIAL DATA
Year ended March 31,
(in thousands except per share data, unaudited)
- ---------------------------------------------------------------------------------------------------------------
                                               1995                                        1994
                              4th Qtr.   3rd Qtr.  2nd Qtr.   1st Qtr.  4th Qtr.    3rd Qtr.   2nd Qtr.  1st Qtr.
- --------------------------------------------------------------------------------------------------------------
Interest income               $9,250     $8,385    $7,673     $7,034    $6,404     $7,362     $6,931    $6,832
Interest expense               4,955      4,079     3,496      3,101     2,852      3,159      3,237     3,284
- --------------------------------------------------------------------------------------------------------------
Net interest income            4,295      4,306     4,177      3,933     3,552      4,203      3,694     3,548
Provision for loan losses         96        176       189        182       164        360        273       203
- --------------------------------------------------------------------------------------------------------------

Net interest income after
 provision for loan
 losses                        4,199      4,130     3,988      3,751     3,388      3,843      3,421     3,345
Other income                   1,402      1,329     1,940      1,676     1,126      3,673      2,619     1,832
Other expenses                 4,165      3,870     4,022      3,978     2,993      4,427      3,838     3,482
- --------------------------------------------------------------------------------------------------------------

Income before income
 taxes                         1,436      1,589     1,906      1,449     1,521      3,089      2,202     1,695
Income tax expense               417        585       727        550       579      1,162        802       646
- --------------------------------------------------------------------------------------------------------------
Income before
 extraordinary
 item and cumulative
 effect of
 accounting principle          1,019      1,004     1,179        899       942      1,927      1,400     1,049
- --------------------------------------------------------------------------------------------------------------
Extraordinary item, net            -          -         -          -         -       (427)         -         -
- --------------------------------------------------------------------------------------------------------------
Cumulative effect of
 change in accounting
 principle                         -          -         -          -         -          -          -       320
- --------------------------------------------------------------------------------------------------------------
Net income                    $1,019     $1,004    $1,179    $   899    $  942     $1,500     $1,400    $1,369
==============================================================================================================
Net income per share          $  .66     $  .65    $  .75    $   .58    $  .62     $  .98     $  .95    $  .93
==============================================================================================================

EAGLE BANCSHARES, INC. AND SUBSIDIARIES





                       CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF MARCH 31, 1995, 1994 AND 1993
                                 TOGETHER WITH
                                AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
Eagle Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (A GEORGIA CORPORATION) AND SUBSIDIARIES as of March 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1994 and for each of the two years ended March 31, 1994 were audited by other auditors whose report dated April 29, 1994 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, effective March 31, 1994, the Company changed its method of accounting for investment securities and effective April 1, 1993, the Company changed its method of accounting for income taxes.

Arthur Andersen LLP



Atlanta, Georgia
May 12, 1995

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            MARCH 31, 1995 AND 1994

                       (IN THOUSANDS, EXCEPT SHARE DATA)





ASSETS                                                                                                 1995              1994
===============================================================================================     =========         =========
Cash and amounts due from banks                                                                     $   6,214         $   6,194
Interest-bearing deposits                                                                                 144             1,664
Securities available for sale (Note 2)                                                                 20,939            20,883
Investment securities held to maturity, approximate market value of $56,701 and $35,561 in 1995
   and 1994, respectively (Notes 2 and 7)                                                              57,599            34,683
Loans receivable held for sale, approximate market value of $41,526 and $23,946 in 1995
   and 1994, respectively (Note 3)                                                                     41,220            23,641
Loans receivable, net (Notes 3 and 7)                                                                 303,906           219,726
Stock in Federal Home Loan Bank, at cost (Note 7)                                                       5,984             3,341
Premises and equipment, net (Note 4)                                                                    8,299             6,417
Real estate held for development and sale                                                               6,620                 0
Real estate acquired in settlement of loans, net                                                          615               671
Accrued interest receivable                                                                             2,996             1,721
Other assets                                                                                            2,781             1,444
                                                                                                    ---------         ---------
             Total assets                                                                           $ 457,317         $ 320,385
                                                                                                    =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
===============================================================================================

Liabilities:
   Deposits (Note 6)                                                                                $ 286,315         $ 244,297
   Advance payments by borrowers for property taxes and insurance                                       2,187               954
   Federal Home Loan Bank advances and other borrowings (Note 7)                                      119,953            30,750
   Deferred income taxes (Note 8)                                                                         441               420
   Drafts outstanding                                                                                  10,778             9,158
   Accrued expenses and other liabilities                                                               4,007             3,974
                                                                                                    ---------         ---------
             Total liabilities                                                                        423,681           289,553
                                                                                                    ---------         ---------
Commitments (Note 3)

Stockholders' equity (Notes 9, 10, and 13):
   Common stock, $1 par value; 10,000,000 shares authorized, 1,694,500
       and 1,662,000 shares issued in 1995 and 1994, respectively                                       1,695             1,662
   Additional paid-in capital                                                                           8,200             7,763
   Retained earnings                                                                                   25,075            22,420
   Net unrealized gain on investment securities available for sale                                         46               387
   Employee Stock Ownership Plan debt (Note 9)                                                            (11)             (141)
   Unamortized restricted stock                                                                          (293)             (183)
   Treasury stock, at cost; 150,900 shares in 1995 and 1994                                            (1,076)           (1,076)
                                                                                                    ---------         ---------
             Total stockholders' equity                                                                33,636            30,832
                                                                                                    ---------         ---------
             Total liabilities and stockholders' equity                                             $ 457,317         $ 320,385
                                                                                                    =========         =========





 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1995, 1994, AND 1993

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                          1995        1994        1993
                                                                                        ========    ========    ========
INTEREST INCOME:
   Interest on loans                                                                    $ 26,330    $ 21,906    $ 19,371
   Interest on mortgage-backed securities                                                  1,939       3,135       5,673
   Interest on securities and other interest-earning assets                                4,073       2,488       2,397
                                                                                        --------    --------    --------
             Total interest income                                                        32,342      27,529      27,441
                                                                                        --------    --------    --------
INTEREST EXPENSE:
   Interest on deposits (Note 6)                                                          11,625      10,006      11,408
   Interest on FHLB advances and other borrowings                                          4,006       2,526       3,833
                                                                                        --------    --------    --------
             Total interest expense                                                       15,631      12,532      15,241
                                                                                        --------    --------    --------
             Net interest income                                                          16,711      14,997      12,200

Provision for loan losses (Note 3)                                                           643       1,000         630
                                                                                        --------    --------    --------
             Net interest income after provision for loan losses                          16,068      13,997      11,570
                                                                                        --------    --------    --------
OTHER INCOME:
   Mortgage production fees                                                                3,236       6,100       3,375
   Gain on sale of loans                                                                     891         188         221
   Service charges                                                                           597         460         349
   Gain on sale of mortgage-backed securities (Note 2)                                        14         959         892
   Miscellaneous                                                                           1,609       1,543         957
                                                                                        --------    --------    --------
             Total other income                                                            6,347       9,250       5,794
                                                                                        --------    --------    --------
OTHER EXPENSES:
   Salaries and employee benefits (Note 9)                                                 9,629       8,966       6,287
   Net occupancy expense                                                                   1,889       1,494       1,036
   Data processing expense                                                                   817         673         484
   Federal insurance premiums                                                                607         532         479
   Marketing expense                                                                         387         283         272
   Provision for losses on real estate acquired in settlement of loans                        10         136         489
   Miscellaneous                                                                           2,696       2,656       1,979
                                                                                        --------    --------    --------
             Total other expenses                                                         16,035      14,740      11,026
                                                                                        --------    --------    --------
             Income before income taxes, extraordinary item, and cumulative effect of
                 change in accounting principle                                            6,380       8,507       6,338

Income tax expense (Note 8)                                                                2,279       3,189       2,269
                                                                                        --------    --------    --------
             Income before extraordinary item and cumulative effect of change in           4,101       5,318       4,069
                 accounting principle

Extraordinary item--loss related to early extinguishment of debt, net of income tax            0        (427)          0
    benefit of $261 (Note 7)

Cumulative effect of change in accounting for income taxes (Note 8)                            0         320           0
                                                                                        --------    --------    --------
             NET INCOME                                                                 $  4,101    $  5,211    $  4,069
                                                                                        ========    ========    ========

PRIMARY EARNINGS PER SHARE OF COMMON STOCK (NOTE 14):
   Income before extraordinary item and cumulative effect of change in accounting       $   2.68    $   3.48    $   2.76
       principle
   Extraordinary item, net                                                                             (0.28)
   Cumulative effect of change in accounting principle                                                  0.21
                                                                                        --------    --------    --------
             NET INCOME                                                                 $   2.68    $   3.41    $   2.76
                                                                                        ========    ========    ========

FULLY DILUTED EARNINGS PER SHARE OF COMMON STOCK (NOTE 14):
   Income before extraordinary item and cumulative effect of change in accounting       $   2.68    $   3.47    $   2.76
       principle
   Extraordinary item, net                                                                             (0.28)
   Cumulative effect of change in accounting principle                                                  0.21
                                                                                        --------    --------    --------
             NET INCOME                                                                 $   2.68    $   3.40    $   2.76
                                                                                        ========    ========    ========



 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1995, 1994, AND 1993

                                 (IN THOUSANDS)





                                                                            NET
                                                                         UNREALIZED
                                                                          GAIN IN
                                                                         INVESTMENT
                                    COMMON STOCK   ADDITIONAL            SECURITIES  UNAMORTIZED                     TOTAL
                                   --------------   PAID-IN    RETAINED  AVAILABLE   RESTRICTED   ESOP  TREASURY  STOCKHOLDERS'
                                   SHARES  AMOUNT   CAPITAL    EARNINGS   FOR SALE     STOCK      DEBT   STOCK       EQUITY
                                   ======  ======  ==========  ========  ==========  ===========  ====  ========  =============
BALANCE AT MARCH 31, 1992           1,625  $1,625    $7,367     $14,655    $    0      $    0    $(252) $(1,019)    $22,376

   Purchase of treasury stock
       (6,900 shares)                                                                                       (57)        (57)
   Cash dividends declared
       ($.40 per share)                                            (590)                                               (590)
   Principal reduction of ESOP                                                                      25                   25
       debt
   Net income                                                     4,069                                               4,069
                                   ------  ------    ------     -------    ------      ------    -----  -------     -------
BALANCE AT MARCH 31, 1993           1,625   1,625     7,367      18,134         0           0     (227)  (1,076)     25,823

   Cash dividends declared
       ($.62 per share)                                            (925)                                               (925)
   Principal reduction of ESOP                                                                      86                   86
       debt
   Issuance of restricted
       stock (15,000 shares)           15      15       278                              (293)                            0
       (Note 9)
   Amortization of restricted
       stock (Note 9)                                                                     110                           110
   Stock options exercised             22      22       118                                                             140
       (22,000 shares)
   Net unrealized gain on
       securities available for                                               387                                       387
       sale
   Net income                                                     5,211                                               5,211
                                   ------  ------    ------     -------    ------      ------    -----  -------     -------
BALANCE AT MARCH 31, 1994           1,662   1,662     7,763      22,420       387        (183)    (141)  (1,076)     30,832

   Cash dividends declared
       ($.94 per share)                                          (1,446)                                             (1,446)
   Principal reduction of ESOP                                                                     130                  130
       debt
   Issuance of restricted
       stock (15,000 shares)           15      15       323                              (338)                            0
       (Note 9)
   Amortization of restricted
       stock (Note 9)                                                                     228                           228
   Stock options exercised             18      18       114                                                             132
       (17,500 shares)
   Change in net unrealized
       gain  on securities
       available for sale, net
       of taxes                                                              (341)                                     (341)
   Net income                                                     4,101                                               4,101
                                   ------  ------    ------     -------    ------      ------    -----  -------     -------
BALANCE AT MARCH 31, 1995           1,695  $1,695    $8,200     $25,075    $   46      $ (293)   $ (11) $(1,076)    $33,636
                                   ======  ======    ======     =======    ======      ======    =====  =======     =======





 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1995, 1994, AND 1993

                                 (IN THOUSANDS)



                                                                               1995            1994         1993
                                                                             =========       =========    =========
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $   4,101       $   5,211    $   4,069
                                                                             ---------       ---------    ---------
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
       Depreciation, amortization, and accretion                                   825             505          588
       Provision for loan losses                                                   643           1,000          630
       Provision for losses on real estate                                          10             136          489
       Cumulative effect of change in accounting principle                           0            (320)           0
       Amortization of restricted stock award                                      228             110            0
       Loss on sale of real estate acquired in settlement of loans                   5              67           57
       Gain on sale of mortgage-backed securities                                  (14)           (959)        (892)
       Gain on sale of loans                                                      (891)           (188)        (221)
       Deferred income tax (benefit) expense                                       241             (18)          49
       FHLB stock dividends                                                          0            (179)        (273)
       Amortization of deferred loan fees                                       (1,883)         (2,325)      (1,164)
       Proceeds from sale of loans receivable held for sale                    281,421         504,079      277,048
       Origination of loans held for sale                                     (299,000)       (504,070)    (286,802)
       Changes in assets and liabilities:
          (Increase) decrease in accrued interest receivable                    (1,275)            334          149
          (Increase) decrease in other assets                                   (1,739)           (669)          37
          Increase (decrease) in drafts outstanding                              1,620          (4,929)      14,087
          (Decrease) increase in accrued expenses and other liabilities           (187)            (94)       1,580
                                                                             ---------       ---------    ---------
             Total adjustments                                                 (19,996)         (7,520)       5,362
                                                                             ---------       ---------    ---------
             Net cash (used in) provided by operating activities               (15,895)         (2,309)       9,431
                                                                             ---------       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of investment securities available for sale                        (9,112)              0            0
   Proceeds from sale of investment securities available for sale                5,123          14,554       14,926
   Purchases of investment securities held to maturity                         (30,146)         (2,009)     (12,489)
   Principal payments received on investment securities available for sale       3,396           7,379       16,306
   Principal payments received on investment securities held to maturity         1,369           6,745            0
   Proceeds from maturities of investment securities held to maturity            6,000           7,324        1,000
   Loan originations, net of repayments                                        (94,650)        (30,140)      (6,012)
   Purchases of loans receivable                                                (2,268)           (749)     (28,684)
   Proceeds from sale of loans receivable held for sale                         14,988           1,878        4,810
   Purchases of FHLB stock                                                      (3,244)              0            0
   Redemption of FHLB stock                                                        601               0            0
   Proceeds from sale of real estate acquired in settlement of loans               130           1,988          280
   Purchases of premises and equipment, net                                     (2,526)         (2,315)      (1,664)
   Additions to real estate held for development and sale                       (6,620)              0            0
                                                                             ---------       ---------    ---------
             Net cash (used in) provided by investing activities              (116,959)          4,655      (11,527)
                                                                             ---------       ---------    ---------





 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1995, 1994, AND 1993

                                 (IN THOUSANDS)





                                                                                     1995         1994         1993
                                                                                   =========    =========    =========
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in time deposits                                           48,928       11,386       (3,449)
   Net (decrease) increase in demand deposits                                         (6,910)       4,278       12,257
   Increase (decrease) in advance payments from borrowers for property taxes and       1,233           96          (55)
       insurance
   Proceeds from FHLB advances and other borrowings                                  250,325      118,627       55,600
   Repayment of FHLB advances and other borrowings                                  (161,122)    (135,638)     (64,423)
   Principal reduction of ESOP debt                                                      130           86           25
   Stock options exercised                                                               132          140            0
   Purchase of treasury stock                                                              0            0          (57)
   Cash dividends paid                                                                (1,362)        (771)        (590)
                                                                                   ---------    ---------    ---------
             Net cash provided by (used in) financing activities                     131,354       (1,796)        (692)
                                                                                   ---------    ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                  (1,500)         550       (2,788)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         7,858        7,308       10,096
                                                                                   ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $   6,358    $   7,858    $   7,308
                                                                                   =========    =========    =========


SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
   Interest                                                                        $  15,155    $  12,628    $  15,594
                                                                                   =========    =========    =========


   Income taxes                                                                    $   2,763    $   2,975    $   2,172
                                                                                   =========    =========    =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Acquisition of real estate in settlement of loans                               $     486    $   4,117    $   3,261
                                                                                   =========    =========    =========

   Loans made to finance sale of real estate                                       $     575    $   3,392    $   2,415
                                                                                   =========    =========    =========





 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1995, 1994, AND 1993

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Eagle Bancshares, Inc. (the "Company") is a unitary savings and loan holding company and owns 100% of Tucker Federal Savings and Loan Association's (the "Association") common stock.

         The Association provides a full range of banking services to individual and corporate customers through its subsidiaries and branches located in DeKalb, Fulton, and Gwinnett Counties of metropolitan Atlanta, Georgia. Additionally, through its Prime Lending Division, the Association originates construction loans and residential mortgages in the Augusta and Savannah, Georgia, and Jacksonville, Florida metropolitan areas. The Association is subject to competition from other financial institutions in the markets in which it operates. The Association is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies. Through Union Hill, LLC, Cobb Woodlawn, LLC, and Hampton Oaks, LP, the Company is also engaged in real estate development activities in the Atlanta metropolitan area.

         The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

         PRINCIPLES OF CONSOLIDATION

         The financial statements include the accounts of Eagle Bancshares, Inc. and its wholly owned subsidiaries--Tucker Federal Savings and Loan Association, Eagle Real Estate Advisors, Inc., Union Hill, LLC, Cobb Woodlawn, LLC, and the Association's wholly owned subsidiaries, Eagle Service Corporation and Eagle Asset Recovery Management Services, Inc. All significant intercompany accounts and transactions have been eliminated.

         SECURITIES

         The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at March 31, 1994. Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term; the Company has no investment securities applicable to this classification at March 31, 1995 or 1994. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

         With the adoption of SFAS No. 115, the Company has reported the effect of the change in the method of accounting for investments in debt and equity securities as a separate component of equity, net of income taxes. The unrealized holding gains on securities available for sale, net of income taxes, amounted to $46,000 and $387,000 at March 31, 1995 and 1994, respectively.

         Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts.
         Unrealized holding gains and losses on trading securities and transfers into trading securities are included in earnings. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

         A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings, resulting in the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income is recognized when earned.

         Gains and losses on sales of investment securities are recognized on the settlement date, based on the adjusted cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting was immaterial.

         LOANS RECEIVABLE

         Loans receivable held for investment are stated at their unpaid principal balances less undisbursed portion of loans in process, unearned interest, unamortized discounts and premiums, deferred loan fees, and the reserve for loan losses. Loans held for sale are carried at the lower of cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

         RESERVE FOR LOAN LOSSES

         A provision for loan losses is charged to operations based on management's evaluation of the potential losses in its portfolio. This evaluation considers the estimated value of the underlying collateral, the nature and volume of the portfolio, loan concentrations, specific problem loans, and economic conditions that may affect the borrower's ability to repay and such other factors as, in management's judgment, deserve recognition under existing economic conditions. Loans are charged off to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

         Management believes that the reserve for loan losses is adequate and real estate valuations are appropriate. While management uses available information to recognize losses on loans and real estate owned, future additions to the reserve may be necessary based on changes in economic conditions, particularly in the Company's primary market areas. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's reserve for loan losses and real estate valuations. Such agencies may require the Company to recognize additions to the reserve or write down real estate based on their judgments about information available to them at the time of their examination.

         LOAN ORIGINATION FEES

         Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the contractual life of the loan using a level-yield method, adjusted for loan curtailment payments.

         MORTGAGE PRODUCTION FEES

         The Association and Eagle Service Corporation, the Association's wholly owned subsidiary, originate conventional and FHA/VA loans, the majority of which are presold to investors with servicing released. Fees received relating to the origination and sale of these loans are included in mortgage production fees in the statements of income when the loans are sold and consist of loan servicing release premiums of approximately $2,300,000, $3,200,000, and $1,800,000 and loan origination and discount points, net of commissions, of approximately $936,000, $2,900,000, and $1,575,000 for the years ended March 31,
         1995, 1994, and 1993, respectively.

         STOCK IN FEDERAL HOME LOAN BANK ("FHLB") AND OTHER

         Investment in stock of a FHLB is required of institutions utilizing their services. The investment is carried at cost, since no ready market exists for the stock and it has no quoted market value. Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

         REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired in settlement of loans is considered held for sale and is carried at fair value adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The Association has recorded an allowance for estimated losses on real estate acquired in settlement of loans of approximately $49,000 and $119,000 at March 31, 1995 and 1994, respectively. Costs relating to holding properties are charged to operations.

         REAL ESTATE HELD FOR DEVELOPMENT AND SALE

         Real estate held for development and sale is carried at the lower of cost or net realizable value. Certain carrying charges, including interest, related to properties under development are capitalized as development costs during the construction period.

         PREMISES AND EQUIPMENT

         Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment.

         INCOME TAXES

         Effective April 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," and has reported the cumulative effect of that change in the method of accounting for income taxes in the statement of income for the year ended March 31, 1994. Under the asset and liability method of SFAS

         No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         In prior years, in accordance with the deferred method of Accounting Principles Board Opinion No. 11, deferred income taxes resulted from the recognition of certain income and expense items in different periods for financial statement and tax reporting purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in the tax rates.

         The Company files consolidated income tax returns.

         RECENT ACCOUNTING PRONOUNCEMENTS

         SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," will be required to be adopted by the Company during its fiscal year beginning April 1, 1995. SFAS Nos. 114 and 118 require impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The Company has not yet determined the actual impact of SFAS Nos. 114 and 118 on its financial statements. However, based on the Company's current accounting policies related to providing for losses on problem loans, the Company's management does not believe that the impact of SFAS Nos. 114 and 118 will be significant to the financial statements.

         In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 addresses the accounting for purchased and originated mortgage serving rights and is effective for fiscal years beginning after December 15, 1995. The Company's management is currently evaluating the impact SFAS No. 122 will have on its financial statements.

         CASH EQUIVALENTS

         Cash equivalents include amounts due from banks and interest-bearing deposits with maturities of three months or less.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior year balances in order to conform with current year financial statement presentations.

2.  SECURITIES

 Securities available for sale at March 31, 1995 and 1994 are summarized as follows (in thousands):

                                                                         1995
                                            ---------------------------------------------------------------
                                                                GROSS             GROSS           ESTIMATED
                                            AMORTIZED        UNREALIZED         UNREALIZED         MARKET
                                              COST             LOSSES              GAINS            VALUE
                                            ---------        ----------         ----------        ---------
Mortgage-backed securities                   $13,890           $     0             $203            $14,093
Equity securities--preferred stock             6,975              (226)              97              6,846
                                             -------           -------             ----            -------
                                             $20,865           $  (226)            $300            $20,939
                                             =======           =======             ====            =======

                                                                      1994
                                            ---------------------------------------------------------------
                                                                Gross             Gross           Estimated
                                            Amortized        Unrealized         Unrealized         Market
                                              Cost             Losses             Gains            Value
                                            ---------        ----------         ----------        ---------
Mortgage-backed securities                   $17,287           $     0             $624            $17,911
Equity securities--preferred stock             2,972                 0                0              2,972
                                             -------           -------             ----            -------
                                             $20,259           $     0             $624            $20,883
                                             =======           =======             ====            =======

   The Company sold mortgage-backed securities with a carrying value of approximately $5,109,000 and $13,595,000 during the years ended March 31, 1995 and 1994, respectively, resulting in gross realized gains of approximately $14,000 and $959,000, respectively.

   Investment securities held to maturity at March 31, 1995 and 1994 are summarized as follows (in thousands):

                                                                         1995
                                            ---------------------------------------------------------------
                                                                GROSS             GROSS           ESTIMATED
                                            AMORTIZED        UNREALIZED         UNREALIZED         MARKET
                                               COST            LOSSES             GAINS            VALUE
                                            ---------        ----------         ----------        ---------
Mortgage-backed securities                   $10,009         $   (157)             $ 39            $ 9,891
U.S. government and agency
 obligations                                  24,799             (539)               76             24,336
Corporate bonds                               10,376             (211)              209             10,374
Other debt securities                         12,415             (315)                0             12,100
                                             -------         --------              ----            -------
Total                                        $57,599         $ (1,222)             $324            $56,701
                                             =======         ========              ====            =======

                                                                      1994
                                            ---------------------------------------------------------------
                                                                Gross             Gross           Estimated
                                            Amortized        Unrealized         Unrealized         Market
                                              Cost             Losses             Gains            Value
                                            ---------        ----------         ----------        ---------
Mortgage-backed securities                   $11,388           $(128)             $  471           $11,731
U.S. government and agency
   obligations                                17,860            (116)                352            18,096
Corporate bonds                                2,463                0                301             2,764
Other debt securities                          2,972              (2)                  0             2,970
                                             -------           -----              ------           -------
      Total                                  $34,683           $(246)             $1,124           $35,561
                                             =======           =====              ======           =======


The amortized cost and estimated market value of securities other than equities at March 31, 1995, by contractual maturity, are as follows (in thousands):

                                                                                     ESTIMATED
                                                                      AMORTIZED        MARKET
                                                                         COST          VALUE
                                                                      ---------      ---------
                  Due in one year or less                             $     0         $     0
                  Due one to five years                                30,889          30,393
                  Due five to ten years                                 3,384           3,481
                  Due after ten years                                  37,216          36,920
                                                                      -------         -------
                                                                      $71,489         $70,794
                                                                      =======         =======

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

3.  LOANS RECEIVABLE

At March 31, 1995 and 1994, loans receivable are summarized as follows (in thousands):

                                                                                           1995          1994
                                                                                         ---------     ---------
Real estate mortgage loans:
  Fixed rates                                                                            $  46,983     $  43,100
  Adjustable rates                                                                         119,653        65,419
Real estate construction loans                                                             154,512       126,754
Home equity and second mortgage loans                                                       10,250        10,701
                                                                                         ---------     ---------
          Total real estate loans                                                          331,398       245,974
                                                                                         ---------     ---------
Investment in commercial leases                                                             32,582        29,364
Consumer loans                                                                               1,001           729
Loans secured by savings                                                                     1,320         1,576
                                                                                         ---------     ---------
          Total loans                                                                      366,301       277,643
Less:
  Undisbursed portion of loans in process                                                   56,780        52,054
  Unearned income                                                                              593         1,190
  Deferred loan origination fees                                                             1,547         1,176
  Reserve for loan losses                                                                    3,362         3,349
  Net discount on loans purchased                                                              113           148
                                                                                         ---------     ---------
Loans receivable, net                                                                    $ 303,906     $ 219,726
                                                                                         =========     =========

At March 31, 1995, 1994, and 1993, an analysis of the reserve for loan losses is as follows (in thousands):

                                                                                     1995        1994      1993
                                                                                    ------      ------    -------
Reserve for loan losses, beginning of year                                          $3,349      $2,420    $   892
Charge-offs                                                                          (684)       (104)      (635)
Recoveries                                                                              54          33          5
Provision ofr loan losses                                                              643       1,000        630
Reserve on purchased loans                                                               0           0      1,528
                                                                                    ------      ------     ------
Reserve for loan losses, end of year                                                $3,362      $3,349     $2,420
                                                                                    ======      ======     ======

Substantially all of the Company's loans held for investment are secured by real estate in Georgia, primarily in the metropolitan Atlanta, Augusta, and Savannah areas and Jacksonville, Florida. A substantial portion of the real estate owned also consists of single-family residential properties and land located in those same markets. Additionally, no single customer accounted for more than 2% of the Company's loans in 1995 or 1994.

At March 31, 1995, 1994, and 1993, the Company had nonaccrual loans aggregating approximately $603,000, $787,000, and $2,057,000, respectively. The interest income not recognized on these loans amounted to $40,000, $26,000, and $11,000 for the years ended March 31, 1995, 1994, and 1993, respectively.

The Company was servicing loans for others with aggregate principal balances of approximately $13,271,000, $15,654,000, and $11,863,000 at March 31, 1995,
1994, and 1993, respectively.

At March 31, 1995 and 1994, the Company had sold approximately $40,419,000 and $73,734,000, respectively, of loans with recourse. The recourse period is three to six months on a substantial majority of these loans. Investors can exercise their recourse option in the event the borrower defaults on the loan during that recourse period. In 1995, 1994, and 1993 the Company has incurred nominal losses from the repurchase of recourse loans.

At March 31, 1995, the Company had commitments to originate fixed rate mortgage loans of approximately $3,330,000 and commitments to originate variable rate mortgage loans of approximately $2,394,000, with terms up to 30 years and interest rates ranging from 6.5% to 11%. The Company had commitments to sell mortgage loans of approximately $41,220,000 at March 31, 1995. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $7,093,000 at March 31, 1995. These off-balance sheet commitments represent the unused portion of home equity lines of credit. The Company's policy is to offer these lines where collateral requirements are residential real estate with aggregate loan-to-value ratios of 80% or less.

4.  PREMISES AND EQUIPMENT

At March 31, 1995 and 1994, premises and equipment are summarized as follows (in thousands):

                                                                         1995        1994
                                                                       --------     ------
           Land                                                        $  2,389     $1,274
           Office buildings and improvements                              5,004      4,318
           Furniture, fixtures, and equipment                             4,065      3,362
                                                                       --------     ------
                                                                         11,458      8,954
           Less accumulated depreciation                                  3,159      2,537
                                                                       --------     ------
                                                                       $  8,299     $6,417
                                                                       ========     ======

5.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

CASH AND AMOUNTS DUE FROM BANKS AND INTEREST-BEARING DEPOSITS

The carrying amount approximates fair value because of the short maturity of these instruments.

SECURITIES

The fair value of investment and mortgage-backed securities available for sale and held to maturity is estimated based on bid quotations received from securities dealers. As noted in Note 2 to these financial statements, the fair value of securities available for sale and held to maturity is approximately $20,939,000 and $56,701,000, respectively.

LOANS RECEIVABLE

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Association's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The following table presents information for loans as of March 31, 1995 and 1994 (in thousands):

                                                                        1995                        1994
                                                              ------------------------     ------------------------
                                                              CARRYING      ESTIMATED      Carrying      Estimated
                                                               AMOUNT       FAIR VALUE      Amount       Fair Value
                                                              --------      ----------     --------      ----------
Real estate mortgage loans:
   Fixed rates                                                 $ 46,983      $ 47,159      $ 43,100       $ 44,099
   Adjustable rates                                             119,653       122,734        65,419         69,923
Real estate construction loans                                  154,512       154,512       126,754        126,754
Home equity and second mortgage loans                            10,250         9,744        10,701          9,685
Investment in commercial leases                                  32,582        32,517        29,364         29,413
Other loans                                                       2,321         2,305         2,305          2,326
                                                               --------      --------      --------       --------
        Total loans                                             366,301       368,971       277,643        282,200
Less:
   Undisbursed portion of loans in process                       56,780        56,780        52,054         52,054
   Unearned income                                                  593           410         1,190            797
   Deferred loan origination fees                                 1,547         1,385         1,176          1,029
   Reserve for loan losses                                        3,362         3,362         3,349          3,349
   Net discount on loans purchased                                  113            72           148            122
                                                               --------      --------      --------       --------
Loans receivable, net                                          $303,906      $306,962      $219,726       $224,849
                                                               ========      ========      ========       ========

LOANS HELD FOR SALE

Loans held for sale are carried at the lower of cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis as of March 31, 1995 and 1994 (in thousands):

                                                                       1995         1994
                                                                      -------      -------
              Carrying amount                                         $41,220      $23,641
                                                                      =======      =======
              Estimated fair value                                    $41,526      $23,946
                                                                      =======      =======

   DEPOSITS

   Under SFAS Nos. 107 and 119, the fair value of deposits with no stated maturity, such as Negotiable Order of Withdrawal ("NOW") accounts, money market accounts, and passbook accounts, is equal to the amount payable on demand as of March 31, 1995 and 1994. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities as of March 31, 1995 and 1994 (in thousands):

                                                                         1995                        1994
                                                                 ------------------------    ------------------------
                                                                  CARRYING      ESTIMATED     Carrying     Estimated
                                                                   AMOUNT      FAIR VALUE      Amount      Fair Value
                                                                 ---------     ----------    ---------     ----------
   NOW accounts                                                   $ 28,244      $ 28,244      $ 24,609      $ 24,609
   Money market accounts                                            10,836        10,836        12,487        12,487
   Passbook accounts                                                43,761        43,761        52,655        52,655
   Time deposits:
     Maturity one year or less                                     124,689       127,210        81,222        81,900
     Maturity greater than one year through two years               23,830        24,642        23,325        23,707
     Maturity greater than two years through three years            17,279        17,718        15,147        15,472
     Maturity greater than three years                              37,676        38,278        34,852        34,777
                                                                  --------      --------      --------      --------
                                                                  $286,315      $290,689      $244,297      $245,607
                                                                  ========      ========      ========      ========





   FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

   The fair value of the Association's advances from the FHLB and other borrowings is estimated based on the quoted market prices for the same or similar issues or on the current rates for advances and borrowings of the same remaining maturities as of March 31, 1995 and 1994 (in thousands):

                                                                  1995          1994
                                                                --------      -------
          Carrying amount                                       $119,953      $30,750
                                                                ========      =======
          Estimated fair value                                  $119,958      $30,899
                                                                ========      =======





 COMMITMENTS

 The fair value for commitments to extend credit to fund real estate construction and real estate mortgage loans is immaterial at March 31, 1995 and 1994 because their underlying interest rates approximate market.

 LIMITATIONS

 Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument. Because no market exists for a portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

6.  DEPOSITS

    At March 31, 1995 and 1994, deposits are summarized by type and remaining term as follows (dollars in thousands):

                                                                                                             WEIGHTED
                                                                                                              AVERAGE
                                                                                                           INTEREST RATE
                                                                                                           -------------
                                                                               1995          1994         1995        1994
                                                                            ---------     ---------       ----        ----
    Demand deposits:
          NOW accounts                                                       $ 28,244      $ 24,609        1.82%       1.82%
          Money market accounts                                                10,836        12,487        2.50        2.50
          Passbook accounts                                                    43,761        52,655        2.53        2.53
                                                                             --------      --------
                                                                               82,841        89,751        2.28        2.33
                                                                             --------      --------
    Time deposits:
          Maturity one year or less                                           124,689        81,222
          Maturity greater than one year through two years                     23,830        23,325
          Maturity greater than two years through three years                  17,279        15,147
          Maturity greater than three years                                    37,676        34,852
                                                                             --------      --------
                                                                              203,474       154,546        5.93        5.06
                                                                             --------      --------
          Total deposits                                                     $286,315      $244,297        4.87        4.06
                                                                             ========      ========
    Interest expense on deposits is summarized as follows (in thousands):

                                                                                    1995         1994        1993
                                                                                  -------      -------     -------
                   NOW accounts                                                   $   484      $   383     $   455
                   Money market accounts                                              300          311         416
                   Passbook accounts                                                1,425        1,435       1,707
                   Time deposits                                                    9,417        7,877       8,830
                                                                                  -------      -------     -------
                                                                                  $11,625      $10,006     $11,408
                                                                                  =======      =======     =======



7.  FHLB ADVANCES AND OTHER BORROWINGS

    FHLB advances and other borrowings are summarized as follows:

                                                                                        1995         1994
                           FHLB advances                                              $117,143     $30,750
                           Other borrowings                                              2,810           0
                                                                                      --------     -------
                                                                                      $119,953     $30,750
                                                                                      ========     =======




    FHLB advances are collateralized by unencumbered mortgage loans of at least 150% of outstanding advances, approximately $28,902,000 of investment securities and by stock in the FHLB at March 31, 1995. The advances mature at various dates through July 20, 1999. The weighted average interest rate on FHLB advances was 6.77% and 5.76% at March 31, 1995 and 1994, respectively. Maximum short-term borrowings during fiscal year 1995 were $111,170,000.

    As of March 31, 1995, repayments of FHLB advances and other borrowings for subsequent fiscal years are estimated to be as follows (in thousands):

                                    1996                                                 $109,088
                                    1997                                                    2,165
                                    1998                                                      381
                                    1999                                                      381
                                    2000                                                    7,765
                                    Thereafter                                                173
                                                                                         --------
                                                                                         $119,953
                                                                                         ========




    The Company recorded an extraordinary loss of $427,000, net of income tax benefit of $261,000, relating to the early extinguishment of certain FHLB advances during the year ended March 31, 1994.

8.  INCOME TAXES

    As discussed in Note 1, the Company adopted SFAS No. 109 as of April 1, 1993. The cumulative effect of the change in accounting for income taxes was $320,000 as of April 1, 1993 and was reported separately in the statement of income for the year ended March 31, 1994. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.

   Income tax expense is allocated as follows (in thousands):

                                                                                             1995        1994       1993
                                                                                            ------      ------     ------
   Income tax expense from continuing operations:
     Current expense:
       Federal                                                                              $1,843      $2,824     $2,167
       State                                                                                   195         345         53
                                                                                            ------      ------     ------
                                                                                             2,038       3,169      2,220
                                                                                            ------      ------     ------
     Deferred expense:
       Federal                                                                                 205          17         45
       State                                                                                    36           3          4
                                                                                            ------      ------     ------
                                                                                               241          20         49
                                                                                            ------      ------     ------
                                                                                             2,279       3,189      2,269
   Extraordinary item--income tax benefit relating to early extinguishment of
     debt                                                                                        0        (261)         0
                                                                                            ------      ------     ------
                                                                                            $2,279      $2,928     $2,269
                                                                                            ======      ======     ======






   The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate of 34% for fiscal years 1995, 1994, and 1993 to income before income taxes, extraordinary item, and cumulative effect of change in accounting principle (in thousands):

                                                                                       1995       1994        1993
                                                                                      ------     ------      ------
   Expected income tax expense                                                        $2,169     $2,892      $2,155
   Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal income tax benefit                               152        230          38
     Statutory bad debt deduction                                                          0          0        (381)
     Provision for loan losses                                                             0          0         377
     Other, net                                                                          (42)        67          80
                                                                                      ------     ------      ------
   Actual income tax expense                                                          $2,279     $3,189      $2,269
                                                                                      ======     ======      ======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1995 and 1994 are as follows (in thousands):

                                                                                                    1995        1994
                                                                                                   ------     -------
     Deferred tax assets:
       Loans receivable, due to reserve for loan losses                                            $1,023     $   710
       Other                                                                                           64           0
                                                                                                   ------     -------
               Total gross deferred tax assets                                                      1,087         710
                                                                                                   ------     -------
     Deferred tax liabilities:
       FHLB stock, due to dividends not recognized for tax purposes                                   400         480
       Loans receivable, due to differences in deferred loan fees and costs recognition for tax
         purposes                                                                                     922         250
       Premises and equipment, due to differences in depreciation methods for tax purposes            178         120
       Net unrealized gain on investment securities available for sale, not recognized for tax
         purposes                                                                                      28         237
       Other                                                                                            0          43
                                                                                                   ------     -------
               Total gross deferred tax liabilities                                                 1,528       1,130
                                                                                                   ------     -------
     Net deferred tax liability                                                                    $  441     $   420
                                                                                                   ======     =======


     No valuation allowances for deferred tax assets have been recorded as of March 31, 1995 and 1994, based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

     Retained earnings at March 31, 1995 include approximately $3,900,000 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt reserves for tax computation purposes and is subject to federal income tax in future years if used for purposes other than to absorb bad debt losses.

9.   EMPLOYEE BENEFIT PLANS

     Effective April 1, 1989, the board instituted an employee stock ownership plan ("ESOP"). During the year ended March 31, 1992, the Company's ESOP borrowed approximately $269,000 from Eagle Bancshares, Inc. to acquire common stock of the Company on the open market. The note will be repaid principally from the Association's contributions to the ESOP and, accordingly, the note is reflected in the equity section as a reduction from equity. The Association's contribution expense in fiscal 1995, 1994, and 1993 was approximately $569,000, $584,000, and $310,000, respectively.

     In connection with the Association's conversion to a federally chartered stock association, the board of directors adopted the Eagle Bancshares, Inc. Stock Option and Incentive Plan ("Option Plan"), pursuant to which options to purchase 10% of the shares of the Company's common stock issued in the conversion can be granted to officers and other full-time employees. The Option Plan also provides for the granting of nonincentive stock options and stock appreciation rights. Information relating to these stock options for the years ended March 31, 1995, 1994, and 1993 is as follows:

                                                      1995                  1994                  1993
                                                ----------------     ----------------        --------------
     Options outstanding at beginning of
       year                                               78,000               76,000                76,000
     Options granted                                      78,250               24,000                     0
     Options exercised                                   (16,500)             (22,000)                    0
                                                ----------------     ----------------        --------------
     Options outstanding at end of year                  139,750               78,000                76,000
                                                ================     ================        ==============
     Options exercisable at end of year                   50,499               57,333                54,000

     Option prices per share:
       Options granted during year              $22.50 TO $24.25     $19.50 to $24.25                 $0.00
       Options exercised during the year                   $6.38                $6.38                 $0.00
       Options outstanding at end of year        $6.75 TO $24.25      $6.38 to $24.25        $6.38 to $9.75
                                                ================     ================        ==============




     During the year ended March 31, 1994, the Company awarded 15,000 nontransferable restricted shares of the Company's common stock to an officer of the Association. During the year ended March 31, 1995, the Company awarded two officers of the Association 7,500 each, nontransferable restricted shares of the Company's common stock. The market value of the shares at the date of award of $338,000 and $293,000 for the year ended March 31, 1995 and 1994, respectively, is being amortized by charges to compensation expense over the three-year vesting period. Compensation expense related to these awards for the year ended March 31, 1995 and 1994 was $228,000 and $110,000, respectively. The unamortized balance of the awards are included as a deduction from stockholders' equity in the statements of financial condition. Additionally, certain officers of the Company are employed under various employment agreements, expiring over the next three years.

     Also, eligible employees participate in a 401(k) defined contribution plan. The Association's contribution is determined annually by the board of directors and is allocated to participants in the proportion of their compensation to total compensation of participants. The Association's 401(k) contributions in fiscal years 1995, 1994, and 1993 were approximately $154,000, $62,000, and $30,000, respectively.

10.  STOCKHOLDERS' EQUITY

     At the time of conversion to a federally chartered stock association, the Association was required by the Federal Savings and Loan Insurance Corporation to establish a liquidation account in an amount equal to its retained earnings determined at December 31, 1985. The purpose of the account is to grant a limited priority claim on the assets of the Association to qualifying depositors ("Eligible Account Holders") as of April 19, 1985. In the event of a future complete liquidation of the Association, each Eligible Account Holder would receive from the liquidation account a liquidation distribution based on his/her share of the then remaining qualifying deposits. This account is reduced annually in proportion to the reduction of eligible savings account balances measured on March 31 of each year.

     The source of funds for payment of dividends by the Company will be dividends paid to the Company by the Association. Without the approval of the OTS, repurchases of capital stock may not be made, nor may cash dividends on capital stock be declared or paid, if the effect thereof would be to cause the Association's net worth to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements of the OTS. This restriction amounted to approximately $22,500,000 of the Association's net worth as of March 31, 1995. The Association paid dividends to the Company of approximately $3,300,000, $1,050,000, and $901,000 during the years ended March 31, 1995, 1994, and
     1993, respectively.

11.  INDUSTRY SEGMENTS

     The Company operates principally in the thrift industry through its wholly owned subsidiary, Tucker Federal Savings and Loan Association. The Company also operates in the mortgage banking industry through the Association's wholly owned subsidiary, Eagle Service Corporation, and its Prime Lending Division, which originates and sells residential mortgages and construction loans. All significant intersegment accounts and transactions are eliminated in consolidation. Industry segment information for the years ended March 31, 1995, 1994, and 1993 are presented below (in thousands):

                                                        RETAIL       MORTGAGE
                                                        BANKING      BANKING       ELIMINATIONS    CONSOLIDATED
                                                       ---------     ---------     -------------    ------------
     1995:
       Revenues                                        $  29,488     $  15,514     $   (6,313)      $  38,689
       Net income                                          4,667         2,149         (2,715)          4,101
       Identifiable assets                               450,159       117,602       (110,444)        457,317
       Capital expenditures, net                           2,291           235              0           2,526
       Depreciation on premises and equipment                536           108              0             644

     1994:
       Revenues                                        $  26,962     $  14,465     $   (4,648)      $  36,779
       Net income                                          2,726         2,889           (404)          5,211
       Identifiable assets                               287,242        99,188        (66,045)        320,385
       Capital expenditures, net                           2,252            63              0           2,315
       Depreciation on premises and equipment                498            98              0             596

     1993:
       Revenues                                        $  27,031     $    8,353    $   (2,149)      $  33,235
       Net income                                          2,303          1,937          (171)          4,069
       Identifiable assets                               287,947         71,474       (37,824)        321,597
       Capital expenditures, net                           1,626             38             0           1,664
       Depreciation on premises and equipment                303             31             0             334


     The Company includes construction lending activity and the origination and sale of first mortgage loans in the mortgage banking segment.

12.  FINANCIAL INFORMATION OF SERVICE CORPORATION

     The following condensed statements of financial condition as of March 31, 1995 and 1994 and the related condensed statements of income for the years ended March 31, 1995, 1994, and 1993 summarize the financial position and operating results of the Association's wholly owned subsidiary, Eagle Service Corporation:

                                CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                   ASSETS
                                                                                                   1995       1994
                                                                                                  ------     ------
                                                                                                   (In Thousands)
     Cash                                                                                         $   43     $   77
     Loans held for sale                                                                           3,512      7,543
     Other assets                                                                                    902        646
                                                                                                  ------     ------
                Total assets                                                                      $4,457     $8,266
                                                                                                  ======     ======




                                           LIABILITIES AND STOCKHOLDER'S EQUITY

     Notes payable to parent                                                                      $1,017     $4,502
     Drafts outstanding                                                                            1,677      1,962
     Accrued expenses and other liabilities                                                          434        480
                                                                                                  ------     ------
                Total liabilities                                                                  3,128      6,944
                                                                                                  ======     ======
     Stockholder's equity:
          Common stock                                                                               500        500
          Retained earnings                                                                          829        822
                Total stockholder's equity                                                         1,329      1,322
                                                                                                  ------     ------
                Total liabilities and stockholder's equity                                        $4,457     $8,266
                                                                                                  ======     ======



                                          CONDENSED STATEMENTS OF INCOME


                                                                                      1995       1994       1993
                                                                                     ------     ------     ------
                                                                                            (In Thousands)
     Mortgage production fees                                                        $1,003     $1,969     $1,474
     Appraisal and other fees                                                           190        326        196
     Interest income                                                                    329        651        551
     Interest on note payable to parent                                                (145)      (392)      (394)
     Other                                                                              316        (16)       (12)
                                                                                     ------     ------     ------
                  Operating income                                                    1,693      2,538      1,815
     General and administrative expenses                                              1,682      1,726      1,422
                                                                                     ------     ------     ------
                  Income before income tax expense                                       11        812        393
     Federal income tax expense                                                           4        308        148
                                                                                     ------     ------     ------
     Net income                                                                      $    7     $  504     $  245
                                                                                     ======     ======     ======


13.  REGULATORY CAPITAL

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 requires institutions to maintain a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% core capital ratio, and an 8% risk-based capital ratio. At March 31, 1995, the Company and the Association met all minimum regulatory capital requirements.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA)" established five capital categories for financial institutions. The thrift regulators adopted regulations defining these five capital categories effective December 1992. Under the new regulations, each thrift will be classified into one of the five categories (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) based on its level of risk-based capital as measured by Tier 1 capital, total risk-based capital , Tier 1 leverage ratios, and its supervisory ratings. FDICIA defines well- capitalized banks as entities having total risk-based capital ratio of 10% or higher, a Tier 1 risk-based capital ratio of 6% or higher, and a leverage ratio of 5% or higher. At March 31, 1995 the Association is classified as a well-capitalized institution under the FDICIA regulations.

14.  EARNINGS PER SHARE

     Weighted average common and common equivalent shares for the years ended March 31, 1995, 1994, and 1993 are computed as follows:

                                                               1995             1994              1993
                                                            ---------        ---------         ---------
     Primary:
       Weighted average shares outstanding                  1,529,662        1,484,412         1,474,000
       Common shares assumed outstanding to reflect
         dilutive effect of common stock options               20,668           45,853                 0
                                                            ---------        ---------         ---------
     Weighted average shares and common equivalent
       shares outstanding                                   1,550,330        1,530,265         1,474,000
                                                            =========        =========         =========
     Fully diluted:
       Weighted average shares outstanding                  1,529,662        1,484,412         1,474,000
       Common shares assumed outstanding to reflect
         dilutive effect of common stock options               22,734           47,184                 0
                                                            ---------        ---------         ---------
     Weighted average shares outstanding                    1,552,396        1,531,596         1,474,000
                                                            =========        =========         =========


     The dilutive effect of common stock equivalents on earnings per share is less than 3% for the year ending March 31, 1995; therefore, simple weighted average shares outstanding are used in computing earnings per share.

15.  FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

     Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 1995 and 1994 and related condensed statements of income and cash flows for the years ended March 31, 1995, 1994, and 1993 are as follows:

                                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                   ASSETS
                                                                                             1995          1994
                                                                                            -------      -------
                                                                                               (In Thousands)
     Cash                                                                                   $   591      $ 1,042
     Investment in subsidiaries                                                              31,508       30,247
     Other assets                                                                             2,161           39
                                                                                            -------      -------
                Total assets                                                                $34,260      $31,328
                                                                                            =======      =======



                                            LIABILITIES AND STOCKHOLDERS' EQUITY


     Due to subsidiaries                                                                    $   182      $   133
     Other liabilities                                                                          442          363
                                                                                            -------      -------
                                                                                                624          496
                                                                                            -------      -------
     Stockholders' equity:
        Common stock                                                                          1,695        1,662
        Additional paid-in capital                                                            8,200        7,763
        Retained earnings                                                                    25,075       22,420
        Net unrealized gain on securities available for sale                                     46          387
        ESOP debt                                                                               (11)        (141)
        Unamortized restricted stock                                                           (293)        (183)
        Treasury stock                                                                       (1,076)      (1,076)
                                                                                            -------      -------
                 Total stockholders' equity                                                  33,636       30,832
                                                                                            -------      -------
                 Total liabilities and stockholders' equity                                 $34,260      $31,328
                                                                                            =======      =======



                                                   CONDENSED STATEMENTS OF INCOME


                                                                                                   1995       1994        1993
                                                                                                  ------     ------      ------
                                                                                                         (In Thousands)
                  Interest and other income                                                       $    2     $   31      $   83
                  Management fee income                                                              100        100         100
                  Equity in undistributed earnings of subsidiaries                                   869      4,327       3,132
                  Dividends from subsidiaries                                                      3,300      1,050         901
                                                                                                  ------     ------      ------
                             Total income                                                          4,271      5,508       4,216
                  General and administrative expenses                                                170        190         147
                                                                                                  ------     ------      ------
                             Income before extraordinary item and cumulative effect of
                                change in accounting principle                                     4,101      5,318       4,069
                  Extraordinary item                                                                   0       (427)          0
                  Cumulative effect of change in accounting for income taxes                           0        320           0
                                                                                                  ------     ------      ------
                  Net income                                                                      $4,101     $5,211      $4,069
                                                                                                  ======     ======      ======


                                                CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                     1995       1994        1993
                                                                                                    ------     ------      ------
                                                                                                           (In Thousands)
                  Cash flows from operating activities:
                    Net income                                                                      $4,101     $5,211      $4,069
                                                                                                    ------     ------      ------
                    Adjustments to reconcile net income to net cash provided by operating activities:
                         Equity in undistributed earnings of subsidiaries                             (869)    (4,327)     (3,132)
                         Cumulative effect of change in accounting principle                             0       (320)          0
                         Amortization of restricted stock award                                        228        110           0
                         (Increase) decrease in other assets                                          (122)        (3)         35
                         Increase in due to subsidiaries                                                49         88          62
                         Increase (decrease) in other liabilities                                       79          2         (45)
                                                                                                    ------     ------      ------
                            Total adjustments                                                         (635)    (4,450)     (3,080)
                                                                                                    ------     ------      ------
                            Net cash provided by operating activities                                3,466        761         989
                                                                                                    ------     ------      ------
                  Cash flows from investing activities:
                    Loan to Cobb Woodlawn LLC                                                       (2,000)         0           0
                    Capital contribution to Union Hill LLC                                            (817)         0           0
                                                                                                    ------     ------      ------
                            Net cash used in investing activities                                   (2,817)         0           0
                                                                                                    ------     ------      ------
                  Cash flows from financing activities:
                    Early extinguishment of debt penalties, net                                          0        427           0
                    Purchase of treasury stock                                                           0          0         (57)
                    Cash dividends paid                                                             (1,362)      (771)       (590)
                    Stock options exercised                                                            132        140           0
                    Principal reduction of ESOP debt                                                   130         86          25
                                                                                                    ------     ------      ------
                            Net cash used in financing activities                                   (1,100)      (118)       (622)
                                                                                                    ------     ------      ------
                  Net (decrease) increase in cash                                                     (451)       643         367
                  Cash at beginning of year                                                          1,042        399          32
                                                                                                    ------     ------      ------
                  Cash at end of year                                                               $  591     $1,042      $  399
                                                                                                    ======     ======      ======
                  Supplemental disclosure of noncash financing activities:
                    Dividends declared, not paid                                                    $  386     $  302      $  148
                                                                                                    ======     ======      ======

                    Restricted stock award                                                          $  338     $  293      $    0
                                                                                                    ======     ======      ======
                    Net (decrease) increase in unrealized gain on investment securities
                       available for sale, net of taxes                                             $ (341)    $  387      $    0
                                                                                                    ======     ======      ======
