Form 10-K, Exhibit 13
period 1995-03-31
EAGLE BANCSHARES INC
filed 1995-06-29
CIK 783604

EXHIBIT 13.1     INDEPENDENT AUDITORS' REPORT

The Board of Directors
Eagle Bancshares, Inc.:

         We have audited the accompanying consolidated statements of financial condition of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1994 and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 1994, in conformity with generally accepted accounting principles.

         As discussed in notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" on April 1, 1993. As discussed in notes 1 and 2 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provision of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at March 31, 1994.

KPMG Peat Marwick
Atlanta, Georgia
April 29, 1994