Form 10-K, Exhibit 13
period 1996-03-31
EAGLE BANCSHARES INC
filed 1996-07-01
CIK 783604

                                                                    EXHIBIT 13.1




                   EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF MARCH 31, 1996, 1995, AND 1994
                                TOGETHER WITH
                               AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of

Eagle Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Eagle Bancshares, Inc. and subsidiaries for the year ended March 31, 1994 were audited by other auditors whose report dated April 29, 1994 expressed an unqualified opinion on those statements and included an explanatory paragraph that described the changes in the Company's methods of accounting for income taxes and investment securities, as discussed in Note 1 to the consolidated financial statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Atlanta, Georgia
May 17, 1996

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            MARCH 31, 1996 AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                        1996          1995
                                                                                      --------      --------
ASSETS:
  Cash and amounts due from banks                                                     $  7,477      $  6,214
  Interest-bearing deposits                                                                339           144
  Securities available for sale (Notes 2 and 8)                                         79,512        20,939
  Investment securities held to maturity, approximate market value of
    $56,308 and $56,701 in 1996 and 1995, respectively (Notes 2 and 8)                  55,341        57,599
  Loans held for sale, approximate market value of $92,678 and $41,526 in
    1996 and 1995, respectively                                                         92,552        41,220
  Loans receivable, net (Notes 3 and 8)                                                334,505       303,906
  Stock in Federal Home Loan Bank, at cost                                               8,565         5,984
  Premises and equipment, net (Note 4)                                                  11,033         8,299
  Real estate held for development and sale (Note 5)                                    12,962         6,620
  Real estate acquired in settlement of loans, net                                         907           615
  Accrued interest receivable                                                            4,124         2,996
  Deferred income taxes (Note 9)                                                           597             0
  Other assets                                                                           3,598         2,781
                                                                                      --------      --------
        Total assets                                                                  $611,512      $457,317
                                                                                      ========      ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits (Note 7)                                                                   $348,098      $286,315
  Advance payments by borrowers for property taxes and insurance                         1,511         2,187
  Federal Home Loan Bank advances and other borrowings (Note 8)                        173,060       119,953
  Drafts outstanding                                                                    24,423        10,778
  Deferred income taxes (Note 9)                                                             0           441
  Accrued expenses and other liabilities                                                 7,245         4,007
                                                                                      --------      --------
        Total liabilities                                                              554,337       423,681
                                                                                      --------      --------
COMMITMENTS (NOTE 3)

STOCKHOLDERS' EQUITY (NOTES 10, 11, AND 14):
  Common stock, $1 par value; 10,000,000 shares authorized, 4,854,000 and
    3,389,000 shares issued at March 31, 1996 and 1995, respectively                     4,854         3,389
  Additional paid-in capital                                                            28,331         8,131
  Retained earnings                                                                     26,696        23,450
  Net unrealized (loss) gain on securities available for sale, net of taxes               (495)           46
  Employee Stock Ownership Plan note payable (Note 10)                                  (1,000)          (11)
  Unamortized restricted stock                                                            (135)         (293)
  Treasury stock, 301,800 shares at cost                                                (1,076)       (1,076)
                                                                                      --------      --------
        Total stockholders' equity                                                      57,175        33,636
                                                                                      --------      --------
        Total liabilities and stockholders' equity                                    $611,512      $457,317
                                                                                      ========      ========

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, AND 1994

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                    1996      1995      1994
                                                                                                   -------   -------  -------
INTEREST INCOME:
  Interest on loans                                                                                $35,917   $26,330  $21,906
  Interest on mortgage-backed securities                                                             2,527     1,939    3,135
  Interest on securities and other interest-earning assets                                           4,656     4,073    2,488
                                                                                                   -------   -------  -------
        Total interest income                                                                       43,100    32,342   27,529
                                                                                                   -------   -------  -------
INTEREST EXPENSE:
  Interest on deposits (Note 7)                                                                     16,684    11,625   10,006
  Interest on FHLB advances and other borrowings                                                     7,923     4,006    2,526
                                                                                                   -------   -------  -------
        Total interest expense                                                                      24,607    15,631   12,532
                                                                                                   -------   -------  -------
        Net interest income                                                                         18,493    16,711   14,997

PROVISION FOR LOAN LOSSES (NOTE 3)                                                                   1,000       643    1,000
                                                                                                   -------   -------  -------
        Net interest income after provision for loan losses                                         17,493    16,068   13,997
                                                                                                   -------   -------  -------
OTHER INCOME:
  Mortgage production fees                                                                           6,777     3,236    6,100
  Gains on sale of real estate held for development and sale                                           862         0        0
  Service charges                                                                                      760       597      460
  Gain on sale of loans                                                                                 81       891      188
  Gain on sale of mortgage-backed securities (Note 2)                                                    0        14      959
  Miscellaneous                                                                                      1,564     1,609    1,543
                                                                                                   -------   -------  -------
        Total other income                                                                          10,044     6,347    9,250
                                                                                                   -------   -------  -------
OTHER EXPENSES:
  Salaries and employee benefits (Note 10)                                                          11,985     9,629    8,966
  Net occupancy expense                                                                              2,117     1,889    1,494
  Data processing expense                                                                            1,140       817      673
  Federal insurance premiums                                                                           717       607      532
  Marketing expense                                                                                    514       387      283
  Provision for losses on real estate acquired in settlement of loans                                    0        10      136
  Miscellaneous                                                                                      3,648     2,696    2,656
                                                                                                   -------   -------  -------
        Total other expenses                                                                        20,121    16,035   14,740
                                                                                                   -------   -------  -------
        Income before income taxes, extraordinary item, and cumulative effect of change in
          accounting principle                                                                       7,416     6,380    8,507

INCOME TAX EXPENSE (NOTE 9)                                                                          2,396     2,279    3,189
                                                                                                   -------   -------  -------
        Income before extraordinary item and cumulative effect of change in accounting principle     5,020     4,101    5,318

EXTRAORDINARY ITEM--LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT, NET OF INCOME TAX
  BENEFIT OF $261 (NOTE 8)                                                                               0         0     (427)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES (NOTE 9)                                      0         0      320
                                                                                                   -------   -------  -------
        Net income                                                                                 $ 5,020   $ 4,101  $ 5,211
                                                                                                   =======   =======  =======

PRIMARY EARNINGS PER SHARE OF COMMON STOCK (NOTE 15):
  Income before extraordinary item and cumulative effect of change in accounting principle         $  1.53   $  1.34  $  1.74
  Extraordinary item, net                                                                                0         0    (0.14)
  Cumulative effect of change in accounting principle                                                    0         0     0.11
                                                                                                   -------   -------  -------
        Net income                                                                                 $  1.53   $  1.34  $  1.71
                                                                                                   =======   =======  =======

FULLY DILUTED EARNINGS PER SHARE OF COMMON STOCK (NOTE 15):
  Income before extraordinary item and cumulative effect of change in accounting principle         $  1.53   $  1.34  $  1.73
  Extraordinary item, net                                                                                0         0    (0.14)
  Cumulative effect of change in accounting principle                                                    0         0     0.11
                                                                                                   -------   -------  -------
        Net income                                                                                 $  1.53   $  1.34  $  1.70
                                                                                                   =======   =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, AND 1994

                                 (IN THOUSANDS)



                                                                                                                NET UNREALIZED
                                                                                                                  (LOSS) GAIN
                                                                    COMMON STOCK     ADDITIONAL                   IN SECURITIES
                                                                   --------------     PAID-IN    RETAINED         AVAILABLE FOR
                                                                   SHARES  AMOUNT     CAPITAL    EARNINGS       SALE, NET OF TAXES
                                                                   ------  ------     ---------  --------       ------------------
BALANCE, MARCH 31, 1993, AS PREVIOUSLY REPORTED                     1,625  $1,625     $ 7,367    $18,134               $   0

  Effect of two-for-one stock split                                 1,625   1,625           0     (1,625)                  0
                                                                    -----  ------     -------    -------               -----
BALANCE, MARCH 31, 1993, AS ADJUSTED                                3,250   3,250       7,367     16,509                   0

  Cash dividends declared ($.31 per share)                              0       0           0       (925)                  0
  Principal reduction of ESOP note payable                              0       0           0          0                   0
  Issuance of restricted stock (30,000 shares) (Note 10)               30      30         263          0                   0
  Amortization of restricted stock (Note 10)                            0       0           0          0                   0
  Stock options exercised (44,000 shares)                              44      44          96          0                   0
  Net unrealized (loss) gain on securities
    available for sale, net of taxes                                    0       0           0          0                 387
  Net income                                                            0       0           0      5,211                   0
                                                                    -----  ------     -------    -------               -----
BALANCE, MARCH 31, 1994                                             3,324   3,324       7,726     20,795                 387

  Cash dividends declared ($.47 per share)                              0       0           0     (1,446)                  0
  Principal reduction of ESOP note payable                              0       0           0          0                   0
  Issuance of restricted stock (30,000 shares) (Note 10)               30      30         308          0                   0
  Amortization of restricted stock (Note 10)                            0       0           0          0                   0
  Stock options exercised (35,000 shares)                              35      35          97          0                   0
  Change in net unrealized (loss) gain on securities
    available for sale, net of taxes                                    0       0           0          0                (341)
  Net income                                                            0       0           0      4,101                   0
                                                                    -----  ------     -------    -------               -----
BALANCE, MARCH 31, 1995                                             3,389   3,389       8,131     23,450                  46

  ESOP note payable issued to acquire common stock                      0       0           0          0                   0
  Cash dividends declared ($.51 per share)                              0       0           0     (1,774)                  0
  Principal reduction of ESOP note payable                              0       0           0          0                   0
  Issuance of common stock                                          1,435   1,435      20,048          0                   0
  Amortization of restricted stock (Note 10)                            0       0           0          0                   0
  Stock options exercised (30,000 shares)                              30      30         152          0                   0
  Change in net unrealized (loss) gain on securities
    available for sale, net of taxes                                    0       0           0          0                (541)
  Net income                                                            0       0           0      5,020                   0
                                                                    -----  ------     -------    -------               -----
BALANCE, MARCH 31, 1996                                             4,854  $4,854     $28,331    $26,696               $(495)
                                                                    =====  ======     =======    =======               =====
                                                                    UNAMORTIZED      ESOP                  TOTAL
                                                                     RESTRICTED      NOTE   TREASURY    STOCKHOLDERS'
                                                                       STOCK       PAYABLE   STOCK         EQUITY
                                                                    -----------    -------  --------    -------------
BALANCE, MARCH 31, 1993, AS PREVIOUSLY REPORTED                         $   0     $  (227)  $(1,076)       $25,823

  Effect of two-for-one stock split                                         0           0         0              0
                                                                        -----     -------   -------        -------
BALANCE, MARCH 31, 1993, AS ADJUSTED                                        0        (227)   (1,076)        25,823

  Cash dividends declared ($.31 per share)                                  0           0         0           (925)
  Principal reduction of ESOP note payable                                  0          86         0             86
  Issuance of restricted stock (30,000 shares) (Note 10)                 (293)          0         0              0
  Amortization of restricted stock (Note 10)                              110           0         0            110
  Stock options exercised (44,000 shares)                                   0           0         0            140
  Net unrealized (loss) gain on securities
    available for sale, net of taxes                                        0           0         0            387
  Net income                                                                0           0         0          5,211
                                                                        -----     -------   -------        -------
BALANCE, MARCH 31, 1994                                                  (183)       (141)   (1,076)        30,832

  Cash dividends declared ($.47 per share)                                  0           0         0         (1,446)
  Principal reduction of ESOP note payable                                  0         130         0            130
  Issuance of restricted stock (30,000 shares) (Note 10)                 (338)          0         0              0
  Amortization of restricted stock (Note 10)                              228           0         0            228
  Stock options exercised (35,000 shares)                                   0           0         0            132
  Change in net unrealized (loss) gain on securities
    available for sale, net of taxes                                        0           0         0           (341)
  Net income                                                                0           0         0          4,101
                                                                        -----     -------   -------        -------
BALANCE, MARCH 31, 1995                                                  (293)        (11)   (1,076)        33,636

  ESOP note payable issued to acquire common stock                          0      (1,000)        0         (1,000)
  Cash dividends declared ($.51 per share)                                  0           0         0         (1,774)
  Principal reduction of ESOP note payable                                  0          11         0             11
  Issuance of common stock                                                  0           0         0         21,483
  Amortization of restricted stock (Note 10)                              158           0         0            158
  Stock options exercised (30,000 shares)                                   0           0         0            182
  Change in net unrealized (loss) gain on securities
    available for sale, net of taxes                                        0           0         0           (541)
  Net income                                                                0           0         0          5,020
                                                                        -----     -------   -------        -------
BALANCE, MARCH 31, 1996                                                 $(135)    $(1,000)  $(1,076)       $57,175
                                                                        =====     =======   =======        =======

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, AND 1994

                                 (IN THOUSANDS)



                                                                                    1996        1995         1994
                                                                                 ---------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                     $   5,020    $   4,101    $  5,211
                                                                                 ---------    ---------    --------
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation, amortization, and accretion                                        1,211          825         505
    Provision for loan losses                                                        1,000          643       1,000
    Provision for losses on real estate acquired in settlement of loans                  0           10         136
    Cumulative effect of change in accounting principle                                  0            0        (320)
    Amortization of restricted stock award                                             158          228         110
    (Gain) loss on sale of real estate acquired in settlement of loans                 (90)           5          67
    Gains on sale of real estate held for development and sale                        (862)           0           0
    Gain on sale of mortgage-backed securities                                           0          (14)       (959)
    Gain on sale of loans                                                              (81)        (891)       (188)
    Deferred income tax (benefit) expense                                             (740)         241         (18)
    FHLB stock dividends                                                                 0            0        (179)
    Amortization of deferred loan fees                                              (1,791)      (1,883)     (2,325)
    Proceeds from sale of loans held for sale                                      449,354      281,421     504,079
    Origination of loans held for sale                                            (500,686)    (299,000)   (504,070)
    Changes in assets and liabilities:
      (Increase) decrease in accrued interest receivable                            (1,128)      (1,275)        334
      Increase in other assets                                                      (1,146)      (1,739)       (669)
      Increase (decrease) in drafts outstanding                                     13,645        1,620      (4,929)
      Increase (decrease) in accrued expenses and other liabilities                  3,182         (187)        (94)
                                                                                 ---------    ---------    --------
        Net cash used in operating activities                                      (32,954)     (15,895)     (2,309)
                                                                                 ---------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                                       (60,294)      (9,112)          0
  Proceeds from sale of securities available for sale                                    0        5,123      14,554
  Purchases of investment securities held to maturity                              (11,500)     (30,146)     (2,009)
  Principal payments received on securities available for sale                       2,392        3,396       7,379
  Principal payments received on investment securities held to maturity              2,925        1,369       6,745
  Proceeds from maturities of investment securities held to maturity                 9,000        6,000       7,324
  Proceeds from maturities of securities available for sale                            464            0           0
  Loan originations, net of repayments                                             (14,139)     (79,662)    (28,262)
  Purchases of loans receivable                                                    (15,949)      (2,268)       (749)
  Purchases of FHLB stock                                                           (3,001)      (3,244)          0
  Redemption of FHLB stock                                                             420          601           0
  Proceeds from sale of real estate acquired in settlement of loans                     12          130       1,988
  Purchases of premises and equipment, net                                          (3,694)      (2,526)     (2,315)
  Proceeds from sale of real estate held for development and sale                    4,693            0           0
  Additions to real estate held for development and sale                           (10,239)      (6,620)          0
                                                                                 ---------    ---------    --------
        Net cash (used in) provided by investing activities                      $ (98,910)   $(116,959)   $  4,655
                                                                                 ---------    ---------    --------

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1995, AND 1994

                                 (IN THOUSANDS)




                                                                                               1996           1995           1994
                                                                                             --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in time deposits                                                              $ 59,758       $ 48,928       $ 11,386
  Net increase (decrease) in demand deposits                                                    2,025         (6,910)         4,278
  (Decrease) increase in advance payments from borrowers for property taxes and insurance        (676)         1,233             96
  Proceeds from FHLB advances and other borrowings                                            302,348        250,325        118,627
  Repayment of FHLB advances and other borrowings                                            (249,241)      (161,122)      (135,638)
  Principal reduction of ESOP note payable                                                         11            130             86
  Issuance of ESOP note payable to acquire common stock                                        (1,000)             0              0
  Proceeds from the exercise of stock options                                                     182            132            140
  Proceeds from issuance of common stock                                                       21,483              0              0
  Cash dividends paid                                                                          (1,568)        (1,362)          (771)
                                                                                             --------       --------       --------
        Net cash provided by (used in) financing activities                                   133,322        131,354         (1,796)
                                                                                             --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            1,458         (1,500)           550

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                  6,358          7,858          7,308
                                                                                             --------       --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                     $  7,816       $  6,358       $  7,858
                                                                                             ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
  Interest                                                                                   $ 24,442       $ 15,155       $ 12,628
                                                                                             ========       ========       ========

  Income taxes                                                                               $  2,756       $  2,763       $  2,975
                                                                                             ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of real estate in settlement of loans                                          $    898       $    486       $  4,117
                                                                                             ========       ========       ========

  Loans made to finance sale of real estate                                                  $    534       $    575       $  3,392
                                                                                             ========       ========       ========

  Transfer of investment securities from held to maturity to available for sale (Note 2)     $  1,977       $      0       $      0
                                                                                             ========       ========       ========

  Dividends payable                                                                          $    592       $    386       $    302
                                                                                             ========       ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1996, 1995, AND 1994


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Eagle Bancshares, Inc. (the "Company") is a unitary savings and loan holding company which owns 100% of Tucker Federal Savings and Loan Association (the "Bank") common stock and Eagle Real Estate Advisors, Inc. ("EREA").

    The Bank provides a full range of banking services to individual and corporate customers through its ten branches located in Cherokee, DeKalb, Fulton, and Gwinnett Counties of metropolitan Atlanta, Georgia. Additionally, through its subsidiary, Prime Eagle Mortgage Corporation ("PrimeEagle"), the Bank originates construction loans and residential mortgages through 15 loan production offices in Georgia, Florida, North Carolina, and Tennessee. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies. Through EREA, the Company is also engaged in real estate development activities in the Atlanta metropolitan area.

    The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

    PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of Eagle Bancshares, Inc. and its wholly owned subsidiaries, Tucker Federal Savings and Loan Association, EREA, Union Hill LLC, Cobb Woodlawn Development LLC, BN Development Company LLC, and Trimble Road Development LLC, as well as the Bank's wholly owned subsidiaries, PrimeEagle, Eagle Service Corporation, and Eagle Asset Recovery Management Services, Inc. All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES

    The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at March 31, 1994. Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term; the Company has no securities applicable to this classification at March 31, 1996 or 1995. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity.
    All other securities not included in trading or held to maturity are classified as available for sale.

    With the adoption of SFAS No. 115, the Company has reported the effect of the change in the method of accounting for investments in debt and equity securities as a separate component of equity, net of income taxes. The net unrealized holding losses on securities available for sale, net of income taxes, amounted to $495,000 at March 31, 1996, and the net unrealized holding gains on securities available for sale, net of income taxes, amounted to $46,000 at March 31, 1995.

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

    Gains and losses on sales of securities are recognized on the settlement date, based on the adjusted carrying value of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

    LOANS RECEIVABLE

    Loans receivable held for investment are stated at their unpaid principal balances, less the undisbursed portion of loans in process, unearned interest, unamortized discounts and premiums, deferred loan fees, and the reserve for loan losses. Loans held for sale are carried at the lower of cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

    RESERVE FOR LOAN LOSSES

    Effective April 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Company had previously measured the reserve for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for loan losses was required as of April 1, 1995. The adoption of SFAS No. 114 did not have an impact upon the Company's financial condition or results of operations.

    A provision for loan losses is charged to operations based on management's evaluation of the potential losses in its portfolio. This evaluation considers the estimated value of the underlying collateral, the nature and volume of the portfolio, loan concentrations, specific problem loans, economic conditions that may affect the borrower's ability to repay, and such other factors as, in management's judgment, deserve recognition under existing economic conditions. Loans are charged off to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

    Management believes that the reserve for loan losses is adequate and real estate valuations are appropriate. While management uses available information to recognize losses on loans and real estate owned, future additions to the reserve may be necessary based on changes in economic conditions, particularly in the Company's primary market areas. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's reserve for loan losses and real estate valuations. Such agencies may require the Company to recognize additions to the reserve or to write down real estate based on their judgments about information available to them at the time of their examination.

    LOAN ORIGINATION FEES

    Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the contractual life of the loan using a level-yield method, adjusted for loan curtailment payments.

    MORTGAGE PRODUCTION FEES

    PrimeEagle, the Bank's wholly owned subsidiary, originates conventional and FHA/VA loans, the majority of which are presold to investors with servicing released. Fees received relating to the origination and sale of these loans are included in mortgage production fees in the statements of income when the loans are sold and consist of loan servicing release premiums and loan origination and discount points, net of loan officer commissions.

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

    REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

    Real estate acquired in settlement of loans is considered held for sale and is carried at fair value adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The Bank has recorded an allowance for estimated losses on real estate acquired in settlement of loans of approximately $49,000 at March 31, 1996 and 1995. Costs relating to holding properties are charged to operations.

    REAL ESTATE HELD FOR DEVELOPMENT AND SALE

    Real estate held for development and sale is carried at the lower of cost or net realizable value. Certain carrying charges, including interest, related to properties under development are capitalized as development costs during the construction period. Profits are recognized from the sale of real estate when the sale is consummated based on the real estate's sales price, net of the related total anticipated development costs associated with the real estate sold.

    PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for office buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment.

    INCOME TAXES

    Effective April 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," and has reported the cumulative effect of that change in the method of accounting for income taxes in the statement of income for the year ended March 31, 1994. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS

    No. 109, the effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company files consolidated income tax returns.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," as an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 addresses the accounting for purchased and originated mortgage servicing rights and is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires that a mortgage banking enterprise recognize as a separate asset rights to service mortgage loans for others regardless of whether their servicing rights are acquired through either the purchase or origination of mortgage loans. The statement also requires that the mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based upon the fair value of those rights purchased before adoption of SFAS No. 122. Impairment should be recognized through a valuation allowance. The Company's mortgage banking subsidiary, PrimeEagle, generates revenues through fees for various services, including application and origination, as well as through the gain or loss on sale of loans to third parties and from the sale of mortgage servicing rights. Service release premiums are the largest component of mortgage production fees. Fluctuations in the value of servicing rights impact management's decision to retain or sell servicing. SFAS No. 122 will not have an effect on the Company's financial statements, as substantially all of its permanent loans are sold on a servicing released basis.

    CASH EQUIVALENTS

    Cash equivalents include amounts due from banks and interest-bearing deposits with maturities of three months or less.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year balances in order to conform with current year financial statement presentation.

 2. SECURITIES

    Securities available for sale at March 31, 1996 and 1995 are summarized as follows (in thousands):

                                                            1996
                                        --------------------------------------------
                                                     GROSS       GROSS     ESTIMATED
                                        AMORTIZED  UNREALIZED  UNREALIZED    MARKET
                                          COST       LOSSES      GAINS       VALUE
                                        ---------  ----------  ----------  ---------
    Mortgage-backed securities            $68,792    $(1,338)     $401       $67,855
    Equity securities--preferred stock      9,507       (141)      263         9,629
    Corporate bonds                         1,978          0        50         2,028
                                          -------    -------      ----      --------
           Total                          $80,277    $(1,479)     $714       $79,512
                                          =======    =======      ====       =======

                                                            1995
                                        --------------------------------------------
                                                     Gross       Gross     Estimated
                                        Amortized  Unrealized  Unrealized    Market
                                          Cost       Losses      Gains       Value
                                        ---------  ----------  ----------  ---------
    Mortgage-backed securities            $13,890    $     0      $203       $14,093
    Equity securities--preferred stock      6,975       (226)       97         6,846
                                          -------    --------     ----       -------
           Total                          $20,865    $  (226)     $300       $20,939
                                          =======    =======      ====       =======

    As a result of a FASB special report allowing a one-time transfer of investment securities from the held to maturity category, investment securities classified as held to maturity with an amortized cost of approximately $1,977,000 and a net unrealized gain of approximately $50,000 were transferred to securities available for sale on December 1, 1995.

    The Company sold mortgage-backed securities with a carrying value of approximately $5,109,000 and $13,595,000 during the years ended March 31, 1995 and 1994, respectively, resulting in gross realized gains of approximately $14,000 and $959,000, respectively.

    Investment securities held to maturity at March 31, 1996 and 1995 are summarized as follows (in thousands):

                                                            1996
                                        --------------------------------------------
                                                     GROSS       GROSS     ESTIMATED
                                        AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                                          COST       LOSSES      GAINS       VALUE
                                        ---------  ----------  ----------   --------
    Mortgage-backed securities            $ 8,087    $    (2)      $   34    $ 8,119
    U.S. government and agency
      obligations                          27,450       (156)         183     27,477
    Corporate bonds                         8,420          0          406      8,826
    Other debt securities                  11,384          0          502     11,886
                                          -------    -------       ------    -------
           Total                          $55,341    $  (158)      $1,125    $56,308
                                          =======    =======       ======    =======

                                                            1995
                                        --------------------------------------------
                                                     Gross       Gross     Estimated
                                        Amortized  Unrealized  Unrealized   Market
                                          Cost       Losses      Gains       Value
                                        ---------  ----------  ----------   --------
    Mortgage-backed securities            $10,009    $  (157)      $   39    $ 9,891
    U.S. government and agency
      obligations                          24,799       (539)          76     24,336
    Corporate bonds                        10,376       (211)         209     10,374
    Other debt securities                  12,415       (315)           0     12,100
                                          -------    -------       ------    -------
           Total                          $57,599    $(1,222)      $  324    $56,701
                                          =======    =======       ======    =======

    The amortized cost and estimated market value of securities other than equities at March 31, 1996, by contractual maturity, are as follows (in thousands):

                                                             ESTIMATED
                                                  AMORTIZED   MARKET
                                                    COST       VALUE
                                                  ---------  ---------
          Due in one year or less                 $ 12,260   $ 12,359
          Due one to five years                     13,502     13,724
          Due five to ten years                     43,795     43,453
          Due after ten years                       56,554     56,655
                                                  --------   --------
                                                  $126,111   $126,191
                                                  ========   ========

    Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

3.  LOANS RECEIVABLE

    At March 31, 1996 and 1995, loans receivable are summarized as follows (in thousands):

                                                             1996        1995
                                                           --------    --------
    Real estate mortgage loans:
      Fixed rates                                          $ 49,176    $ 46,983
      Adjustable rate                                       118,331     119,653
    Real estate construction loans                          189,089     154,512
    Home equity and second mortgage loans                    14,338      10,250
                                                           --------    --------
             Total real estate loans                        370,934     331,398
    Investment in commercial leases                          38,032      32,582
    Consumer loans                                            2,856       1,001
    Loans secured by savings                                  1,245       1,320
                                                           --------    --------
             Total loans                                    413,067     366,301
    Less:
      Undisbursed portion of loans in process                73,121      56,780
      Unearned income                                           384         593
      Deferred loan origination fees                          1,409       1,547
      Reserve for loan losses                                 4,176       3,362
      Net (premium) discount on loans purchased                (528)        113
                                                           --------    --------
    Loans receivable, net                                  $334,505    $303,906
                                                           ========    ========

    SFAS Nos. 114 and 118 were adopted by the Company as of April 1, 1995. Prior to fiscal year 1996, the Company had no impaired loans, as defined by SFAS Nos. 114 and 118. At March 31, 1996, the recorded investment in impaired loans, which excludes nonaccrual first mortgage loans and residential construction loans, was $3,526,000 of which $675,000 were on an accrual basis and $2,851,000 were on a nonaccrual basis. At March 31, 1996, the valuation allowance related to these impaired loans was $1,153,000, which is included in the reserve for loan losses in the accompanying consolidated statement of financial condition. At March 31, 1996, the Company had no impaired loans with no related loan loss reserve. For the year ended March 31, 1996, the average recorded investment in impaired loans was $1,613,000. The Company recognized interest income on impaired loans of $267,000 for the year ended March 31, 1996 of which $82,000 remains uncollected.

    The Company uses either the cash or cost recovery method to record cash receipts on impaired loans that are on nonaccrual. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt. Loans on the cost recovery method may be changed to the cash method when the application of the cash payments has reduced the principal balance to a level where collection of the remaining recorded investment is no longer in doubt.

    At March 31, 1996, 1995, and 1994, an analysis of the reserve for loan losses is as follows (in thousands):

                                                     1996     1995     1994
                                                    ------   ------   ------
    Reserve for loan losses, beginning of year      $3,362   $3,349   $2,420
    Charge-offs                                       (270)    (684)    (104)
    Recoveries                                          84       54       33
    Provision for loan losses                        1,000      643    1,000
                                                    ------   ------   ------
    Reserve for loan losses, end of year            $4,176   $3,362   $3,349
                                                    ======   ======   ======

    Substantially all of the Company's loans held for investment are secured by real estate in Georgia, primarily in the metropolitan Atlanta, Augusta, and Savannah areas, Jacksonville, Florida, and Charlotte, North Carolina. A substantial portion of the real estate owned also consists of single-family residential properties and land located in those same markets. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 1996 or 1995.

    At March 31, 1996, 1995, and 1994, the Company had nonaccrual loans aggregating approximately $6,002,000, $603,000, and $787,000, respectively. The interest income not recognized on these loans amounted to $114,000, $40,000, and $26,000 for the years ended March 31, 1996, 1995, and 1994, respectively.

    The Company was servicing loans for others with aggregate principal balances of approximately $13,789,000, $13,271,000, and $15,654,000 at
    March 31, 1996, 1995, and 1994, respectively.

    At March 31, 1996 and 1995, the Company had sold approximately $26,236,000 and $40,419,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse option in the event the borrower defaults on the loan during that recourse period. During the years ended March 31, 1996, 1995, and 1994, the Company has incurred nominal losses from the repurchase of recourse loans.

    At March 31, 1996, the Company had commitments to originate fixed rate mortgage loans of approximately $14,800,000 and commitments to originate variable rate mortgage loans of approximately $7,100,000, with terms up to 30 years and interest rates ranging from 12.5% to 5.5%. The Company had commitments to sell mortgage loans of approximately $87,000,000 at March 31, 1996. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $7,500,000 at March 31, 1996. These off-balance sheet commitments represent the unused portion of home equity lines of credit. The Company's policy is to offer these lines where collateral requirements are residential real estate with aggregate loan-to-value ratios of 80% or less.

4.  PREMISES AND EQUIPMENT

    At March 31, 1996 and 1995, premises and equipment are summarized as follows (in thousands):

                                                  1996      1995
                                                -------   -------
           Land                                 $ 2,389   $ 2,389
           Office buildings and improvements      7,264     5,004
           Furniture, fixtures, and equipment     5,504     4,065
                                                -------   -------
                                                 15,157    11,458
           Less accumulated depreciation          4,124     3,159
                                                -------   -------
                                                $11,033   $ 8,299
                                                =======   =======

5.  REAL ESTATE HELD FOR DEVELOPMENT AND SALE

    The Company holds partnership interests in five real estate development projects at March 31, 1996 and three real estate development projects at March 31, 1995. These projects consist of single-family residential developments, a commercial superstore development, and an affordable housing cooperative. The Company's equity interest in these projects ranges from 50% to 100%, and income earned from these projects is based on the terms of the partnership agreements. For the year ended March 31, 1996, the Company earned approximately $862,000 from the sale of single-family lots and recorded approximately $170,000 in income tax credits from its investment in the affordable housing cooperative. No income was generated by these projects for the year ended March 31, 1995, as the projects were in a start-up phase. These projects are located in metropolitan Atlanta in areas in which management believes zoning, utility, and economic risks are minimized.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

    CASH AND AMOUNTS DUE FROM BANKS AND INTEREST-BEARING DEPOSITS

    The carrying amount approximates fair value because of the short maturity of these instruments.

    SECURITIES

    The fair value of securities available for sale and investment securities held to maturity is estimated based on bid quotations received from securities dealers. As noted in Note 2 to these financial statements, the fair value of securities available for sale and investment securities held to maturity is approximately $79,512,000 and $56,308,000 and $20,939,000 and $56,701,000, respectively at March 31, 1996 and 1995, respectively.

    LOANS RECEIVABLE

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

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

    The following table presents information for loans as of March 31, 1996 and 1995 (in thousands):

                                                                1996                  1995
                                                         --------------------   -------------------
                                                                    ESTIMATED             Estimated
                                                         CARRYING     FAIR      Carrying    Fair
                                                          AMOUNT      VALUE      Amount     Value
                                                         --------   ---------   --------  ---------
    Real estate mortgage loans:
      Fixed rates                                        $ 49,176   $ 49,993    $ 46,983   $ 47,159
      Adjustable rates                                    118,331    127,327     119,653    122,734
    Real estate construction loans                        189,089    189,089     154,512    154,512
    Home equity and second mortgage loans                  14,338     13,927      10,250      9,744
    Investment in commercial leases                        38,032     38,356      32,582     32,517
    Other loans                                             4,101      3,930       2,321      2,305
                                                         --------   --------    --------   --------
           Total loans                                    413,067    422,622     366,301    368,971
    Less:
      Undisbursed portion of loans in process              73,121     73,121      56,780     56,780
      Unearned income                                         384        242         593        410
      Deferred loan origination fees                        1,409      1,040       1,547      1,385
      Reserve for loan losses                               4,176      4,176       3,362      3,362
      Net (premium) discount on loans purchased              (528)      (269)        113         72
                                                         --------   --------    --------   --------
      Loans receivable, net                              $334,505   $344,312    $303,906   $306,962
                                                         ========   ========    ========   ========

    LOANS HELD FOR SALE

    Loans held for sale are carried at the lower of cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis as of March 31, 1996 and 1995 (in thousands):

                                              1996         1995
                                            -------      -------
           Carrying amount                  $92,552      $41,220
                                            =======      =======

           Estimated fair value             $92,678      $41,526
                                            =======      =======

    DEPOSITS

    The fair value of deposits with no stated maturity, such as Negotiable Order of Withdrawal ("NOW") accounts, money market accounts, and passbook accounts, is assumed equal to the amount payable on demand as of March 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities as of March 31, 1996 and 1995 (in thousands):

                                                  1996                  1995
                                           --------------------  -------------------
                                                      ESTIMATED            Estimated
                                           CARRYING     FAIR     Carrying     Fair
                                            AMOUNT      VALUE     Amount      Value
                                           --------   ---------  --------  ---------
    NOW accounts                           $ 33,603   $ 33,603   $ 28,244   $ 28,244
    Money market accounts                     8,418      8,418     10,836     10,836
    Passbook accounts                        42,845     42,845     43,761     43,761
    Time deposits:
      Maturity one year or less             174,908    179,934    124,689    127,210
      Maturity greater than one year
        through two years                    26,268     25,597     23,830     24,642
      Maturity greater than two years
        through three years                  14,867     15,240     17,279     17,718
      Maturity greater than three years      47,189     39,953     37,676     38,278
                                           --------   --------   --------   --------
                                           $348,098   $345,590   $286,315   $290,689
                                           ========   ========   ========   ========

    FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

    The fair value of the Bank's advances from the FHLB and other borrowings is estimated based on the quoted market prices for the same or similar issues or based on the current rates for advances and borrowings of the same remaining maturities as of March 31, 1996 and 1995 (in thousands):

                                             1996         1995
                                           --------     --------
           Carrying amount                 $173,060     $119,953
                                           ========     ========

           Estimated fair value            $173,334     $119,958
                                           ========     ========

    COMMITMENTS

    The fair value of commitments to extend credit to fund real estate construction and real estate mortgage loans is immaterial at March 31, 1996 and 1995 because their underlying interest rates approximate market.

    LIMITATIONS

    Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

7.  DEPOSITS

    At March 31, 1996 and 1995, deposits are summarized by type and remaining term as follows (dollars in thousands):

                                                                                          WEIGHTED
                                                                                           AVERAGE
                                                                                        INTEREST RATE
                                                                                       ---------------
                                                                   1996       1995      1996     1995
                                                                 --------   --------   ------   ------
    Demand deposits:
      NOW accounts                                               $ 33,603   $ 28,244    1.74%    1.82%
      Money market accounts                                         8,418     10,836    2.50     2.50
      Passbook accounts                                            42,845     43,761    2.53     2.53
                                                                 --------   --------
                                                                   84,866     82,841    2.21     2.28
                                                                 --------   --------

    Time deposits:
      Maturity one year or less                                   174,908    124,689
      Maturity greater than one year through two years             26,268     23,830
      Maturity greater than two years through three years          14,867     17,279
      Maturity greater than three years                            47,189     37,676
                                                                 --------   --------
                                                                  263,232    203,474    6.00     5.93
                                                                 --------   --------
           Total deposits                                        $348,098   $286,315    5.08     4.87
                                                                 ========   ========

    Interest expense on deposits for the years ended March 31, 1996, 1995, and 1994 is summarized as follows (in thousands):

                                              1996       1995       1994
                                            -------    -------    -------
         NOW accounts                       $   494    $   484    $   383
         Money market accounts                  231        300        311
         Passbook accounts                    1,054      1,425      1,435
         Time deposits                       14,905      9,416      7,877
                                            -------    -------    -------
                                            $16,684    $11,625    $10,006
                                            =======    =======    =======

    There is currently proposed as part of the Budget Reconciliation Act of 1995 a one-time assessment on the deposits of institutions which are insured by the Savings Association Insurance Fund ("SAIF") in order to recapitalize SAIF. It is anticipated that such assessment will be in the amount of $.80 to $.90 per $100 of SAIF-insured deposits. If the assessment were levied at $.85 per $100 in SAIF-insured deposits, the Bank's earnings would decrease approximately $1.9 million, net of tax. Thereafter, it is estimated that the level of ongoing premiums paid to the SAIF would be reduced from the Company's current rate of $.23 per $100 of SAIF-insured deposits to between $0 and $.04 per $100 of SAIF-insured deposits, thereby reducing in future periods the premium payments currently paid by the Bank.

8.  FHLB ADVANCES AND OTHER BORROWINGS

    FHLB advances and other borrowings at March 31, 1996 and 1995 are summarized as follows (in thousands):

                                          1996          1995
                                        --------      --------
           FHLB advances                $168,200      $117,143
           Other borrowings                4,860         2,810
                                        --------      --------
                                        $173,060      $119,953
                                        ========      ========

    At March 31, 1996, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $93,041,000 of investment securities. The advances mature at various dates through July 1999. The weighted average interest rate on FHLB advances was 5.53% and 6.77% at March 31, 1996 and 1995, respectively. Maximum short-term borrowings during the years ended March 31, 1996 and 1995 were $149,700,000 and $111,170,000, respectively.

    As of March 31, 1996, repayments of FHLB advances and other borrowings for subsequent fiscal years are estimated to be as follows (in thousands):

                       1997                    $150,790
                       1998                           0
                       1999                      13,735
                       2000                       8,019
                       2001                           0
                       Thereafter                   516
                                               --------
                                               $173,060
                                               ========

    The Company recorded an extraordinary loss of $427,000, net of income tax benefit of $261,000, relating to the early extinguishment of certain FHLB advances during the year ended March 31, 1994.

9.  INCOME TAXES

    As discussed in Note 1, the Company adopted SFAS No. 109 as of April 1, 1993. The cumulative effect of the change in accounting for income taxes was $320,000 as of April 1, 1993 and was reported separately in the statement of income for the year ended March 31, 1994.

    Income tax expense for the years ended March 31, 1996, 1995, and 1994 is allocated as follows (in thousands):

                                                                 1996     1995    1994
                                                                ------   ------  ------
    Income tax expense:
      Current expense:
        Federal                                                 $2,862   $1,843  $2,824
        State                                                      274      195     345
                                                                ------   ------  ------
                                                                 3,136    2,038   3,169
                                                                ------   ------  ------

      Deferred (benefit) expense:
        Federal                                                   (674)     205      17
        State                                                      (66)      36       3
                                                                ------   ------  ------
                                                                  (740)     241      20
                                                                ------   ------  ------
                                                                 2,396    2,279   3,189

    Extraordinary item--income tax benefit relating to
      early extinguishment of debt                                   0        0    (261)
                                                                ------   ------  ------
                                                                $2,396   $2,279  $2,928
                                                                ======   ======  ======

    The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate of 34% for fiscal years 1996, 1995, and 1994 to income before income taxes, extraordinary item, and cumulative effect of change in accounting principle (in thousands):

                                                                   1996     1995     1994
                                                                  ------   ------   ------
    Expected income tax expense                                   $2,521   $2,169   $2,892
    Increase (decrease) in income taxes resulting from:
      State income taxes, net of federal income tax benefit          137      152      230
      Income tax credits                                            (170)       0        0
      Other, net                                                     (92)     (42)      67
                                                                  ------   ------   ------
    Actual income tax expense                                     $2,396   $2,279   $3,189
                                                                  ======   ======   ======

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1996 and 1995 are as follows (in thousands):

                                                                               1996     1995
                                                                              ------   ------
    Deferred tax assets:
      Loans receivable, due to reserve for loan losses                        $1,292   $1,023
      Deposit base premium, due to difference in amortization
        method for tax purposes                                                  204      116
      Employee benefits, due to differences in expense recognition
        methods for tax purposes                                                 365      313
      Net unrealized loss on securities available for sale, not
        recognized for tax purposes                                              271        0
                                                                              ------   ------
           Total gross deferred tax assets                                     2,132    1,452
                                                                              ------   ------
    Deferred tax liabilities:
      FHLB stock, due to dividends not recognized for tax purposes               355      400
      Loans receivable, due to differences in deferred loan fees
        and costs recognition for tax purposes                                   709      922
      Premises and equipment, due to differences in depreciation
        methods for tax purposes                                                 268      178
      Net unrealized gain on securities available for sale, not
        recognized for tax purposes                                                0       28
      Other                                                                      203      365
                                                                              ------   ------
           Total gross deferred tax liabilities                                1,535    1,893
                                                                              ------   ------
    Net deferred tax asset (liability)                                        $  597   $ (441)
                                                                              ======   ======

    No valuation allowances for deferred tax assets have been recorded as of March 31, 1996 and 1995 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

    Retained earnings at March 31, 1996 include approximately $3,900,000, for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt reserves for tax computation purposes and is subject to federal income tax in future years if used for purposes other than to absorb bad debt losses.

10. EMPLOYEE BENEFIT PLANS

    In connection with the Bank's conversion to a federally chartered stock association, the board of directors adopted the Eagle Bancshares, Inc. Stock Option and Incentive Plan ("Option Plan"), pursuant to which options to purchase 10% of the shares of the Company's common stock issued in the conversion can be granted to officers and other full-time employees. The Option Plan also provides for the granting of nonincentive stock options and stock appreciation rights. Information relating to these stock options for the years ended March 31, 1996, 1995, and 1994 is as follows:

                                                          1996                 1995               1994
                                                   ----------------     ----------------     ---------------
    Options outstanding at beginning of year                279,500              156,000             152,000
      Options granted                                         8,500              156,500              48,000
      Options exercised or expired                          (33,000)             (33,000)            (44,000)
                                                   ----------------     ----------------     ---------------
    Options outstanding at end of year                      255,000              279,500             156,000
                                                   ================     ================     ===============

    Options exercisable at end of year                      124,932              100,998             114,666
                                                   ================     ================     ===============

    Option prices per share:
      Options granted during year                  $12.81 TO $16.38     $11.25 to $12.13     $9.75 to $12.13
      Options exercised during year                $ 3.88 TO $12.13               $ 3.19              $ 3.19
      Options outstanding at end of year           $ 3.38 TO $16.38     $ 3.38 to $12.13     $3.19 to $12.13
                                                   ================     ================     ===============

    During the year ended March 31, 1994, the Company awarded 30,000 nontransferable restricted shares of the Company's common stock to an officer of the Bank. During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each, nontransferable restricted shares of the Company's common stock. The market value of the shares at the dates of award of $338,000 and $293,000 for the years ended March 31, 1995 and 1994, respectively, is being amortized by charges to compensation expense over the three-year vesting period. Compensation expense related to these awards for the years ended March 31, 1996, 1995, and 1994 was $158,000, $228,000, and $110,000, respectively. The unamortized balance of the awards is included as a deduction from stockholders' equity in the statements of financial condition. Additionally, certain officers of the Company are employed under various employment agreements, which expire over the next three years.

    Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan ("ESOP") into its 401(k) Plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust (the "Plan"). In connection with the Company's secondary offering of common stock, in February 1996, the Plan borrowed $1,000,000 from Eagle Bancshares, Inc. to acquire 62,500 shares of common stock. As of March 31, 1996, all of these shares are available to be allocated to plan participants. Compensation expense from the eventual allocation of these shares will be measured based upon the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1996, the fair value of these shares is $968,750. The note will be repaid from the Company's contributions to the Plan, and accordingly, the note is reflected as a reduction from stockholders' equity. Eligible employees participate in the Plan, and the Company's contribution is allocated to the participants in the proportion of their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors. The Company's contribution in fiscal years 1996, 1995, and 1994 was $385,000, $723,000, and $646,000,
    respectively.

11. STOCKHOLDERS' EQUITY

    At the time of conversion to a federally chartered stock association, the Bank was required by the Federal Savings and Loan Insurance Corporation to establish a liquidation account in an amount equal to its retained earnings determined at December 31, 1985. The purpose of the account is to grant a limited priority claim on the assets of the Bank to qualifying depositors ("Eligible Account Holders") as of April 19, 1985. In the event of a future complete liquidation of the Bank, each Eligible Account Holder would receive from the liquidation account a liquidation distribution based on his/her share of the then remaining qualifying deposits. This account is reduced annually in proportion to the reduction of eligible savings account balances measured on March 31 of each year.

    The source of funds for payment of dividends by the Company will be dividends paid to the Company by the Bank. Without the approval of the OTS, repurchases of capital stock may not be made nor may cash dividends on capital stock be declared or paid, if the effect thereof would be to cause the Bank's net worth to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements of the OTS. This restriction amounted to approximately $35,192,000 of the Bank's net worth as of March 31, 1996. The Bank paid dividends to the Company of approximately $1,400,000, $3,300,000, and $1,050,000 during the years ended March 31, 1996, 1995, and 1994, respectively.

    All share and per share data have been adjusted to reflect the effect of a two-for-one split of the Company's common stock effected in the form of a stock dividend paid on December 21, 1995.

12. INDUSTRY SEGMENTS

    The Company operates principally in the thrift industry through its wholly owned subsidiary, Tucker Federal Savings and Loan Association. The Company also operates in the mortgage banking industry through the Bank's wholly owned subsidiary, PrimeEagle, which originates and sells residential mortgages and construction loans. All significant intersegment accounts and transactions are eliminated in consolidation.

    Industry segment information for the years ended March 31, 1996, 1995, and 1994 is presented below (in thousands):

                                                      RETAIL    MORTGAGE
                                                      BANKING    BANKING   ELIMINATIONS  CONSOLIDATED
                                                     --------   --------   ------------  ------------
    1996:
      REVENUES                                       $ 37,707   $ 23,734     $ (8,297)      $ 53,144
      NET INCOME                                        7,687      2,799       (5,466)         5,020
      IDENTIFIABLE ASSETS                             596,219    225,597     (210,304)       611,512
      CAPITAL EXPENDITURES, NET                         3,075        619            0          3,694
      DEPRECIATION ON PREMISES AND EQUIPMENT              684        275            0            959

    1995:
      Revenues                                       $ 29,488   $ 15,514     $ (6,313)      $ 38,689
      Net income                                        4,667      2,149       (2,715)         4,101
      Identifiable assets                             450,159    117,602     (110,444)       457,317
      Capital expenditures, net                         2,291        235            0          2,526
      Depreciation on premises and equipment              536        108            0            644

    1994:
      Revenues                                       $ 26,962   $ 14,465     $ (4,648)      $ 36,779
      Net income                                        2,726      2,889         (404)         5,211
      Identifiable assets                             287,242     99,188      (66,045)       320,385
      Capital expenditures, net                         2,252         63            0          2,315
      Depreciation on premises and equipment              498         98            0            596

    The Company includes construction lending activity and the origination and sale of first mortgage loans in the mortgage banking segment.

13. FINANCIAL INFORMATION OF EAGLE SERVICE CORPORATION

    The following condensed statements of financial condition as of March 31, 1996 and 1995 and the related condensed statements of income for the years ended March 31, 1996, 1995, and 1994 summarize the financial position and operating results of the Bank's wholly owned subsidiary, Eagle Service
    Corporation:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                           1996          1995
                                                          -------       -------
                                                             (In Thousands)
    Cash                                                   $   47        $   43
    Loans held for sale                                         0         3,512
    Other assets                                            1,952           902
                                                           ------        ------
           Total assets                                    $1,999        $4,457
                                                           ======        ======


                    LIABILITIES AND STOCKHOLDER'S EQUITY

    Notes payable to parent                                $  371        $1,017
    Drafts outstanding                                          0         1,677
    Accrued expenses and other liabilities                    224           434
                                                           ------        ------
           Total liabilities                                  595         3,128
                                                           ------        ------
    Common stock                                              500           500
    Retained earnings                                         904           829
                                                           ------        ------
           Total stockholder's equity                       1,404         1,329
                                                           ------        ------
           Total liabilities and stockholder's equity      $1,999        $4,457
                                                           ======        ======

                       CONDENSED STATEMENTS OF INCOME

                                                  1996     1995     1994
                                                  ----    ------   ------
                                                      (In Thousands)
    Mortgage production fees                      $  0    $1,003   $1,969
    Appraisal and other fees                         0       190      326
    Interest income                                 57       329      651
    Interest on note payable to parent               0      (145)    (392)
    Other                                          431       316      (16)
                                                  ----    ------   ------
           Operating income                        488     1,693    2,538
    General and administrative expenses            367     1,682    1,726
                                                  ----    ------   ------
           Income before income tax expense        121        11      812
    Income tax expense                              45         4      308
                                                  ----    ------   ------
    Net income                                    $ 76    $    7   $  504
                                                  ====    ======   ======

14. REGULATORY CAPITAL

    The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 requires institutions to maintain a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% core capital ratio, and an 8% risk-based capital ratio. At March 31, 1996, the Company and the Bank met all minimum regulatory capital requirements.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital categories for financial institutions. The thrift regulators adopted regulations defining these five capital categories effective December 1992. Under the new regulations, each thrift will be classified into one of the five categories (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) based on its level of risk-based capital as measured by Tier 1 capital, total risk-based capital, Tier 1 leverage ratio, and its supervisory ratings. FDICIA defines well-capitalized banks as entities having a total risk-based capital ratio of 10% or higher, a Tier 1 risk-based capital ratio of 6% or higher, and a leverage ratio of 5% or higher. At March 31, 1996, the Bank is classified as a well-capitalized institution under FDICIA regulations.

15. EARNINGS PER SHARE

    Weighted average common and common equivalent shares for the years ended March 31, 1996, 1995, and 1994 are computed as follows:

                                                              1996      1995       1994
                                                           ---------  ---------  ---------
    Primary:
      Weighted average shares outstanding                  3,277,752  3,059,324  2,968,824
      Common shares assumed outstanding to reflect
        dilutive effect of common stock options               83,230     41,336     91,706
                                                           ---------  ---------  ---------
      Weighted average shares and common equivalent
        shares outstanding                                 3,360,982  3,100,660  3,060,530
                                                           =========  =========  =========

      Fully diluted:
        Weighted average shares outstanding                3,277,752  3,059,324  2,968,824
        Common shares assumed outstanding to reflect
          dilutive effect of common stock options             86,088     45,468     94,368
                                                           ---------  ---------  ---------
        Weighted average shares outstanding and common
          equivalent shares outstanding                    3,363,840  3,104,792  3,063,192
                                                           =========  =========  =========

    The dilutive effect of common stock equivalents on earnings per share is less than 3% for the years ending March 31, 1996 and 1995; therefore, simple weighted average shares outstanding are used in computing earnings per share.

    All share data has been adjusted to reflect the effect of a two-for-one stock split of the Company's common stock effected in the form of a stock dividend paid on December 21, 1995.

16. FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

    Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 1996 and 1995 and related condensed statements of income and cash flows for the years ended March 31, 1996, 1995, and 1994 are as follows:


                 CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                    ASSETS

                                                                1996      1995
                                                              -------   -------
                                                                (In Thousands)
    Cash                                                      $   883   $   591
    Investment in subsidiaries                                 56,195    31,508
    Other assets                                                1,377     2,161
                                                              -------   -------
           Total assets                                       $58,455   $34,260
                                                              =======   =======


                     LIABILITIES AND STOCKHOLDERS' EQUITY

    Due to subsidiaries                                       $     0   $   182
    Other liabilities                                           1,280       442
                                                              -------   -------
           Total liabilities                                    1,280       624
                                                              -------   -------
    Common stock                                                4,854     3,389
    Additional paid-in capital                                 28,331     8,131
    Retained earnings                                          26,696    23,450
    Net unrealized (loss) gain on securities available
      for sale, net of taxes                                     (495)       46
    ESOP note payable                                          (1,000)      (11)
    Unamortized restricted stock                                 (135)     (293)
    Treasury stock, at cost                                    (1,076)   (1,076)
                                                              -------   -------
           Total stockholders' equity                          57,175    33,636
                                                              -------   -------
           Total liabilities and stockholders' equity         $58,455   $34,260
                                                              =======   =======

                         CONDENSED STATEMENTS OF INCOME

                                                              1996       1995     1994
                                                             ------     ------   ------
                                                                   (In Thousands)
Interest and other income                                    $  320     $    2   $   31
Management fee income from subsidiaries                         100        100      100
Equity in undistributed earnings of subsidiaries              3,595        869    4,327
Dividends from the Bank                                       1,400      3,300    1,050
                                                             ------     ------   ------
       Total income                                           5,415      4,271    5,508
General and administrative expenses                             395        170      190
                                                             ------     ------   ------
       Income before extraordinary item and
         cumulative effect of change in
         accounting principle                                 5,020      4,101    5,318
Extraordinary item                                                0          0     (427)
Cumulative effect of change in accounting for income taxes        0          0      320
                                                             ------     ------   ------
Net income                                                   $5,020     $4,101   $5,211
                                                             ======     ======   ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                       1996       1995     1994
                                                                      ------     ------   ------
                                                                            (In Thousands)
Cash flows from operating activities:
  Net income                                                          $ 5,020    $ 4,101   $ 5,211
                                                                      -------    -------   -------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Equity in undistributed earnings of subsidiaries                 (3,595)      (869)   (4,327)
      Cumulative effect of change in accounting principle                   0          0      (320)
      Amortization of restricted stock award                              158        228       110
      Decrease (increase) in other assets                                 784       (122)       (3)
      (Decrease) increase in due to subsidiaries                         (182)        49        88
      Increase in other liabilities                                       632         79         2
                                                                      -------    -------   -------
        Net cash provided by operating activities                       2,817      3,466       761
                                                                      -------    -------   -------
Cash flows from investing activities:
  Loan to Cobb Woodlawn Development LLC                                     0     (2,000)        0
  Capital contribution to Union Hill LLC                                    0       (817)        0
  Capital contribution to BN Development Company LLC                     (600)         0         0
  Capital contribution to Trimble Road Development LLC                   (550)         0         0
  Capital contribution in investment in subsidiaries                  (20,483)         0         0
                                                                      -------    -------   -------
        Net cash used in investing activities                         (21,633)    (2,817)        0
                                                                      -------    -------   -------
Cash flows from financing activities:
  Early extinguishment of debt penalties, net                               0          0       427
  Cash dividends paid                                                  (1,568)    (1,362)     (771)
  Stock options exercised                                                 182        132       140
  Proceeds from issuance of common stock                               21,483          0         0
  Issuance of ESOP note payable to acquire common stock                (1,000)         0         0
  Principal reduction of ESOP note payable                                 11        130        86
                                                                      -------    -------   -------
        Net cash provided by (used in) financing activities            19,108     (1,100)     (118)
                                                                      -------    -------   -------
Net increase (decrease) in cash                                           292       (451)      643
Cash at beginning of year                                                 591      1,042       399
                                                                      -------    -------   -------
Cash at end of year                                                   $   883    $   591   $ 1,042
                                                                      =======    =======   =======

Supplemental disclosures of noncash financing activities:
  Dividends payable                                                   $   592    $   386   $   302
                                                                      =======    =======   =======

  Restricted stock award                                              $     0    $   338   $   293
                                                                      =======    =======   =======

  Net (decrease) increase in unrealized (loss) gain on
    securities available for sale, net of taxes                       $  (541)   $  (341)  $   387
                                                                      =======    =======   =======