Form 10-K, Exhibit 13
period 1996-03-31
EAGLE BANCSHARES INC
filed 1996-07-01
CIK 783604

                                                                    EXHIBIT 13.2



                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Eagle Bancshares, Inc.:

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of Eagle Bancshares, Inc. and subsidiaries for the year ended March 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Eagle Bancshares, Inc. and subsidiaries, changes in their stockholders' equity, and their cash flows for the year ended March 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" on April 1, 1993. As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at March 31, 1994.

                                                   KPMG PEAT MARWICK LLP



Atlanta, Georgia
April 29, 1994, except with respect to
  the matter discussed in the third
  paragraphs of Notes 11 and 15, as to
  which the date is December 21, 1995