Form 10-K, Exhibit 13
period 1997-03-31
EAGLE BANCSHARES INC
filed 1997-07-15
CIK 783604

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF MARCH 31, 1997, 1996, AND 1995
                                  TOGETHER WITH
                                AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS







To the Board of Directors of

Eagle Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP




Atlanta, Georgia
May 30, 1997

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            MARCH 31, 1997 AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                1997                1996
                                                                             ---------           ---------
ASSETS:
 Cash and amounts due from banks                                             $  17,405           $  16,361
 Federal funds sold                                                              8,470               3,550
 Accrued interest receivable                                                     5,472               4,955
 Securities available for sale (Notes 4 and 10)                                 96,921             105,988
 Investment securities held to maturity (Notes 4 and 10)                        51,907              55,341
 Loans held for sale                                                            62,882              92,552
 Loans receivable, net (Notes 5 and 10)                                        515,749             410,843
 Investment in real estate (Note 7)                                             25,828              12,962
 Real estate acquired in settlement of loans, net                                2,074               1,344
 Stock in Federal Home Loan Bank, at cost                                        7,864               8,565
 Premises and equipment, net (Note 6)                                           20,379              16,157
 Deferred income taxes (Note 11)                                                 2,284               1,168
 Other assets                                                                    6,647               6,598
                                                                             ---------           ---------
         Total assets                                                        $ 823,882           $ 736,384
                                                                             =========           =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Deposits (Note 9)                                                           $ 557,724           $ 458,458
 Federal Home Loan Bank advances and other borrowings (Note 10)                153,805             174,337
 Advance payments by borrowers for property taxes and insurance                  1,279               1,511
 Drafts outstanding                                                             29,043              24,423
 Accrued expenses and other liabilities                                         14,157              11,207
                                                                             ---------           ---------
         Total liabilities                                                     756,008             669,936
                                                                             ---------           ---------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 18)

STOCKHOLDERS' EQUITY (NOTES 12, 13, 16, AND 17):
 Common stock, $1 par value; 10,000,000 shares
  authorized, 5,961,494 and 5,834,126 shares
  issued at March 31, 1997 and 1996, respectively                                5,961               5,834
 Additional paid-in capital                                                     36,628              35,802
 Retained earnings                                                              28,236              27,589
 Net unrealized loss on securities available for sale, net of taxes             (1,025)               (519)
 Employee Stock Ownership Trust note payable (Note 12)                            (836)             (1,000)
 Unamortized restricted stock                                                      (14)               (135)
 Treasury stock, 301,800 and 307,982 shares
  at cost at March 31, 1997 and 1996, respectively                              (1,076)             (1,123)
                                                                             ---------           ---------
         Total stockholders' equity                                             67,874              66,448
                                                                             ---------           ---------
         Total liabilities and stockholders' equity                          $ 823,882           $ 736,384
                                                                             =========           =========

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1997, 1996, AND 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                         1997               1996               1995
                                                                       --------           --------          --------
INTEREST INCOME:
 Interest on loans                                                     $ 51,503           $ 43,729          $ 32,032
 Interest on mortgage-backed securities                                   5,510              2,527             1,680
 Interest on securities and other interest-earning assets                 6,772              6,369             5,906
                                                                       --------           --------          --------
          Total interest income                                          63,785             52,625            39,618
                                                                       --------           --------          --------
INTEREST EXPENSE:
 Interest on deposits (Note 9)                                           25,177             20,826            14,434
 Interest on FHLB advances and other borrowings (Note 10)                 8,452              7,995             4,068
                                                                       --------           --------          --------
          Total interest expense                                         33,629             28,821            18,502
                                                                       --------           --------          --------
          Net interest income                                            30,156             23,804            21,116

PROVISION FOR LOAN LOSSES (NOTE 5)                                        2,652              1,000               643
                                                                       --------           --------          --------
          Net interest income after provision for loan losses            27,504             22,804            20,473
                                                                       --------           --------          --------
OTHER INCOME:
 Mortgage production fees                                                 7,280              6,777             3,236
 Gain on sale of investment in real estate                                1,377                697                 0
 Real estate commissions, net                                               405                165               143
 Service charges                                                          1,979              1,551             1,312
 Gain on sale of loans                                                       84                190             1,064
 (Loss) gain on securities available for sale (Note 4)                      (21)                 2                14
Miscellaneous                                                             1,807              1,471             1,513
                                                                       --------           --------          --------
          Total other income                                             12,911             10,853             7,282
                                                                       --------           --------          --------
OTHER EXPENSES:
 Salaries and employee benefits (Note 12)                                17,620             14,386            11,789
 Net occupancy expense                                                    3,774              3,016             2,750
 Data processing expense                                                  1,462              1,140               817
 Federal insurance premiums                                                 702                717               607
 SAIF assessment (Note 9)                                                 1,946                  0                 0
 Marketing expense                                                        1,121                514               387
 Provision for losses on real estate
  acquired in settlement of loans                                            95                  0                10
 Merger expenses (Note 3)                                                 1,685                  0                 0
 Miscellaneous                                                            6,496              4,695             3,804
                                                                       --------           --------          --------
          Total other expenses                                           34,901             24,468            20,164
                                                                       --------           --------          --------
          Income before income taxes                                      5,514              9,189             7,591
INCOME TAX EXPENSE (NOTE 11)                                              1,768              2,970             2,710
                                                                       --------           --------          --------
NET INCOME                                                             $  3,746           $  6,219          $  4,881
                                                                       ========           ========          ========

PRIMARY EARNINGS PER SHARE OF COMMON STOCK (NOTE 17)                   $   0.66           $   1.40          $   1.18
                                                                       ========           ========          ========

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1997, 1996, AND 1995

                                 (IN THOUSANDS)



                                                                            NET UNREALIZED
                                                                             GAIN (LOSS)
                                                                            ON SECURITIES                                  TOTAL
                                        COMMON STOCK   ADDITIONAL             AVAILABLE    ESOP    UNAMORTIZED             STOCK-
                                       --------------   PAID-IN   RETAINED     FOR SALE,   NOTE    RESTRICTED   TREASURY   HOLDERS'
                                       SHARES  AMOUNT   CAPITAL   EARNINGS  NET OF TAXES  PAYABLE     STOCK       STOCK    EQUITY
                                       ------  ------   -------   --------  ------------  -------     -----       -----    -------
BALANCE, MARCH 31, 1994                4,304   $4,304   $15,197   $19,709     $   362     $ (141)     $(183)    $(1,111)   $38,137

 Cash dividends declared
  ($.36 per share)                         0        0         0    (1,446)          0          0          0           0     (1,446)
 Principal reduction of ESOP
  note payable                             0        0         0         0           0        130          0           0        130
 Issuance of restricted
  stock (30,000 shares)
  (Note 12)                               30       30       308         0           0          0       (338)          0          0
 Amortization of restricted
  stock (Note 12)                          0        0         0         0           0          0        228           0        228
 Stock options exercised
  (33,000 shares)                         33       33        74         0           0          0          0           0        107
 Common stock issued under Director
  Retirement plan (2,000 shares)
  (Note 12)                                2        2        23         0           0          0          0           0         25
 Change in net unrealized
  loss on securities available
  for sale, net of taxes                   0        0         0         0        (425)         0          0           0       (425)
 Net income                                0        0         0     4,881           0          0          0           0      4,881
                                       -----   ------   -------   -------     -------     ------      -----     -------    -------
BALANCE, MARCH 31, 1995                4,369    4,369    15,602    23,144         (63)       (11)      (293)     (1,111)    41,637

 Cash dividends declared
  ($.42 per share)                         0        0         0    (1,774)          0          0          0           0     (1,774)
 Principal reduction of
  ESOP note payable                        0        0         0         0           0         11          0           0         11
 ESOP note payable issued
  to acquire common stock                  0        0         0         0           0     (1,000)         0           0     (1,000)
 Issuance of common stock              1,435    1,435    20,048         0           0          0          0           0     21,483
 Amortization of restricted
  stock (Note 12)                          0        0         0         0           0          0        158           0        158
 Stock options exercised
  (28,000 shares)                         28       28       119         0           0          0          0           0        147
 Common stock issued under
  Director Retirement
  plan (2,000 shares) (Note 12)            2        2        33         0           0          0          0           0         35
 Change in net unrealized loss
  on securities available for
  sale, net of taxes                       0        0         0         0        (456)         0          0           0       (456)
 Purchase of treasury stock
  (1,708 shares)                           0        0         0         0           0          0          0         (12)       (12)
 Net income                                0        0         0     6,219           0          0          0           0      6,219
                                       -----   ------   -------   -------     -------     ------      -----     -------    -------
BALANCE, MARCH 31, 1996                5,834    5,834    35,802    27,589        (519)    (1,000)      (135)     (1,123)    66,448

 Cash dividends declared
  ($.56 per share)                         0        0         0    (3,099)          0          0          0           0     (3,099)
 Principal reduction of
  ESOP note payable                        0        0         0         0           0        164          0           0        164
 Amortization of restricted
  stock (Note 12)                          0        0         0         0           0          0        121           0        121
 Stock options exercised
  (133,550 shares)                       133      133       867         0           0          0          0           0      1,000
 Change in net unrealized loss on
  securities available for sale,
  net of taxes                             0        0         0         0        (506)         0          0           0       (506)
 Cancellation of treasury stock
  (6,182 shares)                          (6)      (6)      (41)        0           0          0          0          47          0
 Net income                                0        0         0     3,746           0          0          0           0      3,746
                                       -----   ------   -------   -------     -------     ------      -----     -------    -------
BALANCE, MARCH 31, 1997                5,961   $5,961   $36,628   $28,236     $(1,025)    $ (836)     $ (14)    $(1,076)   $67,874
                                       =====   ======   =======   =======     =======     ======      =====     =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1997, 1996, AND 1995

                                 (IN THOUSANDS)




                                                                                   1997                1996                1995
                                                                                ---------           ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                     $   3,746           $   6,219           $   4,881
 Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
      Depreciation, amortization, and accretion                                     1,774               1,336               1,247
      Provision for loan losses                                                     2,652               1,000                 643
      Provision for losses on real estate acquired in settlement of loans              95                   0                  10
      Amortization of restricted stock award                                          121                 158                 228
      Loss (gain) on sale of real estate acquired in settlement of loans               22                 (80)                (52)
      Gain on sale of investment in real estate                                    (1,377)               (697)                  0
      Loss (gain) on securities available for sale                                     21                  (2)                (14)
      Gain on sale of loans                                                           (84)               (190)             (1,064)
      Loss on sales of fixed assets                                                     0                   8                   0
      Deferred income tax (benefit) expense                                          (744)               (688)                409
      Amortization of deferred loan fees                                           (2,081)             (1,791)             (1,883)
      Proceeds from sale of loans held for sale                                   583,762             449,354             281,421
      Origination of loans held for sale                                         (554,092)           (500,686)           (299,000)
      Changes in assets and liabilities:
        Increase in accrued interest receivable                                      (517)             (1,318)             (2,254)
        (Increase) decrease in other assets                                          (133)               (508)                112
        Increase in drafts outstanding                                              4,620              13,645               1,620
        Increase (decrease) in accrued expenses and other liabilities               2,693               3,245                (187)
                                                                                ---------           ---------           ---------
             Net cash provided by (used in) operating activities                   40,478             (30,995)            (13,883)
                                                                                ---------           ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                                      (15,111)            (72,801)             (9,730)
  Proceeds from sale of securities available for sale                               6,731               9,815              12,620
  Purchases of investment securities held to maturity                             (20,588)            (12,569)            (43,069)
  Principal payments received on securities available for sale                      5,068               2,392               3,396
  Principal payments received on investment securities held to maturity             2,806               2,925               1,369
  Proceeds from calls of securities available for sale                              1,948                   0                   0
  Proceeds from calls of investment securities held to maturity                     3,000                   0                   0
  Proceeds from maturities of investment securities held to maturity               18,300              12,301               6,739
  Proceeds from maturities of securities available for sale                         9,600               6,175                 988
  Loan originations, net of repayments                                            (89,630)            (31,410)            (91,352)
  Purchases of loans receivable                                                   (18,022)            (15,949)             (2,268)
  Proceeds from the sale of loans receivable                                            0               1,517               2,810
  Purchases of FHLB stock                                                          (5,032)             (3,001)             (3,244)
  Redemption of FHLB stock                                                          5,733                 420                 601
  Proceeds from sale of real estate acquired in settlement of loans                 1,349                 238                 382
  Purchases of premises and equipment, net                                         (5,756)             (4,465)             (3,299)
  Proceeds from sale of investment in real estate                                   5,136               4,693                   0
  Additions to investment in real estate                                          (16,870)            (10,239)             (6,620)
                                                                                ---------           ---------           ---------
             Net cash used in investing activities                              $(111,338)          $(109,958)          $(130,677)
                                                                                ---------           ---------           ---------

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1997, 1996, AND 1995

                                 (IN THOUSANDS)




                                                                1997          1996           1995
                                                             ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in time deposits                              $  86,471      $  70,081      $  58,806
  Net increase (decrease) in demand deposits                    12,795          2,025         (6,910)
  (Decrease) increase in advance payments from borrowers
    for property taxes and insurance                              (232)          (676)         1,233
  Proceeds from FHLB advances and other borrowings             239,460        302,890        250,416
  Repayment of FHLB advances and other borrowings             (259,992)      (249,241)      (161,122)
  Principal reduction of ESOP note payable                         164             11            130
  Issuance of ESOP note payable to acquire common stock              0         (1,000)             0
  Proceeds from the exercise of stock options                    1,000            182            132
  Proceeds from issuance of common stock                             0         21,483              0
  Purchase of treasury stock                                         0            (12)             0
  Cash dividends paid                                           (2,842)        (1,568)        (1,362)
                                                             ---------      ---------      ---------
          Net cash provided by financing activities             76,824        144,175        141,323
                                                             ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             5,964          3,222         (3,237)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  19,911         16,689         19,926
                                                             ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  25,875      $  19,911      $  16,689
                                                             =========      =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
  Interest                                                   $  33,143      $  27,885      $  17,863
                                                             =========      =========      =========
  Income taxes                                               $   2,358      $   3,135      $   2,996
                                                             =========      =========      =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Acquisition of real estate in settlement of loans        $   3,475      $   1,006      $     828
                                                             =========      =========      =========
    Loans made to finance sale of real estate                $   1,279      $     534      $     575
                                                             =========      =========      =========
    Transfer of investment securities from
     held to maturity to available for sale (Note 4)         $       0      $  17,777      $       0
                                                             =========      =========      =========
    Dividends payable                                        $     849      $     592      $     386
                                                             =========      =========      =========

 The accompanying notes are an integral part of these consolidated statements.

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                         MARCH 31, 1997, 1996, AND 1995

1.  CORPORATE PROFILE

    Eagle Bancshares, Inc. (the "Company" or "Eagle") is a unitary savings and loan holding company engaged in banking, mortgage banking, and real estate activities through two subsidiaries, Tucker Federal Bank (the "Bank") and Eagle Real Estate Advisors, Inc. ("EREA"). As discussed further in Note 3, Eagle acquired Southern Crescent Financial Corp. ("SCFC") on March 26, 1997 in a transaction accounted for as a pooling of interests.

    Tucker Federal Bank is the largest independent community bank in Atlanta, Georgia. The Bank provides a full range of financial services to individual and corporate customers through its 14 branches located in metropolitan Atlanta. Prime Eagle Mortgage Corporation ("PrimeEagle"), the Bank's mortgage banking subsidiary, originates construction loans and residential mortgages through 20 loan production offices in 5 southeastern states. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

    EREA was formed in October 1991 to perform third-party real estate brokerage and development activities, assist the Bank in identifying and acquiring branch sites, and assist in disposing of real estate acquired through foreclosure. Currently, EREA primarily performs real estate development activities in the Atlanta metropolitan area (Note 7).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the savings and loan industry. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of Eagle Bancshares, Inc. include the accounts of the Bank, EREA, and Eagle's majority-owned subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation. The Company invests in real estate through limited liability companies and consolidates these affiliates when at least a 50% equity ownership interest exists (Note 7).

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

    SECURITIES

    Investments in debt and equity securities are classified into one of two categories, described and accounted for as follows:

          SECURITIES AVAILABLE FOR SALE

          Debt and equity securities that may be used to meet liquidity or other needs are reported at fair value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported as a separate component of stockholders' equity.

          SECURITIES HELD TO MATURITY

          Debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost.

    Premiums and discounts related to securities are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and considering prepayment assumptions. Dividend and interest income is recognized when earned.

    Gains and losses on sales of securities are recognized on the settlement date, based on the adjusted cost basis of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

    LOANS

    Loans held for investment are stated at their unpaid principal balances, less the undisbursed portion of loans in process, unearned interest, unamortized discounts and premiums, deferred loan fees, and the reserve for loan losses.

    Loans held for sale are carried at the lower of cost or estimated market value, as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

    Interest income on all classifications of loans is accrued based on the outstanding principal amounts over the terms of the loans on a level-yield basis, except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no doubt of future collection of principal. Unearned discounts and premiums are recognized over the term of the loan on a level-yield basis. Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the contractual life of the loan using a level-yield method, adjusted for loan curtailment payments.

    RESERVE FOR LOAN LOSSES

    A provision for loan losses is charged to operations based on management's evaluation of the potential losses in the loan portfolio. This evaluation considers the balance of impaired loans (which are defined as all nonperforming loans except residential mortgages, construction loans secured by first mortgage liens, and groups of small homogeneous loans), the estimated value of the underlying collateral, the nature and volume of the portfolio, loan concentrations, specific problem loans, economic conditions that may affect the borrower's ability to repay, and such other factors as, in management's judgment, deserve recognition under existing economic conditions. Loans are charged off to the allowance when, in the opinion of management, such loans are deemed to be uncollectible.
    Subsequent recoveries are added to the allowance.

    Management believes that the reserve for loan losses is adequate and that real estate valuations are appropriate. While management uses available information to recognize losses on loans and real estate owned, future additions to the reserve may be necessary based on changes in economic conditions, particularly in the Company's primary market areas. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's reserve for loan losses and real estate valuations. Such agencies may require the Company to recognize additions to the reserve or to write down real estate based on their judgments about information available to them at the time of their examination.

    MORTGAGE PRODUCTION FEES

    PrimeEagle originates loans for sale in the secondary market. Loans held for sale are sold on a servicing released basis to private investors. Fees received relating to the origination and sale of these loans are included in mortgage production fees when the loans are sold. Mortgage production fees consist of loan servicing release premiums and loan origination and discount points, net of loan officer commissions.

    STOCK IN FEDERAL HOME LOAN BANK ("FHLB")

    Investment in stock in FHLB is required of institutions utilizing its services. The investment is carried at cost, since no ready market exists for the stock and it has no quoted market value.

    REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

    Real estate acquired in settlement of loans is considered to be held for sale and is carried at fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in settlement of loans was approximately $144,000 and $49,000 at March 31, 1997 and 1996, respectively. Costs relating to holding properties are charged to operations.

    INVESTMENT IN REAL ESTATE

    Investment in real estate is carried at the lower of cost or net realizable value. Certain carrying charges, including interest, related to properties under development are capitalized as development costs during the construction period. Profits are recognized from the sale of real estate when the sale is consummated based on the selling price, net of the related total development costs associated with the real estate sold.

    LONG-LIVED ASSETS

    Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for office buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment.

    Other assets in the accompanying statements of financial condition include $494,000 and $1,001,000 at March 31, 1997 and 1996, respectively, of intangible assets related to core deposit premiums. These intangible assets are being amortized by a method which approximates a level yield over nine years.

    Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their values may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment on intangibles is evaluated at each statement of financial condition date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

    INCOME TAXES

    Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Deferred income tax expense or benefit is based on the changes in the underlying difference between the book and tax bases of assets and liabilities from year to year.

    The Company files consolidated income tax returns.

    EARNINGS PER SHARE

    Earnings per common share are based on the weighted average number of common shares outstanding during each period, plus common shares calculated for stock options and restricted stock outstanding, using the treasury stock method. Fully diluted earnings per common share are not materially different than the primary earnings per common share data presented.

    NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information About Capital Structure." The Company is required to adopt these new pronouncements effective December 31, 1997. Earlier application is not permitted. Management anticipates that the adoption of these new pronouncements will not have a material effect on the disclosure or earnings per share of the Company.

    CASH EQUIVALENTS

    Cash equivalents include amounts due from banks and federal funds sold.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year balances in order to conform with current year financial statement presentation.

3.  MERGER

    On March 26, 1997, Eagle acquired all of the outstanding shares of SCFC, a bank holding company located in Union City, Georgia, with four branches, in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated August 13, 1996. Simultaneously therewith, Southern Crescent Bank, a wholly owned commercial bank subsidiary of SCFC, merged with and into the Bank. The Company is the surviving corporation in the merger, and the Bank is the surviving entity in the bank merger and will remain a wholly owned savings association of the Company. The merger was accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated to include SCFC in all periods presented.

    The consideration tendered in the transaction was valued at approximately $18.5 million based on the average of the closing bid and ask price quoted on the NASDAQ for the 30 consecutive trading days ending on the date that was 5 trading days prior to the closing date. Based on the calculated stock price, SCFC shareholders received 1.162 shares of Company stock for each share of SCFC stock. This was the minimum exchange ratio as defined in the Merger Agreement, and as a result, the Company issued 1,107,494 shares of common stock.

    Results of operations for Eagle (prior to the merger) and SCFC and combined results of operations for the Company are presented below for the fiscal years ended March 31, 1997, 1996, and 1995 (in thousands, except per share data):

                                              HISTORICAL
                                           -----------------
                                            EAGLE     SCFC    COMBINED
                                           --------  -------  --------
Net interest income:
  1997                                      $23,576   $6,580   $30,156
  1996                                       18,493    5,311    23,804
  1995                                       16,711    4,405    21,116
Noninterest income:
  1997                                      $11,653   $1,258   $12,911
  1996                                        9,830    1,023    10,853
  1995                                        6,166    1,116     7,282

                                                   HISTORICAL
                                                -----------------
                                                 EAGLE     SCFC    COMBINED
                                                --------  -------  --------
    Net income:
      1997                                      $ 2,811   $  935   $ 3,746
      1996                                        5,020    1,199     6,219
      1995                                        4,101      780     4,881
    Net income per common equivalent share:
      1997                                      $  0.62   $ 0.98   $  0.66
      1996                                         1.53     1.36      1.40
      1995                                         1.34     0.89      1.18

    The Company incurred approximately $1,685,000 in legal, accounting, consulting, and other professional service fees that were directly related to this merger.

4.  SECURITIES

    Securities available for sale at March 31, 1997 and 1996 are summarized as follows (in thousands):

                                                            1997
                                        -------------------------------------------
                                                     GROSS       GROSS     ESTIMATED
                                        AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                                          COST       LOSSES      GAINS       VALUE
                                         --------    -------     ----       --------
    Mortgage-backed securities           $ 64,291    $(2,272)    $333       $ 62,352
    U.S. government and agency
      obligations                          15,304       (138)      10         15,176
    Equity securities--preferred stock     13,006        (64)     476         13,418
    Corporate bonds                         1,984          0       21          2,005
    Other debt securities                   3,989        (39)      20          3,970
                                         --------    -------     ----       --------
            Total                        $ 98,574    $(2,513)    $860       $ 96,921
                                         ========    =======     ====       ========

                                                            1996
                                        --------------------------------------------
                                                     Gross       Gross     Estimated
                                        Amortized  Unrealized  Unrealized   Market
                                          Cost       Losses      Gains       Value
                                         --------  ----------  ----------  ---------
    Mortgage-backed securities           $ 68,893    $(1,338)    $401       $ 67,956
    U.S. government and agency
      obligations                          21,340       (169)      34         21,205
    Equity securities--preferred
      stock                                 9,507       (141)     263          9,629
    Corporate bonds                         1,978          0       50          2,028
    Other debt securities                   5,107        (48)     111          5,170
                                         --------    -------     ----       --------
               Total                     $106,825    $(1,696)    $859       $105,988
                                         ========    =======     ====       ========

    As a result of the FASB allowing a one-time transfer of investment securities from the held to maturity category, investment securities classified as held to maturity with an amortized cost of approximately $17,777,000 were transferred to securities available for sale during the year ended March 31, 1996.

    The Company sold debt securities with a carrying value of approximately $6,731,000, $9,815,000, and $5,109,000, resulting in gross realized gains of approximately $40,000, $2,000, and $14,000, respectively, during the years ended March 31, 1997, 1996, and 1995, respectively.

    Investment securities held to maturity at March 31, 1997 and 1996 are summarized as follows (in thousands):

                                                            1997
                                        --------------------------------------------
                                                     Gross       Gross     Estimated
                                        Amortized  Unrealized  Unrealized   Market
                                          Cost       Losses      Gains       Value
                                         --------  ----------  ----------  ---------
    Mortgage-backed securities            $ 6,406      $ (21)      $   40    $ 6,425
    U.S. government and agency
      obligations                          27,780       (315)          41     27,506
    Corporate bonds                         7,429          0          218      7,647
    Other debt securities                  10,292          0          178     10,470
                                          -------      -----       ------    -------
    Total                                 $51,907      $(336)      $  477    $52,048
                                          =======      =====       ======    =======

                                                            1996
                                        --------------------------------------------
                                                     Gross       Gross     Estimated
                                        Amortized  Unrealized  Unrealized   Market
                                          Cost       Losses      Gains       Value
                                         --------  ----------  ----------  ---------
    Mortgage-backed securities           $ 8,087      $  (2)      $   34    $ 8,119
    U.S. government and agency
      obligations                         27,450       (156)         183     27,477
    Corporate bonds                        8,420          0          406      8,826
    Other debt securities                 11,384          0          502     11,886
                                         -------      -----       ------    -------
    Total                                $55,341      $(158)      $1,125    $56,308
                                         =======      =====       ======    =======

    The amortized cost and estimated market value of available for sale and held to maturity securities at March 31, 1997, by contractual maturity, are as follows (in thousands):

                                         AVAILABLE FOR SALE
                                            SECURITIES
                                      --------------------------
                                                      ESTIMATED
                                      AMORTIZED         MARKET
                                         COST            VALUE
                                      ---------       ---------
     Due in one year or less           $ 3,304          $ 3,298
     Due in one to five years           14,255           14,148
     Due in five to ten years           33,901           32,931
     Due after ten years                34,108           33,126
                                       -------          -------
                                       $85,568          $83,503
                                       =======          =======


                                           Held to Maturity
                                              Securities
                                      --------------------------
                                                      ESTIMATED
                                      AMORTIZED         MARKET
                                         COST            VALUE
                                      ---------       ---------

     Due in one year or less           $ 2,001          $ 1,976
     Due in one to five years           25,770           25,708
     Due in five to ten years            7,438            7,469
     Due after ten years                16,698           16,895
                                       -------          -------
                                       $51,907          $52,048
                                       =======          =======

    Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    At March 31, 1997, 1996, and 1995, securities with a carrying amount of $21,742,000, $18,858,000, and $30,550,000, respectively, were pledged as collateral for public funds.

5.  LOANS RECEIVABLE

    At March 31, 1997 and 1996, loans receivable are summarized as follows (in thousands):

                                                          1997               1996
                                                        ---------           ---------
     Real estate loans:
       Construction                                     $ 205,086           $ 185,337
       Acquisition and development                         35,408              30,419
       Nonresidential                                      28,764              28,730
       Residential                                        194,821             157,996
       Home equity and second                              43,752              17,212
                                                        ---------           ---------
             Total real estate loans                      507,831             419,694
                                                        ---------           ---------
     Commercial and consumer loans:
       Commercial                                          52,144              34,407
       Leases                                              19,939              38,032
       Consumer and other                                  23,648               9,957
                                                        ---------           ---------
             Total commercial and consumer loans           95,731              82,396
                                                        ---------           ---------
             Gross loans receivable                       603,562             502,090
     Less:
       Undisbursed portion of loans in process            (80,801)            (84,268)
       Deferred fees                                       (1,684)             (1,659)
       Unearned income                                       (212)               (384)
       Reserve for loan losses                             (5,198)             (5,464)
       Unearned premium                                        82                 528
                                                        ---------           ---------
     Loans receivable, net                              $ 515,749           $ 410,843
                                                        =========           =========

    At March 31, 1997 and 1996, $1,780,000 and $3,429,000, respectively, of impaired loans, were on a nonaccrual basis, while during the same periods, $0 and $675,000, respectively, of impaired loans were on an accrual basis. At March 31, 1997 and 1996, the valuation allowance related to these impaired loans was $459,000 and $1,310,000, respectively, which is included in the reserve for loan losses in the accompanying consolidated statements of financial condition. At March 31, 1997 and 1996, the Company had $0 and $171,000, respectively, in impaired loans with no related loan loss reserve. For the years ended March 31, 1997 and 1996, the average recorded investment in impaired loans was $3,193,000 and $2,213,000, respectively. The Company recognized interest income on impaired loans of $11,000 and $273,000 for the years ended March 31, 1997 and 1996, respectively.

    At March 31, 1997, 1996, and 1995, an analysis of the reserve for loan losses is as follows (in thousands):

                                                      1997         1996        1995
                                                     -------     -------     -------
     Reserve for loan losses, beginning of year      $ 5,464     $ 4,704     $ 4,791
       Charge-offs                                    (3,124)       (592)       (894)
       Recoveries                                        206         352         164
       Provision for loan losses                       2,652       1,000         643
                                                     -------     -------     -------
     Reserve for loan losses, end of year            $ 5,198     $ 5,464     $ 4,704
                                                     =======     =======     =======

    Substantially all of the Company's loans held for investment are secured by real estate in Georgia, primarily in the metropolitan Atlanta, Augusta, and Savannah areas and in Jacksonville, Florida, and Charlotte, North Carolina. A substantial portion of the real estate owned also consists of single-family residential properties and land located in those same markets. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 1997 or 1996.

    At March 31, 1997, 1996, and 1995, the Company had nonaccrual loans aggregating approximately $7,866,000, $6,317,000, and $994,000, respectively. The interest income not recognized on these loans amounted to $241,000, $156,500, and $85,000 for the years ended March 31, 1997, 1996, and 1995, respectively.

    The Company was servicing loans for others with aggregate principal balances of approximately $12,341,000, $13,789,000, and $13,271,000 at March 31,
    1997, 1996, and 1995, respectively.

    At March 31, 1997 and 1996, the Company had sold approximately $20,399,000 and $26,236,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse option in the event the borrower defaults on the loan during that recourse period. During the years ended March 31, 1997, 1996, and 1995, the Company has incurred nominal losses from the repurchase of recourse loans.

    At March 31, 1997, the Company had commitments to originate fixed rate mortgage loans of approximately $17,080,000 and commitments to originate variable rate mortgage loans of approximately $7,612,000 with terms up to 30 years and interest rates ranging from 6.5% to 10.75%. The Company had commitments to sell mortgage loans of approximately $58,303,000 at March 31, 1997. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $19,773,000 at March 31, 1997. These off-balance sheet commitments represent the unused portion of home equity lines of credit, which are secured by residential real estate.

6.  PREMISES AND EQUIPMENT

    At March 31, 1997 and 1996, premises and equipment are summarized as follows (in thousands):

                                                1997          1996
                                               -------      -------
       Land                                    $ 4,525      $ 3,661
       Office buildings and improvements        13,196       10,822
       Furniture, fixtures, and equipment        8,556        7,081
                                               -------      -------
                                                26,277       21,564
       Less accumulated depreciation             5,898        5,407
                                               -------      -------
                                               $20,379      $16,157
                                               =======      =======

7.  INVESTMENT IN REAL ESTATE

    The Company has ownership interests in six real estate projects as of March 31, 1997. As a unitary thrift holding company, the Company is permitted to invest in real estate.

    The most significant portion of the Company's investment in real estate is in land to be developed or in process of development for residential subdivisions. All six real estate investments are located in metropolitan Atlanta. The Company consolidates each project on a line-by-line basis, except Hampton Oaks L.P., which is accounted for using the equity method. There would be no material difference in the financial position or results of operations of the Company if this investment was accounted for as a consolidated investment. The following information summarizes the principal activities and financial data of each investment and reflects the individual project's financial information (in thousands).

    UNION HILL LLC

    In October 1994, Union Hill LLC ("Union Hill") was formed to purchase and develop a residential community on 149 acres of land located in Forsyth County, Georgia. The Company has an 80% ownership interest and shares 50% in the profits of Union Hill. The initial equity contribution was funded 100% by the Company.


                                                           AS OF MARCH 31
                                                      -------------------------
                                                       1997              1996
                                                      ------            -------
        Summary financial position:
          Real estate property                        $4,515            $3,513
          Total assets                                 5,140             3,589
          Total debt                                   2,433             2,064
          Total equity                                 2,467               922
          Company's share of equity                    1,551               922

                                                             FOR THE YEARS
                                                             ENDED MARCH 31
                                                     --------------------------------
                                                      1997        1996        1995
                                                     -------     -------     --------
     Summary operations:
       Gross profit from lot sales                   $ 1,310     $   282     $     0
       Net income                                      1,257         211           0
       Company's share of net income                     629         106           0

    COBB WOODLAWN DEVELOPMENT LLC

    In January 1995, Cobb Woodlawn Development LLC ("Cobb Woodlawn") was formed to purchase and develop a residential community on 15 acres in Cobb County, Georgia. The Company has a 100% ownership interest in Cobb Woodlawn. The development and sale of all of the property associated with Cobb Woodlawn were completed during fiscal year 1997.

                                                        AS OF MARCH 31
                                                       ------------------
                                                        1997        1996
                                                       ------      ------
     Summary financial position:
       Real estate property                              $0         $528
       Total assets                                       0          539
       Total debt                                         0          143
       Total equity                                       0          384
       Company's share of equity                          0          384

                                                              FOR THE YEARS
                                                              ENDED MARCH 31
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
     Summary operations:
       Gross profit from lot sales                   $   139     $   380     $     0
       Net income                                        132         323           2
       Company's share of net income                     132         323           2

    TRIMBLE ROAD DEVELOPMENT LLC

    In February 1996, Trimble Road Development LLC ("Trimble Road") was formed to purchase and develop a residential community on 14 acres in Fulton County, Georgia. The Company has a 100% ownership interest in Trimble Road.

                                               AS OF MARCH 31
                                            --------------------
                                             1997         1996
                                            ------       ------
     Summary financial position:
       Real estate property                 $1,773       $1,982
       Total assets                          2,091        2,213
       Total debt                            1,237        1,631
       Total equity                            808          550
       Company's share of equity               808          550

                                                   FOR THE
                                                    YEARS
                                                    ENDED
                                                   MARCH 31
                                              ------------------
                                              1997         1996
                                              ----         -----
     Summary operations:
       Gross profit from lot sales            $264           $0
       Net income                              259            0
       Company's share of net income           259            0

    RIVERMOORE PARK

    In November 1996, the Company purchased 353 acres of land, in Gwinnett County, Georgia, for the purpose of developing a residential community, Rivermoore Park ("Rivermoore"). The Company has a 100% ownership interest in Rivermoore. On a consolidated basis, the Company's share of equity is $3,525,000. As of March 31, 1997, the operations of this project have been insignificant.

    Summary financial position as of March 31, 1997:

      Real estate property                              $10,869
      Total assets                                       10,869
      Total debt                                          6,402
      Note payable to Bank                                3,525

    BN DEVELOPMENT COMPANY LLC

    In December 1995, BN Development Company LLC ("BN Development") was formed for the purpose of acquiring a commercial lot and developing and leasing a 30,000-square-foot Barnes & Noble, Inc. superstore. During fiscal year 1997, development was completed and the building was leased to Barnes & Noble, Inc. The initial equity contribution was funded 100% by the Company. The Company has a 50% ownership interest and shares 50% in the profits of BN Development.

                                                                  AS OF MARCH 31
                                                                -------------------
                                                                 1997         1996
                                                                ------       ------
     Summary financial position:
       Real estate property                                     $5,756       $3,905
       Total assets                                              5,904        3,905
       Total debt                                                3,857        3,282
       Total equity                                                596          599
       Company's share of equity                                   539          599

     Summary operations for the year ended March 31, 1997:
       Other income                                                            $353
       Other expense                                                             83
       Net income                                                               115
       Company's share of net income                                             58

    HAMPTON OAKS L.P.

    The Company, in keeping with its goal of providing affordable housing, invested in Hampton Oaks L.P. to construct a 50-unit affordable housing project. The development was completed in October 1995 and remains 100% occupied. The Company has a 99% limited partnership interest and recognizes investment tax credits of approximately $173,000 per year over 15 years through 2010. On a consolidated basis, the Company's investment in and advances to Hampton Oaks L.P. are $2,915,000 and $3,034,000 at March 31, 1997 and 1996, respectively, and is reflected in investment in real estate in the accompanying statements of financial condition.

                                               AS OF MARCH 31
                                            --------------------
                                             1997         1996
                                            ------       -------
     Summary financial position:
       Real estate property                 $3,324       $3,405
       Total assets                          3,384        3,494
       Total debt (payable to Bank)          1,750        1,781
       Total equity                          1,615        1,698
       Company's share of equity             1,320        1,320

                                                    FOR THE
                                                     YEARS
                                                    ENDED
                                                   MARCH 31
                                              -----------------
                                              1997         1996
                                              ----         ----
     Summary operations:
       Rental income                          $440         $262
       Other expense                           432          238
       Net income                                8           25
       Company's share of net income             8           25

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 1997 and 1996 (in thousands):

                                                         1997                    1996
                                                -------------------     --------------------
                                                CARRYING      FAIR      Carrying      Fair
                                                 AMOUNT       VALUE      Amount       Value
                                                --------    --------    --------    --------
       Financial assets:
         Cash and amounts due from banks and
           federal funds sold                   $ 25,875    $ 25,875    $ 19,911    $ 19,911
         Securities:
           Available for sale                     96,921      96,921     105,988     105,988
           Held to maturity                       51,907      52,048      55,341      56,308
         Loans receivable                        515,749     525,004     410,843     420,608
         Loans held for sale                      62,882      63,814      92,552      92,678
         Accrued interest receivable               5,472       5,472       4,955       4,955

       Financial liabilities:
         Deposits                                557,724     557,679     458,458     456,501
         FHLB advances and other borrowings      153,805     153,832     174,337     174,611
         Accrued interest payable                  3,562       3,562       2,486       2,486

    The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

          - Cash and amounts due from banks and federal funds sold are valued at their carrying amounts reported in the consolidated statements of financial condition, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

          - Securities are valued at quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          - Loans receivable are valued on the basis of estimated cash flows, discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates its fair value.

          - Loans held for sale are valued based on outstanding commitments from investors or current investor yields.

          - Deposits with no defined maturity, such as demand deposits, savings accounts, NOW, and money market accounts, have fair values equal to the amounts payable on demand, which are equal to their respective carrying amounts. Fair values of certificates of deposit are estimated using a discounted cash flow calculation using the rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair value. The carrying amount of accrued interest payable approximates its fair value.

          - Fair values of FHLB advances and other borrowings are estimated using a discounted cash flow calculation using the Company's current incremental borrowing rates for similar types of instruments.

          - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and hence the fair values of the related commitments were not significant as of March 31, 1997 and 1996.

9.  DEPOSITS

    At March 31, 1997 and 1996, deposits are summarized by type and remaining term as follows (in thousands):

                                         1997        1996
                                       --------    --------
     Demand deposits:
       Noninterest-bearing deposits    $ 29,843    $ 22,349
       Interest-bearing deposits         48,923      45,529
       Money market                      20,902      18,279
       Savings                           46,353      47,069
                                       --------    --------
             Total demand deposits      146,021     133,226
                                       --------    --------

                                     - 17 -

                                                                1997         1996
                                                              --------    --------
     Time deposits:
       Maturity one year or less                              $308,459    $222,551
       Maturity greater than one year through two years         33,155      34,719
       Maturity greater than two years through three years      29,312      17,956
       Maturity greater than three years                        40,777      50,006
                                                              --------    --------
               Total time deposits                             411,703     325,232
                                                              --------    --------
               Total deposits                                 $557,724    $458,458
                                                              ========    ========

    The weighted average interest rate on time deposits for the years ended March 31, 1997 and 1996 was 5.84% and 5.98%, respectively.

    Interest expense on deposits for the years ended March 31, 1997, 1996, and 1995 is summarized as follows (in thousands):

                                      1997       1996       1995
                                    -------    -------    --------
       Interest-bearing deposits    $   993    $ 1,074    $ 1,081
       Money market                     496        558        615
       Savings                        1,128      1,162      1,541
       Time deposits                 22,560     18,032     11,197
                                    -------    -------    -------
                                    $25,177    $20,826    $14,434
                                    =======    =======    =======

    On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996 (the "Act"), which contains provisions to capitalize the Savings Association Insurance Fund ("SAIF") by imposing a special assessment on federally insured depository institutions, to fund Financing Corporation Bonds, and to merge the Bank Insurance Fund with the SAIF.

    Pursuant to the Act, on October 8, 1996, the board of directors of the FDIC imposed a special assessment on SAIF-assessable deposits of the Bank equal to $.657 per $100 of SAIF-insured deposits as of March 31, 1995, which resulted in a one-time assessment in the amount of approximately $1,946,000. The Act also provides for the establishment of a new deposit insurance premium rate on SAIF-insured deposits of $.06 per $100, which is significantly lower than the Bank's previous premium rate of $.23 per $100.

10. FHLB ADVANCES AND OTHER BORROWINGS

    FHLB advances and other borrowings at March 31, 1997 and 1996 are summarized as follows (in thousands):

                                      1997      1996
                                    --------  --------
          FHLB advances             $141,383  $168,200
          Other borrowings            12,422     6,137
                                    --------  --------
                                    $153,805  $174,337
                                    ========  ========

    At March 31, 1997, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $68,000,000 of investment securities. The advances mature at various dates through July 1999. The weighted average interest rate on FHLB advances was 6.8% and 5.53% at March 31, 1997 and 1996, respectively. Maximum short-term borrowings during the years ended March 31, 1997 and 1996 were $177,445,000 and $149,700,000, respectively.

    As of March 31, 1997, repayments of FHLB advances and other borrowings for subsequent fiscal years, based on contractual maturities, are as follows (in thousands):

                         1998                  $126,735
                         1999                    16,293
                         2000                     9,900
                         2001                       239
                         2002                       270
                         Thereafter                 368
                                               --------
                                               $153,805
                                               ========

11. INCOME TAXES

    Income tax expense for the years ended March 31, 1997, 1996, and 1995 is allocated as follows (in thousands):

                                           1997        1996       1995
                                         -------     -------     -------
        Current expense:
          Federal                        $ 2,477     $ 3,384     $ 2,106
          State                               35         274         195
                                         -------     -------     -------
                                           2,512       3,658       2,301
                                         -------     -------     -------
        Deferred (benefit) expense:
          Federal                           (559)       (523)        351
          State                             (185)       (165)         58
                                         -------     -------     -------
                                            (744)       (688)        409
                                         -------     -------     -------
                                         $ 1,768     $ 2,970     $ 2,710
                                         =======     =======     =======

    The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate of 34% for fiscal years 1997, 1996, and 1995 to income before income taxes
    (in thousands):


                                               1997       1996         1995
                                             -------     -------     -------
     Expected income tax expense             $ 1,875     $ 3,124     $ 2,581
     (Decrease) increase in income
      taxes resulting from:
       State income taxes, net of federal
        income tax benefit                       (99)         72         167
       Income tax credits                       (173)       (170)          0
       Merger expenses                           199           0           0
       Other, net                                (34)        (56)        (38)
                                             -------     -------     -------
     Actual income tax expense               $ 1,768     $ 2,970     $ 2,710
                                             =======     =======     =======

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1997 and 1996 are as follows (in thousands):

                                                            1997      1996
                                                           ------    ------
     Deferred tax assets:
       Loans receivable, due to reserve for loan losses    $1,601    $1,705
       Deposit base premium, due to difference in
         amortization method for tax purposes                 258       204
       Employee benefits, due to differences
         in expense recognition
         methods for tax purposes                             505       365
       Net operating loss carryforward                        333       360
       Other                                                  373         0
       Net unrealized loss on securities
         available for sale, not
         recognized for tax purposes                          628       256
                                                           ------    ------
              Gross deferred tax assets                     3,698     2,890
                                                           ------    ------
     Deferred tax liabilities:
       FHLB stock, due to dividends not
         recognized for tax purposes                          117       355
       Loans receivable, due to differences
         in deferred loan fees and
         costs recognition for tax purposes                   735       709
       Premises and equipment, due to differences in
         depreciation methods for tax purposes                562       455
       Other                                                    0       203
                                                           ------    ------
              Gross deferred tax liabilities                1,414     1,722
                                                           ------    ------
     Net deferred tax assets                               $2,284    $1,168
                                                           ======    ======

    No valuation allowance for net deferred tax assets has been recorded as of March 31, 1997 and 1996 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

    Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 1997 and 1996 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt reserves and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.

12.  COMMON STOCK AND STOCK PLANS

    The following table summarizes common stock reserved, issued, outstanding, and authorized as of March 31, 1997:

                                                             NUMBER
                                                            OF SHARES
                                                           ----------
        Common stock reserved:
          1986 Employee Stock Option and Incentive Plan       196,000
          1995 Employee Stock Incentive Plan                  200,000
          1994 Directors Stock Option Incentive Plan          107,000
          Dividend Reinvestment and Stock Purchase Plan       220,000
                                                           ----------
                 Total shares reserved                        723,000
        Shares issued                                       5,961,494
        Unissued shares                                     3,315,506
                                                           ----------
                 Total shares authorized                   10,000,000
                                                           ==========

    DIRECTOR OPTION PLANS

          EAGLE BANCSHARES, INC. 1994 DIRECTORS STOCK OPTION INCENTIVE PLAN ("DSOP")

          The DSOP provides for grants of nonqualified stock options to be made to directors of the Company or Tucker Federal Bank. Options to purchase 2,000 shares of common stock are granted at the fair market value of the common stock on the grant date upon initially becoming a director of the Company or Tucker Federal Bank. These shares are exercisable immediately on the date of grant. In addition, the option to purchase 1,500 shares of common stock is granted upon beginning any subsequent term as a director of the Company or Tucker Federal Bank. These options vest at the rate of 500 shares per full year of service thereafter.

          All options granted under the DSOP expire no later than the date immediately following the tenth anniversary of the date of grant and may expire sooner in the event of the disability or death of the optionee or if the optionee ceases to serve as a director.

          TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION DIRECTORS' RETIREMENT PLAN

          Participants under the Directors' Retirement Plan will receive a benefit in the form of a monthly annuity for the life of the participant. Payments commence as of the first day of the month following the later of (i) the date on which the participant is no longer a director or (ii) the date on which the participant attains age 65. These payments continue until the first day of the month in which the participant's death occurs.

          The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation paid for service as a director and (ii) a percentage based on the participant's years of service. As of March 31, 1997 and 1996, the plan is underfunded. The liability and expense attributable to this plan is insignificant to the Company's financial position.

          In addition to the monthly benefit provided to a participant under the Directors' Retirement Plan, a participant also is generally entitled to an additional lump-sum benefit if the participant has completed certain years-of-service requirements. The lump-sum benefit payable to such participants is 2,000 shares of common stock or a cash payment equal to the fair market value (determined in accordance with the provisions of the Company DSOP) of such 2,000 shares, whichever is elected by the participant.

    EMPLOYEE STOCK PLANS

          1986 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

          In 1986, at the time of the Bank's conversion to a federally chartered stock association, the board of directors adopted the Employee Stock Option and Incentive Plan. The plan provided for grants of nonincentive stock options and stock appreciation rights equal to 10% of the shares issued in the Bank's conversion from mutual to stock form. This plan expired in 1996 in accordance with the original termination date.

          1995 EMPLOYEE STOCK INCENTIVE PLAN ("ESIP")

          The ESIP provides for awards of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), reload options, and restricted stock awards. Awards under the ESIP are granted at the fair market value of the common stock on the date of grant, unless otherwise determined by the ESIP committee. ISOs may not be granted at less than 100% of the fair market value of the common stock on the date of grant. NQSOs may not be granted at less than 75% of the fair market value of the common stock on the date of grant. Awards become exercisable in accordance with a schedule established by the ESIP committee at the time of grant and are typically three to five years but in no event longer than ten years. Rights with regard to all nonvested options cease immediately upon the termination of employment, unless such termination is due to a charge in control. Options vest 100% upon a change in control of the Company.

        TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

        Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan into its 401(k) plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust
        ("ESOP"). In connection with the Company's secondary offering of common stock, in February 1996, the ESOP borrowed $1,000,000 from the Company to acquire 62,500 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1997, the fair value of these shares is $1,015,625. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the ESOP, and the Company's contribution is allocated to the participants in the proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal years 1997, 1996, and 1995, the contribution was $415,000, $385,000, and $723,000, respectively.

    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Dividend Reinvestment and Stock Purchase Plan was established to provide stockholders with an easy way to purchase additional shares of Company common stock. The Plan allows stockholders to reinvest their quarterly dividends and make cash investments in stock for a minimum of $25 and a maximum of $5,000 per quarter with no brokerage commissions or administrative charges.

    All shareholders of record are eligible to participate in the plan. Beneficial owners of shares of common stock must either arrange for the holder of record to join the plan or have the shares they wish to enroll in the plan transferred into their own names.

    The Company adopted the disclosure provisions in SFAS No. 123, "Accounting for Stock-Based Compensation," on April 1, 1996. As permitted by the provisions of SFAS No. 123, the Company applies Accounting Principles Board ("APB") Opinion No. 25 and the related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost.

    A summary of the Company's stock option activity during the three-year period ended March 31, 1997 is as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                      NUMBER           PRICE
                                                      ------           -----
     Outstanding at March 31, 1994                   347,164           $7.52
       Granted                                       158,000           11.28
       Exercised                                     (33,000)           3.25
                                                    --------
     Outstanding at March 31, 1995                   472,164            9.08
       Granted                                         8,500           14.16
       Exercised                                     (33,000)           3.25
                                                    --------
     Outstanding at March 31, 1996                   447,664            9.46
       Granted                                        47,500           15.94
       Exercised and expired                        (143,550)           8.96
                                                    --------
     Outstanding at March 31, 1997                   351,614           10.58
                                                    ========

                                                              WEIGHTED
                                                               AVERAGE     RANGE OF
                                                               EXERCISE    EXERCISE
                                                 NUMBER          PRICE      PRICES
                                                 ------        --------- -------------
     Outstanding options exercisable as of:
       March 31, 1995                            315,148         $7.01   $3.375-$12.25
       March 31, 1996                            339,082          7.83    3.375-16.375
       March 31, 1997                            215,974          8.64    3.375- 16.75

    The weighted average remaining contractual life of options outstanding at March 31, 1997 is approximately 6.8 years.

    The weighted average fair value of stock option grants during fiscal years 1997 and 1996 is $210,506 and $36,662, respectively. No stock options were granted during the one-month period ended March 31, 1995.

    The fair value of these grants was determined using the following assumptions:

                                         1997           1996
                                        ------         -------
     Risk-free interest rate            6.75%          6.82%
     Expected option life               7 YEARS        7 years
     Expected stock price volatility    26.61%         26.61%
     Expected dividend yield            3.6%           3.6%

    As previously indicated, the Company accounts for its stock option plans using the principles of APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share ("EPS") would have been as reflected in the pro forma amounts below (in thousands, except per share data):

                             1997           1996           1995
                            ------         ------         ------
   Net income:
     As reported            $3,746         $6,219         $4,881
     Pro forma               3,721          6,212          4,881
   EPS:
     As reported            $ 0.66         $ 1.40         $ 1.18
     Pro forma                0.66           1.40           1.18

    During the year ended March 31, 1994, the Company awarded 30,000 nontransferable restricted shares of the Company's common stock to an officer of the Bank. During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each, nontransferable restricted shares of the Company's common stock. The market value of the shares at the dates of award of $338,000 and $293,000 for the years ended March 31, 1995 and 1994, respectively, is being amortized by charges to compensation expense over the three-year vesting period. Compensation expense related to these awards for the years ended March 31, 1997, 1996, and 1995 was $121,000, $158,000, and $228,000, respectively. The unamortized balance of the awards is included as a deduction from stockholders' equity in the statements of financial condition. Additionally, certain officers of the Company are employed under various employment agreements, which expire over the next three years.

13. DIVIDEND AND LOAN RESTRICTIONS

    The source of funds for payment of dividends by the Company is dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements and is considered a Tier 1 association. A Tier 1 association is permitted to make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS notice with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advance written notice of all proposed capital distributions, whether or not advance approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. The Bank paid cash dividends to the Company of approximately $683,000, $1,400,000, and $3,415,000 during the years ended March 31, 1997,
    1996, and 1995, respectively. In addition, during fiscal year 1997, the Bank paid a dividend in the form of equity securities to the Company in the amount of $6,094,000.

    The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the parent Company and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank are limited in amount as to each of its affiliates, including the parent Company, to 10% of the Bank's capital stock and surplus, as defined.

14. INDUSTRY SEGMENTS

    The Company operates principally in the banking industry through the Bank. The Bank's subsidiary, PrimeEagle, is engaged in the mortgage banking business and originates and sells residential mortgages and construction loans. All significant intersegment accounts and transactions are eliminated in consolidation.

    Industry segment information for the years ended March 31, 1997, 1996, and 1995 is presented below (in thousands):

                                                      MORTGAGE
                                        BANKING        BANKING     ELIMINATIONS    CONSOLIDATED
                                        -------        -------     ------------    ------------
  1997:
     Revenues                          $  55,571      $  32,165      $ (11,040)      $  76,696
     Net income                            7,872          2,498         (6,624)          3,746
     Identifiable assets                 806,929        220,211       (203,258)        823,882
     Capital expenditures, net             5,454            302              0           5,756
     Depreciation on premises and
       equipment                           1,359            175              0           1,534
  1996:
     Revenues                             48,041         23,734         (8,297)         63,478
     Net income                            8,886          2,799         (5,466)          6,219
     Identifiable assets                 721,091        225,597       (210,304)        736,384
     Capital expenditures, net             3,846            619              0           4,465
     Depreciation on premises and
       equipment                           1,053            275              0           1,328
  1995:
     Revenues                             37,699         15,514         (6,313)         46,900
     Net income                            5,447          2,149         (2,715)          4,881
     Identifiable assets                 561,520        117,602       (110,444)        568,678
     Capital expenditures, net             3,064            235              0           3,299
     Depreciation on premises and
       equipment                             944            108              0           1,052

    The Company includes construction lending activity and the origination and sale of first mortgage loans in the mortgage banking segment.

15. FINANCIAL INFORMATION OF EAGLE SERVICE CORPORATION

    The following condensed statements of financial condition as of March 31, 1997 and 1996 and the related condensed statements of income for the years ended March 31, 1997, 1996, and 1995 summarize the financial position and operating results of the Bank's wholly owned subsidiary, Eagle Service
    Corporation:


                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                  1997         1996
                                                                -------      -------
                                                                     (In Thousands)
     Cash                                                       $   335      $    47
     Investment in real estate                                   10,869            0
     Other assets                                                 1,394        1,952
                                                                -------      -------
                Total assets                                    $12,598      $ 1,999
                                                                =======      =======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

     Note payable to parent                                     $ 3,525      $   371
     Other borrowings                                             6,402            0
     Accrued expenses and other liabilities                         960          224
                                                                -------      -------
                Total liabilities                                10,887          595
                                                                -------      -------
     Common stock                                                   500          500
     Retained earnings                                            1,211          904
                                                                -------      -------
                Total stockholder's equity                        1,711        1,404
                                                                -------      -------
                Total liabilities and stockholder's equity      $12,598      $ 1,999
                                                                =======      =======

                         CONDENSED STATEMENTS OF INCOME

                                                     1997        1996        1995
                                                    ------      ------      ------
                                                            (In Thousands)
     Mortgage production fees                       $    0      $    0      $1,003
     Appraisal and other fees                          165         169         190
     Interest income                                    34          57         329
     Gain on sale of investment in real estate         321           0           0
     Retail investment commissions                     245         149         193
     Other                                             133         113         123
                                                    ------      ------      ------
                Operating income                       898         488       1,838
     General and administrative expenses               404         367       1,827
                                                    ------      ------      ------
                Income before income tax               494         121          11
     Income tax expense                                187          45           4
                                                    ------      ------      ------
     Net income                                     $  307      $   76      $    7
                                                    ======      ======      ======


16. REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements which involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes, as of March 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of March 31, 1997, the most recent notification from the Bank's primary regulators categorized the Bank as well-capitalized. There are no conditions or events since that notification that management believes may have changed the Bank's category.

A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 1997 is presented below:

                                                             TO BE WELL
                                        FOR CAPITAL      CAPITALIZED UNDER
                                          ADEQUACY       PROMPT CORRECTIVE
                         ACTUAL           PURPOSES       ACTION PROVISIONS
                    ----------------  ----------------   ------------------
                    AMOUNT   PERCENT  AMOUNT   PERCENT   AMOUNT     PERCENT
                    ------   -------  ------   -------   ------     -------
Risk-based ratios:
  Tier 1 capital    $54,019   10.14%  $21,311     4.0%    $31,966     6.0%
  Total capital      59,023   11.08    42,622     8.0      53,277    10.0
Tier 1 leverage      54,019    6.72    32,144     4.0      40,180     5.0
Tangible equity      54,019    7.05    11,499     1.5         N/A     N/A


17. EARNINGS PER SHARE

    Weighted average common and common equivalent shares for the years ended March 31, 1997, 1996, and 1995 are computed as follows:

                                                            1997           1996          1995
                                                         ---------      ---------      ---------
   Primary:
     Weighted average shares outstanding                 5,527,973      4,250,752      4,032,234
     Common shares assumed outstanding to reflect
       dilutive effect of common stock options             176,604        178,748         93,521
                                                         ---------      ---------      ---------
     Weighted average shares and common equivalent
       shares outstanding                                5,704,577      4,429,500      4,125,755
                                                         =========      =========      =========

   Fully diluted:
     Weighted average shares outstanding                 5,527,973      4,250,752      4,032,234
     Common shares assumed outstanding to reflect
       dilutive effect of common stock options             187,178        184,157         98,357
                                                         ---------      ---------      ---------
     Weighted average shares outstanding and common
       equivalent shares outstanding                     5,715,151      4,434,909      4,130,591
                                                         =========      =========      =========

    All share data has been adjusted to reflect the effect of a two-for-one stock split of the Company's common stock effected in the form of a stock dividend paid on December 21, 1995. In addition, all share data has been restated for all periods presented to give effect to the Company's merger with SCFC (Note 3).

    Additionally, on May 23, 1996, SCFC declared a 5% stock dividend on its common stock, which was paid on June 30, 1996. The dividend was charged to retained earnings in the amount of $418,000, which was based on the closing price per share of common stock on the declaration date. Average shares outstanding and all per share amounts included in the accompanying consolidated financial statements and notes are based on the increased number of shares, giving retroactive effect to the stock dividend.

18. COMMITMENTS AND CONTINGENCIES

    The Company and its subsidiaries are parties to claims and lawsuits arising in the course of their normal business activities. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.

    The Bank acquired the assets of Prime Lending Division of Southern Federal Savings and Loan Association (the "Division") (now a division of PrimeEagle) from the RTC on November 23, 1992. In connection with this acquisition, the Bank entered into an operating agreement with a corporation owned by two individuals who participate in the profits and losses pursuant to the agreement. The term of the agreement is for five years and is automatically renewable for an additional three-year period unless either party gives at least 90 days' prior written notice of their desire not to renew (August 25, 1997). In the event that the Bank elects not to renew the agreement, the two individuals have the right, but not the obligation, to purchase certain assets of the Division for 75% of their appraised fair market value, upon assuming all obligations associated with the Division. The specific impact of nonrenewal on the financial condition of the Company, if any, cannot be determined at this time.

    The Company is involved in an in-depth assessment of the mortgage banking group. This includes evaluating each office's profitability, business prospects, and carefully considering the business potential of each local market. In connection with this analysis, the Company is examining the alternatives with regard to the above-mentioned agreement including nonrenewal.

19. FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

    Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 1997 and 1996 and related condensed statements of income and cash flows for the years ended March 31, 1997, 1996, and 1995 are as follows:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                    ASSETS


                                                           1997         1996
                                                         -------      --------
                                                            (In Thousands)
     Cash                                                $ 1,858      $ 1,176
     Securities available for sale                         5,247            0
     Investment in subsidiaries                           61,702       65,133
     Other assets                                          1,173        1,419
                                                         -------      -------
               Total assets                              $69,980      $67,728
                                                         =======      =======

                   LIABILITIES AND STOCKHOLDERS' EQUITY

     Liabilities                                         $ 2,106      $ 1,280
     Stockholders' equity                                 67,874       66,448
                                                         -------      -------
               Total liabilities and
                stockholders' equity                     $69,980      $67,728
                                                         =======      =======

                   CONDENSED STATEMENTS OF INCOME

                                                            1997        1996        1995
                                                           ------      ------      ------
                                                                   (In Thousands)
     Interest and other income                             $  670      $  320      $    2
     Management fee income from subsidiaries                  100         100         100
     Cash dividends from the Bank                             683       1,400       3,415
                                                           ------      ------      ------
               Total income                                 1,453       1,820       3,517
     Merger expenses                                          343           0           0
     Loss on securities available for sale                     61           0           0
     General and administrative expenses                      801         200         161
                                                           ------      ------      ------
               Income before income taxes and
                equity in undistributed earnings
                of subsidiaries                               248       1,620       3,356
     Income taxes                                             194         195           9
                                                           ------      ------      ------
     Income before equity in undistributed
       earnings of subsidiaries                                54       1,425       3,347
     Equity in undistributed earnings of subsidiaries       3,692       4,794       1,534
                                                           ------      ------      ------
     Net income                                            $3,746      $6,219      $4,881
                                                           ======      ======      ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                    1997         1996         1995
                                                                  --------     --------     ---------
                                                                             (In Thousands)
Cash flows from operating activities:
  Net income                                                      $  3,746     $  6,219     $  4,881
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries              (3,692)      (4,794)      (1,534)
      Amortization of restricted stock award                           121          158          228
      Loss on sale of securities available for sale                     61            0            0
      Decrease (increase) in other assets                              329          784         (122)
      (Decrease) increase in due to subsidiaries                         0         (182)          49
      Increase in other liabilities                                    479          632           79
                                                                  --------     --------     --------
           Net cash provided by operating activities                 1,044        2,817        3,581
                                                                  --------     --------     --------
Cash flows from investing activities:
  Proceeds from calls of securities available for sale                 940            0            0
  Loan to subsidiary                                                     0            0       (2,000)
  Capital distribution from subsidiary                                 376            0            0
  Capital contributions to subsidiaries                                  0      (21,633)        (817)
                                                                  --------     --------     --------
           Net cash provided by (used in) investing activities       1,316      (21,633)      (2,817)
                                                                  --------     --------     --------
Cash flows from financing activities:
  Cash dividends paid                                               (2,842)      (1,568)      (1,362)
  Stock options exercised                                            1,000          182          132
  Proceeds from issuance of common stock                                 0       21,483            0
  Purchase of treasury stock                                             0          (12)           0
  Issuance of ESOP note payable to acquire common stock                  0       (1,000)           0
  Principal reduction of ESOP note payable                             164           11          130
                                                                  --------     --------     --------
           Net cash (used in) provided by financing activities      (1,678)      19,096       (1,100)
                                                                  --------     --------     --------
Net increase (decrease) in cash                                        682          280         (336)
Cash at beginning of year                                            1,176          896        1,232
                                                                  --------     --------     --------
Cash at end of year                                               $  1,858     $  1,176     $    896
                                                                  ========     ========     ========

Supplemental disclosures of noncash financing and
  investing activities:
    Dividends payable                                             $    849     $    592     $    386
                                                                  ========     ========     ========
    Restricted stock award                                        $      0     $      0     $    338
                                                                  ========     ========     ========
    Dividend of securities received from Bank                     $  6,094     $      0     $      0
                                                                  ========     ========     ========