Form 10-K, Exhibit 13
period 1998-03-31
EAGLE BANCSHARES INC
filed 1998-07-02
CIK 783604

                                                                    EXHIBIT 13.1


                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 1998 AND 1997, AND
               FOR THE YEARS ENDED MARCH 31, 1998, 1997, AND 1996
                                  TOGETHER WITH
                                AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Eagle Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP






Atlanta, Georgia
June 26, 1998

                    EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            MARCH 31, 1998 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                     ASSETS

                                                                                      1998              1997
                                                                                  -----------       -----------
ASSETS:
   Cash and amounts due from banks                                                $    34,022       $    17,405
   Federal funds sold                                                                     660             8,470
   Accrued interest receivable                                                          7,301             5,472
   Securities available for sale (Notes 4 and 10)                                     104,736            96,921
   Investment securities held to maturity (Notes 4 and 10)                             58,138            51,907
   Loans held for sale                                                                332,592            62,882
   Loans receivable, net (Notes 5 and 10)                                             535,732           515,749
   Investments in real estate (Note 7)                                                 27,595            25,828
   Real estate acquired in settlement of loans, net                                     2,947             2,074
   Stock in Federal Home Loan Bank, at cost                                            10,892             7,864
   Premises and equipment, net (Note 6)                                                21,868            20,379
   Deferred income taxes (Note 11)                                                      3,953             2,284
   Other assets                                                                         9,047             6,647
                                                                                  -----------       -----------
            Total assets                                                          $ 1,149,483       $   823,882
                                                                                  ===========       ===========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:
   Deposits (Note 9)                                                              $   778,975       $   557,724
   Federal Home Loan Bank advances and other borrowings (Note 10)                     240,855           153,805
   Advance payments by borrowers for property taxes and insurance                       5,477             1,279
   Drafts outstanding                                                                  30,716            29,043
   Accrued expenses and other liabilities                                              18,758            14,157
                                                                                  -----------       -----------
            Total liabilities                                                       1,074,781           756,008
                                                                                  -----------       -----------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 17)

STOCKHOLDERS' EQUITY (NOTES 11, 12, 13, AND 15):
   Common stock, $1 par value; 10,000,000 shares authorized, 6,037,100 and
      5,961,494 shares issued at March 31, 1998 and 1997, respectively                  6,037             5,961
   Additional paid-in capital                                                          37,336            36,628
   Retained earnings                                                                   32,028            28,236
   Net unrealized gain (loss) on securities available for sale, net of taxes              838            (1,025)
   Employee Stock Ownership Trust note payable (Note 12)                                 (165)             (836)
   Unamortized restricted stock                                                          (296)              (14)
   Treasury stock, 301,800 shares at cost                                              (1,076)           (1,076)
                                                                                  -----------       -----------
            Total stockholders' equity                                                 74,702            67,874
                                                                                  -----------       -----------
            Total liabilities and stockholders' equity                            $ 1,149,483       $   823,882
                                                                                  ===========       ===========



 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                   1998           1997           1996
                                                                                 --------       --------       --------
INTEREST INCOME:
   Interest on loans                                                             $ 60,624       $ 51,503       $ 43,729
   Interest on mortgage-backed securities                                           5,032          5,510          2,527
   Interest on securities and other interest-earning assets                         6,244          6,772          6,369
                                                                                 --------       --------       --------
            Total interest income                                                  71,900         63,785         52,625
                                                                                 --------       --------       --------
INTEREST EXPENSE:
   Interest on deposits (Note 9)                                                   29,766         25,177         20,826
   Interest on FHLB advances and other borrowings                                  10,241          8,452          7,995
                                                                                 --------       --------       --------
            Total interest expense                                                 40,007         33,629         28,821
                                                                                 --------       --------       --------
            Net interest income                                                    31,893         30,156         23,804

PROVISION FOR LOAN LOSSES (NOTE 5)                                                  2,601          2,652          1,000
                                                                                 --------       --------       --------
            Net interest income after provision for loan losses                    29,292         27,504         22,804
                                                                                 --------       --------       --------
NONINTEREST INCOME:
   Mortgage production fees                                                         8,752          7,280          6,777
   Gain on sales of investments in real estate                                      2,160          1,377            697
   Real estate commissions, net                                                       510            405            165
   Rental income                                                                      773            353              0
   Service charges                                                                  1,924          1,979          1,551
   Gain on sales of loans                                                              16             84            190
   (Loss) gain on sales and calls of securities available for sale (Note 4)           (82)           (21)             2
   Miscellaneous                                                                    2,296          1,454          1,471
                                                                                 --------       --------       --------
            Total noninterest income                                               16,349         12,911         10,853
                                                                                 --------       --------       --------
NONINTEREST EXPENSES:
   Salaries and employee benefits (Note 12)                                        19,157         17,620         14,386
   Net occupancy expense                                                            4,647          3,774          3,016
   Data processing expense                                                          2,160          1,462          1,140
   Federal insurance premiums                                                         351            702            717
   SAIF assessment (Note 9)                                                             0          1,946              0
   Marketing expense                                                                  932          1,121            514
   Provision for losses on real estate acquired in settlement of loans                565             95              0
   Merger expenses (Note 3)                                                             0          1,685              0
   Miscellaneous                                                                    7,579          6,496          4,695
                                                                                 --------       --------       --------
            Total noninterest expenses                                             35,391         34,901         24,468
                                                                                 --------       --------       --------
            Income before income taxes                                             10,250          5,514          9,189
INCOME TAX EXPENSE (NOTE 11)                                                        3,040          1,768          2,970
                                                                                 --------       --------       --------
NET INCOME                                                                       $  7,210       $  3,746       $  6,219
                                                                                 ========       ========       ========

EARNINGS PER COMMON SHARE--BASIC (NOTE 16)                                       $   1.27       $   0.68       $   1.46
                                                                                 ========       ========       ========

EARNINGS PER COMMON SHARE--DILUTED (NOTE 16)                                     $   1.23       $   0.66       $   1.40
                                                                                 ========       ========       ========



 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)



                                                                                                     NET UNREALIZED
                                                                                                       GAIN (LOSS)
                                                               COMMON STOCK  ADDITIONAL               ON SECURITIES       ESOP
                                                             ---------------  PAID-IN    RETAINED     AVAILABLE FOR       NOTE
                                                             SHARES   AMOUNT  CAPITAL    EARNINGS   SALE, NET OF TAXES   PAYABLE
                                                             ------   ------  ---------  --------   ------------------  --------
BALANCE, MARCH 31, 1995                                       4,369   $4,369  $ 15,602   $ 23,144        $    (63)      $    (11)
    Cash dividends declared ($.42 per share)                      0        0         0     (1,774)              0              0
    Principal reduction of ESOP note payable                      0        0         0          0               0             11
    ESOP note payable issued to acquire
      common stock                                                0        0         0          0               0         (1,000)
    Issuance of common stock                                  1,435    1,435    20,048          0               0              0
    Amortization of restricted stock                              0        0         0          0               0              0
    Stock options exercised (28,000 shares)                      28       28       119          0               0              0
    Common stock issued under Director Retirement
      plan (2,000 shares)                                         2        2        33          0               0              0
    Change in net unrealized loss on securities
      available for sale, net of taxes                            0        0         0          0            (456)             0
    Purchase of treasury stock (1,708 shares)                     0        0         0          0               0              0
    Net income                                                    0        0         0      6,219               0              0
                                                             ------   ------  --------   --------        --------       --------
BALANCE, MARCH 31, 1996                                       5,834    5,834    35,802     27,589            (519)        (1,000)

    Cash dividends declared ($.56 per share)                      0        0         0     (3,099)              0              0
    Principal reduction of ESOP note payable                      0        0         0          0               0            164
    Amortization of restricted stock                              0        0         0          0               0              0
    Stock options exercised (133,550 shares)                    133      133       867          0               0              0
    Change in net unrealized loss on securities
      available for sale, net of taxes                            0        0         0          0            (506)             0
    Cancellation of treasury stock (6,182 shares)                (6)      (6)      (41)         0               0              0
    Net income                                                    0        0         0      3,746               0              0
                                                             ------   ------  --------   --------        --------       --------
BALANCE, MARCH 31, 1997                                       5,961    5,961    36,628     28,236          (1,025)          (836)

    Cash dividends declared ($.60 per share)                      0        0         0     (3,418)              0              0
    Principal reduction of ESOP note payable                      0        0         0          0               0            671
    Issuance of restricted stock (20,000 shares)                 20       20       335          0               0              0
    Amortization of restricted stock                              0        0         0          0               0              0
    Stock options exercised (55,606 shares)                      56       56       373          0               0              0
    Change in net unrealized gain on securities
      available for sale, net of taxes                            0        0         0          0           1,863              0
    Net income                                                    0        0         0      7,210               0              0
                                                             ------   ------  --------   --------        --------       --------
BALANCE, MARCH 31, 1998                                       6,037   $6,037  $ 37,336   $ 32,028        $    838       $   (165)
                                                             ======   ======  ========   ========        ========       ========

                                                             UNAMORTIZED                      TOTAL
                                                             RESTRICTED      TREASURY     STOCKHOLDERS'
                                                                STOCK          STOCK         EQUITY
                                                             -----------     --------     -------------
BALANCE, MARCH 31, 1995                                       $   (293)      $ (1,111)      $ 41,637
    Cash dividends declared ($.42 per share)                         0              0         (1,774)
    Principal reduction of ESOP note payable                         0              0             11
    ESOP note payable issued to acquire
      common stock                                                   0              0         (1,000)
    Issuance of common stock                                         0              0         21,483
    Amortization of restricted stock                               158              0            158
    Stock options exercised (28,000 shares)                          0              0            147
    Common stock issued under Director Retirement
      plan (2,000 shares)                                            0              0             35
    Change in net unrealized loss on securities
      available for sale, net of taxes                               0              0           (456)
    Purchase of treasury stock (1,708 shares)                        0            (12)           (12)
    Net income                                                       0              0          6,219
                                                              --------       --------       --------
BALANCE, MARCH 31, 1996                                           (135)        (1,123)        66,448

    Cash dividends declared ($.56 per share)                         0              0         (3,099)
    Principal reduction of ESOP note payable                         0              0            164
    Amortization of restricted stock                               121              0            121
    Stock options exercised (133,550 shares)                         0              0          1,000
    Change in net unrealized loss on securities
      available for sale, net of taxes                               0              0           (506)
    Cancellation of treasury stock (6,182 shares)                    0             47              0
    Net income                                                       0              0          3,746
                                                              --------       --------       --------
BALANCE, MARCH 31, 1997                                            (14)        (1,076)        67,874

    Cash dividends declared ($.60 per share)                         0              0         (3,418)
    Principal reduction of ESOP note payable                         0              0            671
    Issuance of restricted stock (20,000 shares)                  (355)             0              0
    Amortization of restricted stock                                73              0             73
    Stock options exercised (55,606 shares)                          0              0            429
    Change in net unrealized gain on securities
      available for sale, net of taxes                               0              0          1,863
    Net income                                                       0              0          7,210
                                                              --------       --------       --------
BALANCE, MARCH 31, 1998                                       $   (296)      $ (1,076)      $ 74,702
                                                              ========       ========       ========




  The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)




                                                                                 1998            1997            1996
                                                                              ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $   7,210       $   3,746       $   6,219
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
         Depreciation, amortization, and accretion                                2,844           1,774           1,336
         Provision for loan losses                                                2,601           2,652           1,000
         Provision for losses on real estate acquired in settlement of              565              95               0
            loans
         Amortization of restricted stock award                                      73             121             158
         Loss (gain) on sales of real estate acquired in settlement of               10              22             (80)
            loans
         Gain on sales of investments in real estate                             (2,160)         (1,377)           (697)
         Loss (gain) on sales and calls of securities available for sale             82              21              (2)
         Gain on sales of loans                                                     (16)            (84)           (190)
         (Gain) loss on sales of fixed assets                                       (45)              0               8
         Deferred income tax benefit                                             (2,811)           (744)           (688)
         Amortization of deferred loan fees                                      (2,097)         (2,081)         (1,791)
         Proceeds from sales of loans held for sale                             729,764         583,762         449,354
         Origination of loans held for sale                                    (999,474)       (554,092)       (500,686)
         Changes in assets and liabilities:
            Increase in accrued interest receivable                              (1,829)           (517)         (1,318)
            Increase in other assets                                             (2,600)           (133)           (508)
            Increase in drafts outstanding                                        1,673           4,620          13,645
            Increase in accrued expenses and other liabilities                    4,589           2,693           3,245
                                                                              ---------       ---------       ---------
               Net cash (used in) provided by operating activities             (261,621)         40,478         (30,995)
                                                                              ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale                                   (27,865)        (15,111)        (72,801)
   Proceeds from sales of securities available for sale                           1,957           6,731           9,815
   Purchases of investment securities held to maturity                          (37,184)        (20,588)        (12,569)
   Principal payments received on securities available for sale                   7,450           5,068           2,392
   Principal payments received on investment securities held to maturity          2,181           2,806           2,925
   Proceeds from calls of securities available for sale                           8,273           1,948               0
   Proceeds from calls of investment securities held to maturity                 18,500           3,000               0
   Proceeds from maturities of investment securities held to maturity            10,300          18,300          12,301
   Proceeds from maturities of securities available for sale                      5,250           9,600           6,175
   Loan originations, net of repayments                                         (15,032)        (86,838)        (31,410)
   Purchases of loans receivable                                                   (569)        (18,022)        (15,949)
   Proceeds from the sale of loans receivable                                         0               0           1,517
   Purchases of FHLB stock                                                       (7,050)         (5,032)         (3,001)
   Redemption of FHLB stock                                                       4,022           5,733             420
   Proceeds from sales of real estate acquired in settlement of loans               470           1,349             238
   Purchases of premises and equipment, net                                      (3,435)         (5,756)         (4,465)
   Proceeds from sales of investments in real estate                              1,675           2,344           4,693
   Additions to investments in real estate                                       (8,708)        (16,870)        (10,239)
                                                                              ---------       ---------       ---------
               Net cash used in investing activities                          $ (39,765)      $(111,338)      $(109,958)
                                                                              ---------       ---------       ---------




 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)




                                                                                         1998            1997            1996
                                                                                      ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in time deposits                                                      $ 142,570       $  86,471       $  70,081
   Net increase in demand deposits                                                       78,681          12,795           2,025
   Increase (decrease) in advance payments by borrowers for property
      taxes and insurance                                                                 4,198            (232)           (676)
   Proceeds from FHLB advances and other borrowings                                     810,245         239,460         302,890
   Repayments of FHLB advances and other borrowings                                    (723,195)       (259,992)       (249,241)
   Principal reduction of ESOP note payable                                                 671             164              11
   Issuance of ESOP note payable to acquire common stock                                      0               0          (1,000)
   Proceeds from the exercise of stock options                                              429           1,000             182
   Proceeds from issuance of common stock                                                     0               0          21,483
   Purchase of treasury stock                                                                 0               0             (12)
   Cash dividends paid                                                                   (3,406)         (2,842)         (1,568)
                                                                                      ---------       ---------       ---------
            Net cash provided by financing activities                                   310,193          76,824         144,175
                                                                                      ---------       ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                 8,807           5,964           3,222

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           25,875          19,911          16,689
                                                                                      ---------       ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $  34,682       $  25,875       $  19,911
                                                                                      =========       =========       =========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
   Interest                                                                           $  38,620       $  33,143       $  27,885
                                                                                      =========       =========       =========

   Income taxes                                                                       $   5,138       $   2,358       $   3,135
                                                                                      =========       =========       =========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
      Acquisition of real estate in settlement of loans                               $   2,769       $   3,475       $   1,006
                                                                                      =========       =========       =========

      Loans made to finance sales of real estate acquired in settlement of loans      $     816       $   1,279       $     534
                                                                                      =========       =========       =========

      Loans made to finance sales of investments in real estate                       $   7,338       $   2,792       $       0
                                                                                      =========       =========       =========

      Transfer of investment securities from held to maturity to
         available for sale (Note 4)                                                  $       0       $       0       $  17,777
                                                                                      =========       =========       =========

      Dividends payable                                                               $     861       $     849       $     592
                                                                                      =========       =========       =========




 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1998, 1997, AND 1996



1.      CORPORATE PROFILE

        Eagle Bancshares, Inc. (the "Company" or "Eagle") is a unitary savings and loan holding company engaged in banking, mortgage banking, and real estate activities. The Company has three subsidiaries, Tucker Federal Bank (the "Bank"), Eagle Real Estate Advisors, Inc. ("EREA"), and Eagle Bancshares Capital Group, Inc. ("EBCG"). Additionally, the Company invests in real estate through limited liability companies and consolidates these affiliates when at least a 50% equity ownership interest exists (Note 7).

        The Bank provides a full range of financial services to individual and corporate customers through its 15 branches located in metropolitan Atlanta. Prime Eagle Mortgage Corporation ("PrimeEagle"), the Bank's mortgage banking subsidiary, originates construction loans and residential mortgages through 20 loan production offices in 5 southeastern states. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

        EREA was formed in October 1991 to perform third-party real estate brokerage and development activities, assist the Bank in identifying and acquiring branch sites, and assist in disposing of real estate acquired through foreclosure. Currently, EREA primarily performs real estate development activities in the Atlanta metropolitan area (Note 7).

        EBCG was formed in December 1997 to serve the Bank's growing base of small-and medium-sized businesses by providing mezzanine financing that is not readily available from traditional commercial banking sources. Loans with equity features are made to borrowers that have the potential for significant growth, adequate collateral coverage, and experienced management teams with significant ownership.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements of Eagle Bancshares, Inc. include the accounts of the Bank, EREA, EBCG, and Eagle's majority-owned subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

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

         Gains and losses on sales or calls of securities are recognized on the settlement date, based on the adjusted cost basis of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is not significant.

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

         MORTGAGE PRODUCTION FEES

         The Bank originates loans for sale in the secondary market. Loans held for sale are sold on a servicing released basis to private investors. Fees received relating to the origination and sale of these loans are included in mortgage production fees when the loans are sold. Mortgage production fees consist of loan servicing release premiums and loan origination and discount points, net of loan officer commissions.

         STOCK IN FEDERAL HOME LOAN BANK ("FHLB")

         Investment in stock in the FHLB is required of institutions utilizing its services. The investment is carried at cost, since no ready market exists for the stock and it has no quoted market value.

         REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired in settlement of loans is considered to be held for sale and is carried at the lesser of the remaining loan value or fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in settlement of loans was approximately $633,000 and $144,000 at March 31, 1998 and 1997, respectively. Costs relating to holding properties are charged to operations.

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

         Other assets in the accompanying statements of financial condition include $317,000 and $494,000 at March 31, 1998 and 1997, respectively, of intangible assets related to core deposit premiums. These intangible assets are being amortized using a method which approximates a level yield over nine years.

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

         DERIVATIVE FINANCIAL INSTRUMENTS

         Derivatives are used to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used as hedges are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings. Currently, it is not the Company's policy to hold derivatives that do not qualify as hedges.

         Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, and purchased options. The fair value of derivative contracts are carried off-balance sheet and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. During fiscal 1998, the Company purchased an interest rate floor on an investment security.
         The unamortized balance of this purchased option as of March 31, 1998 is approximately $72,000.

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

         EARNINGS PER SHARE

         Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period, plus common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method. All share and per share information included in these financial statements have been restated to give effect to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," during fiscal 1998.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as other comprehensive income be reported in a financial statement with the same prominence as all other financial statement information. Adoption of this pronouncement will not have a material effect on the Company's disclosures.

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities use to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. Adoption of this pronouncement is not expected to have a material effect on the Company's disclosures.

         CASH EQUIVALENTS

         Cash equivalents include amounts due from banks and federal funds sold.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior year balances in order to conform with the current year financial statement presentation.


3.       MERGER

         On March 26, 1997, Eagle acquired all of the outstanding shares of Southern Crescent Financial Corp. ("SCFC"), a bank holding company located in Union City, Georgia, with four branches, in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated August 13, 1996. Simultaneously therewith, Southern Crescent Bank, a wholly owned commercial bank subsidiary of SCFC, merged with and into the Bank. The Company is the surviving corporation in the merger, and the Bank is the surviving entity in the bank merger and will remain a wholly owned savings association of the Company. The merger was accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated to include SCFC in all periods presented.

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

         Results of operations for Eagle and SCFC (prior to the merger) and combined results of operations for the Company are presented below for the fiscal years ended March 31, 1997 and 1996 (in thousands, except per share data):

                                                            HISTORICAL
                                                       --------------------
                                                        EAGLE         SCFC        COMBINED
                                                       -------      -------       --------
                  Net interest income:
                      1997                             $23,576      $ 6,580       $30,156
                      1996                              18,493        5,311        23,804
                  Noninterest income:
                      1997                              11,653        1,258        12,911
                      1996                               9,830        1,023        10,853
                  Net income:
                      1997                               2,811          935         3,746
                      1996                               5,020        1,199         6,219
                  Net income per share (diluted):
                      1997                                0.62         0.98          0.66
                      1996                                1.53         1.36          1.40

         The Company incurred approximately $1,685,000 in legal, accounting, consulting, and other professional service fees during fiscal 1997 that were directly related to this merger.

4.       SECURITIES

         Securities available for sale at March 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                        1998
                                                 ----------------------------------------------------
                                                                GROSS           GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST         LOSSES          GAINS        VALUE
                                                 ---------    ----------     ----------     ---------
         Mortgage-backed securities              $ 69,919      $      0       $    707      $ 70,626
         U.S. government and agency
             obligations                           16,225          (161)             4        16,068
         Equity securities--preferred stock        11,503            (8)           715        12,210
         Corporate bonds                            1,989             0             48         2,037
         Other debt securities                      3,748            (6)            53         3,795
                                                 --------      --------       --------      --------
                       Total                     $103,384      $   (175)      $  1,527      $104,736
                                                 ========      ========       ========      ========


                                                                        1997
                                                 ----------------------------------------------------
                                                                Gross           Gross       Estimated
                                                 Amortized    Unrealized     Unrealized      Market
                                                   Cost         Losses          Gains        Value
                                                 ---------    ----------     ----------     ---------
         Mortgage-backed securities              $ 64,291      $ (2,272)      $    333      $ 62,352
         U.S. government and agency
             obligations                           15,304          (138)            10        15,176
         Equity securities--preferred stock        13,006           (64)           476        13,418
         Corporate bonds                            1,984             0             21         2,005
         Other debt securities                      3,989           (39)            20         3,970
                                                 --------      --------       --------      --------
                       Total                     $ 98,574      $ (2,513)      $    860      $ 96,921
                                                 ========      ========       ========      ========

         As a result of the FASB allowing a one-time transfer of investment securities from the held to maturity category, investment securities classified as held to maturity with an amortized cost of approximately $17,777,000 were transferred to securities available for sale during the year ended March 31, 1996.

         Proceeds from the sales of debt securities were approximately $1,957,000, $6,731,000, and $9,815,000, resulting in gross realized gains of approximately $5,000, $40,000, and $2,000, respectively, during the years ended March 31, 1998, 1997, and 1996, respectively. During the years ended March 31, 1998 and 1997, proceeds from calls of securities available for sale were $8,273,000 and $1,948,000, respectively, resulting in gross realized losses of approximately $87,000 and $61,000, respectively.

      Investment securities held to maturity at March 31, 1998 and 1997 are summarized as follows (in thousands):

                                                               1998
                                        -------------------------------------------------
                                                       GROSS         GROSS      ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                           COST        LOSSES        GAINS        VALUE
                                        ---------    ----------    ----------   ---------
         Mortgage-backed securities      $ 5,010      $   (19)      $    58      $ 5,049
         U.S. government and agency
             obligations                  36,188          (42)           78       36,224
         Corporate bonds                   7,431            0           400        7,831
         Other debt securities             9,509            0           516       10,025
                                         -------      -------       -------      -------
                       Total             $58,138      $   (61)      $ 1,052      $59,129
                                         =======      =======       =======      =======


                                                               1997
                                        -------------------------------------------------
                                                       Gross         Gross      Estimated
                                        Amortized    Unrealized    Unrealized     Market
                                           Cost        Losses        Gains        Value
                                        ---------    ----------    ----------   ---------
         Mortgage-backed securities      $ 6,406      $   (21)      $    40      $ 6,425
         U.S. government and agency
             obligations                  27,780         (315)           41       27,506
         Corporate bonds                   7,429            0           218        7,647
         Other debt securities            10,292            0           178       10,470
                                         -------      -------       -------      -------
                       Total             $51,907      $  (336)      $   477      $52,048
                                         =======      =======       =======      =======

         The amortized cost and estimated market value of available for sale and held to maturity securities at March 31, 1998, by contractual maturity, are as follows (in thousands):

                                                             AVAILABLE FOR SALE
                                                                  SECURITIES
                                                          ------------------------
                                                                         ESTIMATED
                                                          AMORTIZED        MARKET
                                                             COST          VALUE
                                                          ---------      ---------
                  Due in one year or less                  $ 2,803        $ 2,802
                  Due in one to five years                   6,165          6,199
                  Due in five to ten years                  40,823         41,163
                  Due after ten years                       42,090         42,362
                                                           -------        -------
                                                           $91,881        $92,526
                                                           =======        =======

                                                              HELD TO MATURITY
                                                                 SECURITIES
                                                          ------------------------
                                                                         ESTIMATED
                                                          AMORTIZED        MARKET
                                                             COST          VALUE
                                                          ---------      ---------
                  Due in one year or less                  $     0        $     0
                  Due in one to five years                  32,484         32,734
                  Due in five to ten years                  11,135         11,321
                  Due after ten years                       14,519         15,074
                                                           -------        -------
                                                           $58,138        $59,129
                                                           =======        =======

         Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         At March 31, 1998, 1997, and 1996, securities with a carrying amount of $58,408,000, $21,742,000, and $18,858,000, respectively, were pledged as collateral for public funds.


5.       LOANS RECEIVABLE

         At March 31, 1998 and 1997, loans receivable are summarized as follows (in thousands):

                                                                   1998            1997
                                                                ---------       ---------
         Real estate loans:
             Construction                                       $ 197,811       $ 205,086
             Acquisition and development                           41,992          35,408
             Nonresidential                                        82,261          65,748
             Residential                                          192,994         194,821
             Home equity and second                                46,218          43,752
                                                                ---------       ---------
                       Total real estate loans                    561,276         544,815
                                                                ---------       ---------
         Commercial and consumer loans:
             Commercial                                            15,681          15,160
             Leases                                                 9,463          19,939
             Consumer and other                                    33,755          23,648
                                                                ---------       ---------
                       Total commercial and consumer loans         58,899          58,747
                                                                ---------       ---------
                       Gross loans receivable                     620,175         603,562

         Less:
             Undisbursed portion of loans in process              (77,302)        (80,801)
             Deferred fees and other unearned income                 (636)         (1,814)
             Reserve for loan losses                               (6,505)         (5,198)
                                                                ---------       ---------
         Loans receivable, net                                  $ 535,732       $ 515,749
                                                                =========       =========

         At March 31, 1998 and 1997, $1,783,000 and $1,780,000, respectively, of impaired loans were on a nonaccrual basis. At March 31, 1998 and 1997, the valuation allowance related to these impaired loans was $455,000 and $459,000, respectively, which is included in the reserve for loan losses in the accompanying consolidated statements of financial condition. At March 31, 1998 and 1997, the Company had no impaired loans on an accrual basis and all impaired loans had a related loan loss reserve. For the years ended March 31, 1998 and 1997, the average recorded investment in impaired loans was $1,784,000 and $3,193,000, respectively.

         At March 31, 1998, 1997, and 1996, the Company had nonaccrual loans aggregating approximately $7,948,000, $7,866,000, and $6,317,000, respectively. The interest income not recognized on these loans amounted to $431,000, $241,000, and $156,500 for the years ended March 31, 1998, 1997, and 1996, respectively.

         At March 31, 1998, 1997, and 1996, an analysis of the reserve for loan losses is as follows (in thousands):

                                                           1998          1997          1996
                                                         -------       -------       -------
         Reserve for loan losses, beginning of year      $ 5,198       $ 5,464       $ 4,704
             Charge-offs                                  (1,548)       (3,124)         (592)
             Recoveries                                      254           206           352
             Provision for loan losses                     2,601         2,652         1,000
                                                         -------       -------       -------
         Reserve for loan losses, end of year            $ 6,505       $ 5,198       $ 5,464
                                                         =======       =======       =======

         Substantially all of the Company's loans held for investment are secured by real estate in Georgia, primarily in the metropolitan Atlanta, Augusta, and Savannah areas and in Jacksonville, Florida, and Charlotte, North Carolina. A substantial portion of the real estate owned also consists of single-family residential properties and land located in those same markets. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 1998 or 1997.

         The Company was servicing loans for others with aggregate principal balances of approximately $24,979,000, $12,341,000, and $13,789,000 at
         March 31, 1998, 1997, and 1996, respectively.

         At March 31, 1998 and 1997, the Company had sold approximately $29,663,000 and $20,399,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse options in the event the borrowers default on the loans during the recourse period. During the years ended March 31, 1998, 1997, and 1996, the Company has incurred nominal losses from the repurchase of recourse loans.

         At March 31, 1998, the Company had commitments to originate fixed rate mortgage loans of approximately $20,461,000 and commitments to originate variable rate mortgage loans of approximately $9,424,000 with terms up to 30 years and interest rates ranging from 6% to 10.5%. The Company had commitments to sell mortgage loans of approximately $84,596,000 at March 31, 1998. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $11,545,000 at March 31, 1998. These off-balance sheet commitments represent the unused portion of home equity lines of credit, which are secured by residential real estate.

6.       PREMISES AND EQUIPMENT

         At March 31, 1998 and 1997, premises and equipment are summarized as follows (in thousands):

                                                            1998         1997
                                                          -------      -------
                  Land                                    $ 4,879      $ 4,525
                  Office buildings and improvements        13,499       13,196
                  Furniture, fixtures, and equipment       11,882        8,556
                                                          -------      -------
                                                           30,260       26,277
                  Less accumulated depreciation             8,392        5,898
                                                          -------      -------
                                                          $21,868      $20,379
                                                          =======      =======

7.       INVESTMENT IN REAL ESTATE

         The Company has ownership interests in six real estate projects as of March 31, 1998. As a unitary thrift holding company, the Company is permitted to invest in real estate.

         The most significant portion of the Company's investment in real estate is land to be developed or in process of development for residential subdivisions. All six real estate investments are located in metropolitan Atlanta. The Company consolidates each project on a line-by-line basis, except Hampton Oaks L.P., which is accounted for using the equity method. There would not be a material difference in the financial position or results of operations of the Company if this investment were accounted for as a consolidated investment. The following information summarizes the principal activities and financial data of each investment and reflects the individual project's financial information (tabular information in thousands).

         UNION HILL LLC

         In October 1994, Union Hill LLC ("Union Hill") was formed to purchase and develop a residential community on 237 acres of land located in Forsyth County, Georgia. The Company has an 80% ownership interest and shares 50% in the profits of Union Hill after the allocation of the preferred return.

                                                                 AS OF MARCH 31
                                                               ------------------
                                                                1998        1997
                                                               ------      ------
                  Summary financial position:
                      Real estate property                     $3,244      $4,515
                      Total assets                              3,259       5,140
                      Total debt                                1,230       2,433
                      Total equity                              1,870       2,467
                      Company's share of equity                   935       1,551

                                                                  FOR THE YEARS
                                                                 ENDED MARCH 31
                                                         ------------------------------
                                                          1998        1997        1996
                                                         ------      ------      ------
                  Summary operations:
                      Gross profit from lot sales        $1,615      $1,310      $  282
                      Net income                          1,583       1,257         211
                      Company's share of net income         869         629         106


         COBB WOODLAWN DEVELOPMENT LLC

         In January 1995, Cobb Woodlawn Development LLC ("Cobb Woodlawn") was formed to purchase and develop a residential community on 15 acres in Cobb County, Georgia. The Company has a 100% ownership interest in Cobb Woodlawn. The development and sale of all of the property associated with Cobb Woodlawn were completed during fiscal year 1997.

                                                                      FOR THE
                                                                    YEARS ENDED
                                                                      MARCH 31
                                                                   --------------
                                                                   1997      1996
                                                                   ----      ----
                  Summary operations:
                      Gross profit from lot sales                  $139      $380
                      Net income                                    132       323
                      Company's share of net income                 132       323

         TRIMBLE ROAD DEVELOPMENT LLC

         In February 1996, Trimble Road Development LLC ("Trimble Road") was formed to purchase and develop a residential community on 14 acres in Fulton County, Georgia. The Company has a 100% ownership interest in Trimble Road. The development and sale of all of the property associated with Trimble Road were completed during fiscal year 1998.

                                                                 AS OF MARCH 31
                                                               ------------------
                                                                1998        1997
                                                               ------      ------
                  Summary financial position:
                      Real estate property                     $    0      $1,773
                      Total assets                                784       2,091
                      Total debt                                    0       1,237
                      Total equity                                610         808
                      Company's share of equity                   610         808

                                                                       FOR THE
                                                                     YEARS ENDED
                                                                      MARCH 31,
                                                                   --------------
                                                                   1998      1997
                                                                   ----      ----
                  Summary operations:
                      Gross profit from lot sales                  $331      $264
                      Net income                                    229       259
                      Company's share of net income                 229       259

         RIVERMOORE PARK, LLC

         In November 1996, the Company purchased 353 acres of land in Gwinnett County, Georgia, for the purpose of developing a residential community, Rivermoore Park ("Rivermoore"). In September 1997, the Company transferred ownership interest in this land to Rivermoore Park, LLC as an initial equity investment. The Company has a 100% ownership interest in Rivermoore.

                                                                  AS OF MARCH 31
                                                               --------------------
                                                                 1998         1997
                                                               -------      -------
                  Summary financial position:
                      Real estate property                     $12,390      $10,869
                      Total assets                              13,599       10,869
                      Total debt                                 9,086        6,402
                      Total equity                               3,940        3,525
                      Company's share of equity                  3,940        3,525


                                                                FOR THE YEARS
                                                                ENDED MARCH 31
                                                              ------------------
                                                               1998        1997
                                                              ------      ------
                  Summary operations:
                      Gross profit from lot sales             $1,156      $    0
                      Net income                                 953           0
                      Company's share of net income              953           0

         LEBANON ROAD, LLC

         In July 1997, Lebanon Road, LLC ("Lebanon Road") was formed to purchase 63 acres of land in Gwinnett County, Georgia, for the purpose of developing a 130-lot residential community, Sugarloaf Springs. The Company has a 60% ownership interest and shares 60% in the profits of Lebanon Road. As of March 31, 1998, the operations of this property have been insignificant.

                                                                      AS OF
                                                                    MARCH 31,
                                                                      1998
                                                                    ---------
                  Summary financial position:
                      Real estate property                           $2,477
                      Total assets                                    2,480
                      Total debt                                      1,985
                      Total equity                                      387
                      Company's share of equity                         387

         BN DEVELOPMENT COMPANY LLC

         In December 1995, BN Development Company LLC ("BN Development") was formed for the purpose of acquiring a commercial lot and developing and leasing a 30,000-square-foot Barnes & Noble, Inc. superstore. During fiscal year 1997, development was completed and the building was leased to Barnes & Noble, Inc. In fiscal 1997, the Company had a 50% ownership interest and shared 50% in the profits of BN Development. During fiscal 1998, the Company purchased the remaining 50% interest in BN Development, increasing the Company's ownership percentage to 100%.

                                                                 AS OF MARCH 31
                                                               ------------------
                                                                1998        1997
                                                               ------      ------
                  Summary financial position:
                      Real estate property                     $6,685      $5,756
                      Total assets                              6,950       5,904
                      Total debt                                5,267       3,857
                      Total equity                              1,677         596
                      Company's share of equity                 1,677         539


                                                                    FOR THE
                                                                  YEARS ENDED
                                                                   MARCH 31
                                                                --------------
                                                                1998      1997
                                                                ----      ----
                  Summary operations:
                      Rental income                             $782      $353
                      Expenses                                   596        83
                      Net income                                 192       115
                      Company's share of net income              192        58

         HAMPTON OAKS L.P.

         The Company, in keeping with its goal of providing affordable housing, invested in Hampton Oaks L.P. to construct a 50-unit affordable housing project. The development was completed in October 1995 and was 92% and 100% occupied during fiscal years 1998 and 1997, respectively. The Company has a 99% limited partnership interest and is recognizing investment tax credits of approximately $173,000 per year over 15 years through 2010. On a consolidated basis, the Company's investment in and advances to Hampton Oaks L.P. are $2,799,000 and $2,915,000 at March 31, 1998 and 1997, respectively, and are reflected in investments in real estate in the accompanying statements of financial condition.

                                                               AS OF MARCH 31
                                                             ------------------
                                                              1998        1997
                                                             ------      ------
                  Summary financial position:
                      Real estate property                   $3,262      $3,324
                      Total assets                            3,393       3,384
                      Total debt (payable to Bank)            1,721       1,750
                      Total equity                            1,604       1,615
                      Company's share of equity               1,205       1,320


                                                                     FOR THE
                                                                      YEARS
                                                                      ENDED
                                                                     MARCH 31
                                                                -----------------
                                                                 1998        1997
                                                                -----       -----
                  Summary operations:
                      Rental income                             $ 403       $ 440
                      Other expense                               485         432
                      Net income (loss)                           (33)          8
                      Company's share of net income (loss)        (33)          8


8.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 1998 and 1997 (in thousands):

                                                               1998                         1997
                                                      ----------------------      ----------------------
                                                      CARRYING        FAIR        Carrying        Fair
                                                       AMOUNT         VALUE        Amount         Value
                                                      --------      --------      --------      --------
         Financial assets:
             Cash and amounts due from banks and
                federal funds sold                    $ 34,682      $ 34,682      $ 25,875      $ 25,875

                                                               1998                         1997
                                                      ----------------------      ----------------------
                                                      CARRYING        FAIR        Carrying        Fair
                                                       AMOUNT         VALUE        Amount         Value
                                                      --------      --------      --------      --------
             Securities:
                Available for sale                    $104,736      $104,736      $ 96,921      $ 96,921
                Held to maturity                        58,138        59,129        51,907        52,048
             Loans receivable                          535,732       548,579       515,749       525,004
             Loans held for sale                       332,592       337,732        62,882        63,814
             Accrued interest receivable                 7,301         7,301         5,472         5,472
         Financial liabilities:
             Deposits                                  778,975       779,233       557,724       557,679
             FHLB advances and other borrowings
                                                       240,855       241,238       153,805       153,832
             Accrued interest payable                    4,949         4,949         3,562         3,562

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

                  - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and, hence, the fair values of the related commitments were not significant as of March 31, 1998 and 1997.


9.       DEPOSITS

         At March 31, 1998 and 1997, deposits are summarized by type and remaining term as follows (in thousands):

                                                                        1998          1997
                                                                      --------      --------
         Demand deposits:
             Noninterest-bearing deposits                             $ 61,070      $ 29,843
             Interest-bearing deposits                                  86,360        48,923
             Money market                                               38,862        20,902
             Savings                                                    38,410        46,353
                                                                      --------      --------
                       Total demand deposits                           224,702       146,021
                                                                      --------      --------
         Time deposits:
             Maturity one year or less                                 411,179       308,459
             Maturity greater than one year through two years           47,590        33,155
             Maturity greater than two years through three years        36,533        29,312
             Maturity greater than three years                          58,971        40,777
                                                                      --------      --------
                       Total time deposits                             554,273       411,703
                                                                      --------      --------
                       Total deposits                                 $778,975      $557,724
                                                                      ========      ========

         The weighted average interest rate on time deposits at March 31, 1998 and 1997 was 5.94% and 5.84%, respectively.

         Interest expense on deposits for the years ended March 31, 1998, 1997, and 1996 is summarized as follows (in thousands):

                                                          1998         1997         1996
                                                        -------      -------      -------
                  Interest-bearing demand deposits      $ 1,721      $   993      $ 1,074
                  Money market                            1,033          496          558
                  Savings                                 1,053        1,128        1,162
                  Time deposits                          25,959       22,560       18,032
                                                        -------      -------      -------
                                                        $29,766      $25,177      $20,826
                                                        =======      =======      =======

         On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996 (the "Act"), which contains provisions to capitalize the Savings Association Insurance Fund ("SAIF") by imposing a special assessment on federally insured depository institutions to fund Financing Corporation Bonds and to merge the Bank Insurance Fund with the SAIF.

         Pursuant to the Act, on October 8, 1996, the board of directors of the FDIC imposed a special assessment on SAIF-assessable deposits of the Bank equal to $.657 per $100 of SAIF-insured deposits as of March 31, 1995. The special assessment resulted in a one-time charge in fiscal 1997 in the amount of $1,946,000. The Act also provides for the establishment of a new deposit insurance premium rate on SAIF-insured deposits of $.06 per $100, which is significantly lower than the Bank's previous premium rate of $.23 per $100.


10.      FHLB ADVANCES AND OTHER BORROWINGS

         FHLB advances and other borrowings at March 31, 1998 and 1997 are summarized as follows (in thousands):

                                                      1998              1997
                                                    --------          --------
                  FHLB advances                     $217,835          $141,383
                  Other borrowings                    23,020            12,422
                                                    --------          --------
                                                    $240,855          $153,805
                                                    ========          ========

         At March 31, 1998, FHLB advances are at least 125%, collateralized by unencumbered mortgage loans and approximately $63,000,000 of investment securities. The advances mature at various dates through December 2002. The weighted average interest rate on FHLB advances was 5.9% and 6.8% at March 31, 1998 and 1997, respectively. Maximum short-term borrowings during the years ended March 31, 1998 and 1997 were $164,320,000 and $177,445,000, respectively.

         As of March 31, 1998, repayments of FHLB advances and other borrowings, based on contractual maturities, are as follows (in thousands):

                           Fiscal year:
                              1999                             $142,866
                              2000                                9,753
                              2001                               25,184
                              2002                                  184
                              2003                               50,184
                              Thereafter                         12,684
                                                               --------
                                                               $240,855
                                                               ========

11.      INCOME TAXES

         Income tax expense for the years ended March 31, 1998, 1997, and 1996 is allocated as follows (in thousands):

                                                     1998          1997          1996
                                                   -------       -------       -------
                  Current expense:
                      Federal                      $ 5,327       $ 2,477       $ 3,384
                      State                            524            35           274
                                                   -------       -------       -------
                                                     5,851         2,512         3,658
                                                   -------       -------       -------
                  Deferred benefit:
                      Federal                       (2,360)         (559)         (523)
                      State                           (451)         (185)         (165)
                                                   -------       -------       -------
                                                    (2,811)         (744)         (688)
                                                   -------       -------       -------
                                                   $ 3,040       $ 1,768       $ 2,970
                                                   =======       =======       =======

         The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate for fiscal years 1998, 1997, and 1996 to income before income taxes (in thousands):

                                                                          1998          1997          1996
                                                                        -------       -------       -------
         Expected income tax expense                                    $ 3,488       $ 1,875       $ 3,124
         (Decrease) increase in income taxes resulting from:
             State income taxes, net of federal income tax benefit           47           (99)           72
             Income tax credits                                            (173)         (173)         (170)
             Merger expenses                                                  0           199             0
             Other, net                                                    (322)          (34)          (56)
                                                                        -------       -------       -------
         Actual income tax expense                                      $ 3,040       $ 1,768       $ 2,970
                                                                        =======       =======       =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1998 and 1997 are as follows (in thousands):

                                                                                            1998        1997
                                                                                           ------      ------
         Deferred tax assets:
             Loans receivable, due to reserve for loan losses                              $2,515      $1,601
             Loans held for sale, mark-to-market adjustment recognized for tax
                purposes                                                                    1,939         306
             Deposit base premium, due to difference in amortization method for tax
                purposes                                                                      293         258
             Employee benefits, due to differences in expense recognition methods for
                tax purposes                                                                  497         505
             Net operating loss carryforward                                                  307         333

                                                                                            1998        1997
                                                                                           ------      ------
             Net unrealized loss on securities available for sale, not recognized for
                tax purposes                                                               $    0      $  628
             Other                                                                            153          67
                                                                                           ------      ------
                       Gross deferred tax assets                                            5,704       3,698
                                                                                           ------      ------
         Deferred tax liabilities:
             FHLB stock, due to dividends not recognized for tax purposes                       0         117
             Loans receivable, due to differences in deferred loan fees and costs
                recognition for tax purposes                                                  750         735
             Premises and equipment, due to differences in depreciation methods for
                tax purposes                                                                  487         562
             Net unrealized gain on securities available for sale, not recognized for
                tax purposes                                                                  514           0
                                                                                           ------      ------
                       Gross deferred tax liabilities                                       1,751       1,414
                                                                                           ------      ------
         Net deferred tax assets                                                           $3,953      $2,284
                                                                                           ======      ======

         No valuation allowance for net deferred tax assets has been recorded as of March 31, 1998 and 1997 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

         Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 1998 and 1997 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt reserves and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.


12.      COMMON STOCK AND STOCK PLANS

         The following table summarizes common stock reserved, issued, unissued, and authorized as of March 31, 1998:

                                                                            NUMBER
                                                                          OF SHARES
                                                                         ----------
                  Common stock reserved:
                      1986 Employee Stock Option and Incentive Plan         196,000
                      1995 Employee Stock Incentive Plan                    200,000
                      1994 Directors Stock Option Incentive Plan            107,000

                                                                            NUMBER
                                                                          OF SHARES
                                                                         ----------
                      Dividend Reinvestment and Stock Purchase Plan         220,000
                                                                         ----------
                                Total shares reserved                       723,000
                  Shares issued                                           6,037,100
                  Unissued shares                                         3,239,900
                                                                         ----------
                                Total shares authorized                  10,000,000
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

                  The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation paid for service as a director and (ii) a percentage based on the participant's years of service. As of March 31, 1998 and 1997, the plan is underfunded. The liability and expense attributable to this plan is insignificant to the Company's financial position.

                  In addition to the monthly benefit provided to a participant under the Directors' Retirement Plan, a participant is generally entitled to an additional lump-sum benefit if the participant has completed certain years-of-service requirements. The lump-sum benefit payable to such participants is 2,000 shares of common stock or a cash payment equal to the fair market value (as determined in accordance with the provisions of the Company's DSOP) of such 2,000 shares, whichever is elected by the participant.

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

                  1995 EMPLOYEE STOCK INCENTIVE PLAN ("ESIP")

                  The ESIP provides for awards of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), reload options, and restricted stock awards. Awards under the ESIP are granted at the fair market value of the common stock on the date of grant, unless otherwise determined by the ESIP committee. ISOs may not be granted at less than 100% of the fair market value of the common stock on the date of grant. NQSOs may not be granted at less than 75% of the fair market value of the common stock on the date of grant. Awards become exercisable in accordance with a schedule established by the ESIP committee at the time of grant and are typically three to five years but in no event longer than ten years. Rights with regard to all nonvested options cease immediately upon the termination of employment, unless such termination is due to a change in control. Options vest 100% upon a change in control of the Company.

                  TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

                  Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan into its 401(k) plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust ("ESOP"). In connection with the Company's secondary offering of common stock, in February 1996, the ESOP borrowed $1,000,000 from the Company to acquire 62,500 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1998, the fair value of these shares is $1,585,938. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the ESOP, and the Company's contribution is allocated to the participants in the proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal years 1998, 1997, and 1996, the contribution was approximately $514,000, $415,000, and $385,000, respectively.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                  The Dividend Reinvestment and Stock Purchase Plan was established to provide stockholders with an easy way to purchase additional shares of the Company's common stock. The plan allows stockholders to reinvest their quarterly dividends and make cash investments in stock for a minimum of $25 and a maximum of $5,000 per quarter with no brokerage commissions or administrative charges.

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

         A summary of the Company's stock option activity during the three-year period ended March 31, 1998 is as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                                        EXERCISE
                                                       NUMBER             PRICE
                                                      --------          --------
         Outstanding at March 31, 1995                 492,082           $ 8.96
             Granted                                     8,500            14.16
             Exercised and expired                     (33,000)            3.25
                                                      --------
         Outstanding at March 31, 1996                 467,582             9.31
             Granted                                    47,500            15.94
             Exercised and expired                    (143,550)            8.96
                                                      --------
         Outstanding at March 31, 1997                 371,532            10.34
             Granted                                   167,217            16.56
             Exercised                                 (55,606)            7.48
                                                      --------
         Outstanding at March 31, 1998                 483,143           $12.91
                                                      ========

                                                                       WEIGHTED
                                                                       AVERAGE           RANGE OF
                                                                       EXERCISE          EXERCISE
                                                          NUMBER        PRICE             PRICES
                                                         -------      ---------       --------------
         Outstanding options exercisable as of:
             March 31, 1996                              339,082      $    7.83       $3.375-$16.375
             March 31, 1997                              215,974           8.64       $3.375-$16.750
             March 31, 1998                              297,448          11.07       $3.375-$20.000

         The weighted average remaining contractual life of options outstanding at March 31, 1998 is approximately 7.5 years.

         The weighted average fair value of stock option grants during fiscal years 1998 and 1997 is $797,326 and $210,506, respectively. No stock options were granted during the three-month period ended March 31, 1996.

         The fair value of these grants was determined using the following assumptions as of March 31, 1998 and 1997:

                                                                          1998          1997
                                                                        -------       -------
                  Weighted average risk-free interest rate              6.41%         6.75%
                  Expected option life                                  7 YEARS       7 years
                  Expected stock price volatility                       29%           27%
                  Expected dividend yield                               2.4%          3.6%

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

                                                     1998        1997        1996
                                                    ------      ------      ------
                  Net income:
                      As reported                   $7,210      $3,746      $6,219
                      Pro forma                      6,983       3,721       6,212
                  EPS:
                      Basic:
                         As reported                $ 1.27      $  .68      $ 1.46
                         Pro forma                    1.23         .67        1.46
                      Diluted:
                         As reported                $ 1.23         .66      $ 1.40
                         Pro forma                    1.20         .66        1.40

         During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each nontransferable restricted shares of the Company's common stock. The market value of the shares at the date of award was $338,000 and is being amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 1998, the Company awarded an officer of the Bank 20,000 nontransferable restricted shares of the Company's common stock. The market value of these shares at the date of award was $355,000 and is being amortized by charges to compensation expense over the three year vesting period. Compensation expense related to these awards for the years ended March 31, 1998, 1997, and 1996 was $73,000, $121,000, and
         $158,000, respectively. The unamortized balance of the awards is included as a deduction from stockholders' equity in the statements of financial condition. Additionally, certain officers of the Company are employed under various employment agreements, which expire at various times over the next three years.


13.      DIVIDEND AND LOAN RESTRICTIONS

         The source of funds for payment of dividends by the Company is primarily dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements. As of March 31, 1998, the Bank's primary regulators categorized the Bank as adequately capitalized; consequently, the Bank is not able to declare any dividends to the Company without receiving advanced regulatory approval. A well-capitalized institution, as defined, is permitted to make capital distributions during a calendar year without receiving advanced regulatory approval up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS approval with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advanced written notice of all proposed capital distributions, whether or not advanced approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. The Bank paid cash dividends to the Company of approximately $3,410,000, $683,000, and $1,400,000 during the years ended March 31, 1998, 1997, and 1996, respectively. During fiscal year 1997, the Bank paid a dividend in the form of equity securities to the Company in the amount of $6,094,000. During fiscal year 1998, the Bank paid a dividend in the form of loans to the Company in the amount of $10,525,000, which were then contributed to EBCG.

         The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the parent company and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank are limited, as to each of its affiliates, in the amount of 10% of the Bank's capital stock and surplus, as defined, and are limited, in the aggregate, to 20% of the Bank's capital stock and surplus, as defined.


14.      INDUSTRY SEGMENTS

         The Company operates principally in the banking industry through the Bank. The Bank's subsidiary, PrimeEagle, is engaged in the mortgage banking business and originates and sells residential mortgages and construction loans. All significant intersegment accounts and transactions are eliminated in consolidation.

         Industry segment information for the years ended March 31, 1998, 1997, and 1996 is presented below (in thousands):

                                                                MORTGAGE
                                                 BANKING         BANKING      ELIMINATIONS     CONSOLIDATED
                                               -----------     -----------    ------------     ------------
         1998:
             Revenues                           $   53,436       $  42,497    $     (7,684)      $   88,249
             Net income                              6,389           2,181          (1,360)           7,210
             Identifiable assets                 1,026,572         470,237        (347,326)       1,149,483
             Capital expenditures, net               2,702             733               0            3,435
             Depreciation on premises and
                equipment                            1,467             524               0            1,991
         1997:
             Revenues                               55,571          32,165         (11,040)          76,696
             Net income                              7,872           2,498          (6,624)           3,746
             Identifiable assets                   806,929         220,211        (203,258)         823,882
             Capital expenditures, net               5,454             302               0            5,756
             Depreciation on premises and
                equipment                            1,359             175               0            1,534
         1996:
             Revenues                               48,041          23,734          (8,297)          63,478
             Net income                              8,886           2,799          (5,466)           6,219
             Identifiable assets                   721,091         225,597        (210,304)         736,384
             Capital expenditures, net               3,846             619               0            4,465
             Depreciation on premises and
                equipment                            1,053             275               0            1,328

         The Company includes construction lending activity and the origination and sale of first mortgage loans in the mortgage banking segment. The Company includes its investments in real estate activity (Note 7) in the banking segment.


15.      REGULATORY CAPITAL

         The Bank is subject to various regulatory capital requirements which involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes as of March 31, 1998 that the Bank meets all capital adequacy requirements to which it is subject.

         As of March 31, 1998, the Bank's primary regulators categorized the Bank as adequately capitalized. There are no conditions or events that management believes may have changed the Bank's category.

         A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 1998 is presented below (dollars in thousands):

                                                                                    TO BE WELL
                                                            FOR CAPITAL          CAPITALIZED UNDER
                                                              ADEQUACY           PROMPT CORRECTIVE
                                        ACTUAL                PURPOSES           ACTION PROVISIONS
                                 -------------------     ------------------     -------------------
                                  AMOUNT     PERCENT      AMOUNT    PERCENT      AMOUNT     PERCENT
                                 -------     -------     -------    -------     -------     -------
         Risk-based ratios:
             Tier 1 capital      $51,173      7.47%      $27,392      4.0%      $41,089       6.0%
             Total capital        56,885      8.31        54,785      8.0        68,481      10.0
         Tier 1 leverage          51,173      4.59        44,553      4.0        55,691       5.0
         Tangible equity          51,173      5.91        12,988      1.5           N/A       N/A


16.      EARNINGS PER SHARE

         Weighted average common and common equivalent shares for the years ended March 31, 1998, 1997, and 1996 are computed as follows:

                                                             1998           1997           1996
                                                          ---------      ---------      ---------
         Average common shares--basic                     5,690,680      5,527,973      4,250,752
         Effect of dilutive common share equivalents        148,257        176,604        178,748
                                                          ---------      ---------      ---------
         Average common shares--diluted                   5,838,937      5,704,577      4,429,500
                                                          =========      =========      =========


17.      COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries are parties to claims and lawsuits arising in the course of their normal business activities. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.

          In November 1992, the Bank acquired certain assets from the Resolution Trust Corporation, which included four mortgage loan origination facilities. The Bank then entered into an Operating Agreement (the "Agreement") with two individuals and a corporation controlled by them (collectively, the "Plaintiffs") to form the Prime Lending Division ("Prime"). Under the Agreement, the Plaintiffs became employees of the Bank and were to be paid a percentage of the net profits to be calculated after allocating expenses and overhead to Prime. In mid-1997, a disagreement arose with respect to the allocation of expenses to Prime, which led to the filing by the Plaintiffs of a lawsuit on December 5, 1997 alleging the Bank had improperly calculated the profits due them under the Agreement since April 1997. In January 1998, the Bank terminated the Agreement with the Plaintiffs "for cause." The Bank also maintains that its calculation of the profits and losses was proper.

          The complaint as amended seeks, among other things (i) a declaration the Agreement was terminated "without cause" and that, pursuant to the Agreement, the Plaintiffs have the right to purchase the assets of Prime at 75% of fair market value; (ii) alleged unpaid profits from Prime's operations (in an amount estimated by the Plaintiffs to equal approximately $450,000); (iii) a determination that the term "assets," as used in connection with the Plaintiff's alleged purchase option in the Agreement, includes all loans carried as assets on the books of the Bank that were originated by Prime (the "Prime Loans") without being required to assume or net against the Prime Loans any corresponding liability incurred by the Bank in connection with the Prime Loans; (iv) consequential damages in excess of $20 million, which represents the Plaintiffs' assessment of the loss they suffered by the Bank's refusal to sell to the Plaintiff Prime's assets under Plaintiffs' definition of "assets" (i.e., including such loans); and
          (v) unspecified punitive damages and attorney's fees. The Bank strongly denies all of Plaintiffs' allegations, including the Plaintiffs' allegation that they have the right to purchase the assets of Prime. Further, the Bank specifically disputes Plaintiffs' contention that all loans originated by Prime constitute "assets" of Prime.

          The Bank believes that the Plaintiffs are not entitled to purchase the Prime Loans and that the only assets that the Plaintiffs may be permitted to purchase are the tangible and intangible assets of Prime. Although the Bank does not believe that Plaintiffs have the contractual right to purchase the Prime Loans, the Bank contends that if the court determines that the Plaintiffs do have a right to purchase the Prime Loans, the Plaintiffs must assume the liabilities associated with such loans (including funding expenses). The Agreement specifically provides that, if Plaintiffs purchase the assets of Prime, they must "assume all obligations associated with [Prime Lending] Division."

          If Plaintiffs are successful in obtaining a declaration that they are entitled to purchase the assets of Prime (or if the Bank agrees to compromise this case with the Plaintiffs), the Bank may cease originating permanent mortgages and construction loans from the 11 Prime offices situated outside the metropolitan Atlanta area. The Agreement provides that, if Plaintiffs purchase the assets of Prime, the Bank shall refrain for two years from originating conforming residential loans secured by property located within 25 miles of any Prime office. The Company does not believe that such cessation of operations would have a material adverse effect upon its or the Bank's business or operations. Pending the outcome of the litigation, the Bank will continue to operate Prime's mortgage loan origination business. In addition, the Bank believes it can replace loans originated by Prime through its other existing operations, including the Wholesale Mortgage Division of the Bank.

18.       FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

          Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 1998 and 1997 and related condensed statements of income and cash flows for the years ended March 31, 1998, 1997, and 1996 are as follows (in thousands):

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                         ASSETS

                                                                         1998         1997
                                                                       -------      -------
         Cash                                                          $ 2,394      $ 1,858
         Securities available for sale                                   3,283        5,247
         Investment in subsidiaries                                     70,378       61,702
         Other assets                                                      598        1,173
                                                                       -------      -------
                       Total assets                                    $76,653      $69,980
                                                                       =======      =======


                          LIABILITIES AND STOCKHOLDERS' EQUITY

         Liabilities                                                   $ 1,951      $ 2,106
         Stockholders' equity                                           74,702       67,874
                                                                       -------      -------
                       Total liabilities and stockholders' equity      $76,653      $69,980
                                                                       =======      =======


                         CONDENSED STATEMENTS OF INCOME

                                                                              1998        1997        1996
                                                                             ------      ------      ------
         Interest and other income                                           $  429      $  670      $  320
         Management fee income from subsidiaries                                562         100         100
         Cash dividends from the Bank                                         3,410         683       1,400
                                                                             ------      ------      ------
                       Total income                                           4,401       1,453       1,820
         Merger expenses                                                          0         343           0
         Loss on securities available for sale                                   72          61           0
         General and administrative expenses                                    929         801         200
                                                                             ------      ------      ------
                       Income before income taxes and equity in
                          undistributed earnings of subsidiaries              3,400         248       1,620
         Income tax provision                                                   564         194         195
                                                                             ------      ------      ------
         Income before equity in undistributed earnings of subsidiaries       2,836          54       1,425
         Equity in undistributed earnings of subsidiaries                     4,374       3,692       4,794
                                                                             ------      ------      ------
         Net income                                                          $7,210      $3,746      $6,219
                                                                             ======      ======      ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                    1998           1997           1996
                                                                  --------       --------       --------
Cash flows from operating activities:
    Net income                                                    $  7,210       $  3,746       $  6,219
    Adjustments to reconcile net income to net cash provided
       by operating activities:
           Equity in undistributed earnings of subsidiaries         (4,374)        (3,692)        (4,794)
           Amortization of restricted stock award                       73            121            158
           Loss on securities available for sale                        72             61              0
           Decrease in other assets                                    575            329            784
           Decrease in due to subsidiaries                               0              0           (182)
           (Decrease) increase in other liabilities                   (180)           479            632
                                                                  --------       --------       --------
              Net cash provided by operating activities              3,376          1,044          2,817
                                                                  --------       --------       --------
Cash flows from investing activities:
    Proceeds from calls of securities available for sale             1,930            940              0
    Capital distributions from subsidiaries                          1,969            376              0
    Capital contributions to subsidiaries                           (4,433)             0        (21,633)
                                                                  --------       --------       --------
              Net cash (used in) provided by investing
                 activities                                           (534)         1,316        (21,633)
                                                                  --------       --------       --------
Cash flows from financing activities:
    Cash dividends paid                                             (3,406)        (2,842)        (1,568)
    Stock options exercised                                            429          1,000            182
    Proceeds from issuance of common stock                               0              0         21,483
    Purchase of treasury stock                                           0              0            (12)
    Issuance of ESOP note payable to acquire common stock
                                                                         0              0         (1,000)
    Principal reduction of ESOP note payable                           671            164             11
                                                                  --------       --------       --------
              Net cash (used in) provided by financing
                 activities                                         (2,306)        (1,678)        19,096
                                                                  --------       --------       --------
Net increase in cash                                                   536            682            280
Cash at beginning of year                                            1,858          1,176            896
                                                                  --------       --------       --------
Cash at end of year                                               $  2,394       $  1,858       $  1,176
                                                                  ========       ========       ========

Supplemental disclosures of noncash financing and
   investing activities:
       Dividends payable                                          $    861       $    849       $    592
                                                                  ========       ========       ========

       Dividend of securities received from Bank                  $      0       $  6,094       $      0
                                                                  ========       ========       ========

       Dividend of loans received from Bank                       $ 10,525       $      0       $      0
                                                                  ========       ========       ========

       Contribution of loans to EBCG                              $ 10,525       $      0       $      0
                                                                  ========       ========       ========