Form 10-K, Exhibit 13
period 1999-03-31
EAGLE BANCSHARES INC
filed 1999-06-29
CIK 783604

                                                                    EXHIBIT 13.1


                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF MARCH 31, 1999, 1998, AND 1997
                                  TOGETHER WITH
                                AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Eagle Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP





Atlanta, Georgia
June 15, 1999

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             MARCH 31, 1999 AND 1998

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS


                                                                                           1999              1998
                                                                                       -----------       -----------
ASSETS:
   Cash and amounts due from banks                                                     $    27,839       $    34,022
   Federal funds sold                                                                            0               660
   Accrued interest receivable                                                               7,766             7,301
   Securities available for sale (Notes 4 and 10)                                          204,618           104,736
   Investment securities held to maturity (Notes 4 and 10)                                  68,298            58,138
   Loans held for sale                                                                     221,370           332,592
   Loans receivable, net (Notes 5 and 10)                                                  623,270           535,732
   Investments in real estate (Note 7)                                                      30,274            27,595
   Real estate acquired in settlement of loans, net                                          2,096             2,947
   Stock in Federal Home Loan Bank, at cost                                                  8,736            10,892
   Premises and equipment, net (Note 6)                                                     23,275            21,868
   Deferred income taxes (Note 11)                                                           4,059             3,953
   Other assets                                                                              8,399             9,047
                                                                                       -----------       -----------
            Total assets                                                               $ 1,230,000       $ 1,149,483
                                                                                       ===========       ===========




                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits (Note 9)                                                                   $   879,665       $   778,975
   Federal Home Loan Bank advances and other borrowings (Note 10)                          221,552           240,855
   Advance payments by borrowers for property taxes and insurance                            2,356             5,477
   Drafts outstanding                                                                       12,800            30,716
   Guaranteed preferred beneficial interests in debentures (Note 16)                        28,750                 0
   Accrued expenses and other liabilities                                                   10,060            18,758
                                                                                       -----------       -----------
            Total liabilities                                                            1,155,183         1,074,781
                                                                                       -----------       -----------
COMMITMENTS AND CONTINGENCIES (NOTES 4, 5 AND 21)

STOCKHOLDERS' EQUITY (NOTES 11, 12, 13, AND 15):
   Common stock, $1 par value; 10,000,000 shares authorized, 6,124,064 and
      6,037,100 shares issued at March 31, 1999 and 1998, respectively                       6,124             6,037
   Additional paid-in capital                                                               38,206            37,336
   Retained earnings                                                                        38,601            32,028
   Accumulated other comprehensive income (Note 19)                                           (283)              838
   Employee Stock Ownership Trust note payable                                              (1,978)             (165)
   Unamortized restricted stock                                                               (178)             (296)
   Treasury stock, 554,550 and 301,800 shares at cost at March 31, 1999 and 1998,
      respectively (Note 18)                                                                (5,675)           (1,076)
                                                                                       -----------       -----------
            Total stockholders' equity                                                      74,817            74,702
                                                                                       -----------       -----------
            Total liabilities and stockholders' equity                                 $ 1,230,000       $ 1,149,483
                                                                                       ===========       ===========


  The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   1999          1998           1997
                                                                                 -------      --------       --------
INTEREST INCOME:
   Interest on loans                                                             $76,128      $ 60,624       $ 51,503
   Interest on mortgage-backed securities                                          5,896         5,032          5,510
   Interest and dividends on securities and other interest-earning assets          8,719         6,244          6,772
                                                                                 -------      --------       --------
            Total interest income                                                 90,743        71,900         63,785
                                                                                 -------      --------       --------
INTEREST EXPENSE:
   Interest on deposits (Note 9)                                                  41,967        29,766         25,177
   Interest on FHLB advances and other borrowings                                 13,124        10,241          8,452
   Interest on long-term debt                                                      1,687             0              0
                                                                                 -------      --------       --------
            Total interest expense                                                56,778        40,007         33,629
                                                                                 -------      --------       --------
            Net interest income                                                   33,965        31,893         30,156

PROVISION FOR LOAN LOSSES (NOTE 5)                                                 2,181         2,601          2,652
                                                                                 -------      --------       --------
            Net interest income after provision for loan losses                   31,784        29,292         27,504
                                                                                 -------      --------       --------
NONINTEREST INCOME:
   Mortgage production fees                                                       14,879         8,752          7,280
   Gain on sales of investments in real estate                                     3,389         2,160          1,377
   Real estate commissions, net                                                      692           510            405
   Rental income                                                                     693           773            353
   Service charges                                                                 1,938         1,924          1,979
   Gain on sales of loans                                                             24            16             84
   Gain (loss) on sales and calls of securities available for sale (Note 4)          469           (82)           (21)
   Gain on sales of fixed assets                                                     164            45              0
   Miscellaneous                                                                   3,230         2,251          1,454
                                                                                 -------      --------       --------
            Total noninterest income                                              25,478        16,349         12,911
                                                                                 -------      --------       --------
NONINTEREST EXPENSES:
   Salaries and employee benefits (Note 12)                                       22,998        19,157         17,620
   Net occupancy expense                                                           5,003         4,647          3,774
   Data processing expense                                                         2,419         2,160          1,462
   Federal insurance premiums                                                        575           351            702
   saif assessment (Note 9)                                                            0             0          1,946
   Marketing expense                                                               2,116           932          1,121
   Provision for losses on real estate acquired in settlement of loans               231           565             95
   Merger expenses (Note 3)                                                            0             0          1,685
   Miscellaneous                                                                   8,800         7,579          6,496
                                                                                 -------      --------       --------
            Total noninterest expenses                                            42,142        35,391         34,901
                                                                                 -------      --------       --------
            Income before income taxes                                            15,120        10,250          5,514

INCOME TAX EXPENSE (NOTE 11)                                                       4,898         3,040          1,768
                                                                                 -------      --------       --------
NET INCOME                                                                       $10,222      $  7,210       $  3,746
                                                                                 =======      ========       ========

EARNINGS PER COMMON SHARE--BASIC (NOTE 17)                                       $  1.79      $   1.27       $   0.68
                                                                                 =======      ========       ========

EARNINGS PER COMMON SHARE--DILUTED (NOTE 17)                                     $  1.74      $   1.23       $   0.66
                                                                                 =======      ========       ========



  The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                                 (IN THOUSANDS)





                                                                        COMMON STOCK     ADDITIONAL                 ESOP
                                                                      -----------------   PAID-IN      RETAINED     NOTE
                                                                      SHARES    AMOUNT    CAPITAL      EARNINGS    PAYABLE
                                                                      ------    -------  ----------    --------    -------
BALANCE, MARCH 31, 1996                                                5,834    $ 5,834    $ 35,802    $ 27,589    $(1,000)

   Comprehensive income:
      Net income                                                           0          0           0       3,746          0
      Change in unrealized gains (losses) on securities, net of tax        0          0           0           0          0
            Total comprehensive income

   Cash dividends declared, ($.56 per share)                               0          0           0      (3,099)         0
   Principal reduction of ESOP note payable                                0          0           0           0        164
   Amortization of restricted stock                                        0          0           0           0          0
   Stock options exercised (133,550 shares)                              133        133         867           0          0
   Cancellation of treasury stock (6,182 shares)                          (6)        (6)        (41)          0          0
                                                                      ------    -------    --------    --------    -------

BALANCE, MARCH 31, 1997                                                5,961      5,961      36,628      28,236       (836)

   Comprehensive income:
      Net income                                                           0          0           0       7,210          0
      Change in unrealized gains (losses) on securities, net of tax        0          0           0           0          0
            Total comprehensive income

   Cash dividends declared, ($.60 per share)                               0          0           0      (3,418)         0
   Principal reduction of ESOP note payable                                0          0           0           0        671
   Issuance of restricted stock (20,000 shares)                           20         20         335           0          0
   Amortization of restricted stock                                        0          0           0           0          0
   Stock options exercised (55,606 shares)                                56         56         373           0          0
                                                                      ------    -------    --------    --------    -------

BALANCE, MARCH 31, 1998                                                6,037      6,037      37,336      32,028       (165)

   Comprehensive income:
      Net income                                                           0          0           0      10,222          0
      Change in unrealized gains (losses) on securities, net of tax        0          0           0           0          0
            Total comprehensive income

   Cash dividends declared, ($.64 per share)                               0          0           0      (3,649)         0
   Principal reduction of ESOP note payable                                0          0           0           0        187
   ESOP note payable issued to acquire stock                               0          0           0           0     (2,000)
   Amortization of restricted stock                                        0          0           0           0          0
   Stock options exercised (86,964 shares)                                87         87         870           0          0
   Purchase of treasury stock (252,750 shares)                             0          0           0           0          0
                                                                      ------    -------    --------    --------    -------
BALANCE, MARCH 31, 1999                                                6,124    $ 6,124    $ 38,206    $ 38,601    $(1,978)
                                                                      ======    =======    ========    ========    =======


                                                                                          ACCUMULATED
                                                                   UNAMORTIZED               OTHER         TOTAL
                                                                   RESTRICTED  TREASURY  COMPREHENSIVE  STOCKHOLDERS'
                                                                      STOCK      STOCK       INCOME        EQUITY
                                                                   ----------- --------  -------------  -------------
BALANCE, MARCH 31, 1996                                               $(135)   $(1,123)      $  (519)   $ 66,448

   Comprehensive income:
      Net income                                                          0          0             0       3,746
      Change in unrealized gains (losses) on securities, net of tax       0          0          (506)       (506)
                                                                                                        --------
            Total comprehensive income                                                                     3,240

   Cash dividends declared, ($.56 per share)                              0          0             0      (3,099)
   Principal reduction of ESOP note payable                               0          0             0         164
   Amortization of restricted stock                                     121          0             0         121
   Stock options exercised (133,550 shares)                               0          0             0       1,000
   Cancellation of treasury stock (6,182 shares)                          0         47             0           0
                                                                      -----    -------       -------    --------

BALANCE, MARCH 31, 1997                                                 (14)    (1,076)       (1,025)     67,874

   Comprehensive income:
      Net income                                                          0          0             0       7,210
      Change in unrealized gains (losses) on securities, net of tax       0          0         1,863       1,863
                                                                                                        --------
            Total comprehensive income                                                                     9,073

   Cash dividends declared, ($.60 per share)                              0          0             0      (3,418)
   Principal reduction of ESOP note payable                               0          0             0         671
   Issuance of restricted stock (20,000 shares)                        (355)         0             0           0
   Amortization of restricted stock                                      73          0             0          73
   Stock options exercised (55,606 shares)                                0          0             0         429
                                                                      -----    -------       -------    --------

BALANCE, MARCH 31, 1998                                                (296)    (1,076)          838      74,702

   Comprehensive income:
      Net income                                                          0          0             0      10,222
      Change in unrealized gains (losses) on securities, net of tax       0          0        (1,121)     (1,121)
                                                                                                        --------
            Total comprehensive income                                                                     9,101

   Cash dividends declared, ($.64 per share)                              0          0             0      (3,649)
   Principal reduction of ESOP note payable                               0          0             0         187
   ESOP note payable issued to acquire stock                              0          0             0      (2,000)
   Amortization of restricted stock                                     118          0             0         118
   Stock options exercised (86,964 shares)                                0          0             0         957
   Purchase of treasury stock (252,750 shares)                            0     (4,599)            0      (4,599)
                                                                      -----    -------       -------    --------
BALANCE, MARCH 31, 1999                                               $(178)   $(5,675)      $  (283)   $ 74,817
                                                                      =====    =======       =======    ========





  The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                                 (IN THOUSANDS)



                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                  $    10,222       $   7,210       $   3,746
   Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
         Depreciation, amortization, and accretion                                   1,980             747            (307)
         Provision for loan losses                                                   2,181           2,601           2,652
         Provision for losses on real estate acquired in settlement of
            loans                                                                      231             565              95
         Amortization of restricted stock award                                        118              73             121
         Loss on sales of real estate acquired in settlement of loans                   40              10              22
         Gain on sales of investments in real estate                                (3,389)         (2,160)         (1,377)
         (Gain) loss on sales and calls of securities available for sale              (469)             82              21
         Gain on sales of loans                                                        (24)            (16)            (84)
         Gain on sales of fixed assets                                                (164)            (45)              0
         Deferred income tax expense (benefit)                                         582          (2,811)           (744)
         Proceeds from sales of loans held for sale                              1,485,825         729,764         583,762
         Origination of loans held for sale                                     (1,374,603)       (999,474)       (554,092)
         Changes in assets and liabilities:
            Increase in accrued interest receivable                                   (465)         (1,829)           (517)
            Decrease (increase) in other assets                                        412          (2,600)           (133)
            (Decrease) increase in drafts outstanding                              (17,916)          1,673           4,620
            (Decrease) increase in accrued expenses and other liabilities           (8,728)          4,589           2,693
                                                                               -----------       ---------       ---------
               Net cash provided by (used in) operating activities                  95,833        (261,621)         40,478
                                                                               -----------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale                                     (145,330)        (27,865)        (15,111)
   Proceeds from sales of securities available for sale                              9,441           1,957           6,731
   Purchases of investment securities held to maturity                             (29,959)        (37,184)        (20,588)
   Principal payments received on securities available for sale                     24,040           7,450           5,068
   Principal payments received on investment securities held to maturity             2,157           2,181           2,806
   Proceeds from calls of securities available for sale                              7,750           8,273           1,948
   Proceeds from calls of investment securities held to maturity                    17,653          18,500           3,000
   Proceeds from maturities of investment securities held to maturity                    0          10,300          18,300
   Proceeds from maturities of securities available for sale                         2,729           5,250           9,600
   Loan originations, net of repayments                                            (86,515)        (15,032)        (86,838)
   Purchases of loans receivable                                                         0            (569)        (18,022)
   Purchases of FHLB stock                                                          (6,631)         (7,050)         (5,032)
   Redemption of FHLB stock                                                          8,787           4,022           5,733
   Proceeds from sales of real estate acquired in settlement of loans                1,957             470           1,349
   Purchases of premises and equipment, net                                         (3,359)         (3,435)         (5,756)
   Proceeds from sales of investments in real estate                                11,177           1,675           2,344
   Additions to investments in real estate                                         (14,515)         (8,708)        (16,870)
                                                                               -----------       ---------       ---------
               Net cash used in investing activities                              (200,618)        (39,765)       (111,338)
                                                                               ===========       =========       =========



                                                                                  1999            1998            1997
                                                                               -----------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in time deposits                                               $    35,034       $ 142,570       $  86,471
   Net increase in demand deposits                                                  65,656          78,681          12,795
   (Decrease) increase in advance payments by borrowers for property
      taxes and insurance                                                           (3,121)          4,198            (232)
   Proceeds from FHLB advances and other borrowings                                842,461         810,245         239,460
   Repayments of FHLB advances and other borrowings                               (861,764)       (723,195)       (259,992)
   Principal reduction of ESOP note payable                                            187             671             164
   Issuance of ESOP note payable to acquire common stock                            (2,000)              0               0
   Issuance of trust preferred securities                                           28,750               0               0
   Proceeds from the exercise of stock options                                         957             429           1,000
   Purchase of treasury stock                                                       (4,599)              0               0
   Cash dividends paid                                                              (3,619)         (3,406)         (2,842)
                                                                               -----------       ---------       ---------

            Net cash provided by financing activities                               97,942         310,193          76,824
                                                                               -----------       ---------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS                                                                      (6,843)          8,807           5,964



CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      34,682          25,875          19,911
                                                                               -----------       ---------       ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $    27,839       $  34,682       $  25,875
                                                                               ===========       =========       =========
SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR
  FOR:

      Interest                                                                 $    55,616       $  38,620       $  33,143
                                                                               ===========       =========       =========

      Income taxes                                                             $    10,533       $   5,138       $   2,358
                                                                               ===========       =========       =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

      Acquisition of real estate in settlement of loans                        $     2,178       $   2,769       $   3,475
                                                                               ===========       =========       =========


      Loans made to finance sales of real estate acquired in settlement
         of loans                                                              $       801       $     816       $   1,279
                                                                               ===========       =========       =========


      Loans made to finance sales of investments in real estate                $     3,960       $   7,338       $   2,792
                                                                               ===========       =========       =========

      Dividends payable                                                        $       891       $     861       $     849
                                                                               ===========       =========       =========

  The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1999, 1998, AND 1997



1.   CORPORATE PROFILE

     Eagle Bancshares, Inc. (the "Company" or "Eagle") is a unitary savings and loan holding company engaged in banking, mortgage banking, mezzanine financing, and real estate activities. The Company has three subsidiaries, Tucker Federal Bank (the "Bank"), Eagle Real Estate Advisors, Inc. ("EREA"), and Eagle Bancshares Capital Group, Inc. ("EBCG"). Additionally, the Company invests in real estate through limited liability companies and consolidates these affiliates when at least a 50% equity ownership interest exists (Note 7).

      Tucker Federal Bank is engaged in banking and mortgage banking activities. The Bank provides a full range of financial services to individual and corporate customers through its branches located in metropolitan Atlanta. Prime Eagle Mortgage Corporation ("PrimeEagle"), the Bank's mortgage banking subsidiary, originates residential mortgages through loan production offices in the southeast. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

      EREA was formed in October 1991 to perform third-party real estate brokerage, development and sales activities, and assist the Bank in identifying and acquiring branch sites. Currently, EREA primarily performs residential real estate development and sales activities in the Atlanta metropolitan area (Note 7).

      EBCG was formed in December 1997 to serve the Bank's growing base of small- and medium-sized businesses by providing mezzanine financing that is not readily available from traditional commercial banking sources. Loans with equity features are made to borrowers that have the potential for significant growth, adequate collateral coverage, and experienced management teams with significant ownership.


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements of Eagle Bancshares, Inc. include the accounts of the Bank, EREA, EBCG, and Eagle's majority-owned real estate subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

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

               INVESTMENT SECURITIES HELD TO MATURITY

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

      Gains and losses on sales or calls of securities are recognized on the settlement date based on the adjusted cost basis of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is not significant.

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

      RESERVE FOR LOAN LOSSES

      A provision for loan losses is charged to operations based on management's evaluation of the probable losses in the loan portfolio. This evaluation considers the balance of nonaccrual loans, the estimated value of the underlying collateral, the nature and volume of the portfolio, loan concentrations, specific problem loans, economic conditions that may affect the borrower's ability to repay, and such other factors as, in management's judgment, deserve recognition under existing economic conditions. Loans are charged off to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

      Management believes that the reserve for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions, particularly in the Company's primary market areas. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's reserve for loan losses. Such agencies may require the Company to recognize additions to the reserve based on their judgments about information available to them at the time of their examination.

      MORTGAGE PRODUCTION FEES

      The Bank originates loans for sale in the secondary market. Loans held for sale are sold on a servicing released basis to private investors. Fees received relating to the origination and sale of these loans are included in mortgage production fees when the loans are sold. Mortgage production fees consist of loan servicing release premiums and loan origination and discount points, net of loan officer commissions and other direct costs.

      STOCK IN FEDERAL HOME LOAN BANK ("FHLB")

      Investment in stock of the FHLB is required of institutions utilizing its services. The investment is carried at cost, since no ready market exists for the stock and it has no quoted market value.

      REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

      Real estate acquired in settlement of loans is considered to be held for sale and is carried at the lesser of the remaining loan value or fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the net realizable value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in the settlement of loans was approximately $251,000 and $633,000 at March 31, 1999 and 1998, respectively. Costs relating to holding properties are charged to operations.

      INVESTMENTS IN REAL ESTATE

      Investments in real estate are carried at the lower of cost or net realizable value. Certain carrying charges, including interest, related to properties under development are capitalized as development costs during the construction period. Profits are recognized from the sale of real estate when the sale is consummated based on the selling price, net of the related total development costs associated with the real estate sold.

      LONG-LIVED ASSETS

      Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for office buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment.

      Other assets in the accompanying statements of financial condition include $144,000 and $317,000 at March 31, 1999 and 1998, respectively, of intangible assets related to core deposit premiums. These intangible assets are being amortized using a method which approximates a level yield over nine years.

      Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their values may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment on intangibles is evaluated at each statement of financial condition date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the statement of income.

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

      Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, and purchased options. The fair value of derivative contracts are carried off-balance sheet and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. During fiscal 1998, the Company purchased an interest rate floor on an investment security. The unamortized balance of this purchased option as of March 31, 1999 and 1998 is approximately $57,500 and $72,000, respectively.

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

      EARNINGS PER SHARE

      Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period plus common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method.

      NEW ACCOUNTING PRONOUNCEMENT

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. Recently, the FASB issued an exposure draft which proposed deferring the effective date of this statement to all fiscal quarters of fiscal years beginning after June 15, 2000. Adoption of this statement is not expected to have a material impact on the Company's financial position or results of operation.

      CASH EQUIVALENTS

      Cash equivalents include amounts due from banks and federal funds sold.

      RECLASSIFICATIONS

      Certain reclassifications have been made to prior year balances in order to conform with the current year financial statement presentation.


3.    MERGER

      On March 26, 1997, Eagle acquired all of the outstanding shares of Southern Crescent Financial Corp. ("SCFC"), a bank holding company located in Union City, Georgia, with four branches, in accordance with the Agreement and Plan of Merger dated August 13, 1996. Simultaneously therewith, Southern Crescent Bank, a wholly owned commercial bank subsidiary of SCFC, merged with and into the Bank. The Company is the surviving corporation in the merger, and the Bank is the surviving entity in the bank merger and will remain a wholly owned savings association of the Company. The merger was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated to include SCFC.

      The consideration tendered in the transaction was valued at approximately $18.5 million based on the average of the closing bid and ask price quoted on the NASDAQ for the 30 consecutive trading days ending on the date that was 5 trading days prior to the closing date. Based on the calculated stock price, SCFC shareholders received 1.162 shares of Company stock for each share of SCFC stock. This was the minimum exchange ratio as defined in the Merger Agreement and, as a result, the Company issued 1,107,494 shares of common stock.

      Results of operations for Eagle and SCFC (prior to the merger) and combined results of operations for the Company are presented below for the fiscal year ended March 31, 1997 (in thousands, except per share data):


                                                                        HISTORICAL
                                                                   ---------------------
                                                                    EAGLE         SCFC         COMBINED
                                                                   --------     ---------      --------

              Net interest income                                  $23,576        $6,580        $30,156
              Noninterest income                                    11,653         1,258         12,911
              Net income                                             2,811           935          3,746
              Net income per share (diluted)                         $0.62        $ 0.98        $  0.66

      The Company incurred approximately $1,685,000 in legal, accounting, consulting, and other professional service fees during fiscal 1997 that were directly related to this merger.


  4.  SECURITIES

      Securities available for sale at March 31, 1999 and 1998 are summarized as follows (in thousands):


                                                                       GROSS        GROSS      ESTIMATED
                                                    AMORTIZED       UNREALIZED    UNREALIZED     MARKET
                                                       COST           LOSSES        GAINS        VALUE
                                                     ---------       ---------     ---------    --------
1999:
    Mortgage-backed securities                       $  95,724       $    (741)    $     556    $ 95,539
    U.S. government and agency
       obligations                                      35,517            (211)            2      35,308
    Equity securities--preferred stock                  11,996            (113)          396      12,279
    Corporate bonds                                      1,995               0            32       2,027
    Other debt securities                               59,843            (442)           64      59,465
                                                     ---------       ---------     ---------    --------
                   Total                             $ 205,075       $  (1,507)    $   1,050    $204,618
                                                     =========       =========     =========    ========


                                                                       GROSS         GROSS      ESTIMATED
                                                     AMORTIZED       UNREALIZED    UNREALIZED    MARKET
                                                       COST            LOSSES        GAINS       VALUE
                                                     ---------       ---------     ---------    --------
     1998:
          Mortgage-backed securities                 $  69,919       $       0     $     707    $ 70,626
          U.S. government and agency
            obligations
                                                        16,225            (161)            4      16,068
          Equity securities preferred stock             11,503              (8)          715      12,210
          Corporate bonds                                1,989               0            48       2,037
          Other debt securities                          3,748              (6)           53       3,795
                                                     ---------       ---------     ---------    --------
                   Total                             $ 103,384       $    (175)    $   1,527    $104,736
                                                     =========       =========     =========    ========



      Proceeds from the sales of debt securities were approximately $9,441,000, $1,957,000, and $6,731,000, resulting in gross realized gains of approximately $471,000, $5,000, and $40,000, respectively, during the years ended March 31, 1999, 1998, and 1997, respectively. During the years ended March 31, 1999, 1998, and 1997 proceeds from calls of securities available for sale were $7,750,000, $8,273,000, and $1,948,000 respectively, resulting in gross realized losses of approximately $2,000, $87,000, and $61,000 respectively.

      Investment securities held to maturity at March 31, 1999 and 1998 are summarized as follows (in thousands):


                                                                       GROSS        GROSS      ESTIMATED
                                                     AMORTIZED       UNREALIZED   UNREALIZED     MARKET
                                                       COST            LOSSES        GAINS       VALUE
                                                     ---------       ---------     ---------    --------
     1999:
         Mortgage-backed securities                  $  32,866       $     (75)    $     122    $ 32,913
         U.S. government and agency
            obligations                                 18,539             (14)          127      18,652
         Corporate bonds                                 7,433               0           298       7,731
         Other debt securities                           9,460               0           510       9,970
                                                     ---------       ---------     ---------    --------
                   Total                             $  68,298       $     (89)    $   1,057    $ 69,266

     1998:
         Mortgage-backed securities                  $   5,010       $     (19)    $      58    $  5,049
         U.S. government and agency
            obligations                                 36,188             (42)           78      36,224
         Corporate bonds                                 7,431               0           400       7,831
         Other debt securities                           9,509               0           516      10,025
                                                     ---------       ---------     ---------    --------
                   Total                             $  58,138       $     (61)    $   1,052    $ 59,129
                                                     =========       =========     =========    ========

      The amortized cost and estimated market value of available for sale and held to maturity debt securities at March 31, 1999, by contractual maturity, are as follows (in thousands):


                                                                                          AVAILABLE FOR SALE
                                                                                               SECURITIES
                                                                                         -----------------------
                                                                                                       ESTIMATED
                                                                                         AMORTIZED      MARKET
                                                                                           COST         VALUE
                                                                                         --------      --------

              Due in one year or less                                                    $  2,103      $  2,136
              Due in one to five years                                                      6,990         7,015
              Due in five to ten years                                                     44,769        44,853
              Due after ten years                                                         139,217       138,335
                                                                                         --------      --------
                                                                                         $193,079      $192,339
                                                                                         ========      ========




                                                                                           HELD TO MATURITY
                                                                                               SECURITIES
                                                                                         -----------------------
                                                                                                      ESTIMATED
                                                                                         AMORTIZED     MARKET
                                                                                           COST         VALUE
                                                                                         --------      --------
              Due in one year or less                                                    $  3,509      $  3,511
              Due in one to five years                                                     14,971        15,197
              Due in five to ten years                                                      7,492         7,675
              Due after ten years                                                          42,326        42,883
                                                                                         --------      --------
                                                                                         $ 68,298      $ 69,266
                                                                                         ========      ========

      Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

      At March 31, 1999, 1998, and 1997, securities with a carrying amount of $76,193,000, $58,408,000, and $21,742,000, respectively, were pledged as collateral for public funds.


  5.  LOANS RECEIVABLE

      At March 31, 1999 and 1998, loans receivable are summarized as follows (in thousands):

                                                                                           1999          1998
                                                                                         --------      --------
Real estate loans:
    Construction                                                                         $210,877      $197,811
    Acquisition and development                                                            71,995        41,992
    Nonresidential                                                                         58,562        71,515
    Residential                                                                           272,553       192,994
    Home equity and second                                                                 61,699        46,218
                                                                                         --------      --------
              Total real estate loans                                                     675,686       550,530
                                                                                         --------      --------

                                      -9-


                                                                                           1999          1998
                                                                                         --------      --------
Commercial and consumer loans:
    Commercial                                                                           $ 22,896      $ 15,681
    Mezzanine                                                                               4,138        10,746
    Leases                                                                                  3,354         9,463
    Consumer and other                                                                     31,263        33,755
              Total commercial and consumer loans                                          61,651        69,645
              Gross loans receivable                                                      737,337       620,175
Less:
    Undisbursed portion of loans in process                                              (106,704)      (77,302)
    Deferred fees and other unearned income, net of
        premiums                                                                              (18)         (636)
    Reserve for loan losses                                                                (7,345)       (6,505)
                                                                                         --------      --------

Loans receivable, net                                                                    $623,270      $535,732
                                                                                         ========      ========


      Loans are normally placed on nonaccrual when payments have been in default for 90 days or more. At March 31, 1999, 1998, and 1997, the Company had nonaccrual loans aggregating approximately $6,692,000, $7,948,000, and $7,866,000, respectively. The interest income not recognized on these loans amounted to $386,000, $431,000, and $241,000 for the years ended March 31, 1999, 1998, and 1997, respectively.

      Impaired loans exclude residential mortgages, construction loans secured by first mortgage liens, and groups of small homogeneous loans and amounted to $581,000 at March 31, 1999, compared to $1,783,000 at March 31, 1998. Management considers a loan to be impaired when the loan is classified as nonaccrual and based on current information, it is probable that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan's expected cash flow, the loan's estimated market price, or the estimated fair value of the underlying collateral. At March 31, 1999 and 1998, the valuation allowance related to these impaired loans was $214,000 and $455,000, respectively, which is included in the reserve for loan losses in the accompanying consolidated statements of financial condition. At March 31, 1999 and 1998, all impaired loans had a related loan loss reserve. During the year ended March 31, 1999, the Company charged-off $450,000 against loan loss reserves related to impaired loans. During the year ended March 31, 1998, the Company had no charge-offs related to impaired loans. For the years ended March 31, 1999 and 1998, the average recorded investment in impaired loans was $1,375,000 and $1,784,000, respectively.

      At March 31, 1999, 1998, and 1997, an analysis of the reserve for loan losses is as follows (in thousands):


                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------

     Reserve for loan losses, beginning of year                                $     6,505       $   5,198       $   5,464
         Chargeoffs                                                                 (1,821)         (1,548)         (3,124)
         Recoveries                                                                    480             254             206
         Provision for loan losses                                                   2,181           2,601           2,652
                                                                               -----------       ---------       ---------
     Reserve for loan losses, end of year                                      $     7,345       $   6,505       $   5,198
                                                                               ===========       =========       =========



      Substantially all of the Company's loans held for investment are secured by real estate in Georgia, Florida, North Carolina, and Tennessee. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 1999 or 1998.

      The Company was servicing loans for others with aggregate principal balances of approximately $20,175,000, $24,979,000, and $12,341,000 at
      March 31, 1999, 1998, and 1997, respectively.

      At March 31, 1999 and 1998, the Company had sold approximately $2,884,000 and $29,663,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse options in the event the borrowers default on the loans during the recourse period. During the years ended March 31, 1999, 1998, and 1997, the Company has incurred nominal losses from the repurchase of recourse loans.

      At March 31, 1999, the Company had commitments to originate fixed rate mortgage loans of approximately $59,284,000 and commitments to originate variable rate mortgage loans of approximately $5,976,000 with terms up to 30 years and interest rates ranging from 6.125% to 9%. The Company had commitments to sell mortgage loans of approximately $220,823,000 at March 31, 1999. In addition, the Company is committed to loan funds on unused variable rate lines of credit of approximately $45,497,000 at March 31, 1999. These off-balance sheet commitments represent the unused portion of home equity lines of credit, which are secured by residential real estate.

6.    PREMISES AND EQUIPMENT

      At March 31, 1999 and 1998, premises and equipment are summarized as follows (in thousands):


                                                                                           1999          1998
                                                                                         --------      --------

Land                                                                                     $  4,502      $  4,879
Office buildings and improvements                                                          15,957        13,499
Furniture, fixtures, and equipment                                                         13,353        11,882
                                                                                         --------      --------
                                                                                           33,812        30,260

Less accumulated depreciation                                                              10,537         8,392
                                                                                         --------      --------
                                                                                         $ 23,275      $ 21,868
                                                                                         ========      ========


7.    INVESTMENTS IN REAL ESTATE

      The Company has ownership interests in eight real estate projects as of March 31, 1999. As a unitary thrift holding company, the Company is permitted to invest in real estate. The most significant portion of the Company's investment in real estate is land to be developed or in process of development for residential subdivisions. All eight real estate investments are located in metropolitan Atlanta. The Company consolidates each project on a line-by-line basis, except Hampton Oaks L.P., which is accounted for using the equity method. There would not be a material difference in the financial position or results of operations of the Company if this investment were accounted for as a consolidated investment. The following information summarizes the principal activities and financial data of each investment and reflects the individual project's financial information (tabular information in thousands).

      UNION HILL, LLC

      In October 1994, Union Hill, LLC ("Union Hill") was formed to purchase and develop a residential community on 237 acres of land located in Forsyth County, Georgia. The Company has an 80% ownership interest and shares 50% in the profits of Union Hill after the allocation of the preferred return.


                                                                                             AS OF MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $  2,937      $  3,244
    Total assets                                                                            3,027         3,259
    Total debt                                                                              1,077         1,230
    Total equity                                                                            1,890         1,870
    Company's share of equity                                                               1,262           935

                                     -12-

                                                                                             FOR THE YEARS
                                                                                             ENDED MARCH 31
                                                                                         ---------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary operations:
    Gross profit from lot sales                                                          $  1,022      $  1,615
    Net income                                                                              1,020         1,583
    Company's share of net income                                                             844           869


      TRIMBLE ROAD DEVELOPMENT, LLC

      In February 1996, Trimble Road Development, LLC ("Trimble Road") was formed to purchase and develop a residential community on 14 acres in Fulton County, Georgia. The Company has a 100% ownership interest in Trimble Road. The development and sale of all of the property associated with Trimble Road was completed during fiscal year 1998.

                                                                                                 AS OF
                                                                                                MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $      0      $      0
    Total assets                                                                                6           784
    Total debt                                                                                  0             0
    Total equity                                                                                5           610
    Company's share of equity                                                                   5           610


                                                                                               FOR THE
                                                                                              YEARS ENDED
                                                                                                MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
        Summary operations:
            Gross profit from lot sales                                                  $    173      $    331
            Net income                                                                        168           229
            Company's share of net income                                                     168           229


      RIVERMOORE PARK, LLC

      In November 1996, the Company purchased 353 acres of land in Gwinnett County, Georgia, for the purpose of developing a residential community, Rivermoore Park ("Rivermoore"). In September 1997, the Company transferred ownership interest in this land to Rivermoore Park, LLC as an initial equity investment. The Company has a 100% ownership interest in Rivermoore.

                                     -13-

                                                                                             AS OF MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $ 11,086      $ 12,390
    Total assets                                                                           17,666        13,599
    Total debt                                                                              8,000         9,086
    Total equity                                                                            8,735         3,940
    Company's share of equity                                                               8,735         3,940


                                                                                              FOR THE YEARS
                                                                                              ENDED MARCH 31
                                                                                         -----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary operations:
    Gross profit from lot sales                                                          $  2,401      $  1,156
    Net income                                                                              1,745           953
    Company's share of net income                                                           1,745           953

      LEBANON ROAD, LLC

      In July 1997, Lebanon Road, LLC was formed to purchase 63 acres of land in Gwinnett County, Georgia, for the purpose of developing a 130-lot residential community, Sugarloaf Springs ("Sugarloaf). The Company has a 60% ownership interest and shares 60% in the profits of Sugarloaf after the allocation of the preferred return.

                                                                                             AS OF MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $  1,530      $  2,477
    Total assets                                                                            1,625         2,480
    Total debt                                                                                894         1,985
    Total equity                                                                              673           387
    Company's share of equity                                                                 559           387


                                                                                              FOR THE YEARS
                                                                                              ENDED MARCH 31
                                                                                         -----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary operations:
    Gross profit from lot sales                                                          $    352      $      0
    Net income                                                                                353             0
    Company's share of net income                                                             239             0

      WINDSOR PARKWAY DEVELOPMENT, LLC

      In September 1998, Windsor Parkway Development, LLC was formed to purchase 14 acres of land in DeKalb County, Georgia, for the purpose of developing a residential community, Windsor Park ("Windsor"). The Company has a 100% ownership interest in Windsor. As of March 31, 1999, the operations of this property have been insignificant.


                                                                                                AS OF
                                                                                              MARCH 31,
                                                                                                1999
                                                                                           ---------------
              Summary financial position:
                  Real estate property                                                          $3,866
                  Total assets                                                                   3,867
                  Total debt                                                                     2,752
                  Total equity                                                                   1,089
                  Company's share of equity                                                      1,089

      JOHNSON ROAD DEVELOPMENT, LLC

      In November 1998, Johnson Road Development, LLC was formed to purchase 21 acres of land in Gwinnett County, Georgia, for the purpose of developing a residential community, Pendleton Park ("Pendleton"). The Company has a 100% ownership interest in Pendleton. As of March 31, 1999, the operations of this property have been insignificant.

                                                                                                AS OF
                                                                                              MARCH 31,
                                                                                                1999
                                                                                           ---------------
              Summary financial position:
                  Real estate property                                                          $1,578
                  Total assets                                                                   1,692
                  Total debt                                                                     1,052
                  Total equity                                                                     634
                  Company's share of equity                                                        634

      BN DEVELOPMENT CO., LLC

      In December 1995, BN Development Co., LLC ("BN Development") was formed for the purpose of acquiring a commercial lot and developing and leasing a 30,000-square-foot Barnes & Noble, Inc. superstore. During fiscal year 1997, development was completed and the building was leased to Barnes & Noble, Inc. In fiscal 1997, the Company had a 50% ownership interest and shared 50% in the profits of BN Development. During fiscal 1998, the Company purchased the remaining 50% interest in BN Development, increasing the Company's ownership percentage to 100%.

                                     -15-

                                                                                             AS OF MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $  6,602      $  6,685
    Total assets                                                                            7,070         6,950
    Total debt                                                                              5,247         5,267
    Total equity                                                                            1,822         1,677
    Company's share of equity                                                               1,822         1,677


                                                                                              FOR THE YEARS
                                                                                              ENDED MARCH 31
                                                                                         -----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary operations:
    Rental income                                                                        $    693      $    782
    Expenses                                                                                  556           596
    Net income                                                                                145           192
    Company's share of net income                                                             145           192

      HAMPTON OAKS L.P.

      The Company, in keeping with its goal of providing affordable housing, invested in Hampton Oaks L.P. to construct a 50-unit affordable housing project. The development was completed in October 1995 and was 96% and 92% occupied during fiscal years 1999 and 1998, respectively. The Company has a 99% limited partnership interest and is recognizing investment tax credits of approximately $173,000 per year over 15 years through 2010. On a consolidated basis, the Company's investment in and advances to Hampton Oaks L.P. are $2,675,000 and $2,799,000 at March 31, 1999 and 1998,
      respectively, and are reflected in investments in real estate in the accompanying statements of financial condition.

                                                                                             AS OF MARCH 31
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary financial position:
    Real estate property                                                                 $  3,182      $  3,262
    Total assets                                                                            3,272         3,393
    Total debt (payable to Bank)                                                            1,685         1,721
    Total equity                                                                            1,529         1,604
    Company's share of equity                                                               1,131         1,205


                                                                                              FOR THE YEARS
                                                                                              ENDED MARCH 31
                                                                                         -----------------------
                                                                                           1999          1998
                                                                                         --------      --------
Summary operations:
    Rental income                                                                        $    351      $    403
    Other expense                                                                             435           485
    Net loss                                                                                  (74)          (33)
    Company's share of net loss                                                               (74)          (33)


8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 1999 and 1998 (in thousands):


                                                               1999                        1998
                                                     -------------------------     ---------------------
                                                     CARRYING           FAIR       Carrying      Fair
                                                      AMOUNT           VALUE        Amount       Value
                                                     ---------       ---------     ---------    --------
Financial assets:
    Cash and amounts due from banks and
       federal funds sold                            $  27,839       $  27,839     $  34,682    $ 34,682

    Securities:
       Available for sale                              204,618         204,618       104,736     104,736
       Held to maturity                                 68,298          69,266        58,138      59,129
       Stock in FHLB                                     8,736           8,736        10,892      10,892
    Loans receivable                                   623,270         631,779       535,732     548,579
    Loans held for sale                                221,370         225,470       332,592     337,732
    Accrued interest receivable                          7,766           7,766         7,301       7,301
Financial liabilities:
    Deposits                                           879,665         887,308       778,975     779,233
    FHLB advances and other borrowings                 221,552         221,702       240,855     241,238

    Guaranteed preferred beneficial
       interests in debentures                          28,750          28,247             0           0

    Accrued interest payable                             6,111           6,111         4,949       4,949

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

            - Securities are valued at quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Stock in FHLB is carried at cost, since no ready market exists for this stock and it has no quoted market value.

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

            - Guaranteed preferred beneficial interests in debentures are valued at quoted market prices.

            - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and, hence, the fair values of the related commitments, were not significant as of March 31, 1999 and 1998.


9.    DEPOSITS

      At March 31, 1999 and 1998, deposits are summarized by type and remaining term as follows (in thousands):


                                                                                           1999          1998
                                                                                         --------      --------
Demand deposits:
    Noninterest-bearing deposits                                                         $ 45,737      $ 61,070
    Interest-bearing deposits                                                             122,183        86,360
    Money market                                                                           85,516        38,862
    Savings                                                                                36,922        38,410
                                                                                         --------      --------
              Total demand deposits                                                       290,358       224,702
                                                                                         --------      --------

                                     -18-

                                                                                           1999          1998
                                                                                         --------      --------
Time deposits:
    Maturity one year or less                                                            $427,203      $411,179
    Maturity greater than one year through two years                                       71,337        47,590
    Maturity greater than two years through three years                                    25,568        36,533
    Maturity greater than three years                                                      65,199        58,971
                                                                                         --------      --------
              Total time deposits                                                         589,307       554,273
                                                                                         --------      --------
              Total deposits                                                             $879,665      $778,975
                                                                                         ========      ========

      The weighted average interest rate on time deposits at March 31, 1999 and 1998 was 5.6% and 5.94%, respectively.

      Interest expense on deposits for the years ended March 31, 1999, 1998, and 1997 is summarized as follows (in thousands):


                                                                                  1999            1998            1997
                                                                               -----------       ---------       ---------
              Interest-bearing demand deposits                                 $     3,608       $   1,721       $     993
              Money market                                                           2,772           1,033             496
              Savings                                                                  912           1,053           1,128
              Time deposits                                                         34,675          25,959          22,560
                                                                               -----------       ---------       ---------
                                                                               $    41,967       $  29,766       $  25,177
                                                                               ===========       =========       =========


      On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996 (the "Act"), which contained provisions to capitalize the Savings Association Insurance Fund ("SAIF") by imposing a special assessment on federally insured depository institutions to fund Financing Corporation Bonds and to merge the Bank Insurance Fund with the SAIF.

      Pursuant to the Act, on October 8, 1996, the board of directors of the FDIC imposed a special assessment on SAIF-assessable deposits of the Bank equal to $.657 per $100 of SAIF-insured deposits as of March 31, 1995. The special assessment resulted in a one-time charge in fiscal 1997 in the amount of $1,946,000. The Act also provided for the establishment of a new deposit insurance premium rate on SAIF-insured deposits of $.06 per $100, which is significantly lower than the Bank's previous premium rate of $.23 per $100.

10.   FHLB ADVANCES AND OTHER BORROWINGS

      FHLB advances and other borrowings at March 31, 1999 and 1998 are summarized as follows (in thousands):


                                                                                           1999          1998
                                                                                         --------      --------
FHLB advances                                                                            $157,500      $217,835
Other borrowings                                                                           64,052        23,020
                                                                                         --------      --------
                                                                                         $221,552      $240,855
                                                                                         ========      ========


      At March 31, 1999, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $60,490,000 of investment securities. The advances mature at various dates through June 2008. The weighted average interest rate on FHLB advances was 5.38% and 5.88% at March 31, 1999 and 1998, respectively. Maximum short-term borrowings during the years ended March 31, 1999 and 1998 were $155,521,000 and $164,320,000, respectively.

      As of March 31, 1999, repayments of FHLB advances and other borrowings, based on contractual maturities, are as follows (in thousands):


                                Fiscal year:
                                    2000                                       $  8,316
                                    2001                                         25,184
                                    2002                                         25,184
                                    2003                                         50,184
                                    2004                                         25,184
                                    Thereafter                                   87,500
                                                                               --------
                                                                               $221,552
                                                                               ========



11.   INCOME TAXES

      Income tax expense for the years ended March 31, 1999, 1998, and 1997 is allocated as follows (in thousands):


                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------
              Current expense:
                  Federal                                                      $     3,785       $   5,327       $   2,477
                  State                                                                531             524              35
                                                                               -----------       ---------       ---------
                                                                                     4,316           5,851           2,512
                                                                               -----------       ---------       ---------
              Deferred expense (benefit):
                  Federal                                                              643          (2,360)           (559)
                  State                                                                (61)           (451)           (185)
                                                                               -----------       ---------       ---------
                                                                                       582          (2,811)           (744)
                                                                               -----------       ---------       ---------
                                                                               $     4,898       $   3,040       $   1,768
                                                                               ===========       =========       =========

      The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate for fiscal years 1999, 1998, and 1997 to income before income taxes (in thousands):

                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------
Expected income tax expense                                                    $     5,292       $   3,488       $   1,875
(Decrease) increase in income taxes resulting from:
    State income taxes, net of federal income tax benefit
       (expense)                                                                       306              47             (99)
    Income tax credits                                                                (173)           (173)           (173)
    Interest and dividend income                                                      (361)           (266)            (34)
    Merger expenses                                                                      0               0             199
    Other                                                                             (166)            (56)              0
                                                                               -----------       ---------       ---------
Actual income tax expense                                                      $     4,898       $   3,040       $   1,768
                                                                               ===========       =========       =========

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1999 and 1998 are as follows (in thousands):


                                                                                           1999          1998
                                                                                         --------      --------
     Deferred tax assets:
         Loans receivable, due to reserve for loan losses                                $  2,585      $  2,515
         Loans held for sale, mark-to-market adjustment recognized
            for tax purposes                                                                  870         1,939
         Deposit base premium, due to difference in amortization method
            for tax purposes                                                                  293           293
         Employee benefits, due to differences in expense recognition
            methods for tax purposes                                                          872           497
         Net operating loss carryforward                                                      260           307
         Net unrealized loss on securities available for sale, not
            recognized for tax purposes                                                       174             0
         Other                                                                                131           153
                                                                                         --------      --------
                   Gross deferred tax assets                                                5,185         5,704
                                                                                         --------      --------
     Deferred tax liabilities:
         FHLB stock, due to dividends not recognized for tax purposes                          19             0
         Loans receivable, due to differences in deferred loan fees and costs
            recognition for tax purposes                                                      610           750
         Premises and equipment, due to differences in depreciation methods for tax
            purposes                                                                          497           487
         Net unrealized gain on securities available for sale, not
            recognized for tax purposes                                                         0           514
                                                                                         --------      --------
                   Gross deferred tax liabilities                                           1,126         1,751
                                                                                         --------      --------
     Net deferred tax assets                                                             $  4,059      $  3,953
                                                                                         ========      ========

      No valuation allowance for net deferred tax assets has been recorded as of March 31, 1999 and 1998 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

      Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 1999 and 1998 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt reserves and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.


12.   COMMON STOCK AND STOCK PLANS

      DIRECTOR PLANS

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

            The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation paid for service as a director and
            (ii) a percentage based on the participant's years of
               service. As of March 31, 1999 and 1998, the plan is underfunded. The liability and expense attributable to this plan is insignificant to the Company's financial position.

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

               TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

               Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan into its 401(k) plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust ("ESOP"). During the year ended March 31, 1999, the ESOP borrowed $2,000,000 from the Company to acquire 88,400 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1999, the fair value of these shares is $1,524,900. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the ESOP, and the Company's contribution is allocated to the participants in the proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal years 1999, 1998, and 1997, the contribution was approximately $470,000, $514,000, and $415,000, respectively.

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

      A summary of the Company's stock option activity during the three-year period ended March 31, 1999 is as follows:


                                                                                                      WEIGHTED
                                                                                                       AVERAGE
                                                                                                       EXERCISE
                                                                                          NUMBER        PRICE
                                                                                         --------      --------

Outstanding at March 31, 1996                                                             491,082       $ 9.31
    Granted                                                                                47,500        15.94
    Exercised and expired                                                                (143,550)        8.96
                                                                                         --------
Outstanding at March 31, 1997                                                             395,032        10.34
    Granted                                                                               167,217        16.56
    Exercised                                                                             (55,606)        7.48
                                                                                         --------
Outstanding at March 31, 1998                                                             506,643        12.82
    Granted                                                                                10,750        20.67
    Exercised and expired                                                                 (99,564)       11.07
                                                                                         --------
Outstanding at March 31, 1999                                                             417,829        13.43
                                                                                         ========


                                                                                                 WEIGHTED
                                                                                                  AVERAGE          RANGE OF
                                                                                                 EXERCISE          EXERCISE
                                                                                   NUMBER          PRICE            PRICES
                                                                                   -------       ---------       --------------
Outstanding options exercisable as of:
    March 31, 1997                                                                 215,974       $    8.64       $3.375-$16.750
    March 31, 1998                                                                 297,448           11.07       $3.375-$20.000
    March 31, 1999                                                                 258,409           11.23       $3.375-$20.000

      The weighted average remaining contractual life of options outstanding at March 31, 1999 is approximately 7.5 years. The weighted average fair value of stock option grants during fiscal years 1999, 1998, and 1997 is $64,159, $797,326, and $210,506, respectively. The fair value of these grants was determined using the following assumptions as of March 31, 1999 and 1998:


                                                                                  1999          1998
                                                                                 ------        ------
              Weighted average risk-free interest rate                             5.05%         6.41%
              Expected option life                                               7 YEARS       7 years
              Expected stock price volatility                                     30.00%        29.00%
              Expected dividend yield                                              3.20%         2.40%


      As previously indicated, the Company accounts for its stock option plans using the principles of APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share ("EPS") would have been as reflected in the pro forma amounts below (in thousands, except per share data):


                                                                                   1999             1998           1997
                                                                               -----------       ---------       ---------
              Net income:
                  As reported                                                  $    10,222       $   7,210       $   3,746
                  Pro forma                                                          9,911           6,983           3,721
              EPS:
                  Basic:
                     As reported                                               $      1.79       $    1.27       $    0.68
                     Pro forma                                                        1.74            1.23            0.67
                  Diluted:
                     As reported                                                      1.74            1.23            0.66
                     Pro forma                                                        1.69            1.20            0.66


      During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each nontransferable restricted shares of the Company's common stock. The market value of the shares at the date of award was $338,000 and was amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 1998, the Company awarded an officer of the Bank 20,000 nontransferable restricted shares of the Company's common stock. The market value of these shares at the date of award was $355,000 and is being amortized by charges to compensation expense over the three-year vesting period. Compensation expense related to these awards for the years ended March 31, 1999, 1998, and 1997 was $118,000, $73,000, and $121,000,
      respectively. The unamortized balance of the awards is included as a deduction from stockholders' equity in the statements of financial condition. Additionally, certain officers of the Company are employed under various employment agreements, which expire at various times over the next three years.


13.   DIVIDEND AND LOAN RESTRICTIONS

      The source of funds for payment of dividends by the Company is primarily dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements. As of March 31, 1999, the Bank's primary regulators categorized the Bank as well capitalized; consequently, the Bank may declare dividends to the Company without receiving advanced regulatory approval. A well-capitalized institution, as defined, is permitted to make capital distributions during a calendar year without receiving advanced regulatory approval up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS approval with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advanced written notice of all proposed capital distributions, whether or not advanced approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. The Bank paid cash dividends to the Company of $0, $3,410,000, and $683,000 during the years ended March 31, 1999, 1998, and 1997, respectively. During fiscal year 1997, the Bank paid a dividend in the form of equity securities to the Company in the amount of $6,094,000. During fiscal year 1998, the Bank paid a dividend in the form of loans to the Company in the amount of $10,525,000, which were then contributed by the Company to EBCG. The Company contributed capital of $12,000,000 to the Bank during fiscal 1999.

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

14.   INDUSTRY SEGMENTS

      SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires disclosure of certain information related to the Company's reportable operating segments. The reportable operating segments were determined based on management's internal reporting approach. The reportable segments consist of: banking, mortgage banking, real estate development and sales, and mezzanine financing. The banking segment offers a wide array of banking services to individual and corporate customers and earns interest income from loans made to customers and interest and dividend income from investments in certain debt and equity securities. The banking segment also recognizes fees related to deposit services, lending, and other services provided to customers. The mortgage banking segment originates residential mortgage loans through retail loan production offices and purchases residential mortgage loans from correspondents through a wholesale lending office. The mortgage banking segment generates revenues through interest on residential mortgage loans and selling substantially all of the fixed rate residential mortgage loans to investors. The mortgage banking segment's primary source of fee income is derived from services including loan application and origination, the gain or loss on the sale of loans to third parties, and from the sale of mortgage servicing rights. The real estate development and sales segment performs real estate development activities in the Atlanta metropolitan area by investing in land for the development of residential subdivisions. The real estate development and sales segment sells the lots within these subdivisions and frequently provides the lot and or construction loan financing through Tucker Federal Bank. The mezzanine financing segment provides mezzanine financing to small- and medium-sized businesses that is not readily available from traditional commercial banking sources. The mezzanine financing segment generates revenues through interest and fees on loans. No transactions with a single customer contributed 10% or more to the Company's total revenue.

      The results for each reportable segment are included in the following table (dollars in thousands):


                                                                                                             REAL ESTATE
                                                                                               MORTGAGE      DEVELOPMENT
                                                                                   BANKING      BANKING       AND SALES
                                                                                   -------      -------       ---------
March 31, 1999:
   Net interest income (expense)                                                  $   32,021    $      56     $   (134)
   Noninterest income (expense)                                                        4,429       16,648        4,807
   Depreciation on premises and equipment                                              1,772          522            0
   Income tax expense (benefit)                                                        2,280          798        1,237
   Net income                                                                          4,845        1,197        1,856
   Provision for loan losses                                                           2,134           47            0
   Total assets                                                                    1,175,922      253,355       38,239
   Expenditures for additions to premises and equipment, net                           2,811          548            0
   Total revenues from external customers                                             67,995       38,670        4,827
   Intersegment revenues                                                              24,614        1,763           64
March 31, 1998:
   Net interest income (expense)                                                      31,079          509         (457)
   Noninterest income (expense)                                                        2,747       10,242        3,482
   Depreciation on premises and equipment                                              1,467          524            0
   Income tax expense (benefit)                                                        3,180       (1,057)         795
   Net income                                                                          6,757       (1,586)       1,193
   Provision for loan losses                                                           2,601            0            0
   Total assets                                                                    1,111,908      344,039       29,014
   Expenditures for additions to premises and equipment, net                           2,702          733            0
   Total revenues from external customers                                             67,329       16,046        3,503
   Intersegment revenues                                                               6,338          936           46
March 31, 1997:
   Net interest income (expense)                                                      27,871        1,924          (56)
   Noninterest income (expense)                                                        1,375        9,536        2,135
   Depreciation on premises and equipment                                              1,359          175            0
   Income tax expense (benefit)                                                        1,161          101          639
   Net income                                                                          2,468          151          958
   Provision for loan losses                                                           2,652            0            0
   Total assets                                                                      947,770       69,761       14,346
   Expenditures for additions to premises and equipment, net                           5,454          302            0
   Total revenues from external customers                                             59,325       14,438        2,224
   Intersegment revenues                                                               3,704          664           15


                                                                                MEZZANINE
                                                                                 FINANCING     OTHER     ELIMINATIONS  CONSOLIDATED
                                                                                 ---------     -----     ------------  ------------
March 31, 1999:
   Net interest income (expense)                                                  $ 3,209    $ (1,080)    $    (107)    $   33,965
   Noninterest income (expense)                                                       147       2,132        (2,685)        25,478
   Depreciation on premises and equipment                                               0           0             0          2,294
   Income tax expense (benefit)                                                     1,287        (704)            0          4,898
   Net income                                                                       1,931         393             0         10,222
   Provision for loan losses                                                            0           0             0          2,181
   Total assets                                                                    19,573      98,700      (355,789)     1,230,000
   Expenditures for additions to premises and equipment, net                            0           0             0          3,359
   Total revenues from external customers                                           3,167       1,562             0        116,221
   Intersegment revenues                                                              188       1,177       (27,806)             0
March 31, 1998:
   Net interest income (expense)                                                      345         466           (49)        31,893
   Noninterest income (expense)                                                         0       1,239        (1,361)        16,349
   Depreciation on premises and equipment                                               0           0             0          1,991
   Income tax expense (benefit)                                                       138         (16)            0          3,040
   Net income                                                                         207         639             0          7,210
   Provision for loan losses                                                            0           0             0          2,601
   Total assets                                                                    10,924      70,083      (416,485)     1,149,483
   Expenditures for additions to premises and equipment, net                            0           0             0          3,435
   Total revenues from external customers                                             345       1,026             0         88,249
   Intersegment revenues                                                                0         709        (8,029)             0
March 31, 1997:
   Net interest income (expense)                                                        0         500           (83)        30,156
   Noninterest income (expense)                                                         0         768          (903)        12,911
   Depreciation on premises and equipment                                               0           0             0          1,534
   Income tax expense (benefit)                                                         0        (133)            0          1,768
   Net income                                                                           0         169             0          3,746
   Provision for loan losses                                                            0           0             0          2,652
   Total assets                                                                         0      58,384      (266,379)       823,882
   Expenditures for additions to premises and equipment, net                            0           0             0          5,756
   Total revenues from external customers                                               0         709             0         76,696
   Intersegment revenues                                                                0         560        (4,943)             0

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes as of March 31, 1999 that the Bank meets all capital adequacy requirements to which it is subject.

      As of March 31, 1999, the Bank's primary regulators categorized the Bank as well-capitalized. There are no conditions or events that management believes may have changed the Bank's category.

      A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 1999 and 1998 is presented below (dollars in thousands):


                                                                                           TO BE WELL-
                                                                       FOR CAPITAL       CAPITALIZED UNDER
                                                                         ADEQUACY        PROMPT CORRECTIVE
                                                      ACTUAL             PURPOSES        ACTION PROVISIONS
                                               ------------------  -------------------   -------------------
                                                AMOUNT    PERCENT    AMOUNT   PERCENT     AMOUNT    PERCENT
                                               -------    -------   -------   -------    -------    --------
1999:
    Risk-based ratios:
       Tier 1 capital                          $69,810     9.97%    $28,012       4.0%    $42,018      6.0%
       Total capital                            76,996    10.99      56,024       8.0      70,029     10.0
    Tier 1 leverage                             69,810     5.77      48,421       4.0      60,526      5.0
    Tangible equity                             69,810     5.25      19,951       1.5         N/A      N/A

1998:
    Risk-based ratios:
       Tier 1 capital                           51,173     7.47      27,392       4.0      41,089      6.0
       Total capital                            56,885     8.31      54,785       8.0      68,481     10.0
    Tier 1 leverage                             51,173     4.59      44,553       4.0      55,691      5.0
    Tangible equity                             51,173     5.91      12,988       1.5         N/A      N/A



16.   GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES

      On July 29 1998, the Company closed a public offering of 1,150,000 of 8.50% Cumulative Trust Preferred Securities (the "Preferred Securities") offered and sold by EBI Capital Trust I (the "Trust"), having a liquidation amount of $25 each. The proceeds from such issuances, together with the proceeds of the related issuance of common securities of the Trust purchased by the Company, were invested in 8.50% Subordinated Debentures (the

      "Debentures") of the Company. The sole asset of the Trust is the Debentures. The Debentures are unsecured and rank junior to the all senior debt of the Company. The Company owns all of the common securities of the Trust. The obligations of the Company under the Debentures, the Indenture, the relevant Trust agreement, and the Guarantee, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities and ranks subordinate and junior in right of payment to all liabilities of the Company. The Preferred Securities are subject to redemptions prior to maturity at the option of the Company.

      Total proceeds to the Company from the offering were $28,750,000. The Company contributed $11,000,000 to the Bank to increase the Bank's capital ratios to support growth for working capital and to increase the Bank's regulatory capital from "adequately capitalized" to "well-capitalized." The Bank used these proceeds to increase its securities available for sale. Additionally, approximately $4,300,000 was used to repay existing debt associated with the Company's real estate investment in Rivermoore Park, LLP and to invest in investment grade preferred securities of approximately $3,500,000, held as available for sale by the Company. The remainder of the net proceeds was used for general corporate purposes.


17.   EARNINGS PER SHARE

      Weighted average common and common equivalent shares for the years ended March 31, 1999, 1998, and 1997 are computed as follows:


                                                                                   1999            1998            1997
                                                                                 ---------       ---------       ---------
Average common shares--basic                                                     5,714,113       5,690,680       5,527,973
Effect of dilutive common share equivalents                                        151,510         148,257         176,604
                                                                                 ---------       ---------       ---------
Average common shares--diluted                                                   5,865,623       5,838,937       5,704,577
                                                                                 =========       =========       =========


18.   TREASURY STOCK

      During fiscal 1999, the Company's board of directors approved a stock repurchase program. The plan authorizes the Company to purchase up to 300,000 shares of its common stock on the open market. As of March 31, 1999, the Company had repurchased 252,750 shares with a cost of approximately $4,599,000.


19.   ACCUMULATED OTHER COMPREHENSIVE INCOME

      SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and displaying of other comprehensive income. Comprehensive income is defined as the change in equity from all transactions other than those with stockholders. Other comprehensive income includes the change in net unrealized gains or losses on certain debt and equity securities, foreign currency transactions, and minimum pension liability adjustments. The Company's comprehensive income consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.

      Comprehensive income for the years ended March 31, 1999, 1998, and 1997 is presented as follows (in thousands):


                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------
Unrealized (losses) gains, net recognized in other
    accumulated comprehensive income:
       Before income tax                                                       $    (1,809)      $   3,005       $    (816)
       Income tax                                                                     (688)          1,142            (310)
                                                                               -----------       ---------       ---------
Net of income tax                                                              $    (1,121)      $   1,863       $    (506)
                                                                               ===========       =========       =========

Amounts reported in net income:
    Gains (losses) on sales and calls of securities
       available for sale                                                      $       469       $     (82)      $     (21)
    Net accretion (amortization) on securities                                         137              15             (89)
                                                                               -----------       ---------       ---------
       Reclassification adjustment                                                     606             (67)           (110)
       Income tax (expense) benefit                                                   (230)             25              42
                                                                               -----------       ---------       ---------
Reclassification adjustment, net of tax                                        $       376       $     (42)      $     (68)
                                                                               -----------       ---------       ---------

Amounts reported in other accumulated
   comprehensive income:
       Unrealized (losses) gains arising during the
          period, net of tax                                                   $      (745)      $   1,821       $    (574)
       Less reclassification adjustment, net of tax                                    376             (42)            (68)
                                                                               -----------       ---------       ---------
             Unrealized (losses) gains, net recognized
                in other accumulated comprehensive
                income, net                                                         (1,121)          1,863            (506)
Net income                                                                          10,222           7,210           3,746
                                                                               -----------       ---------       ---------

              Total comprehensive income                                       $     9,101       $   9,073       $   3,240
                                                                               ===========       =========       =========

20.   FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

      Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 1999 and 1998 and related condensed statements of income and cash flows for the years ended March 31, 1999, 1998, and 1997 are as follows (in thousands):

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                       ASSETS

                                                                                           1999          1998
                                                                                         --------      --------
     Cash                                                                                $  1,388      $  2,394
     Securities available for sale                                                          3,895         3,283
     Investment in subsidiaries                                                            96,791        70,378
     Other assets                                                                           3,924           598
                                                                                         --------      --------
                   Total assets                                                          $105,998      $ 76,653
                                                                                         ========      ========


                                         LIABILITIES AND STOCKHOLDERS' EQUITY

     Guaranteed preferred beneficial interests in debentures                             $ 28,750      $      0
     Other liabilities                                                                      2,431         1,951
     Stockholders' equity                                                                  74,817        74,702
                                                                                         --------      --------
                   Total liabilities and stockholders' equity                            $105,998      $ 76,653
                                                                                         ========      ========


                         CONDENSED STATEMENTS OF INCOME


                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------
     Interest and other income                                                 $       851       $     429       $     670
     Management fee income from subsidiaries                                           780             562             100
     Gain (loss) on securities available for sale                                      259             (72)            (61)
     Cash dividends from the Bank                                                        0           3,410             683
                                                                               -----------       ---------       ---------
                   Total income                                                      1,890           4,329           1,392
     Interest expense                                                                1,687               0               0
     Merger expenses                                                                     0               0             343
     General and administrative expenses                                             1,313             929             801
                                                                               -----------       ---------       ---------

                   (Loss) income before income taxes and
                      equity in undistributed earnings of
                      subsidiaries                                                  (1,110)          3,400             248
     Income tax provision                                                              292             564             194
                                                                               -----------       ---------       ---------
     (Loss) income before equity in undistributed
         earnings of subsidiaries                                                       --           2,836              54
                                                                                                                    (1,402)
     Equity in undistributed earnings of subsidiaries                               11,624           4,374           3,692
                                                                               -----------       ---------       ---------
     Net income                                                                $    10,222       $   7,210       $   3,746
                                                                               ===========       =========       =========

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                   1999            1998            1997
                                                                               -----------       ---------       ---------
Cash flows from operating activities:
    Net income                                                                 $    10,222       $   7,210       $   3,746
    Adjustments to reconcile net income to net
       cash (used in) provided by operating
       activities:
          Equity in undistributed earnings of
             subsidiaries                                                          (11,624)         (4,374)         (3,692)
           Amortization of restricted stock award                                      118              73             121
           (Gain) loss on securities available for sale                               (259)             72              61
           (Increase) decrease in other assets                                      (3,326)            575             329
           Increase (decrease) in other liabilities                                    701            (180)            479
                                                                               -----------       ---------       ---------
              Net cash (used in) provided by
                 operating activities                                               (4,168)          3,376           1,044
                                                                               -----------       ---------       ---------
Cash flows from investing activities:
    Purchases of securities available for sale                                      (4,000)              0               0
    Proceeds from sales of securities available for
      sale                                                                           2,261               0               0
    Proceeds from calls of securities available for
      sale                                                                           1,006           1,930             940
    Capital distributions from subsidiaries                                          1,689           1,969             376
    Capital contributions to subsidiaries                                          (17,470)         (4,433)              0
                                                                               -----------       ---------       ---------
              Net cash (used in) provided by
                 investing activities                                              (16,514)           (534)          1,316
                                                                               -----------       ---------       ---------
Cash flows from financing activities:
    Cash dividends paid                                                             (3,619)         (3,406)         (2,842)
    Stock options exercised                                                            957             429           1,000
    Purchase of treasury stock                                                      (4,599)              0               0
    Issuance of ESOP note payable to acquire
      common stock                                                                  (2,000)              0               0
    Principal reduction of ESOP note payable                                           187             671             164
    Issuance of trust preferred securities                                          28,750               0               0
                                                                               -----------       ---------       ---------
              Net cash provided by (used in)
                  financing activities                                              19,676          (2,306)         (1,678)
                                                                               -----------       ---------       ---------
Net (decrease) increase in cash                                                     (1,006)            536             682
Cash at beginning of year                                                            2,394           1,858           1,176
                                                                               -----------       ---------       ---------

Cash at end of year                                                            $     1,388       $   2,394       $   1,858
                                                                               ===========       =========       =========
Supplemental disclosures of noncash financing
    and investing activities:

       Dividends payable to shareholders                                       $       891       $     861       $     849
                                                                               ===========       =========       =========
       Dividend of securities received from Bank                               $         0       $       0       $   6,094
                                                                               ===========       =========       =========

21.   COMMITMENTS AND CONTINGENCIES

      In November 1992, after acquiring certain assets from the Resolution Trust Corporation, including various real estate loans, and four mortgage origination offices, the Bank entered into an Operating Agreement (the "Agreement") with two individuals and a corporation controlled by them (collectively, the "Plaintiffs") to assist in the management of the Bank's newly formed Prime Lending Division ("Prime"). The individual Planitiffs became employees of the Bank and their corporation was to be paid a percentage of the net pretax profits of Prime. In mid-1997, a disagreement arose with respect to the allocation of expenses to Prime for purposes of calculating the net pretax profits of Prime. Plaintiffs filed suit on December 5, 1997 alleging, among other things, that the Bank had improperly calculated net pretax profits under the Agreement since April 1997. In January 1998, the Bank terminated the employment of the two individuals "for cause," terminated the Agreement and filed an Answer and Counterclaim.

      The Complaint as amended seeks, among other things (i) a declaration the Agreement was terminated "without cause" and that, pursuant to a purchase option in the Agreement, Plaintiffs therefore have the right to purchase the "assets" of Prime at 75% of fair market value; (ii) a declaration that the term "assets," as used in connection with the Plaintiffs' alleged purchase option, includes all outstanding loans that were originated by Prime at the time of their termination without having to net against the loans any corresponding liability incurred by the Bank in connection with these loans; (iii) alleged unpaid profits from Prime's operations (in an amount estimated by the Plaintiffs to equal approximately $450,000); (iv) alleged consequential damages in excess of $20 million, which represents the Plaintiffs' assessment of the loss they incurred by the Bank's "refusal" to sell to Plaintiffs the "assets" as Plaintiffs have defined them; and (v) unspecified punitive damages and attorneys fees.

      The Company strongly denies Plaintiffs' entitlement to any relief and believes its Counterclaim has merit. The Company believes, among other things, that Plaintiffs were properly terminated for cause, that Plaintiffs have no rights with respect to the purchase option, that even if the purchase option were applicable, Plaintiffs would have no right to purchase any loans, but only certain tangible and intangible assets of the Bank, the value of which is estimated to be in the $1-2 million range.