Form 10-K405, Exhibit 13
period 2000-03-31
EAGLE BANCSHARES INC
filed 2000-06-29
CIK 783604

                                                                    EXHIBIT 13.1




EAGLE BANCSHARES, INC. AND SUBSIDIARIES


Consolidated Financial Statements
as of March 31, 2000, 1999, and 1998
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Eagle Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.






Atlanta, Georgia
May 31, 2000

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             MARCH 31, 2000 AND 1999

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                       ASSETS

                                                                                    2000             1999
                                                                                -----------      -----------
ASSETS:
   Cash and amounts due from banks                                              $    28,572      $    27,839
   Accrued interest receivable                                                        8,882            7,766
   Securities available for sale (Notes 3 and 9)                                    210,644          204,618
   Investment securities held to maturity (Notes 3 and 9)                            61,164           68,298
   Loans held for sale                                                               49,240          221,370
   Loans receivable, net (Notes 4 and 9)                                            780,874          623,270
   Investments in real estate (Note 6)                                               44,956           27,599
   Real estate acquired in settlement of loans, net                                   1,521            2,096
   Stock in Federal Home Loan Bank, at cost                                          14,665            8,736
   Premises and equipment, net (Note 5)                                              24,204           23,275
   Deferred income taxes (Note 10)                                                    5,468            4,059
   Other assets                                                                      14,881           11,074
                                                                                -----------      -----------
            Total assets                                                        $ 1,245,071      $ 1,230,000
                                                                                ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits (Note 8)                                                            $   769,952      $   879,665
   Federal Home Loan Bank advances and other borrowings (Note 9)                    362,372          221,552
   Advance payments by borrowers for property taxes and insurance                     1,076            2,356
   Guaranteed preferred beneficial interests in debentures (trust preferred
      securities) (Note 16)                                                          28,750           28,750
   Accrued expenses and other liabilities                                             8,450           22,860
                                                                                -----------      -----------
            Total liabilities                                                     1,170,600        1,155,183
                                                                                -----------      -----------
COMMITMENTS AND CONTINGENCIES (NOTES 3, 4, AND 21)

STOCKHOLDERS' EQUITY (NOTES 10, 11, 13, AND 15):
   Common stock, $1 par value; 10,000,000 shares authorized, 6,238,935 and
      6,124,064 shares issued at March 31, 2000 and 1999, respectively                6,239            6,124
   Additional paid-in capital                                                        39,518           38,206
   Retained earnings                                                                 44,563           38,601
   Accumulated other comprehensive income (Note 19)                                  (7,477)            (283)
   Employee Stock Ownership Trust note payable                                       (1,886)          (1,978)
   Unamortized restricted stock                                                           0             (178)
   Treasury stock, 601,800 and 554,550 shares at cost at March 31, 2000 and
      1999, respectively (Note 18)                                                   (6,486)          (5,675)
                                                                                -----------      -----------
            Total stockholders' equity                                               74,471           74,817
                                                                                -----------      -----------
            Total liabilities and stockholders' equity                          $ 1,245,071      $ 1,230,000
                                                                                ===========      ===========


         The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                2000        1999       1998
                                                                              -------     -------     -------
INTEREST INCOME:
   Interest on loans                                                          $68,996     $76,128     $60,624
   Interest on mortgage-backed securities                                       9,147       5,896       5,032
   Interest and dividends on securities and other interest-earning assets       9,669       8,719       6,244
                                                                              -------     -------     -------
            Total interest income                                              87,812      90,743      71,900
                                                                              -------     -------     -------
INTEREST EXPENSE:
   Interest on deposits (Note 8)                                               35,618      41,967      29,766
   Interest on FHLB advances and other borrowings                              14,582      13,124      10,241
   Interest on long-term debt                                                   2,489       1,687           0
                                                                              -------     -------     -------
            Total interest expense                                             52,689      56,778      40,007
                                                                              -------     -------     -------
            Net interest income                                                35,123      33,965      31,893

PROVISION FOR LOAN LOSSES (NOTE 4)                                                900       2,181       2,601
                                                                              -------     -------     -------
            Net interest income after provision for loan losses                34,223      31,784      29,292
                                                                              -------     -------     -------
NONINTEREST INCOME:
   Mortgage production fees                                                     7,041      14,879       8,752
   Gain on sales of investments in real estate                                  7,135       3,389       2,160
   Real estate commissions, net                                                 1,117         692         510
   Rental income                                                                  165         693         773
   Service charges                                                              2,573       2,145       2,103
   Gain (loss) on sales and calls of securities available for sale
      (Note 3)                                                                     19         469         (82)
   Gain on sale of branch                                                         673           0           0
   Miscellaneous                                                                3,869       3,211       2,133
                                                                              -------     -------     -------
            Total noninterest income                                           22,592      25,478      16,349
                                                                              -------     -------     -------
NONINTEREST EXPENSES:
   Salaries and employee benefits (Note 11)                                    22,303      22,998      19,157
   Net occupancy expense                                                        5,825       5,003       4,647
   Data processing expense                                                      2,767       2,419       2,160
   Federal insurance premiums                                                     427         575         351
   Marketing expense                                                            1,887       2,116         932
   Professional services                                                        2,066       1,267       1,454
   Miscellaneous                                                                7,573       7,764       6,690
                                                                              -------     -------     -------
            Total noninterest expenses                                         42,848      42,142      35,391
                                                                              -------     -------     -------
            Income before income taxes                                         13,967      15,120      10,250

INCOME TAX EXPENSE (NOTE 10)                                                    4,435       4,898       3,040
                                                                              -------     -------     -------

NET INCOME                                                                    $ 9,532     $10,222     $ 7,210
                                                                              =======     =======     =======

EARNINGS PER COMMON SHARE--BASIC (NOTE 17)                                    $  1.71     $  1.79     $  1.27
                                                                              =======     =======     =======

EARNINGS PER COMMON SHARE--DILUTED (NOTE 17)                                  $  1.69     $  1.74     $  1.23
                                                                              =======     =======     =======



         The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                                 (IN THOUSANDS)



                                                                                                              ACCUMULATED
                                                                   COMMON STOCK     ADDITIONAL                   OTHER
                                                                 ----------------     PAID-IN    RETAINED    COMPREHENSIVE
                                                                 SHARES    AMOUNT     CAPITAL    EARNINGS        INCOME
                                                                 ------    ------     -------    --------    -------------

BALANCE, MARCH 31, 1997                                          5,961    $5,961      $36,628     $28,236       $(1,025)

   Comprehensive income:
      Net income                                                     0         0            0       7,210             0
      Change in unrealized gains on securities, net of tax           0         0            0           0         1,863

            Total comprehensive income

   Cash dividends declared ($.60 per share)                          0         0            0      (3,418)            0
   Principal reduction of ESOP note payable                          0         0            0           0             0
   Issuance of restricted stock (20,000 shares)                     20        20          335           0             0
   Amortization of restricted stock                                  0         0            0           0             0
   Stock options exercised (55,606 shares)                          56        56          373           0             0
                                                                 -----    ------      -------     -------       -------
BALANCE, MARCH 31, 1998                                          6,037     6,037       37,336      32,028           838

   Comprehensive income:
      Net income                                                     0         0            0      10,222             0
      Change in unrealized losses on securities, net of tax          0         0            0           0        (1,121)

            Total comprehensive income

   Cash dividends declared ($.64 per share)                          0         0            0      (3,649)            0
   Principal reduction of ESOP note payable                          0         0            0           0             0
   ESOP note payable issued to acquire stock                         0         0            0           0             0
   Amortization of restricted stock                                  0         0            0           0             0
   Stock options exercised (86,964 shares)                          87        87          870           0             0
   Purchase of treasury stock (252,750 shares)                       0         0            0           0             0
                                                                 -----    ------      -------     -------       -------
BALANCE, MARCH 31, 1999                                          6,124     6,124       38,206      38,601          (283)


                                                                      ESOP     UNAMORTIZED                  TOTAL
                                                                      NOTE      RESTRICTED   TREASURY   STOCKHOLDERS'
                                                                    PAYABLE       STOCK        STOCK       EQUITY
                                                                    -------    -----------   --------   -------------

BALANCE, MARCH 31, 1997                                            $   (836)      $ (14)      $(1,076)     $67,874

   Comprehensive income:
      Net income                                                          0           0             0        7,210
      Change in unrealized gains on securities, net of tax                0           0             0        1,863
                                                                                                           -------
            Total comprehensive income                                                                       9,073

   Cash dividends declared ($.60 per share)                               0           0             0       (3,418)
   Principal reduction of ESOP note payable                             671           0             0          671
   Issuance of restricted stock (20,000 shares)                           0        (355)            0            0
   Amortization of restricted stock                                       0          73             0           73
   Stock options exercised (55,606 shares)                                0           0             0          429
                                                                   --------       -----       -------      -------
BALANCE, MARCH 31, 1998                                                (165)       (296)       (1,076)      74,702

   Comprehensive income:
      Net income                                                          0           0             0       10,222
      Change in unrealized losses on securities, net of tax               0           0             0       (1,121)
                                                                                                           -------
            Total comprehensive income                                                                       9,101

   Cash dividends declared ($.64 per share)                               0           0             0       (3,649)
   Principal reduction of ESOP note payable                             187           0             0          187
   ESOP note payable issued to acquire stock                         (2,000)          0             0       (2,000)
   Amortization of restricted stock                                       0         118             0          118
   Stock options exercised (86,964 shares)                                0           0             0          957
   Purchase of treasury stock (252,750 shares)                            0           0        (4,599)      (4,599)
                                                                   --------       -----       -------      -------
BALANCE, MARCH 31, 1999                                              (1,978)       (178)       (5,675)      74,817

                                                                                                              ACCUMULATED
                                                                   COMMON STOCK     ADDITIONAL                   OTHER
                                                                 ----------------     PAID-IN    RETAINED    COMPREHENSIVE
                                                                 SHARES    AMOUNT     CAPITAL    EARNINGS        INCOME
                                                                 ------    ------   ----------   --------    -------------
   Comprehensive income:
      Net income                                                     0    $    0      $     0     $ 9,532       $     0
      Change in unrealized losses on securities, net of tax          0         0            0           0        (7,194)

            Total comprehensive income

   Cash dividends declared ($.64 per share)                          0         0            0      (3,570)            0
   Principal reduction of ESOP note payable                          0         0            0           0             0
   Amortization of restricted stock                                  0         0            0           0             0
   Retirement of restricted stock (13,333 shares)                  (13)      (13)        (224)          0             0
   Issuance of common stock (63,643 shares)                         64        64          936           0             0
   Stock options exercised (64,561 shares)                          64        64          600           0             0
   Purchase of treasury stock (47,250 shares)                        0         0            0           0             0
                                                                 -----    ------      -------     -------       -------
BALANCE, MARCH 31, 2000                                          6,239    $6,239      $39,518     $44,563       $(7,477)
                                                                 =====    ======      =======     =======       =======

                                                                      ESOP     UNAMORTIZED                  TOTAL
                                                                      NOTE      RESTRICTED   TREASURY   STOCKHOLDERS'
                                                                    PAYABLE       STOCK        STOCK       EQUITY
                                                                    -------    -----------   --------   -------------
   Comprehensive income:
      Net income                                                    $     0       $   0       $     0      $ 9,532
      Change in unrealized losses on securities, net of tax               0           0             0       (7,194)
                                                                                                           -------
            Total comprehensive income                                                                       2,338

   Cash dividends declared ($.64 per share)                               0           0             0       (3,570)
   Principal reduction of ESOP note payable                              92           0             0           92
   Amortization of restricted stock                                       0          50             0           50
   Retirement of restricted stock (13,333 shares)                         0         128             0         (109)
   Issuance of common stock (63,643 shares)                               0           0             0        1,000
   Stock options exercised (64,561 shares)                                0           0             0          664
   Purchase of treasury stock (47,250 shares)                             0           0          (811)        (811)
                                                                    -------       -----       -------      -------
BALANCE, MARCH 31, 2000                                             $(1,886)      $   0       $(6,486)     $74,471
                                                                    =======       =====       =======      =======






         The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                                 (IN THOUSANDS)


                                                                           2000            1999            1998
                                                                        ---------      -----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                            $   9,532      $    10,222      $   7,210
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
         Depreciation, amortization, and accretion                          2,331            1,980            747
         Provision for loan losses                                            900            2,181          2,601
         Provision for losses on real estate acquired in settlement
             of loans                                                         100              231            565
         Amortization of restricted stock award                                50              118             73
         (Gain) loss on sales of real estate acquired in settlement
             of loans                                                        (238)              40             10
         Gain on sales of investments in real estate                       (7,135)          (3,389)        (2,160)
         (Gain) loss on sales and calls of securities available for
             sale                                                             (19)            (469)            82
         Gain on sales of loans                                                 0              (24)           (16)
         Gain on sales of fixed assets                                       (153)            (164)           (45)
         Gain on sale of branch                                              (673)               0              0
         Deferred income tax expense (benefit)                              2,992              582         (2,811)
         Proceeds from sales of loans held for sale                       814,677        1,485,825        729,764
         Origination of loans held for sale                              (642,547)      (1,374,603)      (999,474)
         Changes in assets and liabilities:
            Increase in accrued interest receivable                        (1,116)            (465)        (1,829)
            (Increase) decrease in other assets                            (2,928)             448         (2,572)
            (Decrease) increase in accrued expenses and other
               liabilities                                                (14,481)         (26,644)         6,262
                                                                        ---------      -----------      ---------
                   Net cash provided by (used in) operating
                      activities                                          161,292           95,869       (261,593)
                                                                        ---------      -----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                              (47,619)        (145,330)       (27,865)
  Proceeds from sales of securities available for sale                      1,807            9,441          1,957
  Purchases of investment securities held to maturity                      (9,884)         (29,959)       (37,184)
  Principal payments received on securities available for sale             26,315           24,040          7,450
  Principal payments received on investment securities held to
     maturity                                                               7,082            2,157          2,181
  Proceeds from calls and maturities of securities available for
     sale                                                                   2,000           10,479         13,523
  Proceeds from calls and maturities of investment securities held
     to maturity                                                           10,107           17,653         28,800
  Loan originations, net of repayments                                   (152,916)         (86,515)       (15,032)
  Purchases of loans receivable                                                 0                0           (569)
  Purchases of FHLB stock                                                 (15,599)          (6,631)        (7,050)
  Redemption of FHLB stock                                                  9,670            8,787          4,022
  Proceeds from sales of real estate acquired in settlement of
     loans                                                                  1,726            1,957            470
  Purchases of premises and equipment, net                                 (3,559)          (3,359)        (3,435)
  Proceeds from sales of investments in real estate                        33,798           11,177          1,675
  Additions to investments in real estate                                 (50,373)         (14,551)        (8,736)
                                                                        ---------      -----------      ---------
                   Net cash used in investing activities                 (187,445)        (200,654)       (39,793)
                                                                        ---------      -----------      ---------

                                                                          2000            1999            1998
                                                                        ---------      -----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in time deposits                              $ (62,559)     $    35,034      $ 142,570
  Net (decrease) increase in demand deposits                              (34,622)          65,656         78,681
  Payments related to sale of branch                                      (11,859)               0              0
  (Decrease) increase in advance payments by borrowers for
     property taxes and insurance                                          (1,280)          (3,121)         4,198
  Proceeds from FHLB advances and other borrowings                        812,407          842,461        810,245
  Repayments of FHLB advances and other borrowings                       (671,587)        (861,764)      (723,195)
  Principal reduction of ESOP note payable                                     92              187            671
  Issuance of ESOP note payable to acquire common stock                         0           (2,000)             0
  Issuance of trust preferred securities                                        0           28,750              0
  Proceeds from the exercise of stock options                                 664              957            429
  Purchase of treasury stock                                                 (811)          (4,599)             0
  Cash dividends paid                                                      (3,559)          (3,619)        (3,406)
                                                                        ---------      -----------      ---------
                   Net cash provided by financing activities               26,886           97,942        310,193
                                                                        ---------      -----------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                 733           (6,843)         8,807

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             27,839           34,682         25,875
                                                                        ---------      -----------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $  28,572      $    27,839      $  34,682
                                                                        =========      ===========      =========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR
  FOR:
     Interest                                                           $  54,010      $    55,616      $  38,620
                                                                        =========      ===========      =========

     Income taxes                                                       $      20      $    10,533      $   5,138
                                                                        =========      ===========      =========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
     Acquisition of real estate in settlement of loans                  $   1,013      $     2,178      $   2,769
                                                                        =========      ===========      =========

     Loans made to finance sales of real estate acquired in
        settlement of loans                                             $       0      $       801      $     816
                                                                        =========      ===========      =========

     Loans made to finance sales of investments in real estate          $   6,239      $     3,960      $   7,338
                                                                        =========      ===========      =========

     Dividends payable                                                  $     902      $       891      $     861
                                                                        =========      ===========      =========




         The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 2000, 1999, AND 1998



1.       CORPORATE PROFILE

         Eagle Bancshares, Inc. (the "Company" or "Eagle") is a unitary savings and loan holding company engaged in community banking, mortgage banking, real estate development and sales, and mezzanine financing. The Company has three subsidiaries, Tucker Federal Bank (the "Bank"), Eagle Real Estate Advisors, Inc. ("EREA"), and Eagle Bancshares Capital Group, Inc. ("EBCG"). Additionally, the Company invests in real estate through limited liability companies and consolidates these affiliates when at least a 50% equity ownership interest exists (Note 6).

         Tucker Federal Bank is engaged in banking and mortgage banking activities. The Bank provides a full range of financial services to individual and corporate customers through its branches located in metropolitan Atlanta. Prime Eagle Mortgage Corporation, the Bank's mortgage banking subsidiary, originates residential mortgages through loan production offices in the Southeast. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

         EREA performs third-party real estate brokerage, development and sales activities and assists the Bank in identifying and acquiring branch sites. Currently, EREA primarily performs residential real estate development and sales activities in the Atlanta metropolitan area (Note
         6).

         EBCG serves the Bank's growing base of small- and medium-sized businesses by providing mezzanine financing that is not readily available from traditional commercial banking sources. Loans with equity features are made to borrowers that have the potential for significant growth, adequate collateral coverage, and experienced management teams with significant ownership.


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

         LOANS

         Loans held for investment are stated at their unpaid principal balances, less the undisbursed portion of loans in process, unearned interest, unamortized discounts and premiums, deferred loan fees, and the allowance for loan losses.

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

         ALLOWANCE FOR LOAN LOSSES

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

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Company's primary market areas. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

         REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired in settlement of loans is considered to be held for sale and is carried at the lesser of the remaining loan value or fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the net realizable value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in the settlement of loans was approximately $113,000 and $251,000 at March 31, 2000 and 1999, respectively. Costs relating to holding properties are charged to operations.

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

         Other assets in the accompanying statements of financial condition include $84,000 and $144,000 at March 31, 2000 and 1999, respectively, of intangible assets related to core deposit premiums. These intangible assets are being amortized using a method which approximates a level yield over nine years.

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

         Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, and purchased options. The fair value of derivative contracts are carried off-balance sheet, and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. During fiscal 1998, the Company purchased an interest rate floor on an investment security. The unamortized balance of this purchased option as of March 31, 2000 and 1999 is approximately $43,000 and $57,500, respectively.

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

         NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. Adoption of this statement is not expected to have a material impact on the Company's financial position or results of operation.

         In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133," deferring the effective date of FASB Statement No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000.

         CASH EQUIVALENTS

         Cash equivalents include amounts due from banks.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior year balances in order to conform with the current year financial statement presentation.


3.       SECURITIES

         Securities available for sale at March 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                                GROSS             GROSS           ESTIMATED
                                                            AMORTIZED         UNREALIZED        UNREALIZED          MARKET
                                                               COST             LOSSES            GAINS             VALUE
                                                            ---------         ----------        ----------        ---------
         2000:
             Mortgage-backed securities                      $111,485          $ (4,791)          $   84          $106,778
             U.S. government and agency obligations            52,314            (2,095)               0            50,219
             Equity securities--preferred stock                11,996              (870)              18            11,144
             Other debt securities                             46,901            (4,399)               1            42,503
                                                             --------          --------           ------          --------
                       Total                                 $222,696          $(12,155)          $  103          $210,644
                                                             ========          ========           ======          ========

         1999:
             Mortgage-backed securities                      $ 95,724          $   (741)          $  556          $ 95,539
             U.S. government and agency obligations            35,517              (211)               2            35,308
             Equity securities--preferred stock                11,996              (113)             396            12,279
             Corporate bonds                                    1,995                 0               32             2,027
             Other debt securities                             59,843              (442)              64            59,465
                                                             --------          --------           ------          --------
                       Total                                 $205,075          $ (1,507)          $1,050          $204,618
                                                             ========          ========           ======          ========

         Proceeds from the sales of debt securities were approximately $1,807,000, $9,441,000, and $1,957,000, resulting in net realized gains of approximately $19,000, $471,000, and $5,000, respectively, during the years ended March 31, 2000, 1999, and 1998, respectively. During the years ended March 31, 2000, 1999, and 1998, proceeds from calls of securities available for sale were $0, $7,750,000, and $8,273,000, respectively, resulting in net realized losses of approximately $0, $2,000, and $87,000, respectively.

         Investment securities held to maturity at March 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED        UNREALIZED       UNREALIZED         MARKET
                                                              COST            LOSSES            GAINS            VALUE
                                                           ---------        ----------       ----------        ---------
         2000:
             Mortgage-backed securities                      $39,325          $(1,932)          $   12          $37,405
             U.S. government and agency obligations           11,406             (197)               0           11,209
             Corporate bonds                                   4,958                0               63            5,021
             Other debt securities                             5,475                0              202            5,677
                                                             -------          -------           ------          -------
                       Total                                 $61,164          $(2,129)          $  277          $59,312
                                                             =======          =======           ======          =======

                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED        UNREALIZED       UNREALIZED         MARKET
                                                              COST            LOSSES            GAINS            VALUE
                                                           ---------        ----------       ----------        ---------
         1999:
             Mortgage-backed securities                      $32,866          $   (75)          $  122          $32,913
             U.S. government and agency obligations           18,539              (14)             127           18,652
             Corporate bonds                                   7,433                0              298            7,731
             Other debt securities                             9,460                0              510            9,970
                                                             -------          -------           ------          -------
                       Total                                 $68,298          $   (89)          $1,057          $69,266
                                                             =======          =======           ======          =======


         The amortized cost and estimated market value of available-for-sale and held-to-maturity debt securities at March 31, 2000, by contractual maturity, are as follows (in thousands):

                                                         AVAILABLE-FOR-SALE
                                                             SECURITIES
                                                      ------------------------
                                                                     ESTIMATED
                                                      AMORTIZED        MARKET
                                                        COST           VALUE
                                                      ---------      ---------
                  Due in one year or less              $    251       $    240
                  Due in one to five years               25,035         24,395
                  Due in five to ten years               39,566         37,919
                  Due after ten years                   145,848        136,946
                                                       --------       --------
                                                       $210,700       $199,500
                                                       ========       ========

                                                          HELD-TO-MATURITY
                                                             SECURITIES
                                                       ------------------------
                                                                      ESTIMATED
                                                        AMORTIZED      MARKET
                                                          COST          VALUE
                                                       ----------     ---------
                  Due in one year or less               $  6,499       $  6,513
                  Due in one to five years                 7,906          7,752
                  Due in five to ten years                 1,959          1,966
                  Due after ten years                     44,800         43,081
                                                        --------       --------
                                                        $ 61,164       $ 59,312
                                                        ========       ========

         Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         At March 31, 2000, 1999, and 1998, securities with a carrying amount of $50,651,000, $76,193,000, and $58,408,000, respectively, were pledged as collateral for public funds.

4.       LOANS RECEIVABLE

         At March 31, 2000 and 1999, loans receivable are summarized as follows (in thousands):

                                                                        2000                1999
                                                                     ---------           ---------
          Real estate loans:
             Construction                                            $ 236,003           $ 206,790
             Acquisition and development                               128,186              71,995
             Nonresidential                                             80,982              58,562
             Residential                                               325,948             272,553
             Home equity and second                                     80,131              61,699
                                                                     ---------           ---------
                    Total real estate loans                            851,250             671,599
                                                                     ---------           ---------
          Commercial and consumer loans:
             Commercial                                                 29,499              22,896
             Mezzanine                                                  17,835               8,225
             Leases                                                        802               3,354
             Consumer and other                                         26,045              31,263
                                                                     ---------           ---------
                    Total commercial and consumer loans                 74,181              65,738
                                                                     ---------           ---------
                    Gross loans receivable                             925,431             737,337
          Less:
             Undisbursed portion of loans in process                  (137,966)           (106,704)
             Deferred costs (fees) and other unearned income               600                 (18)
             Allowance for loan losses                                  (7,191)             (7,345)
                                                                     ---------           ---------
          Loans receivable, net                                      $ 780,874           $ 623,270
                                                                     =========           =========

         Loans are normally placed on nonaccrual when payments have been in default for 90 days. At March 31, 2000, 1999, and 1998, the Company had nonaccrual loans aggregating approximately $9,713,000, $6,692,000, and $7,948,000, respectively. The interest income not recognized on these loans amounted to $280,000, $386,000, and $431,000 for the years ended March 31, 2000, 1999, and 1998, respectively.

         Impaired loans exclude residential mortgages, construction loans secured by first mortgage liens, and groups of small homogeneous loans and amounted to $298,000 at March 31, 2000, compared to $581,000 at March 31, 1999. Management considers a loan to be impaired when the loan is classified as nonaccrual or, based on current information, when it is probable that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan's expected cash flow, the loan's estimated market price, or the estimated fair value of the underlying collateral. At March 31, 2000 and 1999, the valuation allowance related to these impaired loans was $133,000 and $214,000, respectively, which is included in the allowance for loan losses in the accompanying consolidated statements of financial condition. At March 31, 2000 and 1999, all impaired loans had a related loan loss allowance. During the years ended March 31, 2000 and 1999, the Company charged off $316,000 and $450,000, respectively, against the loan loss allowance related to impaired loans. For the years ended March 31, 2000 and 1999, the average recorded investment in impaired loans was $302,000 and $1,375,000, respectively.

         At March 31, 2000, 1999, and 1998, an analysis of the allowance for loan losses is as follows (in thousands):

                                                               2000            1999            1998
                                                             -------         -------         -------
         Allowance for loan losses, beginning of year        $ 7,345         $ 6,505         $ 5,198
             Charge-offs                                      (1,797)         (1,821)         (1,548)
             Recoveries                                          743             480             254
             Provision for loan losses                           900           2,181           2,601
                                                             -------         -------         -------
         Allowance for loan losses, end of year              $ 7,191         $ 7,345         $ 6,505
                                                             =======         =======         =======

         Substantially all of the Company's loans held for investment are secured by real estate in Georgia, Florida, North Carolina, and Tennessee. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 2000 or 1999.

         The Company was servicing loans for others with aggregate principal balances of approximately $26,844,000, $20,175,000, and $24,979,000 at
         March 31, 2000, 1999, and 1998, respectively.

         At March 31, 2000 and 1999, the Company had sold approximately $1,608,000 and $2,884,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse options in the event the borrowers default on the loans during the recourse period. During the years ended March 31, 2000, 1999, and 1998, the Company has incurred nominal losses from the repurchase of recourse loans.

         At March 31, 2000, the Company had commitments to originate fixed rate mortgage loans of approximately $34,417,000 and commitments to originate variable rate mortgage loans of approximately $4,875,000 with terms up to 30 years and interest rates ranging from 6.875% to 9.50%. The Company had commitments to sell mortgage loans of approximately $52,220,000 at March 31, 2000. The Company is committed to loan funds on unused variable rate lines of credit of approximately $57,839,000 at March 31, 2000. These off-balance sheet commitments represent the unused portion of home equity lines of credit, which are secured by residential real estate and commercial lines of credit. In addition, the Company has issued approximately $5,355,000 in letters of credit at March 31, 2000.


5.       PREMISES AND EQUIPMENT

         At March 31, 2000 and 1999, premises and equipment are summarized as follows (in thousands):

                                                     2000           1999
                                                   -------        -------
         Land                                      $ 3,977        $ 4,502
         Office buildings and improvements          17,443         15,957
         Furniture, fixtures, and equipment         14,996         13,353
                                                   -------        -------
                                                    36,416         33,812
         Less accumulated depreciation              12,212         10,537
                                                   -------        -------
                                                   $24,204        $23,275
                                                   =======        =======

6.       INVESTMENTS IN REAL ESTATE

         The Company has ownership interests in 12 real estate projects as of March 31, 2000. As a unitary thrift holding company, the Company is permitted to invest in real estate. The most significant portion of the Company's investment in real estate is land to be developed or in process of development for residential subdivisions. All 12 real estate investments are located in metropolitan Atlanta. The Company consolidates each project on a line-by-line basis.

         The following tables reflect the individual projects' financial information (in thousands):

                                                              REAL                             COMPANY'S                 COMPANY'S
                                                             ESTATE      TOTAL       TOTAL     SHARE OF        NET        SHARE OF
                                                            PROPERTY     DEBT       EQUITY      EQUITY       INCOME      NET INCOME
                                                            --------     -----      ------     ---------     ------      ----------
         Investments in real estate at March 31, 2000:
            Union Hill, LLC                                 $ 1,764      $  374      $1,393      $1,014      $ 1,803       $   901
            Rivermoore Park, LLC                              9,929       4,601       6,743       6,743          659           659
            Lebanon Road, LLC                                     0           0          54          33          815           505
            Windsor Parkway Development, LLC                  1,805       1,110       2,383       2,383        1,414         1,414
            Johnson Road Development, LLC                     1,857       1,013         885         885          348           348
            BN Development Co., Inc.                              0           0           0           0        1,204         1,204
            Riverside Road Development, LLC (1)               1,566           0       1,154       1,154            0             0
            The Phoenix on Peachtree, LLC                     4,134       2,804         754         754         (279)         (279)
            Eagle Mason Mill Development, LLC (1)             8,262       7,174       1,033       1,033            0             0
            Eagle Timm Valley Development, LLC (1)            1,815       1,112         645         645            0             0
            Eagle Acworth Development II, LLC (1)               603         391         559         559            0             0
            Eagle Acworth Development III, LLC (1)            2,182       1,457         713         713            0             0
            Eagle White Columns Development, LLC             11,039       9,386       2,106       2,106          105           105
         Investments in real estate at March 31, 1999:
            Union Hill, LLC                                   2,937       1,077       1,890       1,262        1,020           844
            Rivermoore Park, LLC                             11,086       8,000       8,735       8,735        1,745         1,745
            Lebanon Road, LLC                                 1,530         894         673         559          353           239
            Windsor Parkway Development, LLC (2)              3,866       2,752       1,089       1,089            0             0
            Johnson Road Development, LLC (2)                 1,578       1,052         634         634            0             0
            BN Development Co., Inc.                          6,602       5,247       1,822       1,822          145           145

            (1) As of March 31, 2000, the operations of this property were insignificant.

            (2) As of March 31, 1999, the operations of this property were insignificant.



7.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 2000 and 1999 (in thousands):

                                                                      2000                       1999
                                                              --------------------      ---------------------
                                                              CARRYING      FAIR        Carrying        Fair
                                                               AMOUNT       VALUE        Amount        Value
                                                              --------     -------      --------     --------
         Financial assets:
             Cash and amounts due from banks                  $ 28,572     $ 28,572     $ 27,839     $ 27,839
             Securities:
                Available-for-sale                             210,644      210,644      204,618      204,618
                Held-to-maturity                                61,164       59,312       68,298       69,266
                Stock in FHLB                                   14,665       14,665        8,736        8,736
             Loans receivable                                  780,874      759,680      623,270      631,779
             Loans held for sale                                49,240       49,817      221,370      225,470
             Accrued interest receivable                         8,882        8,882        7,766        7,766
         Financial liabilities:
             Deposits                                          769,952      768,786      879,665      887,308
             FHLB advances and other borrowings                362,372      351,112      221,552      221,702
             Guaranteed preferred beneficial interests in
                debentures                                      28,750       19,550       28,750       28,247
             Accrued interest payable                            4,789        4,789        6,111        6,111

         The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

            - Cash and amounts due from banks are valued at their carrying amounts reported in the consolidated statements of financial condition, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

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

            - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and, hence, the fair values of the related commitments were not significant as of March 31, 2000 and 1999.


8.       DEPOSITS

         At March 31, 2000 and 1999, deposits are summarized by type and remaining term as follows (in thousands):

                                                                       2000         1999
                                                                     --------     --------
         Demand deposits:
             Noninterest-bearing deposits                            $ 53,085     $ 45,737
             Interest-bearing deposits                                 97,769      122,183
             Money market                                              65,530       85,516
             Savings                                                   33,328       36,922
                                                                     --------     --------
                     Total demand deposits                            249,712      290,358
                                                                     --------     --------

                                                                       2000         1999
                                                                     --------     --------
         Time deposits:
             Maturity one year or less                               $379,324     $427,203
             Maturity greater than one year through two years          47,547       71,337
             Maturity greater than two years through three years       46,039       25,568
             Maturity greater than three years                         47,330       65,199
                                                                     --------     --------
                     Total time deposits                              520,240      589,307
                                                                     --------     --------
                     Total deposits                                  $769,952     $879,665
                                                                     ========     ========

         The weighted average interest rate on time deposits at March 31, 2000 and 1999 was 5.67% and 5.60%, respectively.

         Interest expense on deposits for the years ended March 31, 2000, 1999, and 1998 is summarized as follows (in thousands):

                                                2000        1999        1998
                                              -------     -------     -------
         Interest-bearing demand deposits     $ 3,172     $ 3,608     $ 1,721
         Money market                           3,052       2,772       1,033
         Savings                                  598         912       1,053
         Time deposits                         28,796      34,675      25,959
                                              -------     -------     -------
                                              $35,618     $41,967     $29,766
                                              =======     =======     =======

9.       FHLB ADVANCES AND OTHER BORROWINGS

         FHLB advances and other borrowings at March 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                                           2000          1999
                                                                                         --------      --------

               FHLB advances                                                             $292,500      $157,500
                                                                                         --------      --------

               Other borrowings:

                   4.84% note payable with interest payable quarterly;
                   outstanding principal becomes callable on September 30, 2000
                   with maturity of the agreement occurring on September 30, 2005          50,000        50,000

                   9.25% construction loan with available credit of up to
                   $30,446,000 and with interest adjusting to the note holder's base rate plus .25% and payable monthly through February 10,
                   2003; outstanding principal is payable in full on
                   February 10, 2003                                                        2,804             0

                   9.00% construction loan with available credit of up to
                   $11,100,000 and with interest adjusting to the note holder's base rate plus .25% and payable monthly through February 28,
                   2005; outstanding principal is payable in full on
                   February 28, 2005                                                        8,026             0

                   7.00% note payable with interest and principal payable in
                   full at maturity on March 1, 2001                                        1,353             0

                   9.25% construction loan with available credit of up to
                   $7,800,000 and with interest adjusting to the note holder's base rate plus .25% and payable monthly through November 15,
                   2001; outstanding principal is payable in full on
                   November 15, 2001                                                        7,174             0

                   5.30% structured debt, with interest payable quarterly;
                   outstanding principal becomes callable on March 24, 2000
                   with maturity of the agreement occurring March 24, 2005                      0        12,500

                   Other                                                                      515         1,552
                                                                                         --------      --------
                             Total other borrowings                                        69,872        64,052
                                                                                         --------      --------
                                                                                         $362,372      $221,552
                                                                                         ========      ========

         At March 31, 2000, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $110,145,000 of investment securities. The advances mature at various dates through March 2010. The weighted average interest rate on FHLB advances was 5.65% and 5.38% at March 31, 2000 and 1999, respectively. Maximum short-term borrowings during the years ended March 31, 2000 and 1999 were $104,000,000 and $155,521,000, respectively.

         Mortgage notes payable are secured by real estate of the Company. The 4.84% note payable is secured by certain U.S. government and agency securities.

         As of March 31, 2000, repayments of FHLB advances and other borrowings, based on contractual maturities, are as follows (in thousands):

                          Fiscal year:
                              2001                          $ 93,983
                              2002                            32,179
                              2003                             2,810
                              2004                            25,374
                              2005                            33,026
                          Thereafter                         175,000
                                                            --------
                                                            $362,372
                                                            ========

10.      INCOME TAXES

Income tax expense for the years ended March 31, 2000, 1999, and 1998 is allocated as follows (in thousands):

                                          2000        1999         1998
                                         ------     -------      -------
         Current expense (benefit):
             Federal                     $1,443     $ 3,785      $ 5,327
             State                            0         531          524
                                         ------     -------      -------
                                          1,443       4,316        5,851
                                         ------     -------      -------

         Deferred expense (benefit):
             Federal                      2,992         643       (2,360)
             State                            0         (61)        (451)
                                         ------     -------      -------
                                          2,992         582       (2,811)
                                         ------     -------      -------
                                         $4,435     $ 4,898      $ 3,040
                                         ======     =======      =======

         The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate for fiscal years 2000, 1999, and 1998 to income before income taxes (in thousands):

                                                                         2000         1999         1998
                                                                       -------      -------      -------
         Expected income tax expense                                   $ 4,749      $ 5,292      $ 3,488
         (Decrease) increase in income taxes resulting from:
             State income taxes, net of federal income tax benefit           0          306           47
             Income tax credits                                           (173)        (173)        (173)
             Interest and dividend income                                 (142)        (361)        (266)
             Other                                                           1         (166)         (56)
                                                                       -------      -------      -------
         Actual income tax expense                                     $ 4,435      $ 4,898      $ 3,040
                                                                       =======      =======      =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2000 and 1999 are as follows (in thousands):

                                                                                                2000       1999
                                                                                               ------     ------
           Deferred tax assets:
             Loans receivable, due to allowance for loan losses                                $2,474     $2,585
             Loans held for sale, mark-to-market adjustment recognized for tax purposes           200        870
             Deposit base premium, due to difference in amortization method for tax purposes      294        293
             Employee benefits, due to differences in expense recognition methods for tax
                purposes                                                                          998        872
             Net operating loss carryforward                                                      235        260
             Net unrealized loss on securities available for sale, not recognized for tax
                purposes                                                                        4,575        174
             Loans receivable, due to differences in deferred loan fees and costs
                recognition for tax purposes                                                       75          0
             Other                                                                                252        131
                                                                                               ------     ------
                       Gross deferred tax assets                                                9,103      5,185
                                                                                               ------     ------
           Deferred tax liabilities:
             FHLB stock, due to dividends not recognized for tax purposes                      $    0     $   19
             Loans receivable, due to differences in deferred loan fees and costs
                recognition for tax purposes                                                        0        610
             Premises and equipment, due to differences in depreciation methods for tax
                purposes                                                                          374        497
             Interest income, due to income not recognized for tax purposes                     3,261          0
                                                                                               ------     ------
                       Gross deferred tax liabilities                                           3,635      1,126
                                                                                               ------     ------
           Net deferred tax assets                                                             $5,468     $4,059
                                                                                               ======     ======

         No valuation allowance for net deferred tax assets has been recorded as of March 31, 2000 and 1999 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

         Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt allowances established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 2000 and 1999 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt allowances and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.


11.      COMMON STOCK AND STOCK PLANS

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

                  The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation paid for service as a director and (ii) a percentage based on the participant's years of service. As of March 31, 2000 and 1999, the plan is underfunded. The liability and expense attributable to this plan are insignificant to the Company's financial position.

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

         EMPLOYEE STOCK PLANS

                  1986 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

                  In 1986, at the time of the Bank's conversion to a federally chartered stock association, the board of directors adopted, and the Company's shareholders approved, the Employee Stock Option and Incentive Plan. The plan provided for grants of nonincentive stock options and stock appreciation rights equal to 10% of the shares issued in the Bank's conversion from mutual to stock form. This plan expired in 1996 in accordance with the original termination date.

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

                  EAGLE BANCSHARES, INC. PERFORMANCE STOCK PLAN

                  The board of directors of the Company approved and adopted the Eagle Bancshares, Inc. Performance Stock Plan (the "Performance Plan") effective as of April 1, 1999. Participants in the Performance Plan include named senior executive officers and directors of the Company and Tucker Federal. Participants are granted a specified number of shares of Restricted Stock under the DSOP or the 1995 ESIP, as applicable, and Phantom Stock ("Units") on each date of grant. The Performance Plan provides that if all or any part of a grant of Restricted Stock may not be made under the DSOP or the 1995 ESIP, as applicable, then the recipient will be granted Units in lieu of Restricted Stock.

                  Grants of Restricted Stock or Units may be made in any Plan Year based upon the percentage increase in earnings per share or Annual Stock Price provided either increase is greater than 15%. When a grant is made to a participant, vesting in the Restricted Stock or Units is subject to the Company achieving a 200% increase in earnings per share or annual stock price. In order to be fully vested, the per share price of Company Common Stock on March 31, 1999 must double or earnings per share of the Company as of the fiscal year end March 31, 1999 must double. When full vesting of the Restricted Stock or Units shall occur, the grant becomes nonforfeitable on a date which is five years following the date of attaining the performance goal or prior to such date on the occurrence of a change in control, as defined in the Performance Plan, the retirement of the participant at age 65 or termination of employment of the participant, without cause. During the period after grant of Restricted Stock or Units but prior to vesting, the participant will be entitled to receive dividends as declared on the Restricted Stock or Units as of each dividend record date. Any grantor portion thereof which is not vested on the date the participant ceases to perform services will be forfeited as of such date. The cash value of the Units granted to a recipient will be paid to the recipient in a single lump sum within sixty days of the date that the Units become vested and not subject to forfeiture. The value of each Unit will be equal to the value of a share of the Company's Common Stock on the date of determination. As of March 31, 2000, no shares of Restricted Stock or Units have been granted under this plan.

                  TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

                  Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan into its 401(k) plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust ("ESOP"). During the year ended March 31, 1999, the ESOP borrowed $2,000,000 from the Company to acquire 88,400 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1999, the fair value of these shares was $1,524,900. At March 31, 2000, 85,655 shares were unallocated. The fair value of the unallocated shares at March 31, 2000 was $1,434,700. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the 401(k) Savings and ESOP, and the Company's contribution is allocated to the participants in proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal years 2000, 1999, and 1998, the contribution was approximately $464,000, $470,000, and $492,000, respectively.

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

         A summary of the Company's stock option activity during the three-year period ended March 31, 2000 is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                          EXERCISE
                                                       NUMBER              PRICE
                                                      -------             --------
         Outstanding at March 31, 1997                 395,934            $ 10.34
           Granted                                     167,217              16.56
           Exercised                                   (55,606)              7.48
                                                       -------
         Outstanding at March 31, 1998                 507,545              12.82
           Granted                                      69,250              18.93
           Exercised and expired                       (97,564)             11.07
                                                       -------
         Outstanding at March 31, 1999                 479,231              13.43
           Granted                                     115,000              18.96
           Exercised and expired                      (137,564)             14.58
                                                       -------
         Outstanding at March 31, 2000                 456,667              15.12
                                                       =======

                                                                      WEIGHTED
                                                                       AVERAGE           RANGE OF
                                                                      EXERCISE           EXERCISE
                                                       NUMBER          PRICE              PRICES
                                                       ------         --------        --------------
         Outstanding options exercisable as of:
           March 31, 1998                              297,448         $11.07         $3.375-$20.000
           March 31, 1999                              258,409          11.23         $3.375-$20.000
           March 31, 2000                              294,595          13.33         $3.375-$24.875

         The weighted average remaining contractual life of options outstanding at March 31, 2000 is approximately 6.5 years. The weighted average fair value of stock option grants during fiscal years 2000, 1999, and 1998 is $584,459, $64,159, and $797,326, respectively. The fair value of these grants was determined using the following assumptions as of March 31, 2000, 1999, and 1998:

                                                        2000          1999          1998
                                                      --------      --------      --------
        Weighted average risk-free interest rate        6.07%         5.05%         6.41%
        Expected option life                           7 YEARS       7 years       7 years
        Expected stock price volatility                31.00%        30.00%        29.00%
        Expected dividend yield                         3.33%         3.20%         2.40%

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

                                  2000         1999        1998
                                 ------      -------      ------
         Net income:
             As reported         $9,532      $10,222      $7,210
             Pro forma            9,100        9,911       6,983
         EPS:
             Basic:
                As reported      $ 1.71      $  1.79      $ 1.27
                Pro forma          1.63         1.74        1.23
             Diluted:
                As reported        1.69         1.74        1.23
                Pro forma          1.61         1.69        1.20

         During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each nontransferable restricted shares of the Company's common stock. The market value of the shares at the date of award was $338,000 and was amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 1998, the Company awarded an officer of the Bank 20,000 nontransferable restricted shares of the Company's common stock. The market value of these shares at the date of award was $355,000 and was being amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 2000, 13,333 shares of nontransferable restricted shares, associated with the March 31, 1998 award, were forfeited. Compensation expense related to these awards for the years ended March 31, 2000, 1999, and 1998 was $0, $118,000, and $73,000,
         respectively. Additionally, certain officers of the Company are employed under various employment agreements, which expire at various times over the next three years.


12.      DEFERRED COMPENSATION PLAN

         Effective April 1, 1999, the board of directors of the Company adopted the Eagle Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Eligible consultants, outside directors and employees who are among a select group of management or highly compensated employees can elect by the beginning of each fiscal year to defer compensation or fees that they would otherwise receive during such fiscal year. The Company, at its discretion, may credit a matching contribution in any amount it chooses for participants who make such deferrals. Earnings and losses are credited to the deferrals and matching contributions. Benefits payable under the Deferred Compensation Plan are unsecured obligations of the Company, but the Company currently intends to contribute participant deferrals, as well as the Company's matching contributions, to a grantor trust that will hold such amounts to pay benefits under the Deferred Compensation Plan. As part of their annual deferral elections, participants can elect to receive their benefits at retirement, disability, death, termination of employment, or at least three years after their elections. In certain other circumstances, participants can receive their benefits earlier, such as in the event of a personal hardship, a change of control of the Company, or simply with the approval of the Administrative Committee which in that event will reduce the amount of the benefit payable at 10%. The Company can amend or terminate the Deferred Compensation Plan at any time, and in the event of termination, the participants would receive their benefits. The Company's contribution for fiscal year 2000 was approximately $64,000.


13.      DIVIDEND AND LOAN RESTRICTIONS

         The source of funds for payment of dividends by the Company is primarily dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements. As of March 31, 2000, the Bank's primary regulators categorized the Bank as well capitalized. A well-capitalized institution, as defined, is permitted to make capital distributions during a calendar year without receiving advanced regulatory approval up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS approval with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advanced written notice of all proposed capital distributions, whether or not advanced approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. As of March 31, 2000, the Bank had distributed to the Company all amounts that can be distributed based on notice to the OTS. The Bank paid cash dividends to the Company of $6,500,000, $0, and $3,410,000, during the years ended March 31, 2000, 1999, and 1998, respectively. During fiscal year 1998, the Bank paid a dividend in the form of loans to the Company in the amount of $10,525,000, which were then contributed by the Company to EBCG. The Company contributed capital of $12,000,000 to the Bank during fiscal 1999. During fiscal 2000, the Company contributed capital of $3,300,000 to EBCG.

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


14.      INDUSTRY SEGMENTS

         SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires disclosure of certain information related to the Company's reportable operating segments. The reportable operating segments were determined based on management's internal reporting approach. The reportable segments consist of: community banking, mortgage banking, real estate development and sales, and mezzanine financing. The community banking segment offers a wide array of banking services to individual and corporate customers and earns interest income from loans made to customers and interest and dividend income from investments in certain debt and equity securities. The community banking segment also recognizes fees related to deposit services, lending, and other services provided to customers. The mortgage banking segment originates residential mortgage loans through retail loan production offices and purchases residential mortgage loans from correspondents through a wholesale lending office. The mortgage banking segment generates revenues through origination and processing fees, interest on residential mortgage loans, and selling substantially all of the fixed rate residential mortgage loans to investors. The mortgage banking segment's primary source of fee income is derived from services including loan application and origination, the gain or loss on the sale of loans to third parties, and from the sale of mortgage servicing rights. The real estate development and sales segment performs real estate development activities in the Atlanta metropolitan area by investing in land for the development of residential properties. The real estate development and sales segment also provides third-party brokerage services for the Bank and for unaffiliated third parties. The mezzanine financing segment provides mezzanine financing to small- and medium-sized businesses that is not readily available from traditional commercial banking sources. The mezzanine financing segment generates revenues through interest, fees on loans, and equity participation agreements. No transactions with a single customer contributed 10% or more to the Company's total revenue.

The results for each reportable segment are included in the following table (dollars in thousands):


                                                                                          REAL ESTATE
                                                                             MORTGAGE     DEVELOPMENT     MEZZANINE
                                                              BANKING        BANKING       AND SALES      FINANCING        OTHER
                                                           -----------      ---------     -----------    -----------     ---------
March 31, 2000:
  Net interest income (expense)                            $    35,045      $     (66)     $    (49)       $  2,347      $ (1,881)
  Noninterest (expense) income                                 (19,291)        (7,263)        6,114            (234)          145
  Depreciation on premises and equipment                         2,215            516            36               0            17
  Income tax expense (benefit)                                   4,809         (2,951)        2,426             845          (694)
  Net income                                                    10,094         (4,427)        3,639           1,268        (1,042)
  Provision for loan losses                                        851             49             0               0             0
  Total assets                                               1,172,911         70,799        60,478          23,195        12,414
  Expenditures for additions to premises and equipment           4,838            308           557               0             0
  Total revenues from external customers                        82,334         16,464         8,466           1,974         1,166
  Intersegment revenues                                         11,099            253            61             373         1,019
March 31, 1999:
  Net interest income (expense)                                 32,021             56          (134)          3,209        (1,080)
  Noninterest (expense) income                                 (22,762)         1,986         3,227               9           769
  Depreciation on premises and equipment                         1,772            522            10               0            14
  Income tax expense (benefit)                                   1,700            798         1,237           1,287          (124)
  Net income                                                     5,425          1,197         1,856           1,931          (187)
  Provision for loan losses                                      2,134             47             0               0             0
  Total assets                                               1,174,227        253,355        36,907          19,573        14,479
  Expenditures for additions to premises and equipment           2,811            548           113             0             0
  Total revenues from external customers                        67,702         38,963         4,827         3,167         1,562
  Intersegment revenues                                         24,613          1,763            64           189         1,177
March 31, 1998:
  Net interest income (expense)                                 31,079            509          (457)          345           466
  Noninterest (expense) income                                 (18,542)        (3,152)        2,445             0           158
  Depreciation on premises and equipment                         1,467            524             6            15             0
  Income tax expense (benefit)                                   2,914         (1,057)          795           138           250
  Net income                                                     7,022         (1,586)        1,193           207           374
  Provision for loan losses                                      2,601              0             0             0             0
  Total assets                                               1,112,013        344,039        28,358        10,924         8,940
  Expenditures for additions to premises and equipment           2,702            733             9             0             0
  Total revenues from external customers                        67,328         16,046         3,504           345         1,026
  Intersegment revenues                                          6,338            936            46             0           709


                                                            ELIMINATIONS   CONSOLIDATED
                                                            ------------   ------------
March 31, 2000:
  Net interest income (expense)                              $    (273)     $    35,123
  Noninterest (expense) income                                     273          (20,256)
  Depreciation on premises and equipment                             0            2,784
  Income tax expense (benefit)                                       0            4,435
  Net income                                                         0            9,532
  Provision for loan losses                                          0              900
  Total assets                                                 (94,726)       1,245,071
  Expenditures for additions to premises and equipment               0            5,703
  Total revenues from external customers                             0          110,404
  Intersegment revenues                                        (12,805)               0
March 31, 1999:
  Net interest income (expense)                                   (107)          33,965
  Noninterest (expense) income                                     107          (16,664)
  Depreciation on premises and equipment                             0            2,318
  Income tax expense (benefit)                                       0            4,898
  Net income                                                         0           10,222
  Provision for loan losses                                          0            2,181
  Total assets                                                (268,541)       1,230,000
  Expenditures for additions to premises and equipment               0            3,472
  Total revenues from external customers                             0          116,221
  Intersegment revenues                                        (27,806)               0
March 31, 1998:
  Net interest income (expense)                                    (49)          31,893
  Noninterest (expense) income                                      49          (19,042)
  Depreciation on premises and equipment                             0            2,012
  Income tax expense (benefit)                                       0            3,040
  Net income                                                         0            7,210
  Provision for loan losses                                          0            2,601
  Total assets                                                (354,791)       1,149,483
  Expenditures for additions to premises and equipment               0            3,444
  Total revenues from external customers                             0           88,249
  Intersegment revenues                                         (8,029)               0

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes that as of March 31, 2000, the Bank meets all capital adequacy requirements to which it is subject. As of March 31, 2000, the Bank's primary regulators categorized the Bank as well-capitalized. There are no conditions or events that management believes may have changed the Bank's category. A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 2000 and 1999 is presented below (dollars in thousands):

                                                                                                  TO BE WELL-
                                                                        FOR CAPITAL            CAPITALIZED UNDER
                                                                          ADEQUACY             PROMPT CORRECTIVE
                                                 ACTUAL                   PURPOSES             ACTION PROVISIONS
                                           ------------------        ------------------        -----------------
                                           AMOUNT     PERCENT        AMOUNT     PERCENT        AMOUNT    PERCENT
                                           ------     -------        ------     -------        ------    -------
           2000:
               Risk-based ratios:
                  Tier 1 capital           $69,061      9.12%        $30,280      4.0%        $45,419      6.0%
                  Total capital             75,794     10.01          60,559      8.0          75,699     10.0
               Tier 1 leverage              69,061      5.75          48,050      4.0          60,062      5.0
               Tangible equity              69,061      5.51          18,803      1.5             N/A      N/A
           1999:
               Risk-based ratios:
                  Tier 1 capital            69,810      9.97          28,012      4.0          42,018      6.0
                  Total capital             76,996     10.99          56,024      8.0          70,029     10.0
               Tier 1 leverage              69,810      5.77          48,421      4.0          60,526      5.0
               Tangible equity              69,810      5.25          19,951      1.5             N/A      N/A


16.      GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES

         On July 29, 1998, the Company closed a public offering of 1,150,000 of 8.50% Cumulative Trust Preferred Securities (the "Preferred Securities") offered and sold by EBI Capital Trust I (the "Trust"), having a liquidation amount of $25 each. The proceeds from such issuances, together with the proceeds of the related issuance of common securities of the Trust purchased by the Company, were invested in 8.50% Subordinated Debentures (the "Debentures") of the Company. The sole asset of the Trust is the Debentures. The Debentures are unsecured and rank junior to all the senior debt of the Company. The Company owns all of the common securities of the Trust. The obligations of the Company under the Debentures, the Indenture, the relevant Trust agreement, and the Guarantee, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities and rank subordinate and junior in right of payment to all liabilities of the Company. The Preferred Securities are subject to redemptions prior to maturity at the option of the Company.

         Total proceeds to the Company from the offering were $28,750,000. The Company contributed $11,000,000 to the Bank to increase the Bank's capital ratios to support growth for working capital and to increase the Bank's regulatory capital from "adequately capitalized" to "well-capitalized." The Bank used these proceeds to increase its securities available for sale. Additionally, approximately $4,300,000 was used to repay existing debt associated with the Company's real estate investment in Rivermoore Park, LLP and to invest in investment-grade preferred securities of approximately $3,500,000, held as available for sale by the Company. The remainder of the net proceeds was used for general corporate purposes.


17.      EARNINGS PER SHARE

         Weighted average common and common equivalent shares for the years ended March 31, 2000, 1999, and 1998 are computed as follows:

                                                            2000          1999          1998
                                                         ---------     ---------     ---------
         Average common shares--basic                    5,567,844     5,714,113     5,690,680
         Effect of dilutive common share equivalents        79,722       151,510       148,257
                                                         ---------     ---------     ---------
         Average common shares--diluted                  5,647,566     5,865,623     5,838,937
                                                         =========     =========     =========

18.      TREASURY STOCK

         During fiscal 1999, the Company's board of directors approved a stock repurchase program. The plan authorizes the Company to purchase up to 300,000 shares of its common stock on the open market. As of March 31, 2000, the Company had repurchased 300,000 shares with a cost of approximately $5,410,000.


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

         Comprehensive income for the years ended March 31, 2000, 1999, and 1998 is presented as follows (in thousands):

                                                                                 2000          1999         1998
                                                                               --------      --------      -------
           Unrealized (losses) gains, net recognized in other accumulated comprehensive income:
                Before income tax                                              $(11,595)     $ (1,809)     $ 3,005
                Income tax                                                       (4,401)         (688)       1,142
                                                                               --------      --------      -------
           Net of income tax                                                   $ (7,194)     $ (1,121)     $ 1,863
                                                                               ========      ========      =======

                                                                                 2000          1999         1998
                                                                               --------      --------      -------
           Amounts reported in net income:
             Gains (losses) on sales and calls of securities available for
               sale                                                            $     19      $    469      $   (82)
             Net accretion (amortization) on securities                             104          (148)          15
                                                                               --------      --------      -------
             Reclassification adjustment                                            123           321          (67)
             Income tax (expense) benefit                                           (47)         (122)          25
                                                                               --------      --------      -------
           Reclassification adjustment, net of tax                             $     76      $    199      $   (42)
                                                                               ========      ========      =======

           Amounts reported in other accumulated comprehensive income:
             Unrealized (losses) gains arising during the period, net of tax   $ (7,118)     $   (922)     $ 1,821
                Less reclassification adjustment, net of tax                         76           199          (42)
                                                                               --------      --------      -------
           Unrealized (losses) gains, net recognized in other accumulated
             comprehensive income, net                                           (7,194)       (1,121)       1,863
           Net income                                                             9,532        10,222        7,210
                                                                               --------      --------      -------
                     Total comprehensive income                                $  2,338      $  9,101      $ 9,073
                                                                               ========      ========      =======

20.      FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

         Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 2000 and 1999 and related condensed statements of income and cash flows for the years ended March 31, 2000, 1999, and 1998 are as follows (in thousands):

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                          2000         1999
                                                                        --------     --------

         Cash                                                           $  1,627     $  1,388
         Securities available for sale                                     3,186        3,895
         Investment in subsidiaries                                      100,313       96,791
         Deferred income taxes                                               309           40
         Other assets                                                      1,603        3,884
                                                                        --------     --------
                    Total assets                                        $107,038     $105,998
                                                                        ========     ========


                         LIABILITIES AND STOCKHOLDERS' EQUITY

         Guaranteed preferred beneficial interests in debentures        $ 28,750     $ 28,750
         Other liabilities                                                 3,817        2,431
         Stockholders' equity                                             74,471       74,817
                                                                        --------     --------
                    Total liabilities and stockholders' equity          $107,038     $105,998
                                                                        ========     ========

                         CONDENSED STATEMENTS OF INCOME

                                                                         2000        1999         1998
                                                                        ------     --------      -------

         Interest and other income                                      $  982     $    851      $   429
         Management fee income from subsidiaries                           780          780          562
         Gain (loss) on securities available for sale                        0          259          (72)
         Cash dividends from the Bank                                    6,500            0        3,410
                                                                        ------     --------      -------
                    Total income                                         8,262        1,890        4,329
         Interest expense                                                2,489        1,687            0
         General and administrative expenses                             1,410        1,313          929
                                                                        ------     --------      -------
                    Income (loss) before income taxes and equity in
                       undistributed earnings of subsidiaries            4,363       (1,110)       3,400
         Income tax provision                                              960          292          564
                                                                        ------     --------      -------
         Income (loss) before equity in undistributed earnings of
            subsidiaries                                                 3,403       (1,402)       2,836
         Equity in undistributed earnings of subsidiaries                6,129       11,624        4,374
                                                                        ------     --------      -------
         Net income                                                     $9,532     $ 10,222      $ 7,210
                                                                        ======     ========      =======


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                              2000          1999         1998
                                                                            --------      --------      -------

         Cash flows from operating activities:
           Net income                                                       $  9,532      $ 10,222      $ 7,210
           Adjustments to reconcile net income to net cash provided by
              (used in) operating activities:
                 Equity in undistributed earnings of subsidiaries             (6,129)      (11,624)      (4,374)
                 Amortization of restricted stock award                           50           118           73
                 (Gain) loss on securities available for sale                      0          (259)          72
                 Deferred income tax (benefit) expense                          (269)         (144)          14
                 Decrease (increase) in other assets                           3,232        (3,182)         561
                 Increase (decrease) in other liabilities                      1,584           701         (180)
                                                                            --------      --------      -------
                    Net cash provided by (used in) operating activities        8,000        (4,168)       3,376
                                                                            --------      --------      -------
         Cash flows from investing activities:
           Purchases of securities available for sale                              0        (4,000)           0
           Proceeds from sales of securities available for sale                    0         2,261            0
           Proceeds from calls of securities available for sale                    0         1,006        1,930
           Capital distributions from subsidiaries                            15,531         1,689        1,969
           Capital contributions to subsidiaries                             (19,678)      (17,470)      (4,433)
                                                                            --------      --------      -------
                    Net cash used in investing activities                     (4,147)      (16,514)        (534)
                                                                            --------      --------      -------

                                                                              2000          1999         1998
                                                                            --------      --------      -------

         Cash flows from financing activities:
           Cash dividends paid                                              $ (3,559)     $ (3,619)     $(3,406)
           Stock options exercised                                               664           957          429
           Purchase of treasury stock                                           (811)       (4,599)           0
           Issuance of ESOP note payable to acquire common stock                   0        (2,000)           0
           Principal reduction of ESOP note payable                               92           187          671
           Issuance of trust preferred securities                                  0        28,750            0
                                                                            --------      --------      -------
                    Net cash (used in) provided by financing activities       (3,614)       19,676       (2,306)
                                                                            --------      --------      -------
         Net increase (decrease) in cash                                         239        (1,006)         536
         Cash at beginning of year                                             1,388         2,394        1,858
                                                                            --------      --------      -------
         Cash at end of year                                                $  1,627      $  1,388      $ 2,394
                                                                            ========      ========      =======

         Supplemental disclosures of noncash financing and investing activities:
              Dividends payable to shareholders                             $    902      $    891      $   861
                                                                            ========      ========      =======


21.      COMMITMENTS AND CONTINGENCIES

         In November 1992, after acquiring certain assets from the Resolution Trust Corporation, including various real estate loans and four mortgage origination offices, the Bank entered into an Operating Agreement (the "Agreement") with two individuals and a corporation controlled by them (collectively, the "Plaintiffs") to assist in the management of the Bank's newly formed Prime Lending Division ("Prime"). The individual Plaintiffs became employees of the Bank and their corporation was to be paid a percentage of the net pretax profits of Prime. In mid-1997, a disagreement arose with respect to the allocation of expenses to Prime for purposes of calculating the net pretax profits of Prime. Plaintiffs filed suit on December 5, 1997 alleging, among other things, that the Bank had improperly calculated net pretax profits under the Agreement since April 1997. In January 1998, the Bank terminated the employment of the two individuals "for cause," terminated the Agreement, and filed an Answer and Counterclaim.

         The Complaint as amended seeks, among other things: (i) a declaration that the Agreement was terminated "without cause" and that, pursuant to a purchase option in the Agreement, Plaintiffs therefore have the right to purchase the "assets" of Prime at 75% of fair market value; (ii) a declaration that the term "assets," as used in connection with the Plaintiffs' alleged purchase option, includes all outstanding loans that were originated by Prime at the time of their termination without having to net against the loans any corresponding liability incurred by the Bank in connection with these loans; (iii) alleged lost wages, benefits, and other payments totaling approximately $4.6 million;
         (iv) alleged consequential damages in excess of $20 million, which represents the amount Plaintiffs believe another bank would have paid for the Prime Lending loan origination business and the net "assets" as Plaintiffs have defined them; and (v) unspecified punitive damages and attorneys fees.

         The Bank strongly denies Plaintiffs' entitlement to any relief and believes the Bank's Counterclaim has merit. The Bank believes, among other things, that Plaintiffs were properly terminated for cause, that Plaintiffs have no rights with respect to the purchase option, and that even if the purchase option were applicable, Plaintiffs would have no right to purchase any loans, but only certain tangible and intangible assets of the Bank, the value of which is estimated to be in the $1-2 million range. The Counterclaim, as amended, seeks compensatory damages presently estimated to total approximately $500,000 as well as punitive damages and attorneys fees.