Form 10-K, Exhibit 13
period 2001-03-31
EAGLE BANCSHARES INC
filed 2001-06-26
CIK 783604

EAGLE BANCSHARES, INC. AND SUBSIDIARIES


Consolidated Financial Statements
as of March 31, 2001 and 2000
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Eagle Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of EAGLE BANCSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of March 31, 2001 and 2000 and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancshares, Inc. and subsidiaries as of March 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP

Atlanta, Georgia
June 20, 2001

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             MARCH 31, 2001 AND 2000

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                ASSETS

                                                                                          2001                2000
                                                                                      ------------        ------------
ASSETS:
   Cash and amounts due from banks                                                    $     30,602        $     28,572
   Accrued interest receivable                                                              10,035               8,882
   Securities available for sale (Notes 4 and 10)                                          216,849             210,644
   Investment securities held to maturity (Notes 4 and 10)                                  50,179              61,164
   Loans held for sale                                                                      14,150              49,240
   Loans receivable, net (Notes 5 and 10)                                                  770,669             780,874
   Investments in real estate (Note 7)                                                      66,561              44,956
   Real estate acquired in settlement of loans, net                                          2,501               1,521
   Stock in Federal Home Loan Bank, at cost                                                 10,071              14,665
   Premises and equipment, net (Note 6)                                                     20,633              24,204
   Deferred income taxes (Note 11)                                                           1,524               5,468
   Other assets                                                                             14,789              14,881
                                                                                      ------------        ------------
            Total assets                                                              $  1,208,563        $  1,245,071
                                                                                      ============        ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits (Note 9)                                                                  $    849,922        $    769,952
   Federal Home Loan Bank advances and other borrowings (Note 10)                          228,379             362,372
   Advance payments by borrowers for property taxes and insurance                              850               1,076
   Guaranteed preferred beneficial interests in debentures (trust preferred
      securities) (Note 17)                                                                 28,750              28,750
   Accrued expenses and other liabilities                                                   23,726               8,450
                                                                                      ------------        ------------
            Total liabilities                                                            1,131,627           1,170,600
                                                                                      ------------        ------------
COMMITMENTS AND CONTINGENCIES (NOTES 4, 5, AND 22)

STOCKHOLDERS' EQUITY (NOTES 11, 12, 14, AND 16):
   Preferred stock, $1 par value; 5,000,000 shares authorized, none issued or
      outstanding                                                                                0                   0
   Common stock, $1 par value; 20,000,000 shares authorized, 6,238,935 shares
      issued at March 31, 2001 and 2000                                                      6,239               6,239
   Additional paid-in capital                                                               39,518              39,518
   Retained earnings                                                                        39,604              44,563
   Accumulated other comprehensive loss (Note 20)                                             (168)             (7,477)
   Employee Stock Ownership Trust note payable                                              (1,771)             (1,886)
   Treasury stock, 601,800 shares at cost at March 31, 2001 and 2000 (Note 19)              (6,486)             (6,486)
                                                                                      ------------        ------------
            Total stockholders' equity                                                      76,936              74,471
                                                                                      ------------        ------------
            Total liabilities and stockholders' equity                                $  1,208,563        $  1,245,071
                                                                                      ============        ============

 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF INCOME/LOSS

               FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   2001            2000            1999
                                                                                 --------        --------        --------
INTEREST INCOME:
   Interest on loans                                                             $ 75,708        $ 68,996        $ 76,128
   Interest on mortgage-backed securities                                           9,941           9,147           5,896
   Interest and dividends on securities and other interest-earning assets          10,116           9,669           8,719
                                                                                 --------        --------        --------
            Total interest income                                                  95,765          87,812          90,743
                                                                                 --------        --------        --------
INTEREST EXPENSE:
   Interest on deposits (Note 9)                                                   43,555          35,618          41,967
   Interest on FHLB advances and other borrowings                                  15,083          14,582          13,124
   Interest on long-term debt                                                       2,483           2,489           1,687
                                                                                 --------        --------        --------
            Total interest expense                                                 61,121          52,689          56,778
                                                                                 --------        --------        --------
            Net interest income                                                    34,644          35,123          33,965

PROVISION FOR LOAN LOSSES (NOTE 5)                                                  5,900             900           2,181
                                                                                 --------        --------        --------
            Net interest income after provision for loan losses                    28,744          34,223          31,784
                                                                                 --------        --------        --------
NONINTEREST INCOME:
   Mortgage production fees                                                         4,180           7,041          14,879
   Gain on sales of investments in real estate                                      6,779           7,135           3,389
   Real estate commissions, net                                                       981           1,117             692
   Rental income                                                                        0             165             693
   Service charges                                                                  3,375           2,573           2,145
   Gain (loss) on sales and calls of securities available for sale
      (Note 4)                                                                       (599)             19             469
   Gain (loss) on sale of fixed assets                                               (194)            153             164
   Gain (loss) on sale of real estate acquired in settlement of loans                  33             238             (40)
   Gain on sale of branch                                                               0             673               0
   Equity in loss of NextBill.com                                                  (2,664)              0               0
   Miscellaneous                                                                    2,686           2,219           2,327
                                                                                 --------        --------        --------
            Total noninterest income                                               14,577          21,333          24,718
                                                                                 --------        --------        --------
NONINTEREST EXPENSES:
   Salaries and employee benefits (Note 12)                                        18,689          21,044          22,238
   Net occupancy expense                                                            5,127           5,825           5,003
   Data processing expense                                                          3,025           2,767           2,419
   Federal insurance premiums                                                         340             427             575
   Marketing expense                                                                2,482           1,887           2,116
   Provision for losses on REO                                                        269             100             231
   Professional services                                                            3,740           2,066           1,267
   Exit cost associated with disposal of wholesale lending group                    1,142               0               0
   Exit cost associated with disposal of retail mortgage                            1,183               0               0
   Miscellaneous                                                                    9,436           7,473           7,533
                                                                                 --------        --------        --------
            Total noninterest expenses                                             45,433          41,589          41,382
                                                                                 --------        --------        --------
            Income (loss) before income taxes                                      (2,112)         13,967          15,120

INCOME TAX EXPENSE (BENEFIT) (NOTE 11)                                               (761)          4,435           4,898
                                                                                 --------        --------        --------
NET INCOME (LOSS)                                                                $ (1,351)       $  9,532        $ 10,222
                                                                                 ========        ========        ========

EARNINGS (LOSS) PER COMMON SHARE--BASIC (NOTE 18)                                $   (.24)       $   1.71        $   1.79
                                                                                 ========        ========        ========

EARNINGS (LOSS) PER COMMON SHARE--DILUTED (NOTE 18)                              $   (.24)       $   1.69        $   1.74
                                                                                 ========        ========        ========

The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                                                   ACCUMULATED
                                                      COMMON STOCK        ADDITIONAL                  OTHER        ESOP
                                                    ------------------     PAID-IN      RETAINED  COMPREHENSIVE    NOTE
                                                    SHARES      AMOUNT     CAPITAL      EARNINGS    INCOME/LOSS   PAYABLE
                                                    ------     -------   ----------     --------  -------------  --------
BALANCE, MARCH 31, 1998                              6,037     $ 6,037     $ 37,336     $ 32,028     $   838     $  (165)
  Comprehensive income:
    Net income                                           0           0            0       10,222           0           0
    Change in unrealized losses on
      securities, net of tax                             0           0            0            0      (1,121)          0
         Total comprehensive income                  9,101

  Cash dividends declared ($.64 per share)               0           0            0       (3,649)          0           0
  Principal reduction of ESOP note payable               0           0            0            0           0         187
  ESOP note payable issued to acquire stock              0           0            0            0           0      (2,000)
  Amortization of restricted stock                       0           0            0            0           0           0
  Stock options exercised (86,964 shares)               87          87          870            0           0           0
  Purchase of treasury stock (252,750 shares)            0           0            0            0           0           0
                                                    ------     -------     --------     --------     -------     -------
BALANCE, MARCH 31, 1999                              6,124       6,124       38,206       38,601        (283)     (1,978)

  Comprehensive income:
    Net income                                           0     $     0     $      0     $  9,532     $     0     $     0
    Change in unrealized losses on
      securities, net of tax                             0           0            0            0      (7,194)          0
         Total comprehensive income
  Cash dividends declared ($.64 per share)               0           0            0       (3,570)          0           0
  Principal reduction of ESOP note payable               0           0            0            0           0          92
  Amortization of restricted stock                       0           0            0            0           0           0
  Retirement of restricted stock (13,333 shares)       (13)        (13)        (224)           0           0           0
  Issuance of common stock (63,643 shares)              64          64          936            0           0           0
  Stock options exercised (64,561 shares)               64          64          600            0           0           0
  Purchase of treasury stock (47,250 shares)             0           0            0            0           0           0
                                                    ------     -------     --------     --------     -------     -------
BALANCE, MARCH 31, 2000                              6,239       6,239       39,518       44,563      (7,477)     (1,886)

                                                   UNAMORTIZED                TOTAL
                                                    RESTRICTED  TREASURY   STOCKHOLDERS'
                                                      STOCK      STOCK        EQUITY
                                                   -----------  --------   -------------
BALANCE, MARCH 31, 1998                               $(296)    $(1,076)    $ 74,702
  Comprehensive income:
    Net income                                            0           0       10,222
    Change in unrealized losses on
      securities, net of tax                              0           0       (1,121)
                                                                            --------
         Total comprehensive income                                            9,101

  Cash dividends declared ($.64 per share)                0           0       (3,649)
  Principal reduction of ESOP note payable                0           0          187
  ESOP note payable issued to acquire stock               0           0       (2,000)
  Amortization of restricted stock                      118           0          118
  Stock options exercised (86,964 shares)                 0           0          957
  Purchase of treasury stock (252,750 shares)             0      (4,599)      (4,599)
                                                      -----      ------     --------
BALANCE, MARCH 31, 1999                                (178)     (5,675)      74,817

  Comprehensive income:
    Net income                                        $   0           0     $  9,532
    Change in unrealized losses on
      securities, net of tax                              0           0       (7,194)
                                                                            --------
         Total comprehensive income                                            2,338

  Cash dividends declared ($.64 per share)                0           0       (3,570)
  Principal reduction of ESOP note payable                0           0           92
  Amortization of restricted stock                       50           0           50
  Retirement of restricted stock (13,333 shares)        128           0         (109)
  Issuance of common stock (63,643 shares)                0           0        1,000
  Stock options exercised (64,561 shares)                 0           0          664
  Purchase of treasury stock (47,250 shares)              0        (811)        (811)
                                                      -----      ------     --------
BALANCE, MARCH 31, 2000                                   0      (6,486)      74,471

                                                                                                   ACCUMULATED
                                                      COMMON STOCK        ADDITIONAL                  OTHER        ESOP
                                                    ------------------     PAID-IN      RETAINED  COMPREHENSIVE    NOTE
                                                    SHARES      AMOUNT     CAPITAL      EARNINGS    INCOME/LOSS   PAYABLE
                                                    ------     -------   ----------     --------  -------------  --------
  Comprehensive income:
    Net income (loss)                                    0     $     0     $      0     $ (1,351)    $     0       $     0
    Change in unrealized losses on
       securities, net of tax                            0           0            0            0       7,309             0
         Total comprehensive income

  Cash dividends declared ($.64 per share)               0           0            0       (3,608)          0             0
  Principal reduction of ESOP note payable               0           0            0            0           0           115
                                                     -----     -------     --------     --------     -------       -------
BALANCE, MARCH 31, 2001                              6,239     $ 6,239     $ 39,518     $ 39,604     $  (168)      $(1,771)
                                                     ======    =======     ========     =========    =======       =======

                                                   UNAMORTIZED                TOTAL
                                                    RESTRICTED  TREASURY   STOCKHOLDERS'
                                                      STOCK      STOCK        EQUITY
                                                   -----------  --------   -------------
  Comprehensive income:
    Net income (loss)                               $     0     $      0     $ (1,351)
    Change in unrealized losses on
       securities, net of tax                             0            0        7,309
                                                                             --------
         Total comprehensive income                                             5,958

  Cash dividends declared ($.64 per share)                0            0       (3,608)
  Principal reduction of ESOP note payable                0            0          115
                                                    -------     --------     --------
BALANCE, MARCH 31, 2001                             $     0     $ (6,486)    $ 76,936
                                                    =======     ========     ========

The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                                 2001             2000              1999
                                                                              -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                         $    (1,351)     $     9,532      $    10,222
    Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation, amortization, and accretion                                2,803            2,331            1,980
           Provision for loan losses                                                5,900              900            2,181
           Provision for losses on real estate acquired in settlement
              of loans                                                                269              100              231
           Amortization of restricted stock award                                       0               50              118
           (Gain) loss on sales of real estate acquired in settlement
              of loans                                                                (33)            (238)              40
           Gain on sales of investments in real estate                             (6,779)          (7,135)          (3,389)
           (Gain) loss on sales and calls of securities available for
              sale                                                                    599              (19)            (469)
           Gain on sales of loans                                                       0                0              (24)
           Impairment on security available for sale                                  250                0                0
           (Gain) loss on sales of fixed assets                                       194             (153)            (164)
           Write off of fixed assets                                                1,013                0                0
           Gain on sale of branch                                                       0             (673)               0
           Deferred income tax (benefit) expense                                     (528)           2,992              582
           Proceeds from sales of loans held for sale                             452,677          814,677        1,485,825
           Origination of loans held for sale                                    (428,604)        (642,547)      (1,374,603)
           Changes in assets and liabilities:
              Increase in accrued interest receivable                              (1,153)          (1,116)            (465)
              (Increase) decrease in other assets                                     (73)          (2,928)             448
              Increase (decrease) in accrued expenses and other
                 liabilities                                                       15,276          (14,481)         (26,644)
                                                                              -----------      -----------      -----------
                     Net cash provided by operating activities                     40,460          161,292           95,869
                                                                              -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of securities available for sale                                   (113,258)         (47,619)        (145,330)
    Proceeds from sales of securities available for sale                           89,917            1,807            9,441
    Purchases of investment securities held to maturity                                 0           (9,884)         (29,959)
    Principal payments received on securities available for sale                   21,364           26,315           24,040
    Principal payments received on investment securities held to
       maturity                                                                     4,679            7,082            2,157
    Proceeds from calls and maturities of securities available for
       sale                                                                         6,980            2,000           10,479
    Proceeds from calls and maturities of investment securities held
       to maturity                                                                  6,586           10,107           17,653
    Loan originations, net of repayments                                            6,320         (152,916)         (86,515)
    Proceeds from the sale of loans receivable                                      6,050                0                0
    Purchases of FHLB stock                                                        (4,475)         (15,599)          (6,631)
    Redemption of FHLB stock                                                        9,069            9,670            8,787
    Proceeds from sales of real estate acquired in settlement of loans              1,471            1,726            1,957
    Proceeds from sales of premises and equipment                                     734            2,045              737
    Purchases of premises and equipment                                            (1,299)          (5,604)          (4,096)
    Proceeds from sales of investments in real estate                              35,216           33,798           11,177
    Additions to investments in real estate                                       (50,042)         (50,373)         (14,551)
                                                                              -----------      -----------      -----------
                     Net cash provided by (used in) investing activities           19,312         (187,445)        (200,654)
                                                                              -----------      -----------      -----------

                                                                                 2001             2000              1999
                                                                              -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in time deposits                                  $    37,804      $   (62,559)     $    35,034
    Net increase (decrease) in demand deposits                                     42,166          (34,622)          65,656
    Payments related to sale of branch                                                  0          (11,859)               0
    Decrease in advance payments by borrowers for property taxes and
       insurance                                                                     (226)          (1,280)          (3,121)
    Proceeds from FHLB advances and other borrowings                              480,857          812,407          842,461
    Repayments of FHLB advances and other borrowings                             (614,850)        (671,587)        (861,764)
    Principal reduction of ESOP note payable                                          115               92              187
    Issuance of ESOP note payable to acquire common stock                               0                0           (2,000)
    Issuance of trust preferred securities                                              0                0           28,750
    Proceeds from the exercise of stock options                                         0              664              957
    Purchase of treasury stock                                                          0             (811)          (4,599)
    Cash dividends paid                                                            (3,608)          (3,559)          (3,619)
                                                                              -----------      -----------      -----------
                     Net cash (used in) provided by financing activities          (57,742)          26,886           97,942
                                                                              -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                2,030              733           (6,843)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     28,572           27,839           34,682
                                                                              -----------      -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $    30,602      $    28,572      $    27,839
                                                                              ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
       Interest                                                               $    60,042      $    54,010      $    55,616
                                                                              ===========      ===========      ===========

       Income taxes                                                           $       860      $        20      $    10,533
                                                                              ===========      ===========      ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
    ACTIVITIES:
       Acquisition of real estate in settlement of loans                      $     2,774      $     1,013      $     2,178
                                                                              ===========      ===========      ===========

       Loans made to finance sales of real estate acquired in
           settlement of loans                                                $        87      $         0      $       801
                                                                              ===========      ===========      ===========

       Loans made to finance sales of investments in real estate              $         0      $     6,239      $     3,960
                                                                              ===========      ===========      ===========

       Dividends payable                                                      $       902      $       902      $       891
                                                                              ===========      ===========      ===========

 The accompanying notes are an integral part of these consolidated statements.

                     EAGLE BANCSHARES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 2001, 2000, AND 1999


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

         Tucker Federal Bank is engaged in banking and mortgage banking activities. The Bank provides a full range of financial services to individual and corporate customers through its branches located in metropolitan Atlanta. Prime Eagle Mortgage Corporation ("Prime Eagle"), the Bank's mortgage banking subsidiary, originates residential mortgages through loan production offices in the Southeast. During fiscal 2001, the Company exited its retail mortgage banking activities conducted from offices in Florida, North Carolina, Tennessee, and areas in Georgia other than metropolitan Atlanta. As a result, the Bank will no longer originate mortgage loans through Prime Eagle. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

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

         REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired in settlement of loans is considered to be held for sale and is carried at the lesser of the remaining loan value or fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Any excess of the loan balance at the time of foreclosure over the net realizable value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in the settlement of loans was approximately $342,000 and $113,000 at March 31, 2001 and 2000, respectively. Costs relating to holding properties are charged to operations.

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

         Other assets in the accompanying statements of financial condition include $6,000 and $84,000 at March 31, 2001 and 2000, respectively, of intangible assets related to core deposit premiums. These intangible assets are being amortized using a method which approximates a level yield over nine years.

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

         Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, and purchased options. The fair value of derivative contracts are carried off-balance sheet, and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. During fiscal 1998, the Company purchased an interest rate floor on an investment security. The unamortized balance of this purchased option as of March 31, 2001 and 2000 is approximately $29,000 and $43,000, respectively. As of March 31, 2001 and 2000, this is the only interest rate hedge the Company owned.

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

         EARNINGS PER SHARE

         Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period plus dilutive common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method. Common share equivalents are not considered in loss periods.

         NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. The Company adopted SFAS No. 133 on April 1, 2001; there was no material impact to the Company's financial statements.

         In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133," deferring the effective date of FASB Statement No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000.

         In June 2000, SFAS No. 133, was amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. SFAS No. 140 revised criteria for accounting for securitizations and other transfers of financial assets and collateral and requires new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. This statement is effective for reporting periods beginning after March 31, 2001. However, the disclosure provisions are effective for fiscal years ending after December 15, 2000. Eagle adopted SFAS No. 140 effective April 1, 2001. SFAS No. 140 did not have a material impact on the Company's financial position or results of operation.

         CASH EQUIVALENTS

         Cash equivalents include amounts due from banks.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior year balances in order to conform with the current year financial statement presentation.

3.       RESTRUCTURING CHARGES

         In the fiscal year ended March 31, 2001, the Company recorded $2,325,000 in restructuring charges associated with the Company's strategic plans to exit wholesale mortgage operations and outlying retail mortgage and construction lending markets, enabling the Company to focus on its metro Atlanta franchise. Charges recorded in connection with these plans include employee severance and termination costs, leasehold and other contract termination costs, asset impairment costs, and transaction fees. As a result of restructuring plans in 2001, the Company eliminated 68 positions and recorded charges for the resulting employee severance and termination costs to be paid. Leasehold termination costs included payments on remaining lease obligations for leased premises or lease cancellation payments. Contract termination costs were also recorded representing the cost to buy out the remaining term or the remaining payments on data processing and telecommunication contracts that will provide no future benefit to the Company as a result of these plans. Other assets, primarily computer hardware and software and office furniture and fixtures, the value of which was considered to be impaired since they no longer would be used as a result of the closure of facilities or the reduction in workforce, were also written down to fair value.

         Through March 31, 2001, $1,296,000 has been charged against the accrual. At March 31, 2001, $193,000 of the wholesale mortgage accrual and $836,000 of the accrual related to exiting outlying markets remained primarily in employee severance and termination costs and leasehold and other contract termination costs.

         Employee severance and termination costs of $362,000 include severance payments to be paid in a lump sum or over a defined period, and related benefits for 24 employees terminated in connection with these plans. The Company notified the employees of their termination on or before the announcement of these plans. Certain employees were retained beyond March 31, 2001 to assist in an orderly exit of the markets. Each employee has been notified of their termination date and the committed severance payment was accrued. Through March 31, 2001, $23,000 in employee severance and termination costs has been paid, leaving $339,000 for future payments.

         Occupancy charges of $1,816,000 include leasehold and other contract termination costs and other asset impairment costs. These charges include the write-down of leasehold improvements and furniture and equipment. These write-downs resulted from excess space due to exiting of markets, the reduction in workforce and from closings of loan offices. The amount of the write-down represents the difference between the carrying value of the assets at the time that the impairment was determined and the estimated net proceeds expected to be received upon disposal. The remainder of the occupancy charges represents the future lease and other contract obligations or lease and other contract cancellation penalties in connection with the closure of loan offices and certain other corporate space. Other contract obligations consist of primarily data processing and telecommunication contracts that no longer provide a benefit to the Company as a result of these plans. Through March 31, 2001, $1,126,000 in occupancy charges was utilized, leaving $690,000 for future payments.

         As a result of the decision to exit the wholesale mortgage business, the Company recorded an impairment charge for the unamortized balance of goodwill associated with that operation. The Company determined that the goodwill associated with the wholesale mortgage operation was no longer recoverable as there will be no future cash flows from that operation. Therefore, an impairment charge of $56,000 was included in the restructuring charges.

         In addition, transaction costs of $91,000 include fees paid to advisors and attorneys related to the disposal of the wholesale mortgage operations and are included in the restructuring costs.

         The Company sold the wholesale mortgage operations on December 29, 2000 and exited all outlying retail mortgage and construction loan markets during the quarter ended March 31, 2001. Restructuring charges for the year ended March 31, 2001 are presented below (in thousands):

                                                                             UTILIZED    MARCH 31,
                                                                               2001         IN          2001
                                                                             ACCRUAL       2001       BALANCE
                                                                             --------    ---------    -------
                   Restructuring charges:
                        Employee severance and termination costs              $  362      $   23      $  339
                        Leasehold and other contract termination costs           900         210         690
                        Other asset impairment                                   916         916           0
                        Intangible impairment                                     56          56           0
                        Transaction costs                                         91          91           0
                                                                              ------      ------      ------
                                  Total restructuring charges                 $2,325      $1,296      $1,029
                                                                              ======      ======      ======

4.       SECURITIES

         Securities available for sale at March 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                           GROSS        GROSS       ESTIMATED
                                                          AMORTIZED     UNREALIZED    UNREALIZED     MARKET
                                                             COST          LOSSES        GAINS        VALUE
                                                          ----------    ----------    ----------    ---------
           2001:
               Mortgage-backed securities                  $102,277      $   (417)      $  809      $102,669
               U.S. government and agency obligations        18,978             0          885        19,863
               Equity securities--preferred stock             9,000          (393)          27         8,634
               Corporate bonds                               26,019          (341)           0        25,678
               Other debt securities                         60,845          (845)           5        60,005
                                                           --------      --------       ------      --------
                         Total                             $217,119      $ (1,996)      $1,726      $216,849
                                                           ========      ========       ======      ========
           2000:
               Mortgage-backed securities                  $111,485      $ (4,791)      $   84      $106,778
               U.S. government and agency obligations        52,314        (2,095)           0        50,219
               Equity securities--preferred stock            11,996          (870)          18        11,144
               Other debt securities                         46,901        (4,399)           1        42,503
                                                           --------      --------       ------      --------
                         Total                             $222,696      $(12,155)      $  103      $210,644
                                                           ========      ========       ======      ========

         Proceeds from the sales of debt securities were approximately $89,917,000, $1,807,000, and $9,441,000, resulting in net realized losses of approximately $583,000 and net realized gains of $19,000, and $471,000, respectively, during the years ended March 31, 2001, 2000, and 1999, respectively. During the years ended March 31, 2001, 2000, and 1999, proceeds from calls of securities available for sale were $6,980,000, $0, and $7,750,000, respectively, resulting in net realized losses of approximately $16,000, $0, and $2,000, respectively.

         Investment securities held to maturity at March 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                           GROSS        GROSS       ESTIMATED
                                                          AMORTIZED     UNREALIZED    UNREALIZED     MARKET
                                                             COST          LOSSES        GAINS        VALUE
                                                          ----------    ----------    ----------    ---------
           2001:
               Mortgage-backed securities                  $ 35,466      $    (20)      $  261      $ 35,707
               U.S. government and agency obligations         7,323             0           80         7,403
               Corporate bonds                                2,465             0          172         2,637
               Other debt securities                          4,925             0          101         5,026
                                                           --------      --------       ------      --------
                         Total                             $ 50,179      $    (20)      $  614      $ 50,773
                                                           ========      ========       ======      ========
           2000:
               Mortgage-backed securities                  $ 39,325      $ (1,932)      $   12      $ 37,405
               U.S. government and agency obligations        11,406          (197)           0        11,209
               Corporate bonds                                4,958             0           63         5,021
               Other debt securities                          5,475             0          202         5,677
                                                           --------      --------       ------      --------
                         Total                             $ 61,164      $ (2,129)      $  277      $ 59,312
                                                           ========      ========       ======      ========

         The amortized cost and estimated market value of available for sale and held to maturity debt securities at March 31, 2001, by contractual maturity, are as follows (in thousands):

                                                    AVAILABLE FOR SALE
                                                         SECURITIES
                                                  --------------------------
                                                                   ESTIMATED
                                                  AMORTIZED          MARKET
                                                    COST             VALUE
                                                  ---------        ---------
                  Due in one year or less         $       0        $       0
                  Due in one to five years           27,414           28,433
                  Due in five to ten years           27,515           27,229
                  Due after ten years               153,190          152,553
                                                  ---------        ---------
                                                  $ 208,119        $ 208,215
                                                  =========        =========

                                                        HELD TO MATURITY
                                                           SECURITIES
                                                  --------------------------
                                                                   ESTIMATED
                                                  AMORTIZED          MARKET
                                                    COST             VALUE
                                                  ---------        ---------
                  Due in one year or less         $  1,000          $  1,011
                  Due in one to five years          11,748            11,966
                  Due in five to ten years           1,965             2,089
                  Due after ten years               35,466            35,707
                                                  --------          --------
                                                  $ 50,179          $ 50,773
                                                  ========          ========

         Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         At March 31, 2001, 2000, and 1999, securities with a carrying amount of $80,187,000, $50,651,000, and $76,193,000, respectively, were pledged as collateral for public funds.

5.       LOANS RECEIVABLE

         At March 31, 2001 and 2000, loans receivable are summarized as follows (in thousands):

                                                                                        2001              2000
                                                                                      ---------        ---------
          Real estate loans:
              Construction                                                            $ 189,227        $ 236,003
              Acquisition and development                                               107,513          128,186
              Nonresidential                                                            105,500           80,982
              Residential                                                               287,647          325,948
              Home equity and second                                                    104,360           80,131
                                                                                      ---------        ---------
                        Total real estate loans                                         794,247          851,250
                                                                                      ---------        ---------
          Commercial and consumer loans:
              Commercial                                                                 30,654           29,499
              Mezzanine                                                                  20,861           17,835
              Leases                                                                        118              802
              Consumer and other                                                         23,794           26,045
                                                                                      ---------        ---------
                        Total commercial and consumer loans                              75,427           74,181
                                                                                      ---------        ---------
                        Gross loans receivable                                          869,674          925,431
          Less:
              Undisbursed portion of loans in process                                   (90,917)        (137,966)
              Deferred costs and other unearned income                                    1,167              600
              Allowance for loan losses                                                  (9,255)          (7,191)
                                                                                      ---------        ---------
          Loans receivable, net                                                       $ 770,669        $ 780,874
                                                                                      =========        =========

         Loans are normally placed on nonaccrual when payments have been in default for 90 days. At March 31, 2001, 2000, and 1999, the Company had nonaccrual loans aggregating approximately $4,489,000, $8,050,000, and $6,411,000, respectively. The interest income not recognized on these loans amounted to $157,000, $280,000, and $386,000 for the years ended March 31, 2001, 2000, and 1999, respectively.

         Impaired loans amounted to $181,000 at March 31, 2001, compared to $298,000 at March 31, 2000. Management considers a loan to be impaired when the loan is classified as nonaccrual or, based on current information, it is probable that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans exclude residential mortgages, construction loans secured by first mortgage liens, and groups of small homogeneous loans. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan's expected cash flow, the loan's estimated market price, or the estimated fair value of the underlying collateral. At March 31, 2001 and 2000, the valuation allowance related to these impaired loans was $111,000 and $133,000, respectively, which is included in the allowance for loan losses in the accompanying consolidated statements of financial condition. At March 31, 2001 and 2000, all impaired loans had a related loan loss allowance. During the years ended March 31, 2001, 2000, and 1999 the Company charged off $23,000, $316,000, and $450,000 respectively, against the loan loss allowance related to impaired loans. For the years ended March 31, 2001, 2000, and 1999, the average recorded investment in impaired loans was $1,978,000, $302,000, and $1,375,000, respectively.

         The Company uses either the cash or cost recovery method to record cash receipts on impaired loans that are on non-accrual. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt. Loans on the cost recovery method may be changed to the cash method when the application of the cash payments has reduced the principal balance to a level where collection of the remaining recorded investment is no longer in doubt.

         At March 31, 2001, 2000, and 1999, an analysis of the allowance for loan losses is as follows (in thousands):

                                                                                   2001            2000            1999
                                                                                 --------        --------        --------
                     Allowance for loan losses, beginning of year                $  7,191        $  7,345        $  6,505
                         Charge-offs                                               (4,531)         (1,797)         (1,821)
                         Recoveries                                                   695             743             480
                         Provision for loan losses                                  5,900             900           2,181
                                                                                 --------        --------        --------
                     Allowance for loan losses, end of year                      $  9,255        $  7,191        $  7,345
                                                                                 ========        ========        ========

         The majority of the Company's loans held for investment are secured by real estate in Georgia, Florida, North Carolina, and Tennessee. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal years 2001 or 2000.

         The Company was servicing loans for others with aggregate principal balances of approximately $18,595,000, $13,894,000, and $16,035,000 at
         March 31, 2001, 2000, and 1999, respectively.

         At March 31, 2001 and 2000, the Company had sold approximately $1,054,000 and $1,608,000, respectively, of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse options in the event the borrowers default on the loans during the recourse period. During the years ended March 31, 2001, 2000, and 1999, the Company has incurred nominal losses from the repurchase of recourse loans.

         At March 31, 2001, the Company had commitments to originate fixed rate mortgage loans of approximately $1,195,000 with terms up to 30 years and interest rates ranging from 6.875% to 7.50%. There were no commitments to originate variable rate mortgage loans. The Company had commitments to sell mortgage loans of approximately $15,242,000 at March 31, 2001. The Company is committed to loan funds on unused variable rate lines of credit of approximately $40,783,000 at March 31, 2001. These off-balance sheet commitments represent the unused portion of home equity lines of credit, which are secured by residential real estate and commercial lines of credit. In addition, the Company has issued approximately $6,081,000 in letters of credit at March 31, 2001.

6.       PREMISES AND EQUIPMENT

         At March 31, 2001 and 2000, premises and equipment are summarized as follows (in thousands):

                                                        2001        2000
                                                      -------      -------
                  Land                                $ 3,977      $ 3,977
                  Office buildings and improvements    16,662       17,443
                  Furniture, fixtures, and equipment   12,035       14,996
                                                      -------      -------
                                                       32,674       36,416
                  Less accumulated depreciation        12,041       12,212
                                                      -------      -------
                                                      $20,633      $24,204
                                                      =======      =======

7.       INVESTMENTS IN REAL ESTATE

         The Company has ownership interests in 12 real estate projects as of March 31, 2001. As a unitary thrift holding company, the Company is permitted to invest in real estate. The most significant portion of the Company's investment in real estate is land to be developed or in process of development for residential subdivisions. All 12 real estate investments are located in metropolitan Atlanta. The Company consolidates each project on a line-by-line basis.

         The following tables reflect the individual projects' financial information (in thousands):

                                                    REAL                                  COMPANY'S      NET         COMPANY'S
                                                   ESTATE        TOTAL        TOTAL        SHARE OF     INCOME       SHARE OF
                                                   PROPERTY       DEBT        EQUITY        EQUITY      (LOSS)      NET INCOME
                                                   --------     -------      -------      ---------    -------      ----------
Investments in real estate at March 31, 2001:
   Union Hill, LLC                                 $   117      $     0      $   206      $   420      $ 1,863       $   931
   Rivermoore Park, LLC                              8,137        4,427        4,167        4,167          424           424
   Lebanon Road, LLC                                     0            0            0            0          (11)           (7)
   Windsor Parkway Development, LLC                      0            0           49           49          482           482
   Johnson Road Development, LLC                     1,189          410          855          855          141           141
   Riverside Road, LLC                               1,906        1,242          728          437          815           524
   The Phoenix on Peachtree, LLC                    29,075       24,070        1,257        1,257         (497)         (497)
   Eagle Mason Mill Development, LLC                10,241        7,800        2,386        2,387           (4)           (4)
   Eagle Timm Valley Development, LLC                    0            0            0            0          695           695
   Eagle Acworth Development II, LLC                   362            0          417          417        1,056         1,056
   Eagle Acworth Development III, LLC                    0            0            2            2          128           128
   Eagle White Columns Development, LLC              7,487        4,429        3,793        1,793        1,187           687
   Eagle Atlanta Road Development (1)                3,115        3,016           55           55            0             0
   Fayetteville Village, LLC                         4,932        4,800        1,206        1,203            6             3
Investments in real estate at March 31, 2000:
   Union Hill, LLC                                   1,764          374        1,393        1,014        1,803           901
   Rivermoore Park, LLC                              9,929        4,601        6,743        6,743          659           659
   Lebanon Road, LLC                                     0            0           54           33          815           505
   Windsor Parkway Development, LLC                  1,805        1,110        2,383        2,383        1,414         1,414
   Johnson Road Development, LLC                     1,857        1,013          885          885          348           348
   BN Development Co., Inc.                              0            0            0            0        1,204         1,204
   Riverside Road, LLC (2)                           1,566            0        1,154        1,154            0             0
   The Phoenix on Peachtree, LLC                     4,134        2,804          754          754         (279)         (279)
   Eagle Mason Mill Development, LLC (2)             8,262        7,174        1,033        1,033            0             0
   Eagle Timm Valley Development, LLC (2)            1,815        1,112          645          645            0             0
   Eagle Acworth Development II, LLC (2)               603          391          559          559            0             0
   Eagle Acworth  Development III, LLC (2)           2,182        1,457          713          713            0             0
   Eagle White Columns Development, LLC             11,039        9,386        2,106        2,106          105           105

         (1) As of March 31, 2001, the operations of this property were insignificant.

         (2) As of March 31, 2000, the operations of this property were insignificant.

8.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 2001 and 2000 (in thousands):


                                                                    2001                        2000
                                                           ----------------------     ----------------------
                                                           CARRYING       FAIR         Carrying       Fair
                                                            AMOUNT        VALUE         Amount       Value
                                                           --------      --------      --------     --------
           Financial assets:
               Cash and amounts due from banks             $ 30,602      $ 30,602      $ 28,572     $ 28,572
               Securities:
                  Available for sale                        216,849       216,849       210,644      210,644
                  Held to maturity                           50,179        50,773        61,164       59,312
                  Stock in FHLB                              10,071        10,071        14,665       14,665

                                                                        2001                        2000
                                                               -----------------------      ----------------------
                                                               CARRYING       FAIR          Carrying       Fair
                                                                AMOUNT        VALUE          Amount       Value
                                                               ---------     ---------      ---------   ----------
               Loans receivable, net                           $ 770,669     $ 773,885      $ 780,874   $ 759,680
               Loans held for sale                                14,150        14,188         49,240      49,817
               Accrued interest receivable                        10,035        10,035          8,882       8,882
           Financial liabilities:
               Deposits                                          849,922       856,907        769,952     768,786
               FHLB advances and other borrowings                228,379       235,893        362,372     351,112
               Guaranteed preferred beneficial interests in
                  debentures                                      28,750        23,288         28,750      19,550
               Accrued interest payable                            5,868         5,868          4,789       4,789

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

         - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and, hence, the fair values of the related commitments were not significant as of March 31, 2001 and 2000.

9.       DEPOSITS

         At March 31, 2001 and 2000, deposits are summarized by type and remaining term as follows (in thousands):

                                                                                         2001             2000
                                                                                      ---------        ---------
              Demand deposits:
                  Noninterest-bearing deposits                                        $  49,075        $  53,085
                  Interest-bearing deposits                                             103,287           97,769
                  Money market                                                          110,176           65,530
                  Savings                                                                29,340           33,328
                                                                                      ---------        ---------
                            Total demand deposits                                       291,878          249,712
                                                                                      ---------        ---------
              Time deposits:
                  Maturity one year or less                                           $ 399,267        $ 379,324
                  Maturity greater than one year through two years                       67,422           47,547
                  Maturity greater than two years through three years                    32,107           46,039
                  Maturity greater than three years                                      59,248           47,330
                                                                                      ---------        ---------
                            Total time deposits                                         558,044          520,240
                                                                                      ---------        ---------
                            Total deposits                                            $ 849,922        $ 769,952
                                                                                      =========        =========

         The weighted average interest rate on time deposits at March 31, 2001 and 2000 was 6.30% and 5.67%, respectively.

         Interest expense on deposits for the years ended March 31, 2001, 2000, and 1999 is summarized as follows (in thousands):

                                                                                2001             2000             1999
                                                                              -------          -------          -------
              Interest-bearing demand deposits                                $ 3,393          $ 3,172          $ 3,608
              Money market                                                      4,370            3,052            2,772
              Savings                                                             457              598              912
              Time deposits                                                    35,335           28,796           34,675
                                                                              -------          -------          -------
                                                                              $43,555          $35,618          $41,967
                                                                              =======          =======          =======

10.      FHLB ADVANCES AND OTHER BORROWINGS

         FHLB advances and other borrowings at March 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                                    2001          2000
                                                                                  --------      --------
        FHLB advances                                                             $176,075      $292,500
                                                                                  --------      --------
        Other borrowings:

            4.84% note payable with interest payable quarterly; outstanding principal becomes callable on September 30, 2000 with maturity of the agreement occurring on September 30,
            2005                                                                         0        50,000

            8.25% construction loan with available credit of up to $32,046,000 and with interest adjusting to the note holder's base rate plus .25%
            and payable monthly through February 10, 2003; outstanding principal is payable in full on
            February 10, 2003                                                       24,070         2,804

            8.00% construction loan with available credit of up to $11,100,000 and with interest adjusting to the note holder's base rate plus .25%
            and payable monthly through February 28, 2005; outstanding principal is payable in full on
            February 28, 2005                                                        3,998         8,026

            7.00% note payable with interest and principal payable in
            full at maturity on April 1, 2001                                          427         1,353

            8.25% construction loan with available credit of up to $7,800,000 and with interest adjusting to the note holder's base rate plus .25%
            and payable monthly through November 15, 2001; outstanding principal is payable in full on
            November 15, 2001                                                        7,800         7,174

            8.00% construction loan with available credit of up to $8,800,000 and with interest adjusting to the noteholder's base rate and payable monthly through August 25, 2002;
            outstanding principal is payable in full on August 25, 2002              4,425             0

            8.25% construction loan with available credit of up to $2,300,000 and with interest adjusting to the noteholder's base rate plus .25%
            and payable monthly through May 17, 2001; outstanding principal is payable in full on May 17,
            2001                                                                     1,242             0

                                     -15-

                                                                                    2001          2000
                                                                                 --------       --------
            8.50% construction loan with available credit of up to $4,400,000 and with interest adjusting to the noteholder's base rate plus .50%
            and payable monthly through January 31, 2002; outstanding principal
            is payable in full on January 31, 2002                                $  3,016      $      0

            8.50% construction loan with available credit of up to $4,800,000 and with interest adjusting to the Wall Street Journal prime rate plus .50% and payable monthly through August 2, 2002; outstanding
            principal is payable in full on August 2, 2002                           4,800             0

            Other                                                                    2,526           515
                                                                                  --------      --------
                      Total other borrowings                                        52,304        69,872
                                                                                  --------      --------
                                                                                  $228,379      $362,372
                                                                                  ========      ========

         At March 31, 2001, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $79,948,000 of investment securities. The advances mature at various dates through June 2010. The weighted average interest rate on FHLB advances was 5.53% and 5.65% at March 31, 2001 and 2000, respectively. Maximum short-term borrowings during the years ended March 31, 2001 and 2000 were $115,937,000 and $104,000,000, respectively.

         Mortgage notes payable are secured by real estate of the Company. The 4.84% note payable was secured by certain U.S. government and agency securities.

         As of March 31, 2001, repayments of FHLB advances and other borrowings, based on contractual maturities, are as follows (in thousands):

                          Fiscal year:
                              2002                    $ 41,086
                              2003                      33,295
                              2004                      25,000
                              2005                       3,998
                          Thereafter                   125,000
                                                      --------
                                                      $228,379
                                                      ========

11.      INCOME TAXES

         Income tax expense for the years ended March 31, 2001, 2000, and 1999 is allocated as follows (in thousands):

                                                            2001             2000             1999
                                                          --------         --------         --------
                     Current expense (benefit):
                         Federal                          $    368         $  1,443         $  3,785
                         State                                 (98)               0              531
                                                          --------         --------         --------
                                                               270            1,443            4,316
                                                          --------         --------         --------

                                                            2001             2000             1999
                                                          --------         --------         --------
                     Deferred expense (benefit):
                         Federal                            (1,031)           2,992              643
                         State                                   0                0              (61)
                                                          --------         --------         --------
                                                            (1,031)           2,992              582
                                                          --------         --------         --------
                                                          $   (761)        $  4,435         $  4,898
                                                          ========         ========         ========

         The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate for fiscal years 2001, 2000, and 1999 to income before income taxes (in thousands):

                                                                                2001             2000             1999
                                                                              -------          -------          -------
          Expected income tax expense                                         $  (718)         $ 4,749          $ 5,292
          (Decrease) increase in income taxes resulting from:
              State income taxes, net of federal income tax benefit                 0                0              306
              Income tax credits                                                 (173)            (173)            (173)
              Interest and dividend income                                       (197)            (142)            (361)
              Other                                                               327                1             (166)
                                                                              -------          -------          -------
          Actual income tax expense                                           $  (761)         $ 4,435          $ 4,898
                                                                              =======          =======          =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 and 2000 are as follows (in thousands):

                                                                                                      2001          2000
                                                                                                     ------        ------
         Deferred tax assets:
             Loans receivable, due to allowance for loan losses                                      $3,720        $2,474
             Loans held for sale, mark-to-market adjustment recognized for tax purposes                   0           200
             Deposit base premium, due to difference in amortization method for tax purposes            324           294
             Employee benefits, due to differences in expense recognition methods for tax
                purposes                                                                                831           998
             Net operating loss carryforward                                                            229           235
             Net unrealized loss on securities available for sale, not recognized for tax
                purposes                                                                                102         4,575
             Equity in loss of NextBill.com                                                           1,012             0
             Exit costs associated with the disposal of the wholesale and retail mortgage
                lending groups                                                                          391             0
             Impairment of preferred stock investment, not recognized for tax purposes                   95             0
             Loans receivable, due to differences in deferred loan fees and costs recognition
                for tax purposes                                                                          0            75
             Other                                                                                      731           252
                                                                                                     ------        ------
                       Gross deferred tax assets                                                      7,435         9,103
                                                                                                     ------        ------

                                                                                                           2001          2000
                                                                                                          ------        ------
           Deferred tax liabilities:
               Loans held for sale, mark-to-market adjustment recognized for tax purposes                 $  326        $    0
               Loans receivable, due to differences in deferred loan fees and costs recognition
                  for tax purposes                                                                           768             0
               Premises and equipment, due to differences in depreciation methods for tax purposes           373           374
               Interest income, due to income not recognized for tax purposes                              4,444         3,261
                                                                                                          ------        ------
                         Gross deferred tax liabilities                                                    5,911         3,635
                                                                                                          ------        ------
           Net deferred tax assets                                                                        $1,524        $5,468
                                                                                                          ======        ======

         No valuation allowance for net deferred tax assets has been recorded as of March 31, 2001 and 2000 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

         Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt allowances established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 2001 and 2000 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt allowances and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.

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

                  Grants of Restricted Stock or Units may be made in any Plan Year based upon the percentage increase in earnings per share or Annual Stock Price provided either increase is greater than 15%. When a grant is made to a participant, vesting in the Restricted Stock or Units is subject to the Company achieving a 200% increase in earnings per share or annual stock price. In order to be fully vested, the per share price of Company Common Stock on March 31, 1999 must double or earnings per share of the Company as of the fiscal year end March 31, 1999 must double. When full vesting of the Restricted Stock or Units shall occur, the grant becomes nonforfeitable on a date which is five years following the date of attaining the performance goal or prior to such date on the occurrence of a change in control, as defined in the Performance Plan, the retirement of the participant at age 65 or termination of employment of the participant, without cause. During the period after grant of Restricted Stock or Units but prior to vesting, the participant will be entitled to receive dividends as declared on the Restricted Stock or Units as of each dividend record date. Any grantor portion thereof which is not vested on the date the participant ceases to perform services will be forfeited as of such date. The cash value of the Units granted to a recipient will be paid to the recipient in a single lump sum within sixty days of the date that the Units become vested and not subject to forfeiture. The value of each Unit will be equal to the value of a share of the Company's Common Stock on the date of determination. As of March 31, 2001, no shares of Restricted Stock or Units have been granted under this plan.

                  TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

                  Effective April 1, 1994, the Company merged the Employee Stock Ownership Plan into its 401(k) plan to form the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust ("ESOP"). During the year ended March 31, 1999, the ESOP borrowed $2,000,000 from the Company to acquire 88,400 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 1999, the fair value of these shares was $1,524,900. At March 31, 2000, 85,655 shares were unallocated. The fair value of the unallocated shares at March 31, 2000 was $1,434,700. At March 31, 2001,
                  81,797 shares were unallocated. The fair value of the unallocated shares at March 31, 2001 was $1,206,506. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the 401(k) Savings and ESOP, and the Company's contribution is allocated to the participants in proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal years 2001, 2000, and 1999, the contribution was approximately $544,000, $464,000, and $470,000, respectively.

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

         A summary of the Company's stock option activity during the three-year period ended March 31, 2001 is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                                     EXERCISE
                                                     NUMBER           PRICE
                                                    --------         --------
           Outstanding at March 31, 1998             507,545         $  12.82
               Granted                                69,250            18.93
               Exercised and expired                 (97,564)           11.07
                                                    --------
           Outstanding at March 31, 1999             479,231            13.43
               Granted                               123,500            18.99
               Exercised and expired                (151,564)           14.93
                                                    --------
           Outstanding at March 31, 2000             451,167            15.10
               Granted                                67,729            12.37
               Expired                               (23,500)           19.41
                                                    --------
           Outstanding at March 31, 2001             495,396            14.53
                                                    ========

                                                                        WEIGHTED
                                                                        AVERAGE            RANGE OF
                                                                        EXERCISE           EXERCISE
                                                       NUMBER            PRICE              PRICES
                                                       -------          --------         --------------
          Outstanding options exercisable as of:
              March 31, 1999                           258,409            11.23          $3.375-$20.000
              March 31, 2000                           294,595            13.33          $3.375-$24.875
              March 31, 2001                           353,167            14.00          $3.375-$24.875

         The weighted average remaining contractual life of options outstanding at March 31, 2001 is approximately six years. The weighted average fair value of stock option grants during fiscal years 2001, 2000, and 1999 is $214,111, $584,459, and $64,159, respectively. The fair value of these grants was determined using the following assumptions as of March 31, 2001, 2000, and 1999:

                                                      2001          2000          1999
                                                    -------       -------       -------
         Weighted average risk-free interest rate      5.99%         6.07%         5.05%
         Expected option life                       7 YEARS       7 years       7 years
         Expected stock price volatility              34.00%        31.00%        30.00%
         Expected dividend yield                       5.17%         3.33%         3.20%

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

                                               2001         2000         1999
                                              -------      ------      -------
                     Net income:
                         As reported          $(1,351)     $9,532      $10,222
                         Pro forma             (1,734)      9,100        9,911
                     EPS:
                         Basic:
                            As reported       $ (0.24)     $ 1.71      $  1.79
                            Pro forma            (.31)       1.63         1.74
                         Diluted:
                            As reported         (0.24)       1.69         1.74
                            Pro forma            (.31)       1.61         1.69

         During the year ended March 31, 1995, the Company awarded two officers of the Bank 15,000 each nontransferable restricted shares of the Company's common stock. The market value of the shares at the date of award was $338,000 and was amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 1998, the Company awarded an officer of the Bank 20,000 nontransferable restricted shares of the Company's common stock. The market value of these shares at the date of award was $355,000 and was being amortized by charges to compensation expense over the three-year vesting period. During the year ended March 31, 2000, 13,333 shares of nontransferable restricted shares, associated with the March 31, 1998 award, were forfeited. Compensation expense related to these awards for the years ended March 31, 2001, 2000, and 1999, was $0, $0, and $118,000,
         respectively. Additionally, certain officers of the Company are employed under various employment agreements, which expire at various times over the next three years.

13.      DEFERRED COMPENSATION PLAN

         Effective April 1, 1999, the board of directors of the Company adopted the Eagle Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Eligible consultants, outside directors and employees who are among a select group of management or highly compensated employees can elect by the beginning of each fiscal year to defer compensation or fees that they would otherwise receive during such fiscal year. The Company, at its discretion, may credit a matching contribution in any amount it chooses for participants who make such deferrals. Earnings and losses are credited to the deferrals and matching contributions. Benefits payable under the Deferred Compensation Plan are unsecured obligations of the Company, but the Company currently intends to contribute participant deferrals, as well as the Company's matching contributions, to a grantor trust that will hold such amounts to pay benefits under the Deferred Compensation Plan. As part of their annual deferral elections, participants can elect to receive their benefits at retirement, disability, death, termination of employment, or at least three years after their elections. In certain other circumstances, participants can receive their benefits earlier, such as in the event of a personal hardship, a change in control of the Company, or simply with the approval of the Administrative Committee which in that event will reduce the amount of the benefit payable at 10%. The Company can amend or terminate the Deferred Compensation Plan at any time, and in the event of termination, the participants would receive their benefits. The Company's contribution for fiscal year 2001 was approximately $76,000 and approximately $64,000 for fiscal year 2000.

14.      DIVIDEND AND LOAN RESTRICTIONS

         The source of funds for payment of dividends by the Company is primarily dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements. As of March 31, 2001, the Bank's primary regulators categorized the Bank as well capitalized. A well-capitalized institution, as defined, is permitted to make capital distributions during a calendar year without receiving advanced regulatory approval up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS approval with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advanced written notice of all proposed capital distributions, whether or not advanced approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. As of March 31, 2001, the Bank had distributed to the Company all amounts that can be distributed based on notice to the OTS. The Bank paid cash dividends to the Company of $0, $6,500,000, and $0, during the years ended March 31, 2001, 2000, and 1999, respectively. The Company contributed capital of $12,000,000 to the Bank during fiscal 1999. During fiscal 2000, the Company contributed capital of $3,300,000 to EBCG. During fiscal 2001, the Company contributed capital of $1,000,000 to the Bank and $1,514,000 to EBCG. EBCG paid dividends to the Company in the amount of $1,764,000 during fiscal 2001.

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

15.      INDUSTRY SEGMENTS

         SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires disclosure of certain information related to the Company's reportable operating segments. The reportable operating segments were determined based on management's internal reporting approach. The reportable segments consist of: community banking, mortgage banking, real estate development and sales, and mezzanine financing. The community banking segment offers a wide array of banking services to individual and corporate customers and earns interest income from loans made to customers and interest and dividend income from investments in certain debt and equity securities. The community banking segment also recognizes fees related to deposit services, lending, and other services provided to customers. The mortgage banking segment originates residential mortgage loans through retail loan production offices and purchases residential mortgage loans from correspondents through a wholesale lending office. The mortgage banking segment generates revenues through origination and processing fees, interest on residential mortgage loans, and selling substantially all of the fixed rate residential mortgage loans to investors. The mortgage banking segment's primary source of fee income is derived from services including loan application and origination, the gain or loss on the sale of loans to third parties, and from the sale of mortgage servicing rights. During the year ended March 31, 2001, the Company sold its wholesale mortgage operations and exited its retail mortgage banking activities conducted in offices outside of metropolitan Atlanta. Because of these actions, mortgage banking activities will no longer be a separate reportable segment. The real estate development and sales segment performs real estate development activities in the Atlanta metropolitan area by investing in land for the development of residential properties. The real estate development and sales segment also provides third-party brokerage services for the Bank and for unaffiliated third parties. The mezzanine financing segment provides mezzanine financing to small- and medium-sized businesses that is not readily available from traditional commercial banking sources. The mezzanine financing segment generates revenues through interest, fees on loans, and equity participation agreements. Included in the mezzanine financing segment is the Company's share of losses associated with its investment in NextBill.com, an electronic bill presentment and payment company. The other segment consists of parent only activities. The other segment generates revenues from securities available for sale and records interest expense related to the Company's trust preferred securities. No transactions with a single customer contributed 10% or more to the Company's total revenue.

         The results for each reportable segment are included in the following table (dollars in thousands):

                                                                                              REAL ESTATE
                                                               COMMUNITY        MORTGAGE      DEVELOPMENT      MEZZANINE
                                                                BANKING          BANKING        AND SALES      FINANCING
                                                              -----------       ---------     -----------     ----------
March 31, 2001:
    Net interest income (expense)                             $    32,818       $     590       $      9       $  2,615
    Noninterest (expense) income                                  (22,811)         (8,613)         4,346         (2,866)
    Depreciation on premises and equipment                          2,603             275             40              0
    Income tax expense (benefit)                                    1,287          (2,884)         1,742           (100)
    Net income (loss)                                               3,037          (5,356)         2,613           (151)
    Provision for loan losses                                       5,683             217              0              0
    Total assets                                                1,112,840          22,175         75,149         17,521
    Expenditures for additions to premises and equipment            1,285              14              0              0
    Total revenues from external customers                         92,662           9,114          7,912            404
    Intersegment revenues                                           4,600              55             73             26
March 31, 2000:
    Net interest income (expense)                                  35,069             (66)           (49)         2,347
    Noninterest (expense) income                                  (18,967)         (7,263)         6,114           (234)
    Depreciation on premises and equipment                          2,215             516             36              0
    Income tax expense (benefit)                                    4,475          (2,582)         2,426            845
    Net income                                                     10,776          (4,796)         3,639          1,268
    Provision for loan losses                                         851              49              0              0
    Total assets                                                1,175,568          70,799         60,478         23,195
    Expenditures for additions to premises and equipment            4,838             308            557              0
    Total revenues from external customers                         83,155          16,464          8,466          1,974
    Intersegment revenues                                          11,099             253             61            373
March 31, 1999:
    Net interest income (expense)                                  32,058              56           (134)         3,209
    Noninterest (expense) income                                  (22,189)          1,986          3,227              9
    Depreciation on premises and equipment                          1,772             522             10              0
    Income tax expense (benefit)                                    1,998             698          1,237          1,287
    Net income                                                      5,737           1,297          1,856          1,931
    Provision for loan losses                                       2,134              47              0              0
    Total assets                                                1,176,727         253,355         36,907         19,573
    Expenditures for additions to premises and equipment            2,811             548            113              0
    Total revenues from external customers                         68,784          38,963          4,827          3,167
    Intersegment revenues                                          24,614           1,763             64            188

                                                                OTHER       ELIMINATIONS     CONSOLIDATED
                                                              --------      ------------     ------------
March 31, 2001:
    Net interest income (expense)                             $ (1,222)      $    (166)      $    34,644
    Noninterest (expense) income                                (1,078)            166           (30,856)
    Depreciation on premises and equipment                          18               0             2,936
    Income tax expense (benefit)                                  (806)              0              (761)
    Net income (loss)                                           (1,494)              0            (1,351)
    Provision for loan losses                                        0               0             5,900
    Total assets                                                 9,995         (29,117)        1,208,563
    Expenditures for additions to premises and equipment             0               0             1,299
    Total revenues from external customers                         250               0           110,342
    Intersegment revenues                                        1,000          (5,754)                0
March 31, 2000:
    Net interest income (expense)                               (1,905)           (273)           35,123
    Noninterest (expense) income                                  (179)            273           (20,256)
    Depreciation on premises and equipment                          17               0             2,784
    Income tax expense (benefit)                                  (729)              0             4,435
    Net income                                                  (1,355)              0             9,532
    Provision for loan losses                                        0               0               900
    Total assets                                                 9,756         (94,725)        1,245,071
    Expenditures for additions to premises and equipment             0               0             5,703
    Total revenues from external customers                         346               0           110,405
    Intersegment revenues                                        1,019         (12,805)                0
March 31, 1999:
    Net interest income (expense)                               (1,117)           (107)           33,965
    Noninterest (expense) income                                   196             107           (16,664)
    Depreciation on premises and equipment                          14               0             2,318
    Income tax expense (benefit)                                  (322)              0             4,898
    Net income                                                    (599)              0            10,222
    Provision for loan losses                                        0               0             2,181
    Total assets                                                11,979        (268,541)        1,230,000
    Expenditures for additions to premises and equipment             0               0             3,472
    Total revenues from external customers                         480               0           116,221
    Intersegment revenues                                        1,177         (27,806)                0

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes that as of March 31, 2001, the Bank meets all capital adequacy requirements to which it is subject. As of March 31, 2001, the Bank's primary regulators categorized the Bank as well-capitalized. There are no conditions or events that management believes may have changed the Bank's category. If necessary, to ensure the Bank maintains a well-capitalized status and the holding company has sufficient liquidity, the Company would consider cessation of the dividend to common shareholders, participation of certain mezzanine loans, seeking additional equity partners or additional credit facilities. A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 2001 and 2000 is presented below (dollars in thousands):

                                                                                                 TO BE WELL-
                                                                           FOR CAPITAL         CAPITALIZED UNDER
                                                                            ADEQUACY          PROMPT CORRECTIVE
                                                         ACTUAL             PURPOSES          ACTION PROVISIONS
                                                  -------------------   ------------------   --------------------
                                                  AMOUNT      PERCENT    AMOUNT    PERCENT   AMOUNT       PERCENT
                                                  -------     -------   --------   -------   -------      -------
          2001:
              Risk-based ratios:
                 Tier 1 capital                   $67,797        9.03%    $30,044    4.0%    $45,066         6.0%
                 Total capital                     76,441       10.18      60,087    8.0      75,109        10.0
              Tier 1 leverage                      67,797        6.07      44,709    4.0      55,887         5.0
              Tangible equity                      67,797        5.52      18,411    1.5         N/A         N/A
          2000:
              Risk-based ratios:
                 Tier 1 capital                    69,061        9.12%     30,280    4.0%     45,419         6.0%
                 Total capital                     75,794       10.01      60,559    8.0      75,699        10.0
              Tier 1 leverage                      69,061        5.75      48,050    4.0      60,062         5.0
              Tangible equity                      69,061        5.51      18,803    1.5         N/A         N/A

17.      GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES

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

18.      EARNINGS PER SHARE

         Weighted average common and common equivalent shares for the years ended March 31, 2001, 2000, and 1999 are computed as follows:

                                                                          2001             2000              1999
                                                                       ---------          ---------       ---------
                  Average common shares--basic                         5,637,135          5,567,844       5,714,113
                  Effect of dilutive common share equivalents                  0(1)          79,795         151,510
                                                                       ---------          ---------       ---------
                  Average common shares--diluted                       5,637,135          5,647,639       5,865,623
                                                                       =========          =========       =========

                  (1)   35,803 shares excluded due to loss position

         The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $1 par value, and 5,000,000 shares of preferred stock, $1 par value. At March 31, 2001, 5,637,135 shares of common stock and no shares of preferred stock were issued or outstanding.

19.      TREASURY STOCK

         During fiscal 1999, the Company's board of directors approved a stock repurchase program. The plan authorizes the Company to purchase up to 300,000 shares of its common stock on the open market. During fiscal 2000 and 1999, the Company repurchased 300,000 shares with a cost of approximately $5,410,000.

20.      ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

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

         Comprehensive income for the years ended March 31, 2001, 2000, and 1999 is presented as follows (in thousands):

                                                                                   2001            2000            1999
                                                                                 --------        --------        --------
Unrealized gains (losses), net recognized in accumulated other comprehensive income (loss):
       Before income tax                                                         $ 11,782        $(11,595)       $ (1,809)
       Income tax                                                                   4,473          (4,401)           (688)
                                                                                 --------        --------        --------
Net of income tax                                                                $  7,309        $ (7,194)       $ (1,121)
                                                                                 ========        ========        ========
Amounts reported in net income:
    Gains (losses) on sales and calls of securities available for sale           $   (599)       $     19        $    469
    Net accretion (amortization) on securities                                        276             104            (148)
                                                                                 --------        --------        --------
    Reclassification adjustment                                                      (323)            123             321
    Income tax benefit (expense)                                                      123             (47)           (122)
                                                                                 --------        --------        --------
Reclassification adjustment, net of tax                                          $   (200)       $     76        $    199
                                                                                 ========        ========        ========
Amounts reported in other accumulated comprehensive income:
    Unrealized gains (losses) arising during the period, net of tax              $  7,109        $ (7,118)       $   (922)
       Less reclassification adjustment, net of tax                                  (200)             76             199
                                                                                 --------        --------        --------
Unrealized gains (losses), net recognized in accumulated other
    comprehensive income, net                                                       7,309          (7,194)         (1,121)
Net income (loss)                                                                  (1,351)          9,532          10,222
                                                                                 --------        --------        --------
              Total comprehensive income                                         $  5,958        $  2,338        $  9,101
                                                                                 ========        ========        ========

21.      FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

         Eagle Bancshares, Inc.'s condensed statements of financial condition as of March 31, 2001 and 2000 and related condensed statements of income and cash flows for the years ended March 31, 2001, 2000, and 1999 are as follows (in thousands):


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                               2001          2000
                                             --------      --------
Cash                                         $  3,717      $  1,627
Securities available for sale                   3,362         3,186
Investment in subsidiaries                    100,241       100,313
Deferred income taxes                             147           309
Other assets                                    1,772         1,603
                                             --------      --------
              Total assets                   $109,239      $107,038
                                             ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  2001          2000
                                                                --------      --------

Guaranteed preferred beneficial interests in debentures         $ 28,750      $ 28,750
Other liabilities                                                  3,553         3,817
Stockholders' equity                                              76,936        74,471
                                                                --------      --------
              Total liabilities and stockholders' equity        $109,239      $107,038
                                                                ========      ========

                         CONDENSED STATEMENTS OF INCOME

                                                                                   2001             2000            1999
                                                                                 --------         --------        --------
Interest and other income                                                        $    764         $    982        $    851
Management fee income from subsidiaries                                               487              780             780
Gain on securities available for sale                                                   0                0             259
Cash dividends from the Bank                                                            0            6,500               0
Cash dividends from EBCG                                                            1,764                0               0
                                                                                 --------         --------        --------
              Total income                                                          3,015            8,262           1,890
Interest expense                                                                    1,985            2,489           1,687
General and administrative expenses                                                 1,315            1,410           1,313
Other losses                                                                          250                0               0
                                                                                 --------         --------        --------
              Income (loss) before income taxes and equity in
                 undistributed earnings of subsidiaries                              (535)           4,363          (1,110)
Income tax provision                                                                  746              960             292
                                                                                 --------         --------        --------
Income (loss) before equity in undistributed earnings of subsidiaries              (1,281)           3,403          (1,402)
Equity in undistributed earnings of subsidiaries                                      (70)           6,129          11,624
                                                                                 --------         --------        --------
Net income (loss)                                                                $ (1,351)        $  9,532        $ 10,222
                                                                                 ========         ========        ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                   2001             2000            1999
                                                                                 --------         --------        --------
Cash flows from operating activities:
    Net income (loss)                                                            $ (1,351)        $  9,532        $ 10,222
    Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
           Equity in undistributed earnings of subsidiaries                            70           (6,129)        (11,624)
           Amortization of restricted stock award                                       0               50             118
           Gain on securities available for sale                                        0                0            (259)
           Loss on impairment of securities available for sale                        250                0               0
           Deferred income tax expense (benefit)                                      162             (269)           (144)
           (Increase) decrease in other assets                                       (169)           3,232          (3,182)
           (Decrease) increase in other liabilities                                  (426)           1,584             701
                                                                                 --------         --------        --------
              Net cash (used in) provided by operating activities                  (1,464)           8,000          (4,168)
                                                                                 --------         --------        --------
Cash flows from investing activities:
    Purchases of securities available for sale                                          0                0          (4,000)
    Proceeds from sales of securities available for sale                                0                0           2,261
    Proceeds from calls of securities available for sale                                0                0           1,006
    Capital distributions from subsidiaries                                        14,732           15,531           1,689
    Capital contributions to subsidiaries                                          (7,685)         (19,678)        (17,470)
                                                                                 --------         --------        --------
              Net cash provided by (used in) investing activities                   7,047           (4,147)        (16,514)
                                                                                 --------         --------        --------
Cash flows from financing activities:
    Cash dividends paid                                                          $ (3,608)        $ (3,559)       $ (3,619)
    Stock options exercised                                                             0              664             957
    Purchase of treasury stock                                                          0             (811)         (4,599)
    Issuance of ESOP note payable to acquire common stock                               0                0          (2,000)
    Principal reduction of ESOP note payable                                          115               92             187
    Issuance of trust preferred securities                                              0                0          28,750
                                                                                 --------         --------        --------
              Net cash (used in) provided by financing activities                  (3,493)          (3,614)         19,676
                                                                                 --------         --------        --------
Net increase (decrease) in cash                                                     2,090              239          (1,006)
Cash at beginning of year                                                           1,627            1,388           2,394
                                                                                 --------         --------        --------
Cash at end of year                                                              $  3,717         $  1,627        $  1,388
                                                                                 ========         ========        ========

Supplemental disclosures of noncash financing and investing activities:
       Dividends payable to shareholders                                         $    902         $    902        $    891
                                                                                 ========         ========        ========

22.      COMMITMENTS AND CONTINGENCIES

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

         By Order of November 1, 2000, the trial court granted summary judgement in favor of Tucker Federal with respect to Plaintiffs' claims for punitive damages, holding that the only substantive claim of Plaintiffs remaining for trial are those founded on alleged breach of contract. The trial court also determined that genuine issues of fact exist with respect to Tucker Federal's counterclaim based on breach of contract. Both Tucker and Plaintiffs have appealed the trial court's ruling to the Georgia Court of Appeals, where the case is pending.

         The Bank strongly denies Plaintiffs entitlement to any relief and believes its Counterclaim has merit. The Bank believes, among other things, that Plaintiffs were properly terminated for cause, that Plaintiffs have no rights with respect to the purchase option, and that even if the purchase option were applicable, Plaintiffs would have no right to purchase any loans, but only certain tangible and intangible assets of the Bank, the value of which is estimated to be in the $1-2 million range. The Counterclaim, as amended, seeks compensatory damages presently estimated to total approximately $500,000 as well as punitive damages and attorneys fees.