Form 10-K, Exhibit 13
period 2002-03-31
EAGLE BANCSHARES INC
filed 2002-07-02
CIK 783604

                                                                   EXHIBIT 13.1

EAGLE BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED
MARCH 31, 2002
AND INDEPENDENT AUDITORS' REPORT

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                      PAGE

INDEPENDENT AUDITORS' REPORT                                            1

FINANCIAL STATEMENTS AS OF AND FOR THE YEAR
   ENDED MARCH 31, 2002:

   Consolidated Statement of Financial Condition                        2

   Consolidated Statement of Operations                                 3

   Consolidated Statement of Stockholder's Equity                       5

   Consolidated Statement of Cash Flows                                 6

Notes to Consolidated Financial Statements                              8

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 of Eagle Bancshares, Inc. and Subsidiaries:

We have audited the accompanying consolidated statement of financial condition of Eagle Bancshares, Inc. and subsidiaries (the "Company") as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flow for the year ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eagle Bancshares, Inc, and subsidiaries at March 31, 2002, and the results of their operations and their cash flows for the year ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 26, 2002

EAGLE BANCSHARES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
MARCH 31, 2002
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

ASSETS:
  Cash and cash equivalents:
   Cash and due from banks                                                        $    35,131
   Federal funds sold                                                                     109
                                                                                  -----------
        Cash and cash equivalents                                                      35,240
  Investment securities:
   Available for sale, at fair value (amortized cost of $258,927)                     258,783
   Held to maturity, at amortized cost (fair value of $32,928)                         32,508
  Loans receivable, net                                                               712,088
  Investments in real estate                                                           39,620
  Stock in Federal Home Loan Bank, at cost - restricted                                 9,750
  Premises and equipment, net                                                          18,523
  Accrued interest receivable                                                           7,398
  Deferred income taxes                                                                 4,618
  Other assets                                                                         14,034
                                                                                  -----------

  Total assets                                                                    $ 1,132,562
                                                                                  ===========

LIABILITIES:
  Deposits                                                                        $   795,272
  Federal Home Loan Bank advances and other borrowings                                210,794
  Advance payments by borrowers for property taxes and insurance                          645
  Guaranteed preferred beneficial interests in debentures
   (trust preferred securities)                                                        28,750
  Accrued expenses and other liabilities                                               19,995
                                                                                  -----------
        Total liabilities                                                           1,055,456
                                                                                  -----------

COMMITMENTS AND CONTINGENCIES (Notes 5 and 20)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 20,000,000 shares authorized, 6,315,602
   shares issued and outstanding at March 31, 2002                                      6,316
  Additional paid-in capital                                                           40,023
  Retained earnings                                                                    38,884
  Accumulated other comprehensive loss                                                    (89)
  Employee Stock Ownership Trust note payable                                          (1,542)
  Treasury stock, 601,800 shares at cost                                               (6,486)
                                                                                  -----------
        Total stockholders' equity                                                     77,106
                                                                                  -----------

        Total liabilities and stockholders' equity                                $ 1,132,562
                                                                                  ===========

See notes to consolidated financial statements.

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2002
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

INTEREST INCOME:
  Interest on loans                                                     $ 53,267
  Interest on mortgage-backed securities                                  11,444
  Debt securities:
    Taxable                                                                4,927
    Tax-exempt                                                             2,008
  Interest and dividends on other interest-earning assets                  1,457
                                                                        --------

        Total interest income                                             73,103
                                                                        --------

INTEREST EXPENSE:
  Interest on deposits                                                    33,173
  Interest on FHLB advances and other borrowings                          10,292
  Interest on trust preferred securities                                   2,489
                                                                        --------
        Total interest expense                                            45,954
                                                                        --------
        Net interest income                                               27,149

Provision for loan losses                                                 11,686
                                                                        --------

        Net interest income after provision for loan losses               15,463
                                                                        --------

NONINTEREST INCOME:
  Gain on sale of investments in real estate                               9,483
  Service charges                                                          4,300
  Minority interests in consolidated entities                             (2,807)
  Real estate commissions, net                                             1,279
  Gain on sales of securities available for sale                             774
  Loss on sale of premises and equipment                                    (122)
  Mortgage production fees                                                   669
  Other                                                                    2,042
                                                                        --------

        Total noninterest income                                          15,618
                                                                        --------

                                                                    (Continued)

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

NONINTEREST EXPENSES:
  Salaries and employee benefits                    $ 14,365
  Net occupancy expense                                3,909
  Data processing expense                              2,611
  Federal insurance premiums                             411
  Marketing expense                                    1,010
  Professional services                                1,756
  Other                                                8,095
                                                    --------

        Total noninterest expense                     32,157
                                                    --------

Loss before income taxes                              (1,076)

Income tax benefit                                      (356)
                                                    --------

Net loss                                            $   (720)
                                                    ========

Loss per common share-basic and diluted             $  (0.13)
                                                    ========

                                                                    (Concluded)

See notes to consolidated financial statements.

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED MARCH 31, 2002
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                                 ACCUMULATED
                                                                    COMMON STOCK        ADDITIONAL                 OTHER
                                                                  -----------------      PAID-IN      RETAINED  COMPREHENSIVE
                                                                  SHARES     AMOUNT      CAPITAL      EARNINGS      LOSS

Balance, April 1, 2001                                            6,239      $6,239      $39,518      $39,604       $(168)
Comprehensive loss:
  Net loss                                                                                               (720)
  Change in unrealized losses on securities, net of tax                                                                79

       Total comprehensive loss (Note 17)


  Principal reduction of ESOP note payable
  Stock options exercised (77,000 shares)                            77          77          505
                                                                  -----      ------      -------      -------       -----
BALANCE, March 31, 2002                                           6,316      $6,316      $40,023      $38,884       $ (89)
                                                                  =====      ======      =======      =======       =====

                                                                    ESOP                        TOTAL
                                                                    NOTE        TREASURY    STOCKHOLDER'S
                                                                   PAYABLE        STOCK        EQUITY

Balance, April 1, 2001                                             $(1,771)      $(6,486)      $76,936
Comprehensive loss:
  Net loss                                                                                        (720)
  Change in unrealized losses on securities, net of tax                                             79
                                                                                               -------
        Total comprehensive loss (Note 17)                                                        (641)
                                                                                               -------

  Principal reduction of ESOP note payable                             229                         229
  Stock options exercised (77,000 shares)                                                          582
                                                                   -------       -------       -------
BALANCE, March 31, 2002                                            $(1,542)      $(6,486)      $77,106
                                                                   =======       =======       =======

See notes to consolidated financial statements.

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MARCH 31, 2002
(IN THOUSANDS)
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                             $    (720)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation, amortization, and accretion                                              2,946
    Provision for loan losses                                                             11,686
    Provision for losses on real estate acquired in settlement of loans                      190
    Gain on sales of real estate acquired in settlement of loans                             (64)
    Gain on sales of investments in real estate                                           (6,676)
    Gain on sales and calls of securities available for sale                                (774)
    Impairment on security available for sale                                                 94
    Loss on sales of premises and equipment                                                  122
    Deferred income tax benefit                                                           (3,142)
    Proceeds from sales of loans held for sale                                            22,720
    Origination of loans held for sale                                                    (8,570)
    Changes in assets and liabilities:
    Decrease in accrued interest receivable                                                2,637
    Decrease in other assets                                                                 944
    Decrease in accrued expenses and other liabilities                                    (3,680)
                                                                                       ---------
          Net cash provided by operating activities                                       17,713
                                                                                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                                            (188,919)
  Proceeds from sales of securities available for sale                                   103,596
  Principal payments received on securities available for sale                            40,999
  Principal payments received on investment securities held
    to maturity                                                                           12,557
  Proceeds from calls and maturities of securities available for sale                      3,000
  Proceeds from calls and maturities of investment securities
    held to maturity                                                                       5,235
  Loan originations, net of repayments                                                    55,369
  Purchases of loans receivable                                                           (9,964)
  Purchases of FHLB stock                                                                 (1,687)
  Redemption of FHLB stock                                                                 2,008
  Proceeds from sales of real estate acquired in settlement of loans                       3,089
  Proceeds from sales of premises and equipment                                              313
  Purchases of premises and equipment                                                       (659)
  Proceeds from sales of investments in real estate                                       55,602
  Additions to investments in real estate                                                (21,985)
                                                                                       ---------
          Net cash provided by investing activities                                       58,554
                                                                                       ---------

                                                                    (Continued)

EAGLE BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MARCH 31, 2002
(IN THOUSANDS)
--------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net decrease in time deposits                                      $(135,346)
  Net increase in demand deposits                                       80,696
  Decrease in advance payments by borrowers for property
    taxes and insurance                                                   (205)
  Proceeds from FHLB advances and other borrowings                     153,557
  Repayments of FHLB advances and other borrowings                    (171,142)
  Principal reduction of ESOP note payable                                 229
  Proceeds from the exercise of stock options                              582
                                                                     ---------
          Net cash used in financing activities                        (71,629)
                                                                     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                4,638
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          30,602
                                                                     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $  35,240
                                                                     =========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING YEAR FOR:
  Interest                                                           $  48,443
                                                                     =========
  Income taxes                                                       $   1,522
                                                                     =========

SUPPLEMENTAL DISCLOSURES OF NONCASH
   INVESTING ACTIVITIES:
  Acquisition of real estate in settlement of loans                  $   1,586
                                                                     =========
  Loans made to finance sales of real estate acquired in
    settlement of loans                                              $     535
                                                                     =========

                                                                    (Concluded)

See notes to consolidated financial statements.

EAGLE BANCSHARES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED MARCH 31, 2002
--------------------------------------------------------------------------------

1.       CORPORATE PROFILE

         Eagle Bancshares, Inc. (the "Company" or "Eagle") is a unitary savings and loan holding company engaged in community banking, real estate development and sales, and mezzanine financing. The Company has three subsidiaries: Tucker Federal Bank (the "Bank"), Eagle Real Estate Advisors, Inc. ("EREA"), and Eagle Bancshares Capital Group, Inc. ("EBCG"). Additionally, the Company invests in real estate through limited liability companies and consolidates these affiliates when at least a 50% equity ownership interest exists.

         Tucker Federal Bank is engaged in community banking activities. The Bank provides a full range of financial services to individual and corporate customers through its branches located in metropolitan Atlanta. The Bank is subject to competition from other financial institutions in the markets in which it operates. The Bank is federally regulated by the Office of Thrift Supervision ("OTS") and certain other federal agencies.

         EREA performs third-party real estate brokerage, development and sales activities and assists the Bank in identifying and acquiring branch sites. Currently, EREA primarily performs residential real estate development and sales activities in the Atlanta metropolitan area.

         EBCG serves the Bank's base of small- and medium-sized businesses by providing mezzanine financing that is not readily available from traditional commercial banking sources. Loans with equity features are made to borrowers that have the potential for significant growth, adequate collateral coverage, and experienced management teams with significant ownership.

         On March 26, 2002, Eagle entered into an agreement with Royal Bank of Canada ("RBC") and its wholly owned subsidiary RBC Centura Banks, Inc. ("RBC Centura") providing for RBC's acquisition of Eagle pursuant to the merger of a wholly owned acquisition subsidiary to be formed by RBC with and into Eagle, with Eagle surviving the merger. At the effective date of the merger, Eagle shareholders will receive US $26.00 in exchange for each share of Eagle common stock they own.

         Consummation of the merger is subject to certain conditions, including approval by the shareholders of Eagle and the receipt of various regulatory approvals. The merger is expected to close during the third calendar quarter of 2002.

         On June 26, 2002, a majority of the Company's shareholders approved the proposed merger with RBC and its wholly owned subsidiary RBC Centura.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation - The consolidated financial statements of Eagle Bancshares, Inc. include the accounts of the Bank, EREA, EBCG, and Eagle's majority-owned real estate subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

         Use of Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located in metropolitan Atlanta, Georgia. Note 4 includes a discussion of the types of securities that the Company invests, Note 5 includes a discussion of the types of lending by the Company. The Company has significant concentrations in construction and acquisition and development loans, and residential real estate loans representing 25.37% and 47.75%, respectively.

         Cash and Cash Equivalents - Cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other financial institutions.

         Investment Securities - Investment securities are classified into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income. No securities have been classified as trading securities by the Company as of March 31, 2002.

         Premiums and discounts related to securities are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and considering prepayment assumptions. Dividend and interest income is recognized when earned.

         Gains and losses on sales or calls of securities are recognized on the settlement date based on the adjusted cost basis of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is not significant. Declines in fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

         Loans - Loans held for investment are stated at their unpaid principal balances, less the undisbursed portion of loans in process, unearned interest, unamortized discounts and premiums, deferred loan fees, and the allowance for loan losses.

         Management considers a loan to be impaired when the loan is classified as nonaccrual, or when, based on current information, it is probable that the Bank will not receive all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans exclude larger groups of smaller balance homogeneous loans, residential mortgages, construction loans secured by first mortgage liens, and consumer installment loans, that are collectively evaluated for impairment. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral-dependent. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan's expected cash flow, the loan's estimated market price, or the estimated fair value of the underlying collateral. The Bank's policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. The total of impaired loans, impaired loans on a nonaccrual basis, the related allowance for loan losses and interest income recognized on impaired loans are disclosed in Note 5.

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

         Allowance for Loan Losses - A provision for loan losses is charged to operations based on management's evaluation of the probable losses in the loan portfolio. This evaluation considers the balance of nonaccrual loans, the estimated value of the underlying collateral, the nature and volume of the portfolio, loan concentrations, specific problem loans, economic conditions that may affect the borrower's ability to repay, and such other factors as, in management's judgment, deserve recognition under existing economic conditions. Loans are charged off to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are credited to the allowance.

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

         Mortgage Production Fees - The Bank originates loans for sale in the secondary market. Loans held for sale are sold on a servicing-released basis to private investors. Fees received relating to the origination and sale of these loans are included in mortgage production fees when the loans are sold. Mortgage production fees consist of loan servicing release premiums and loan origination and discount points, net of loan officer commissions and other direct costs.

         Stock in Federal Home Loan Bank ("FHLB") - Investment in stock of the FHLB is required of institutions utilizing its services. The investment is carried at cost, since no ready market exists for the stock and it has no quoted market value.

         Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans is considered to be held for sale and is carried at the lesser of the remaining loan value or fair value, adjusted for estimated costs to sell. Such determination is made on an individual asset basis. Balance was included in other assets at March 31, 2002. Any excess of the loan balance at the time of foreclosure over the net realizable value of the real estate held as collateral is treated as a loan charge-off. A provision for estimated losses on real estate is charged to earnings when a subsequent decline in value occurs. The allowance for estimated losses on real estate acquired in the settlement of loans was approximately $113,000 at March 31, 2002. To the extent recoverable, costs related to the improvement of properties are capitalized, whereas costs related to holding properties are charged to expense.

         Investments in Real Estate - Investments in real estate are carried at the lower of cost or net realizable value. Certain carrying charges, including interest, related to properties under development are capitalized as development costs during the construction period. Profits are recognized from the sale of real estate when the sale is consummated based on the selling price, net of the related total development costs associated with the real estate sold. At March 31, 2002, all investments in real estate represented more than 50% ownership and have been consolidated for financial reporting purposes.

         Long-Lived Assets - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for office buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment. Gains or losses on dispositions are included in current operations.

         The Bank reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. If the sum of the expected cash flows is less than the stated amount of the asset, an impairment loss is recognized. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the statement of operations.

         Income Taxes - Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Deferred income tax expense or benefit is based on the changes in the underlying difference between the book and tax bases of assets and liabilities from year to year.

         The Company files consolidated federal and state income tax returns.

         Earnings Per Share - Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period plus dilutive common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method. Common share equivalents are not considered in loss periods.

         New Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. The Company adopted SFAS No. 133 on April 1, 2001; there was no material impact to the Company's financial statements.

         In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. SFAS No. 140 revised criteria for accounting for securitizations and other transfers of financial assets and collateral and requires new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. This statement is effective for reporting periods beginning after March 31, 2001. However, the disclosure provisions are effective for fiscal years ending after December 15, 2000. Eagle adopted SFAS No. 140 effective April 1, 2001. SFAS No. 140 did not have a material impact on the Company's financial position or results of operation.

         In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 establishes accounting and reporting standards for business combinations. It requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 141 also addresses the recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS

         No. 141 did not have a significant impact on the Company's financial position or results of operation.

         SFAS No. 142 establishes accounting and reporting standards for goodwill and intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The Company adopted SFAS No. 142 on April 1, 2001. SFAS No. 142 did not have a material impact on the Company's financial position or results of operation. As of the date of adoption, the Company did not have any unamortized goodwill subject to the transition provisions of SFAS No. 142 and therefore an annual assessment for impairment is not required.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which previously governed impairment of long-lived assets, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which addressed the disposal of a business segment. This Statement improves financial reporting by requiring one accounting model be used for long-lived asset to be disposed of by sale and by broadening the presentation of discontinued operations to include more disposal transactions. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operation.

         In June 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues ("SAB102"). SAB 102 sets forth guidelines for determining the allowance for loan losses under generally accepted accounting principles. In addition, SAB 102 sets forth guidelines for documentation by registrants in support of the allowance for loan losses. The Company adopted SAB 102 in July 2001. Pursuant to the methodology effect, Eagle prepares a detailed loan classification and estimated loss, which is the basis for the determination of the allowance for loan losses. This methodology and related documentation thereof, has historically been in place. The adoption of SAB 102 did not have a material impact on its consolidated financial statements.

3.       RESTRUCTURING CHARGES

         In the fiscal year ended March 31, 2001, the Company recorded $2,325,000 in restructuring charges associated with the Company's strategic plans to exit wholesale mortgage operations and outlying retail mortgage and construction lending markets, enabling the Company to focus on its metropolitan Atlanta franchise. Charges recorded in connection with these plans include employee severance and termination costs, leasehold and other contract termination costs, asset impairment costs, and transaction fees.

         Through March 31, 2002, $2,093,000 has been charged against the accrual. At March 31, 2002, the remaining accrual related to employee severance and termination costs and leasehold and other contract termination costs.

         Restructuring charges for the year ended March 31, 2002 are presented below (in thousands):

                                                                        BALANCE AS OF                                BALANCE AS OF
                                                                        APRIL 1, 2001    UTILIZED      REVERSED(1)   MARCH 31, 2002

               Restructuring charges:
                 Employee severance and termination costs                   $  339         $(277)         $(30)           $ 32
                 Leasehold and other contract termination costs                690          (520)          (49)            121
                                                                            ------         -----          ----            ----

                       Total restructuring charges                          $1,029         $(797)         $(79)           $153
                                                                            ======         =====          ====            ====

(1) Reversal of restructuring reserves is a result of lower actual severance and termination costs and facility shutdown costs than originally estimated.

4.       INVESTMENT SECURITIES

         Securities available for sale at March 31, 2002 are summarized as follows (in thousands):

                                                                                GROSS         GROSS        ESTIMATED
                                                                AMORTIZED    UNREALIZED     UNREALIZED       MARKET
                                                                  COST         LOSSES         GAINS          VALUE

               Mortgage-backed securities                       $172,329       $(1,455)       $  701       $171,575
               U.S. government and agency obligations             30,362           (16)          817         31,163
               Equity securities                                  12,640          (141)                      12,499
               Corporate bonds                                       156                                        156
               Other debt securities                              43,440          (173)          123         43,390
                                                                --------       -------        ------       --------

                       Total                                    $258,927       $(1,785)       $1,641       $258,783
                                                                ========       =======        ======       ========

         Proceeds from the sales of available for sale securities were approximately $103,596,000. Gross realized gains amounted to approximately $900,000. Gross realized losses amounted to approximately $126,000. During the year ended March 31, 2002, proceeds from calls of securities available-for-sale were $3,000,000, resulting in no realized gains or losses.

         Securities held to maturity at March 31, 2002 are summarized as follows (in thousands):

                                                                              GROSS         GROSS       ESTIMATED
                                                                AMORTIZED   UNREALIZED   UNREALIZED      MARKET
                                                                  COST        LOSSES        GAINS        VALUE

               Mortgage-backed securities                       $ 26,291       $ (26)       $ 194       $26,459
               U.S. government and agency obligations              2,000                       62         2,062
               Corporate bonds                                     2,472                      164         2,636
               Other debt securities                               1,745                       26         1,771
                                                                --------       -----        -----       -------

                       Total                                    $ 32,508       $ (26)       $ 446       $32,928
                                                                ========       =====        =====       =======

The amortized cost and estimated market value of available-for-sale and held-to-maturity debt securities at March 31, 2002, by contractual maturity, are as follows (in thousands):

                                                                            AVAILABLE-FOR-SALE
                                                                                SECURITIES
                                                                       ----------------------------
                                                                                          ESTIMATED
                                                                        AMORTIZED           MARKET
                                                                          COST              VALUE
         Due in one year or less                                       $                   $
         Due in one to five years                                         29,619             30,620
         Due in five to ten years                                         41,513             41,399
         Due after ten years                                             187,795            186,764
                                                                       ---------           --------
                                                                       $ 258,927           $258,783
                                                                       =========           ========

                                                                             HELD-TO-MATURITY
                                                                                SECURITIES
                                                                       ----------------------------
                                                                                          ESTIMATED
                                                                        AMORTIZED           MARKET
                                                                          COST              VALUE
         Due in one year or less                                       $   3,245           $  3,333
         Due in one to five years                                          2,972              3,136
         Due after ten years                                              26,291             26,459
                                                                       ---------           --------
                                                                       $  32,508           $ 32,928
                                                                       =========           ========

         Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         At March 31, 2002, securities with a carrying amount of $65,935,000 were pledged as collateral for public funds on deposit by local municipalities.

5.       LOANS RECEIVABLE

         At March 31, 2002, loans receivable are summarized as follows (in thousands):

         Real estate loans:
           Construction                                                                      $ 118,002
           Acquisition and development                                                          81,184
           Nonresidential                                                                      139,957
           Residential                                                                         247,689
           Home equity and second                                                              127,344
                                                                                             ---------
                   Total real estate loans                                                     714,176
                                                                                             ---------
         Commercial and consumer loans:
           Commercial                                                                           34,861
           Mezzanine                                                                            13,024
           Consumer and other                                                                   23,243
                                                                                             ---------
                   Total commercial and consumer loans                                          71,128
                                                                                             ---------
                   Gross loans receivable                                                      785,304
         Less:
           Undisbursed portion of loans in process                                             (57,779)
           Deferred costs and other unearned income                                              1,082
           Allowance for loan losses                                                           (16,519)
                                                                                             ---------
         Loans receivable, net                                                               $ 712,088
                                                                                             =========

         Loans are normally placed on nonaccrual when payments have been in default for 90 days. At March 31, 2002, the Company had nonaccrual loans aggregating approximately $23,885,000. The unrecognized interest income was on these loans totaled approximately $2,414,000 for the year ended March 31, 2002.

         Impaired loans totaled to $16,868,000 at March 31, 2002, the valuation allowance related to these impaired loans was $6,901,000 which is included in the allowance for loan losses in the accompanying consolidated statements of financial condition. At March 31, 2002, all impaired loans had a related loan loss allowance. Total impaired nonaccrual loans were $16,722,000 at March 31, 2002. During the year ended March 31, 2002, the Company charged off $3,354,000 against the loan loss allowance related to impaired loans. For the year ended March 31, 2002, the average recorded investment in impaired loans was approximately $9,010,000 and the Company recognized interest income on the impaired loans of $70,000.

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

         At March 31, 2002, an analysis of the allowance for loan losses is as follows (in thousands):

         Allowance for loan losses, beginning of year                                        $   9,255
           Charge-offs                                                                          (5,111)
           Recoveries                                                                              689
           Provision for loan losses                                                            11,686
                                                                                             ---------
         Allowance for loan losses, end of year                                              $  16,519
                                                                                             =========

         The majority of the Company's loans held for investment are secured by real estate in Georgia. Additionally, no single customer accounted for more than 2% of the Company's loans in fiscal year 2002.

         The Company serviced loans for others with aggregate principal balances of approximately $10,712,000 at March 31, 2002.

         At March 31, 2002, the Company had sold approximately $477,000 of loans with recourse. The recourse period is 3 to 12 months on a substantial majority of these loans. Investors can exercise their recourse options in the event the borrowers default on the loans during the recourse period. During the year ended March 31, 2002, the Company has incurred nominal losses from the repurchase of recourse loans.

         At March 31, 2002, the Company has commitments outstanding on closed loans of approximately $163,541,000, including loans in process and lines of credit. These off-balance sheet commitments represent the undisbursed portion of construction loans and nonmortgage loans and unused portion of home equity lines of credit, which are secured by residential real estate and commercial lines of credit. In addition, the Company has issued approximately $2,732,000 in letters of credit at March 31, 2002.

6.       INVESTMENTS IN REAL ESTATE

         The Company has ownership interest (equity) in 10 real estate projects as of March 31, 2002. As a unitary thrift holding company, the Company is permitted to invest in real estate. The most significant portion of the Company's investment in real estate is land to be developed or in process of development for residential subdivisions. All 10 real estate investments are located in metropolitan Atlanta. The Company consolidates each project by financial statement line item.

      The following tables reflect the individual projects' financial information as of and for the year ended March 31, 2002 (in thousands):

                                                            REAL                              COMPANY'S    NET       COMPANY'S
                                                           ESTATE        TOTAL      TOTAL      SHARE OF   INCOME      SHARE OF
                                                          PROPERTY       DEBT       EQUITY      EQUITY    (LOSS)     NET INCOME
         Investments in real estate at
         March 31, 2002:
           Union Hill, LLC                                $            $            $    55    $    28    $    99     $  (268)
           Rivermoore Park, LLC                              2,711                    4,701      4,701        534         534
           Windsor Parkway Development, LLC                                                                   (50)        (50)
           Johnson Road Development, LLC                     1,073          305         799        799        (56)        (56)
           Riverside Road, LLC                               2,286        1,242       1,054        782        (49)        (29)
           The Phoenix on Peachtree, LLC                    12,291        4,194       8,338      6,329      5,370       3,362
           Eagle Mason Mill Development, LLC                 6,783        3,930       3,237      3,180        289         232
           Eagle Acworth Development II, LLC                                                                  364         364
           Eagle Acworth Development III, LLC                                           133        133         43          43
           Eagle White Columns Development, LLC              5,801        1,434       4,486      2,209        694         416
           Eagle Atlanta Road Development                    1,845        1,472         429        372        571         464
           Fayetteville Village, LLC                         6,830        4,846       2,103      2,090        197         187
                                                          --------     --------     -------    -------    -------     -------

                                                          $ 39,620     $ 17,423     $25,335    $20,623    $ 8,006     $ 5,199
                                                          ========     ========     =======    =======    =======     =======

7.       PREMISES AND EQUIPMENT

         At March 31, 2002, premises and equipment are summarized as follows (in thousands):

         Land                                                                                $   3,899
         Office buildings and improvements                                                      16,471
         Furniture, fixtures, and equipment                                                     10,892
                                                                                             ---------
                                                                                                31,262
         Less accumulated depreciation                                                         (12,739)
                                                                                             ---------
                                                                                             $  18,523
                                                                                             =========

         Depreciation expense for the year ended March 31, 2002 was approximately $2,361,000.

8.       DEPOSITS

         At March 31, 2002, deposits are summarized by type and remaining term as follows (in thousands):

         Demand deposits:
           Noninterest-bearing deposits                                                      $  57,434
           Interest-bearing deposits                                                           162,269
           Money market                                                                        123,670
           Savings                                                                              29,201
                                                                                             ---------
                 Total demand deposits                                                         372,574
                                                                                             ---------
         Time deposits:
           Maturity one year or less                                                         $ 285,517
           Maturity greater than one year through two years                                     53,664
           Maturity greater than two years through three years                                  31,511
           Maturity greater than three years through four years                                 32,393
           Maturity greater than four years through five years                                  18,662
           Maturity greater than five years                                                        951
                                                                                             ---------
                 Total time deposits                                                           422,698
                                                                                             ---------
                 Total deposits                                                              $ 795,272
                                                                                             =========

         The weighted average interest rate on time deposits at March 31, 2002 was 4.54%.

         The aggregate amount of time deposits in denominations of $100,000 or more at March 31, 2002, was approximately $93,617,000.

         Interest expense on deposits for the year ended March 31, 2002 is summarized as follows (in thousands):

         Interest-bearing demand deposits                                                    $   3,469
         Money market                                                                            3,600
         Savings                                                                                   356
         Time deposits                                                                          25,748
                                                                                             ---------
                                                                                             $  33,173
                                                                                             =========

9.       FHLB ADVANCES AND OTHER BORROWINGS

         FHLB advances and other borrowings at March 31, 2002 are summarized as follows (in thousands):

         FHLB advances                                                                       $ 190,206

         Other borrowings:

         7.00% fixed rate revolving line of credit with available credit of up to $2,000,000 and interest payable monthly through July 27, 2002;
           outstanding principal is payable in full on July 27, 2002                             1,550

         5.00% construction loan with available credit of up to $32,046,000 and with interest adjusting to the note holder's base rate plus .25% and payable monthly through February 10, 2003; outstanding principal is payable in full
           on February 10, 2003                                                                  3,430

         4.75% construction loan with available credit of up to $11,100,000 and with interest adjusting to the note holder's base rate plus .25% and payable monthly through February 28, 2005; outstanding principal is payable in full
           on February 28, 2005                                                                    285

         4.75% construction loan with available credit of up to $1,200,000 and with interest adjusting to the note holder's base rate and payable monthly through
           May 25, 2002; outstanding principal is payable in full on May 25, 2002                1,148

         5.00% construction loan with available credit of up to $7,800,000 and with interest adjusting to the note holder's base rate plus
           .25% and payable monthly through November 15, 2002;
           outstanding principal is payable in full on November 15, 2002                         3,930

         5.00% construction loan with available credit of up to $2,300,000 and with interest adjusting to the noteholder's base rate plus .25% and payable monthly through May 17, 2002; outstanding principal is payable in full
           on May 17, 2002                                                                       1,242

         5.25% construction loan with available credit of up to $4,400,000 and with interest adjusting to the noteholder's base rate plus .50% and payable monthly through July 31, 2002; outstanding principal is payable in full
           on July 31, 2002                                                                      1,472

         5.25% construction loan with available credit of up to $5,800,000 and with interest adjusting to the Wall Street Journal prime rate plus .50% and payable monthly through February 15, 2003; outstanding principal is
           payable in full on February 15, 2003                                                  3,879

         Other                                                                                   3,652
                                                                                             ---------
                 Total other borrowings                                                         20,588
                                                                                             ---------
                                                                                             $ 210,794
                                                                                             =========

         At March 31, 2002, FHLB advances are at least 125% collateralized by unencumbered mortgage loans and approximately $32,505,000 of investment securities. The advances mature at various dates through June 2010. The weighted average interest rate on FHLB advances was 5.29% at March 31, 2002. At March 31, 2002, the Bank had $185,000,000
         in fixed rate FHLB advances with interest rates ranging from 3.56% to 6.62% and variable rate FHLB advances of $5,206,000 at 1.94%. The maximum short-term borrowings during the year ended March 31, 2002 were $59,566,000. The weighted average interest rate on maximum short-term borrowings during the year ended March 31, 2002 was 3.54%.

         At March 31, 2002, other borrowings for construction loans are secured by $39,620,000 of real estate. At March 31, 2002, the 7.00% revolving line of credit was secured by certain equity securities and corporate bonds with a fair market value of $3,632,000.

         As of March 31, 2002, repayments of FHLB advances and other borrowings, based on contractual maturities, are as follows (in thousands):

         Fiscal year:
         2003                                                                                $  50,509
         2004                                                                                   30,000
         2005                                                                                    5,285
         2008 and thereafter                                                                   125,000
                                                                                             ---------
                                                                                             $ 210,794
                                                                                             =========

10.      INCOME TAXES

         Income tax expense (benefit) for the year ended March 31, 2002 is allocated as follows (in thousands):

         Current expense - federal                                                           $   2,738

         Deferred benefit - federal                                                             (3,094)
                                                                                             ---------

                 Total                                                                       $    (356)
                                                                                             =========

         The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the federal statutory tax rate for fiscal year 2002 to loss before income taxes (in thousands):

         Expected income tax benefit                                                         $    (377)
                                                                                             ---------
         (Decrease) increase in income taxes resulting from:
           Income tax credits                                                                     (173)
           Interest and dividend income                                                           (190)
           Other                                                                                   384
                                                                                             ---------
         Actual income tax benefit                                                           $    (356)
                                                                                             =========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2002 is as follows (in thousands):

         Deferred tax assets:
           Loans receivable, due to allowance for loan losses                                $   5,914
           Deposit base premium, due to difference in amortization
             method for tax purposes                                                               293
           Employee benefits, due to differences in expense recognition
             methods for tax purposes                                                              592
           Net operating loss carryforward                                                         187
           Net unrealized loss on securities available for sale, not
             recognized for tax purposes                                                            93
           Exit costs associated with the disposal of the wholesale and
             retail mortgage lending groups                                                        172
           Impairment of preferred stock investment, not recognized
             for tax purposes                                                                      121
           Writedown on investment securities                                                      371
           Loans receivable, due to differences in deferred loan fees
             and costs recognition for tax purposes                                                704
           Other                                                                                  (167)
                                                                                             ---------
           Gross deferred tax assets                                                             8,280
                                                                                             ---------
         Deferred tax liabilities:
           Loans held for sale, mark-to-market adjustment recognized
             for tax purposes                                                                      314
           Premises and equipment, due to differences in depreciation
             methods for tax purposes                                                              347
           Interest income, due to income not recognized for tax purposes                        3,001
                                                                                             ---------
           Gross deferred tax liabilities                                                        3,662
                                                                                             ---------
         Net deferred tax assets                                                             $   4,618
                                                                                             =========

         No valuation allowance for net deferred tax assets has been recorded as of March 31, 2002 based on management's assessment that it is more likely than not that these assets will be realized. This assessment is based primarily on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

         Under the Internal Revenue Code (the "Code"), the Bank was allowed a special bad debt deduction related to additions to tax bad debt allowances established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debt equal to the greater of 8% of taxable income before such deduction or actual charge-offs. Retained earnings at March 31, 2002 include approximately $3,900,000 for which no federal income tax has been provided. These amounts represent allocations of income to bad debt allowances and are subject to federal income tax in future years at the then-current corporate rate if the Bank no longer qualifies as a bank for federal income tax purposes and in certain other circumstances, as defined in the Code.

11.      STOCK COMPENSATION PLANS

         DIRECTOR PLANS

         Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan ("DSOP") - The DSOP provides for grants of nonqualified stock options to be made to directors of the Company or Tucker Federal Bank. Options to purchase 2,000 shares of common stock are granted at the fair market value of the common stock on the grant date upon initially becoming a director of the Company or Tucker Federal Bank. These shares are exercisable immediately on the date of grant. In addition, the option to purchase 1,500 shares of common stock is granted upon beginning any subsequent term as a director of the Company or Tucker Federal Bank. These options vest at the rate of 500 shares per full year of service thereafter.

         All options granted under the DSOP expire no later than the date immediately following the tenth anniversary of the date of grant and may expire sooner in the event of the disability or death of the optionee or if the optionee ceases to serve as a director.

         Tucker Federal Savings and Loan Association Directors' Retirement Plan
         - Participants under the Directors' Retirement Plan will receive a benefit in the form of a monthly annuity for the life of the participant. Payments commence as of the first day of the month following the later of (i) the date on which the participant is no longer a director or (ii) the date on which the participant attains age 65. These payments continue until the first day of the month in which the participant's death occurs.

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

         EMPLOYEE STOCK PLANS

         1986 Employee Stock Option and Incentive Plan - In 1986, at the time of the Bank's conversion to a federally chartered stock association, the board of directors adopted, and the Company's shareholders approved, the Employee Stock Option and Incentive Plan. The plan provided for grants of nonincentive stock options and stock appreciation rights equal to 10% of the shares issued in the Bank's conversion from mutual to stock form. This plan expired in 1996 in accordance with the original termination date.

         1995 Employee Stock Incentive Plan ("ESIP") - The ESIP provides for awards of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), reload options, and restricted stock awards. Awards under the ESIP are granted at the fair market value of the common stock on the date of grant, unless otherwise determined by the ESIP committee. ISOs may not be granted at less than 100% of the fair market value of the common stock on the date of grant. NQSOs may not be granted at less than 75% of the fair market value of the common stock on the date of grant. Awards become exercisable in accordance with a schedule established by the ESIP committee at the time of grant and are typically three to five years but in no event longer than ten years. Rights with regard to all nonvested options cease immediately upon the termination of employment, unless such termination is due to a change in control. Options vest 100% upon a change in control of the Company.

         Eagle Bancshares, Inc. Performance Stock Plan - The board of directors of the Company approved and adopted the Eagle Bancshares, Inc. Performance Stock Plan (the "Performance Plan") effective as of April 1, 1999. Participants in the Performance Plan include named senior executive officers and directors of the Company and Tucker Federal. Participants are granted a specified number of shares of Restricted Stock under the DSOP or the 1995 ESIP, as applicable, and Phantom Stock ("Units") on each date of grant. The Performance Plan provides that if all or any part of a grant of Restricted Stock may not be made under the DSOP or the 1995 ESIP, as applicable, then the recipient will be granted Units in lieu of Restricted Stock.

         Grants of Restricted Stock or Units may be made in any Plan Year based upon the percentage increase in earnings per share or Annual Stock Price provided either increase is greater than 15%. When a grant is made to a participant, vesting in the Restricted Stock or Units is subject to the Company achieving a 200% increase in earnings per share or annual stock price. In order to be fully vested, the per share price of Company Common Stock on March 31, 1999 must double or earnings per share of the Company as of the fiscal year end March 31, 1999 must double. When full vesting of the Restricted Stock or Units shall occur, the grant becomes nonforfeitable on a date which is five years following the date of attaining the performance goal or prior to such date on the occurrence of a change in control, as defined in the Performance Plan, the retirement of the participant at age 65 or termination of employment of the participant, without cause. During the period after grant of Restricted Stock or Units but prior to vesting, the participant will be entitled to receive dividends as declared on the Restricted Stock or Units as of each dividend record date. Any grantor portion thereof which is not vested on the date the participant ceases to perform services will be forfeited as of such date. The cash value of the Units granted to a recipient will be paid to the recipient in a single lump sum within sixty days of the date that the Units become vested and not subject to forfeiture. The value of each Unit will be equal to the value of a share of the Company's Common Stock on the date of determination. As of March 31, 2002, no shares of Restricted Stock or Units have been granted under this plan.

         Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Trust - The Employee Stock Ownership Trust ("ESOP") borrowed $2,000,000 from the Company to acquire 88,400 shares of common stock. These shares become available to be allocated to plan participants as principal reductions are applied to the debt. Compensation expense from the eventual allocation of these shares will be measured based on the fair value of the shares on the date the shares are committed to be allocated. At March 31, 2002, 61,267 shares were unallocated and the fair value was $1,577,000. The note will be repaid from the Company's contributions to the plan and from dividends paid on unallocated shares, and accordingly, the note is reflected as a reduction in stockholders' equity. Eligible employees participate in the 401(k) Savings and ESOP, and the Company's contribution is allocated to the participants in proportion to their compensation to total eligible compensation. The Company's contribution is determined annually by the board of directors, and in fiscal year 2002, the contribution was approximately $548,000.

         Dividend Reinvestment and Stock Purchase Plan - The Dividend Reinvestment and Stock Purchase Plan was established to provide stockholders with an easy way to purchase additional shares of the Company's common stock. The plan allows stockholders to reinvest their quarterly dividends and make cash investments in stock for a minimum of $25 and a maximum of $5,000 per quarter with no brokerage commissions or administrative charges.

         All shareholders of record are eligible to participate in the plan. Beneficial owners of shares of common stock must either arrange for the holder of record to join the plan or have the shares they wish to enroll in the plan transferred into their own names. No dividends were declared during the year ended March 31, 2002.

         The Company applies Accounting Principles Board ("APB") Opinion No. 25 and the related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost.

         A summary of the Company's stock option activity during the year ended March 31, 2002 is as follows:

                                                                                WEIGHTED
                                                                                 AVERAGE
                                                                                 EXERCISE
                                                                NUMBER            PRICE
         Outstanding at April 1, 2001                          495,396            $ 14.53
           Granted                                              73,424              14.37
           Exercised                                           (76,667)              7.59
           Forfeited                                           (67,500)             17.01
                                                              --------            -------
         Outstanding at March 31, 2002                         424,653            $ 15.36
                                                              ========            =======

                                                              OPTIONS                   WEIGHTED
                                                   -----------------------------         AVERAGE           RANGE OF
                                                    OUTSTANDING     EXERCISABLE          EXERCISE          EXERCISE
                                                      NUMBER           NUMBER             PRICE             PRICES
                                                     301,353          130,610             13.900       $10.875-$16.000
                                                     122,300          114,911             18.375       $16.375-$24.250
                                                       1,000              333             24.875               $24.875

         The weighted average remaining contractual life of options outstanding at March 31, 2002 is approximately six years. The weighted average fair value of stock option grants during fiscal year 2002 was $6.67. The fair value of these grants was determined using the following assumptions as of March 31, 2002:

                                                                                                2002
         Risk-free interest rate                                                                  4.79%
         Expected option life                                                                  7 years
         Expected stock price volatility                                                         34.00%
         Expected dividend yield                                                                  0.00%

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

                                                                                                 2002
         Net loss:
           As reported                                                                       $    (720)
           Pro forma                                                                            (1,047)
         EPS:
           Basic and diluted:
             As reported                                                                         (0.13)
             Pro forma                                                                           (0.19)

         Additionally, certain officers of the Company are employed under various employment agreements, which expire at various times over the next three years.

12.      DEFERRED COMPENSATION PLAN

         The board of directors of the Company adopted the Eagle Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Eligible consultants, outside directors and employees who are among a select group of management or highly compensated employees can elect by the beginning of each fiscal year to defer compensation or fees that they would otherwise receive during such fiscal year. The Company, at its discretion, may credit a matching contribution in any amount it chooses for participants who make such deferrals. Earnings and losses are credited to the deferrals and matching contributions. Benefits payable under the Deferred Compensation Plan are unsecured obligations of the Company, but the Company currently intends to contribute participant deferrals, as well as the Company's matching contributions, to a grantor trust that will hold such amounts to pay benefits under the Deferred Compensation Plan. As part of their annual deferral elections, participants can elect to receive their benefits at retirement, disability, death, termination of employment, or at least three years after their elections. In certain other circumstances, participants can receive their benefits earlier, such as in the event of a personal hardship, a change in control of the Company, or simply with the approval of the Administrative Committee which in that event will reduce the amount of the benefit payable at 10%. The Company can amend or terminate the

         Deferred Compensation Plan at any time, and in the event of termination, the participants would receive their benefits. The Company's contribution for fiscal year 2002 was approximately $17,000.

13.      INDUSTRY SEGMENTS

         SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires disclosure of certain information related to the Company's reportable operating segments. The reportable operating segments were determined based on management's internal reporting approach. The reportable segments consist of: community banking, real estate development and sales, and mezzanine financing. The community banking segment offers a wide array of banking services to individual and corporate customers. The community banking segment earns interest income from loans made to customers and interest and dividend income from investments in certain debt and equity securities, and records interest expense related to deposit accounts and borrowings. The community banking segment also recognizes fees related to deposit services, lending, and other services provided to customers. The real estate development and sales segment performs real estate development activities in the Atlanta metropolitan area by investing in land for the development of residential properties. The real estate development and sales segment also provides third-party brokerage services for the Bank and for unaffiliated third parties. The mezzanine financing segment provides mezzanine financing to small- and medium-sized businesses that is not readily available from traditional commercial banking sources. The mezzanine financing segment generates revenues through interest, fees on loans, and equity participation agreements. The other segment consists of parent only corporate activities. The other segment generates revenues from securities available for sale and records interest expense related to the Company's trust preferred securities. No transactions with a single customer contributed 10% or more to the Company's total revenue.

         The results for each reportable segment are included in the following table (dollars in thousands):

                                                                    REAL ESTATE
                                                         COMMUNITY   DEVELOPMENT  MEZZANINE
                                                          BANKING     AND SALES   FINANCING    OTHER   ELIMINATIONS CONSOLIDATED
                  March 31, 2002:
                    Net interest income (expense)          $    29,125 $    (12)   $    (61)  $(1,808)   $    (95)  $    27,149
                    Noninterest (expense) income               (17,789)   4,606      (2,227)   (1,224)         95       (16,539)
                    Depreciation on premises and equipment       2,319       40           0         2                     2,361
                    Income tax benefit                           2,564    1,838      (3,510)   (1,248)                     (356)
                    Net income (loss)                            5,122    2,756      (6,814)   (1,784)          0          (720)
                    Provision for loan losses                    3,650        0       8,036         0                    11,686
                    Total assets                             1,078,264   47,010      11,151     4,307      (8,170)    1,132,562
                    Expenditures for additions to premises
                      and equipment                                659        0           0         0           0           659
                    Total revenues from external customers      80,392    8,505        (454)      278           0        88,721
                    Intersegment revenues                           36       34          18       512        (600)            0

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance primarily based on profit or loss from operations before income taxes not including nonrecurring gains or losses. Other factors such as revenues and assets at risk are also considered.

14.      REGULATORY MATTERS

         The source of funds for payment of dividends by the Company is primarily dividends paid to the Company by the Bank. The Bank's ability to pay dividends to the Company is subject to the financial performance of the Bank, which is dependent on, among other things, the local economy, the success of the Bank's lending activities, compliance by the Bank with applicable regulations, investment performance, and the ability to generate fee income. The Bank currently is in compliance with the regulatory capital requirements. As of March 31, 2002, the most recent notification from the OTS categorized the Bank as well-capitalized. A well-capitalized institution, as defined, is permitted to make capital distributions during a calendar year without receiving advanced regulatory approval up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS approval with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advanced written notice of all proposed capital distributions, whether or not advanced approval is required by OTS regulations. Currently, the Bank periodically notifies the OTS of the gross amount of dividends it intends to pay to the Company. The Bank paid cash dividends to the Company of $870,000, during the year ended March 31, 2002.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 risk-based capital to risk-weighted assets, of Tier 1 capital to adjusted total assets, and of tangible capital to average total assets, as defined. Management believes that as of March 31, 2002, the Bank meets all capital adequacy requirements to which it is subject. There are no conditions or events that management believes may have changed the Bank's category. If necessary, to ensure the Bank maintains a well-capitalized status and the holding company has sufficient liquidity, the Company would consider participation of certain mezzanine loans, seeking additional equity partners or additional credit facilities. A summary of actual, required, and well-capitalized total and Tier 1 capital, Tier 1 leverage, and tangible capital ratios as of March 31, 2002 is presented below (dollars in thousands):

                                                                                                            TO BE WELL-
                                                                                       FOR CAPITAL        CAPITALIZED UNDER
                                                                                        ADEQUACY          PROMPT CORRECTIVE
                                                                   ACTUAL               PURPOSES          ACTION PROVISION
                                                           ---------------------   -------------------   --------------------
                                                            AMOUNT       PERCENT    AMOUNT     PERCENT   AMOUNT      PERCENT
         Risk-based ratios:
           Tier 1 capital (to risk-weighted assets)        $ 71,970        9.91%   $ 29,060       4.0%   $ 43,589      6.0%
           Total capital (to risk-weighted assets)           80,928       11.14%     58,119       8.0%     72,649     10.0%
           Tier 1 leverage (to total adjusted assets)        71,970        6.70%     42,943       4.0%     53,679      5.0%
           Tangible capital (to total adjusted assets)       71,970        6.70%     16,104       1.5%        N/A      N/A

15.      GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES

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

16.      EARNINGS PER SHARE

         Weighted average common and common equivalent shares for the year ended March 31, 2002 are computed as follows:

         Average common shares-basic                                                         5,671,077
         Effect of dilutive common share equivalents                                                --(1)
                                                                                            ----------
         Average common shares-diluted                                                       5,671,077
                                                                                            ==========

         (1) 22,538 shares excluded due to net loss

17.      ACCUMULATED OTHER COMPREHENSIVE LOSS

         SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and displaying of other comprehensive income. Comprehensive income is defined as the change in equity from all transactions other than those with stockholders. Other comprehensive income includes the change in net unrealized gains or losses on certain debt and equity securities, foreign currency transactions, and minimum pension liability adjustments. The Company's comprehensive income consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.

         Comprehensive income for the year ended March 31, 2002 is presented as follows (in thousands):

         Unrealized gains, net, recognized in accumulated other comprehensive income:
             Before income tax                                                               $     126
             Income tax                                                                             47
                                                                                             ---------
         Net of income tax                                                                   $      79
                                                                                             =========

         Amounts reported in net income:
           Gains on sales and calls of securities available for sale                         $     774
           Net amortization on securities                                                         (196)
                                                                                             ---------
           Reclassification adjustment                                                             578
           Income tax expense                                                                     (220)
                                                                                             ---------
         Reclassification adjustment, net of tax                                             $     358
                                                                                             =========

         Amounts reported in accumulated other comprehensive income:
         Unrealized gains arising during the period, net of tax                                    437
                 Less reclassification adjustment, net of tax                                      358
                                                                                             ---------
         Unrealized gains, nets recognized in
           accumulated other comprehensive income, net                                              79
         Net loss                                                                                 (720)
                                                                                             ---------
                   Total comprehensive loss                                                  $    (641)
                                                                                             =========

18.      FINANCIAL INFORMATION OF EAGLE BANCSHARES, INC. (PARENT ONLY)

         Eagle Bancshares, Inc.'s condensed statement of financial condition as of March 31, 2002 and related condensed statement of income and cash flow for the year ended March 31, 2002 is as follows (in thousands):

         CONDENSED STATEMENTS OF FINANCIAL CONDITION
         ASSETS

         Cash                                                                                $     228
         Securities available for sale                                                           3,632
         Notes receivable                                                                          550
         Investment in subsidiaries                                                            104,326
         Deferred income taxes                                                                     104
         Other assets                                                                            1,969
                                                                                             ---------
                   Total assets                                                              $ 110,809
                                                                                             =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

         Note payable                                                                        $   1,550
         Guaranteed preferred beneficial interests in debentures                                28,750
         Other liabilities                                                                       3,403
         Stockholders' equity                                                                   77,106
                                                                                             ---------
                   Total liabilities and stockholders' equity                                $ 110,809
                                                                                             =========

         CONDENSED STATEMENTS OF INCOME                                                       2002
         (In thousands)

         Interest and other income                                                           $     452
         Management fee income from subsidiaries                                                   338
         Cash dividends from the Bank                                                              870
         Cash dividends from EREA                                                                  888
                                                                                             ---------
                   Total income                                                                  2,548
         Interest expense                                                                        2,260
         General and administrative expenses                                                     1,515
         Other losses                                                                               47
                                                                                             ---------
                   Loss before income taxes and
                     equity in undistributed earnings of subsidiaries                           (1,274)
         Income tax provision                                                                     (719)
                                                                                             ---------
         Loss before equity in undistributed
           earnings of subsidiaries                                                             (1,993)
         Equity in undistributed earnings of subsidiaries                                        1,273
                                                                                             ---------
         Net loss                                                                            $    (720)
                                                                                             =========

         CONDENSED STATEMENTS OF CASH FLOWS                                                     2002
         (IN THOUSANDS)

         Cash flows from operating activities:
          Net loss                                                                           $    (720)
          Adjustments to reconcile net income to net cash
            used in operating activities:
             Equity in undistributed earnings of subsidiaries                                   (1,273)
             Loss on impairment of securities available for sale                                    94
             Deferred income tax expense                                                            43
             Increase in other assets                                                             (197)
             Decrease in other liabilities                                                        (288)
                                                                                             ---------
               Net cash used in operating activities                                            (2,341)
                                                                                             ---------
         Cash flows from investing activities:
          Note receivable origination                                                             (550)
          Capital distributions from subsidiaries                                                1,102
          Capital contributions to subsidiaries                                                 (4,061)
                                                                                             ---------
               Net cash used in investing activities                                            (3,509)
                                                                                             ---------
         Cash flows from financing activities:
          Proceeds from other borrowings                                                         2,350
          Repayments of other borrowings                                                          (800)
          Stock options exercised                                                                  582
          Principal reduction of ESOP note payable                                                 229
                                                                                             ---------
               Net cash provided by financing activities                                         2,361
                                                                                             ---------
         Net decrease in cash                                                                   (3,489)
          Cash at beginning of year                                                              3,717
                                                                                             ---------
          Cash at end of year                                                                $     228
                                                                                             =========

19.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 2002 (in thousands):

                                                              CARRYING              FAIR
                                                               AMOUNT              VALUE
                                                             -----------         ----------
         Financial assets:
           Cash and cash equivalents                          $  35,240           $  35,240
           Securities:
             Available for sale                                 258,783             258,783
             Held to maturity                                    32,508              32,928
             Stock in FHLB - Restricted                           9,750               9,750
           Loans receivable, net                                712,088             723,078
           Accrued interest receivable                            7,398               7,398
         Financial liabilities:
           Deposits                                             795,272             797,635
           FHLB advances and other borrowings                   210,794             219,845
           Guaranteed preferred beneficial interests
             in debentures                                       28,750              28,463
           Accrued interest payable                               3,297               3,297

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

                  - Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair values of such instruments are based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk, as appropriate. The carrying values of these unamortized fees and, hence, the fair values of the related commitments were not significant as of March 31, 2002.

20.      COMMITMENTS AND CONTINGENCIES

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

         By Order of November 1, 2000, the trial court granted summary judgment in favor of Tucker Federal with respect to Plaintiffs' claims for punitive damages, holding that the only substantive claim of Plaintiffs remaining for trial are those founded on alleged breach of contract. The trial court also determined that genuine issues of fact exist with respect to Tucker Federal's counterclaim based on breach of contract. Both Tucker and Plaintiffs appealed the trial court's ruling to the Georgia Court of Appeals, which affirmed the trial court in a decision entered November 7, 2001. Both parties sought pretrial review of this decision by the Georgia Supreme Court, which was denied. The case is presently pending in the trial court for further consideration of pretrial motions and trial.

         The Bank strongly denies Plaintiffs' entitlement to any relief and believes the Bank's Counterclaim has merit. The Bank believes, among other things, that Plaintiffs were properly terminated for cause, that Plaintiffs have no rights with respect to the purchase option, and that even if the purchase option were applicable, Plaintiffs would have no right to purchase any loans, but only certain tangible and intangible assets of the Bank, the value of which is estimated to be in the $1-2 million range. The Counterclaim, as amended, seeks compensatory damages presently estimated to total approximately $500,000 as well as other relief.

         Management believes the resolution of the aforementioned matters would not have a material effect on its financial condition, results of operations or cash flows.